   As filed with the Securities and Exchange Commission on December 21, 2001
                                                          Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               -----------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933
                               -----------------
                         Hanover Equipment Trust 2001B
                          Hanover Compressor Company
                    Hanover Compression Limited Partnership
          (Exact names of registrants as specified in their charters)


           Delaware                         7359                            51-6523442
           Delaware                         7359                            76-0625124
           Delaware                         7359                            75-2344249
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer Identification Numbers)
incorporation or organization)  Classification Code Numbers)

                    c/o Wilmington Trust Company                                         12001 N. Houston Rosslyn
                         Rodney Square North                                               Houston, Texas 77086
                      1100 North Market Street                                                (281) 447-8787
                     Wilmington, Delaware 19890
                           (302) 651-1000
 (Address, including zip code, and telephone number, including area    (Address, including zip code, and telephone number, including code, of principal executive office of Hanover Equipment Trust 2001B)area code, of principal executive offices of Hanover Compressor
                                                                           Company and Hanover Compression Limited Partnership)

                               -----------------


                      David A. Vanaskey, Jr.                                                 Michael J. McGhan
                          Vice President                                           President and Chief Executive Officer
                     Wilmington Trust Company                                           Hanover Compressor Company
                        Rodney Square North                                              12001 N. Houston Rosslyn
                     1100 North Market Street                                              Houston, Texas 77086
                    Wilmington, Delaware 19890                                                (281) 447-8787
                          (302) 651-1000
(Name, address, including zip code, and telephone number, including    (Name, address, including zip code, and telephone number,
 area code, of agent for service of Hanover Equipment Trust 2001B)   including  area code, of principal executive offices of Hanover
                                                                    Compressor  Company and Hanover Compression Limited Partnership)

                               -----------------
                                  Copies to:

          Richard Meller, Esq.                 Lewis Ledyard, Esq.
            Latham & Watkins          Morris, James, Hitchens & Williams LLP
   233 South Wacker Drive, Suite 5800    222 Delaware Avenue, 10th Floor
        Chicago, Illinois 60606             Wilmington, Delaware 19801
             (312) 876-7700                       (302) 888-6869

                               -----------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

   If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                               -----------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                         Proposed
                                                          Maximum                        Amount
                                                         Offering   Proposed Maximum       Of
          Title of Each Class of            Amount to be Price per Aggregate Offering Registration
        Securities to be Registered          Registered  New Note     Price(1)(2)      Fee(1)(2)
---------------------------------------------------------------------------------------------------
8.75% Senior Secured Notes Due 2011........ $250,000,000   100%       $250,000,000      $59,750
---------------------------------------------------------------------------------------------------
Lease Obligations of Hanover Compression
Limited Partnership (3)....................      --         --             --             --
---------------------------------------------------------------------------------------------------
Guarantee Obligations of Hanover Compressor
Company and Hanover Compression Limited
  Partnership (4)..........................      --         --             --             --
---------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

(1) The registration fee has been calculated pursuant to Rule 457(a), Rule 457(f)(2) and Rule 457(n) under the Securities Act of 1933. The Proposed Maximum Aggregate Offering Price is estimated solely for the purpose of calculating the registration fee.
(2) The Proposed Maximum Aggregate Offering Price is based on the book value of the notes, as of December 19, 2001, in the absence of a market for them as required by Rule 457(f)(2) under the Securities Act of 1933.
(3) Represents the obligations of Hanover Compression Limited Partnership under an operating lease, the proceeds of which are the source of funds from which the Issuer intends to make interest and principal payments on the 8.75% Senior Secured Notes due 2011. No separate consideration will be received for the Lease Obligations.
(4) Includes the guarantee by Hanover Compressor Company of the Lease Obligations and the guarantee by Hanover Compressor Company and Hanover Compression Limited Partnership with respect to the 8.75% Senior Secured Notes due 2011. No separate consideration will be received for the Guarantee Obligations.

                               -----------------

   The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   Subject to Completion, December 21, 2001
PROSPECTUS
--------------------------------------------------------------------------------

                               OFFER TO EXCHANGE

                      8.75% Senior Secured Notes Due 2011
          that have been registered under the Securities Act of 1933 for

       All outstanding unregistered 8.75% Senior Secured Notes Due 2011
                  ($250,000,000 principal amount outstanding)
                                      of

                         Hanover Equipment Trust 2001B
              payable from lease obligations of and guaranteed by

                    Hanover Compression Limited Partnership
              which lease obligations and notes are guaranteed by

                          Hanover Compressor Company

--------------------------------------------------------------------------------

   Hanover Equipment Trust 2001B, a special purpose Delaware business trust (which we refer to as the "Issuer"), is offering to exchange $250,000,000 aggregate principal amount of its new 8.75% Senior Secured Notes due 2011 (which we refer to as the "new notes" or the "notes") that have been registered under the Securities Act of 1933 for the same aggregate principal amount of its outstanding 8.75% Senior Secured Notes due 2011 (which we refer to as the "old notes") that were issued and sold on August 30, 2001 in a transaction exempt from registration under the Securities Act. The terms of the new notes are identical to the terms of the old notes, except that the new notes are registered under the Securities Act of 1933, are freely transferable, and do not have exchange or registration rights. The Issuer used the proceeds from the sale of the old notes, together with equity financing raised by the Issuer, to finance the purchase of domestic gas compression equipment from Hanover Compression Limited Partnership (which we refer to as "HCLP") and certain of its subsidiaries. HCLP is an indirect wholly owned subsidiary of Hanover Compressor Company (which we refer to as "Hanover"). The Issuer then leased the equipment to HCLP for a ten-year term under an operating lease (which we refer to as the "Lease"). The payments under the Lease are the source of funds from which the Issuer intends to make interest and principal payments under the notes. The Lease is a senior subordinated obligation of HCLP. HCLP's obligations under the Lease are fully and unconditionally guaranteed, on a senior subordinated basis, by Hanover. In addition, the Issuer's obligations under the new notes are jointly and severally guaranteed, unconditionally and on a senior subordinated basis, by Hanover and HCLP for an amount up to 70.0% of the aggregate principal balance of notes outstanding, which is equal to the final rent payment under the Lease. If there is an event of default under the Lease, Hanover and HCLP guarantee, jointly and severally, on a senior subordinated basis, all of the Issuer's obligations under the new notes.

*Please consider the following:

    . Our offer to exchange old notes for new notes will be open until 5:00 p.m., New York City time, on , 2002, unless we extend the offer.

    . You should carefully review the procedures for tendering the old notes beginning on page 33 of this prospectus.

    . If you fail to tender your old notes, you will continue to hold unregistered securities and your ability to transfer them could be adversely affected.

    . No public market currently exists for the new notes. We do not intend to list the new notes on any securities exchange and, therefore, no active public market is anticipated.

    You should carefully review the Risk Factors beginning on page 20 of this prospectus.

    We are not asking you for a proxy and you are requested not to send us a proxy.

    We are not making the exchange offer in any state or jurisdiction where it is not permitted.

   Each broker-dealer that receives new notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Issuer has agreed that, for a period of 180 days after the date this exchange offer expires, it will make this prospectus available to any broker-dealer for use in connection with any such resale. See the Plan of Distribution beginning on page 144 of this prospectus.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the new notes to be distributed in the exchange offer or has determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
  WHERE YOU CAN FIND MORE INFORMATION....................................  ii
  INCORPORATION OF DOCUMENTS BY REFERENCE................................ iii
  PROSPECTUS SUMMARY.....................................................   1
  RISK FACTORS...........................................................  20
  SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS......................  30
  THE EXCHANGE OFFER.....................................................  31
  USE OF PROCEEDS........................................................  42
  CAPITALIZATION OF HANOVER COMPRESSOR COMPANY AND HANOVER
   COMPRESSION LIMITED PARTNERSHIP.......................................  43
  CAPITALIZATION OF HANOVER EQUIPMENT TRUST 2001B........................  45
  SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA OF HANOVER COMPRESSOR
    COMPANY AND HANOVER COMPRESSION LIMITED PARTNERSHIP..................  46
  SELECTED HISTORICAL FINANCIAL DATA OF HANOVER EQUIPMENT TRUST 2001B....  51
  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
    OF OPERATIONS OF HANOVER COMPRESSOR COMPANY AND HANOVER COMPRESSION
    LIMITED PARTNERSHIP..................................................  52
  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
    OF OPERATIONS OF HANOVER EQUIPMENT TRUST 2001B.......................  64
  BUSINESS OF HANOVER COMPRESSOR COMPANY AND HANOVER COMPRESSION
   LIMITED PARTNERSHIP...................................................  66
  HANOVER COMPRESSION LIMITED PARTNERSHIP................................  78
  HANOVER EQUIPMENT TRUST 2001B..........................................  79
  DESCRIPTION OF NOTES...................................................  80
  SUMMARY OF PRINCIPAL OPERATIVE AGREEMENTS.............................. 126
  THE EQUIPMENT.......................................................... 132
  DESCRIPTION OF CERTAIN INDEBTEDNESS.................................... 133
  BOOK-ENTRY; DELIVERY AND FORM.......................................... 135
  MATERIAL ERISA CONSIDERATIONS.......................................... 137
  UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS........................ 139
  PLAN OF DISTRIBUTION................................................... 144
  VALIDITY OF THE SECURITIES............................................. 145
  EXPERTS................................................................ 145
  INDEX TO FINANCIAL STATEMENTS.......................................... F-1

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the SEC a registration statement on Form S-4 (Reg. No.
333-   ) with respect to the securities we are offering. This prospectus does not contain all the information contained in the registration statement, including its exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the securities we are offering. Statements we make in this prospectus or in any document incorporated in this prospectus by reference about any contract or other document are not necessarily complete. When we make such statements, you should refer to the copy of the contract or other document filed with the SEC. The registration statement, including exhibits and schedules, is on file at the offices of the SEC and may be inspected without charge.

   Neither the Issuer nor HCLP is currently subject to the periodic reporting and other information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In connection with the exchange offer, the Issuer and HCLP will become subject to the information requirements of the Exchange Act, and will file reports and other information with the SEC. Hanover is subject to the informational requirements of the Exchange Act. In accordance with the Exchange Act, Hanover files annual, quarterly and special reports, proxy statements and other information with the SEC. These SEC filings, including the registration statement, are available to the public over the Internet at the SEC's web site at http://www.sec.gov.

   You may also read and copy any document the registrants file with the SEC at its public reference facilities at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Hanover's SEC filings are also available at the offices of the New York Stock Exchange, Inc., 11 Wall Street, New York, New York 10005.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

   We have incorporated by reference certain reports and other information Hanover has filed, or will file, with the SEC. The information incorporated by reference is an important part of this prospectus. In addition, information that Hanover files with the SEC will automatically update and supersede this information. Hanover incorporates by reference the documents listed below and any further filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus:

    .  Hanover's Annual Report on Form 10-K for the year ended December 31,
       2000;

    . Hanover's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2001, June 30, 2001 and September 30, 2001;

    . Hanover's Current Reports on Form 8-K and 8-K/A filed with the SEC on November 13, 2000; February 5, 2001; February 27, 2001; March 9, 2001;
       March 16, 2001; March 20, 2001; June 29, 2001; August 8, 2001; August 9,
       2001; August 17, 2001; September 4, 2001; September 14, 2001; October 18, 2001; November 5, 2001; November 8, 2001; November 9, 2001; December 4, 2001; December 17, 2001; and

    . Hanover's Definitive Proxy Statement, dated April 17, 2001, for the Annual Meeting of Stockholders held on May 17, 2001.

   You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

      Hanover Compressor Company
      12001 North Houston Rosslyn
      Houston, Texas 77086
      Attention: Corporate Secretary
      Telephone: (281) 447-8787

   TO OBTAIN TIMELY DELIVERY OF INFORMATION THAT YOU REQUEST FROM US, YOU MUST
REQUEST SUCH INFORMATION NO LATER THAN   , 2002.

                              PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the financial statements and related notes contained in this prospectus, before making an investment decision. The information provided in this prospectus gives effect to various internal restructuring transactions that Hanover Compressor Company and its subsidiaries completed in 1999, 2000 and 2001, which transactions have had no effect on our business. As a result of these restructuring transactions, substantially all of our assets and operations are owned or conducted by Hanover Compression Limited Partnership and its subsidiaries. Except as described in this paragraph and unless the context requires otherwise, "Hanover," "we," "us," "our" or similar terms in this prospectus refer to Hanover Compressor Company and its subsidiaries (including Hanover Compression Limited Partnership) following completion of these restructuring transactions. Except as the context requires otherwise, "HCLP" refers to Hanover Compression Limited Partnership, an indirect wholly owned subsidiary of Hanover. Except as the context otherwise requires, the "Issuer" refers to Hanover Equipment Trust 2001B. Except as the context otherwise requires, the terms "registrants" or "registrant" when used in this prospectus means the Issuer (as registrant of the new notes), HCLP (as registrant of the lease obligations to the Issuer, and the guarantee obligations with respect to the new notes) and Hanover (as registrant of the guarantee obligations with respect to the lease obligations to the Issuer and the new notes). Except as the context requires otherwise, financial and statistical data described as "pro forma" reflects our acquisition of the compression services division of Dresser-Rand Company in September 2000 and our acquisition of the gas compression business of Schlumberger Limited and its affiliates (which we refer to as "Schlumberger") in August 2001.

                                   OVERVIEW

   This prospectus relates to the offer by Hanover Equipment Trust 2001B to exchange its registered 8.75% senior secured notes due 2011 (which we refer to as the "new notes" or the "notes") for all of its outstanding 8.75% senior secured notes due 2011 (which we refer to as the "old notes"). The terms of the new notes are identical to the terms of the old notes except that the new notes are freely transferable under the Securities Act and do not have any exchange or registration rights. The exchange offer expires at 5:00 p.m., New York City
time, on       , 2002, unless extended.

   The old notes were issued by the Issuer on August 30, 2001 as part of an operating lease transaction with HCLP. The Issuer used the proceeds from the old notes, together with equity financing raised by the Issuer, to purchase domestic natural gas compression equipment from HCLP and certain of its subsidiaries, and then leased that equipment to HCLP for a ten-year term. The Issuer intends to make interest and principal payments on the notes using the payments received from HCLP under the operating lease.

   The notes are obligations of the Issuer. The Issuer's obligations under the notes are jointly and severally guaranteed, unconditionally and on a senior subordinated basis, by Hanover and HCLP for an amount up to 70.0% of the aggregate principal balance of notes outstanding, which is equal to the final rent payment under the operating lease. If there is an event of default under the operating lease, Hanover and HCLP guarantee, jointly and severally, on a senior subordinated basis, all of the Issuer's obligations under the notes. All of HCLP's obligations under the operating lease are unconditionally guaranteed, on a senior subordinated basis, by Hanover. The Issuer is not affiliated with Hanover or HCLP.

                         HANOVER EQUIPMENT TRUST 2001B

   To facilitate the operating lease transaction, Hanover Equipment Trust 2001B was formed in August 2001 to raise equity financing, issue the old notes and the new notes and enter into certain contracts described in this prospectus. Hanover Equipment Trust 2001B is the sole issuer of the notes. The Issuer used the proceeds of the old notes, together with equity financing raised by the Issuer, to purchase equipment for lease to HCLP for a ten-year term. Under the operating lease with HCLP, the Issuer receives lease payments that are sufficient in amount to pay interest on the notes, and to provide a return to the equity certificate holder of the Issuer. The Issuer's obligations under the notes are jointly and severally guaranteed, unconditionally and on a senior subordinated basis, by Hanover and HCLP for an amount up to 70.0% of the aggregate principal balance of notes outstanding, which is equal to the final rent payment under the operating lease. If there is an event of default under the operating lease, Hanover and HCLP guarantee, jointly and severally, on a senior subordinated basis, all of the Issuer's obligations under the notes.
   Hanover Equipment Trust 2001B is a special purpose business trust formed under the laws of the State of Delaware. Its principal executive office is located c/o Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890, and its telephone number at that address is
(302) 651-1000.

                          HANOVER COMPRESSOR COMPANY
                    HANOVER COMPRESSION LIMITED PARTNERSHIP

   Hanover Compressor Company, through its indirect wholly-owned subsidiary Hanover Compression Limited Partnership and its subsidiaries, is a global market leader in full service natural gas compression and a leading provider of service, financing, fabrication and equipment for contract natural gas handling applications. We provide this equipment on a rental, contract compression, maintenance and acquisition leaseback basis to natural gas production, processing and transportation companies that are increasingly seeking outsourcing solutions. Founded in 1990 and a public company since 1997, our customers include premier independent and major producers and distributors throughout the Western Hemisphere. In conjunction with our maintenance business, we have developed our parts and service business to provide solutions to customers that own their own compression equipment but want to outsource their operations. Our compression services are complemented by our compressor and oil and gas production equipment fabrication operations and gas processing and treating, gas measurement and power generation services, which broaden our customer relationships both domestically and internationally.

   Our products and services are essential to the production, processing, transportation and storage of natural gas and are provided primarily to energy producers and distributors of natural gas. Our decentralized operating structure, technically experienced personnel and high quality compressor fleet allow us to provide reliable and timely customer service and have enabled us to maintain an average horsepower utilization rate of approximately 93% from 1994 to 2000, compared to industry rates, which we believe to have been 80% to 85% for this period. As a result, we have experienced substantial growth over the past five years and have developed and maintained a number of long-term customer relationships.

   We have successfully and consistently grown our asset base, revenues and cash flow over time through both acquisitions and expansion of our business. Since 1992, our compression fleet has grown from 117,000 horsepower to approximately 3,461,000 horsepower as of November 30, 2001, which represents a compound annual growth rate ("CAGR") of 46%. Our financial measures have shown similar growth.

           For the Years Ended     For the Nine Months Ended
           ------------------  ---------------------------------
                               September 30, September 30,
            1992   2000  CAGR      2000          2001      Growth
           -----  ------ ----  ------------- ------------- ------
Revenue... $33.1  $603.8 43.8%    $370.2        $781.6     111.3%
EBITDA.... $ 7.3  $206.7 51.9%    $139.4        $227.8      63.4%
Net Income $ 1.0  $ 58.7 66.4%    $ 39.3        $ 64.5      64.1%

   In addition to providing natural gas compression services, we fabricate gas compressors for sale to third parties and for inclusion in our rental fleet. We also fabricate, sell and service equipment that separates and treats oil and gas to facilitate its further processing, transportation and sale. Oil and gas production and processing equipment is typically installed in the field near the wellhead and remains at the site for the life of the field. On a pro forma basis, for the nine months ended September 30, 2001, compression rental and service, compressor fabrication, production and processing equipment fabrication and parts and service represented approximately 42%, 19%, 16% and 22% of our revenues, respectively. During the same period, on a pro forma basis, compression rental and service, compressor fabrication, production and processing equipment fabrication and parts and service represented approximately 64%, 8%, 8% and 16% of our gross profit, respectively.

   On August 31, 2001, we acquired the gas compression business of Schlumberger, including Production Operators Corporation (which we refer to as "POI") and related assets (we refer to our acquisition of the gas compression business of Schlumberger as the "POI acquisition"), in exchange for total consideration of $761 million in cash, common stock and indebtedness, subject to certain post-closing adjustments pursuant to the acquisition agreement that to date have resulted in an increase in the purchase price to approximately $779 million due to an increase in net assets acquired and before any reduction due to the restrictions on the marketability of the common stock. In addition, we are required under certain circumstances to pay $58 million to Schlumberger with the proceeds of a refinancing of a South American joint venture acquired with the POI acquisition. For a period of three years following the closing of the POI acquisition, Schlumberger is obligated to hold the shares of Hanover common stock issued to it at closing (equal to approximately 11% of our outstanding common stock), and Schlumberger has the right to designate one representative to sit on our board of directors. The POI acquisition increased our rental compression fleet by more than 800,000 horsepower to approximately 3,461,000 total horsepower. In addition, the POI acquisition provided us with interests ranging from 30% to 35% in three South American joint ventures operating approximately 497,000 aggregate horsepower. As a result of the POI acquisition, our average horsepower per unit increased from 444 at December 31, 2000 to 492 at November 30, 2001 primarily due to POI's focus on the high horsepower compression segment (greater than 500 horsepower), which typically commands longer contract terms and has higher utilization rates.

   As part of the POI acquisition, we entered into a five-year strategic alliance with Schlumberger intended to result in the active support of Schlumberger in fulfilling certain of our business objectives. The principal components of the strategic alliance include (1) establishing us as Schlumberger's preferred supplier of compression, natural gas treatment and gas processing equipment worldwide, (2) Schlumberger's coordination and cooperation in further developing our international business by placing our personnel in Schlumberger's offices in six top international markets and (3) providing us with access to consulting advice and technical assistance in enhancing our field automation capabilities. We believe that POI's strong relationships with many leading energy producers, transporters and processors, experienced operating personnel, and reputation as a leading and well-respected provider of outsourced compression services will enable us to further expand our business in the United States, Venezuela and Argentina, and improve our access to growing markets for outsourced compression and related gas handling sources in the Middle East, Asia and Africa.

                                Industry Trends

   We compete primarily in the market for transportable natural gas compression units of up to 4,500 horsepower. We believe that this market, which includes rental and owner operated units, accounted for approximately 16.3 million horsepower in the United States in 2000 and has grown from 8.8 million horsepower, at a CAGR of 8%, since 1992. Despite volatility in most energy services sectors driven by commodity price changes, the gas compression industry is relatively insensitive to fluctuations in natural gas prices. We believe that the domestic natural gas compression market will continue to grow for the following reasons: (1) domestic natural gas consumption is projected to grow at a CAGR of 3% over the next five years, (2) the natural gas reserve base is continuing to age and attendant wellhead pressures are continuing to decline, which requires changing levels of compression to maintain economic levels of production and (3) new reserves are being discovered and developed.

   We believe that the rental portion of the domestic gas compression market grew from approximately 1.8 million horsepower at the end of 1992 to approximately 5.5 million horsepower at the end of 2000, reflecting a CAGR of 15%. We believe that growth of rental compression capacity in the United States has been driven primarily by the increasing trend toward outsourcing by energy producers and processors. We believe that outsourcing provides the customer greater financial and operating flexibility by minimizing the customer's investment in equipment and enabling the customer to more efficiently resize compression units to meet changing reservoir conditions. In addition, we also believe that outsourcing typically provides the customer with more timely and technically proficient service and maintenance which often reduces operating costs and increases project revenues by reducing equipment down time.

   In addition to benefiting from the industry trends discussed above, we believe the strong demand for compression equipment and related services will also benefit from (1) increased opportunities for compressor rental and sales internationally, (2) the trend of customers increasingly choosing to do more business with a smaller number of preferred compressor services vendors and (3) the consolidation of the compression sector into larger companies that can more effectively serve the needs of large oil and gas producers by offering a wider range of compression and related services across a larger geographic area.

   Unlike most other energy service sectors, the domestic gas compression industry is relatively insensitive to fluctuations in natural gas commodity prices, due in large part to the demand characteristics of the industry. Demand for compression services is driven by the consumption of natural gas, as compression services are essential to all phases of the production and transportation of natural gas. The oil and gas production equipment industry is more sensitive than the gas compression industry to the volatility of oil and natural gas prices, as the growth of this industry is likely to more closely track oil and gas exploration activity.

                               Business Strategy

   Historically, we have generated growth in excess of industry averages and have delivered superior results to our investors. From 1997 through 2000, our revenue, EBITDA and net income growth have averaged 47%, 48% and 56% per year, respectively. During this same period, the rental compression market, driven by growth in consumption and the trend toward outsourcing, has consistently grown at approximately 15% per year, while natural gas pricing and exploration activity have been quite volatile. For example, from January 1, 1998 through September 30, 2001, domestic natural gas prices have ranged from around $1.04 per thousand cubic feet to around $10.50 per thousand cubic feet, while drilling activity, measured by North American active rig counts, has ranged from approximately 500 to 1,600.

   Our business strategy, includes the following key elements:

    . Offer Broad-Based Solutions: We believe that we are the only company in our industry that offers outsourced rental compression as well as compressor fabrication and oil and gas production and processing equipment fabrication and related services. By offering a broad range of services that complement our historic strengths, we believe that we can offer more complete solutions to our customers and thereby drive growth in each of our businesses.

       -- Our leading position in the design and fabrication of compressors for sale helps us meet our rental fleet growth requirements as well as the needs of energy industry participants who resize or replace units on existing projects or obtain compression products and services for new projects.

       -- Our compressor services business supplies parts and services and manages compression units for customers who own their units, thereby helping us develop relationships for future outsourcing business.

       -- We design and fabricate oil and gas production equipment and provide related services essential to the operation of recently completed oil and gas wells, all of which enhance our opportunity to deliver compression services and equipment to customers as the need develops over the useful life of a well.

       -- As our customers look to us to provide an ever-widening array of outsourced services, we continue to build our core business with emerging business opportunities, such as turnkey gas treatment, gas measurement and power generation sales and services. As with compression, these emerging businesses are increasingly being outsourced by industry participants and represent an additional opportunity to gain incremental revenue from current and potential customers.

    . Exploit International Opportunities: We believe international markets represent one of the greatest growth opportunities for our business. First, although over the last six years our international horsepower has grown significantly, we continue to believe that the market is drastically under served. Of total proven worldwide reserves, 97% are located outside the United States, yet international energy companies utilized only 35% of worldwide compression capacity. We believe that the implementation of international environmental and conservation laws preventing the flaring of natural gas and encouraging the use of gas-fired electric power generation, coupled with increased worldwide energy consumption, will continue to drive use of compression by international energy companies. Second, we typically see higher pricing relative to the domestic market in international contracts. At November 30, 2001, we had 768,000 horsepower in service internationally, or 22% of our total horsepower. For the nine months ended September 30, 2001, approximately 32% of rental revenues were provided by international horsepower. Moreover, international oil and gas companies have traditionally purchased compression equipment, but over the past decade, international energy producers have increasingly chosen to fulfill their compression requirements through outsourcing. We believe we are well positioned to exploit the opportunity created by these international trends.

    . Continue to Expand in our Existing Domestic Markets: Since 1992, approximately 50% of the aggregate horsepower added by the oil and gas industry has been outsourced to third party rental companies like us. Consequently, the percentage of aggregate compression horsepower outsourced by the industry has increased from nearly 20% in 1992 to approximately 34% in 2000. This move to outsourcing has been driven by, among other things, the desire of producers and distributors of natural gas to: (1) maximize production revenue by improving mechanical run-time and reducing equipment maintenance and personnel costs; (2) increase capital available for other uses; and (3) improve operating flexibility by exploiting the rental company's greater asset base and extensive field service organization to efficiently resize compressor units to meet changing reservoir conditions. We believe the breadth and quality of our services, the depth of our customer relationships and our presence throughout the gas producing regions of the United States position us to capture additional outsourced business.

    . Focus on High Horsepower Units: The high horsepower compression segment, comprised of units of greater than 500 horsepower, is the fastest growing segment of the rental compression market. These units are typically installed on larger wells, gathering systems and processing and treating facilities whose size and generally more attractive unit economics largely insulate them from declining commodity prices. As a result, compressors in this segment tend to realize higher utilization rates. The greater technical requirements of these larger systems enable us to differentiate our compression products and services and to offer related products and services. In addition, most compressors installed internationally are high horsepower units. As of November 30, 2001, approximately 78% of our aggregate horsepower consists of high horsepower compression units. We believe the breadth of our experience, the quality of our service and of our compressor production and treatment equipment fabrication operations, and our international experience will enable us to continue to succeed in this segment of the market.

    . Capture Acquisition Leaseback Opportunities: We believe that as of December 31, 2000, U.S. energy producers, transporters and processors directly owned and operated approximately 10.8 million horsepower of compression units, representing about 66% of the total U.S. compression market. In recent years, more companies have been outsourcing their compression operations to improve their financial and operating results. We also offer energy producers, transporters and processors the opportunity to outsource their operations and reallocate capital to core activities through our acquisition leaseback program, whereby we purchase in-place compression equipment and lease the equipment back to the former owner under long-term operating and maintenance contracts. We believe that our extensive geographic reach and our experience with a wide range of compression equipment and operating conditions give us a competitive advantage in capturing acquisition leaseback opportunities. Between January 1, 1997 and September 30, 2001, we executed acquisition leaseback transactions for approximately 530 compression units totaling 306,000 horsepower.

    . Selectively Pursue Industry Acquisitions: Since 1992, we have acquired over three dozen small, well-established, regional companies providing compressor rental and related services while delivering superior financial results. In addition, we completed four sizable acquisitions of compression companies: PAMCO Services International in July 2000, the compression services division of Dresser-Rand Company in September 2000, OEC Compression Corporation in March 2001 and the gas compression business of Schlumberger in August 2001. We also pursue acquisitions to expand our offerings of related products and services and extend our geographic scope, such as our June 2000 acquisition of Applied Process Solutions, Inc., a leader in the design, fabrication and installation of natural gas treating and processing equipment.

    . Capitalize on our Decentralized Management and Operating Structure: We utilize a decentralized management and operating structure to provide superior customer service in a relationship-driven, service-intensive industry. We believe that our regionally based network, local presence, experience and in-depth knowledge of customers' operating needs and growth plans provide us with significant competitive advantages and drive internal growth. To maintain this regional strength and to create incentives to attract, motivate and retain an entrepreneurial, highly experienced management team, since 1992 we have offered equity ownership and stock option programs to create incentives for approximately 300 of our employees, and our employees own, or have options to purchase, over 9% of our common stock.

   We believe the successful execution of our growth strategy, combined with our focus on and leadership position in the compression industry, will enable us to continue to differentiate our company and drive future growth and profitability.

   Hanover Compressor Company is a corporation formed under the laws of the State of Delaware. Its principal executive office is located at 12001 North Houston Rosslyn, Houston, Texas 77086, telephone (281) 447-8787.

   Hanover Compression Limited Partnership is a limited partnership formed under the laws of the State of Delaware and is an indirect wholly-owned subsidiary of Hanover Compressor Company. Its principal executive office is located at 12001 North Houston Rosslyn, Houston, Texas 77086, telephone (281) 447-8787.

                        THE OPERATING LEASE TRANSACTION

   The Issuer used the proceeds from the sale of the old notes and the related equity certificates to purchase from HCLP and certain of its subsidiaries a portion of the gas compression assets acquired from Schlumberger in the POI acquisition and certain other domestic gas compression equipment having an aggregate appraised fair market value of approximately $258 million (the "Equipment"). We used the proceeds from the sale of

Equipment to exercise our equipment purchase option under our 1998 operating lease and for general corporate purposes. The Issuer then leased the Equipment to HCLP for a ten-year term under an operating lease (the "Lease").

   The parties intend that (i) for purposes of financial accounting, the Lease will be treated as an operating lease and (ii) for purposes of federal, state and local income taxes, state laws and federal and state bankruptcy or insolvency laws, the Lease will be treated as a financing arrangement.

   Under the Lease, HCLP pays rent to the Issuer sufficient to enable the Issuer to make interest payments under the notes. At the end of the term of the Lease, HCLP has an option to purchase the Equipment from the Issuer for an amount sufficient to repay the notes in full. In the event that HCLP does not exercise its option to purchase all the Equipment, HCLP is required to use its best efforts to sell the Equipment on the Issuer's behalf. In such event, at the end of the Lease term, HCLP is required to make a payment equal to approximately $175 million (as such amount may be reduced from time to time upon purchases of the Equipment by HCLP in accordance with the terms of the Lease, the "Final Rent Payment") plus the proceeds from the sale of the Equipment. All of these amounts will be applied to repay the notes. Any excess amounts will be used to repay the unrecovered amount of the investments made in the Issuer by its equity certificate holder. Any remaining proceeds will be returned to HCLP. If the Final Rent Payment and the proceeds from the sale of the Equipment are insufficient to pay the notes in full, then HCLP will be liable for an assessment of additional rent with respect to actual excess wear and tear of the Equipment, as determined by an independent appraisal procedure. It is possible that the Final Rent Payment, sale proceeds and assessment of additional rent will be insufficient to repay the notes in full.

   Payment of the principal, premium, if any, and interest on the notes is secured by a perfected first priority security interest in the Issuer's interest in the Equipment and an assignment of the Lease and the guarantee to the trustee for the notes. Hanover guarantees, on a senior subordinated basis, the full payment of the Lease obligations by HCLP (the "Lease Guarantee"). The notes are jointly and severally guaranteed, unconditionally and on a senior subordinated basis, by Hanover and HCLP for an amount up to 70.0% of the aggregate principal balance of notes outstanding, which is equal to the Final Rent Payment under the Lease. If there is an event of default under the Lease, Hanover and HCLP guarantee, jointly and severally, on a senior subordinated basis, all of the Issuer's obligations under the notes (the "Notes Guarantee"; we refer to the Notes Guarantee and the Lease Guarantee collectively as the "Hanover Guarantee").

   At issuance of the old notes on August 30, 2001, certain of Hanover's domestic subsidiaries were guarantors under the Hanover Guarantee. In December 2001, consistent with the terms of the Lease and the other operative agreements, Hanover and its subsidiaries completed various internal restructuring transactions pursuant to which all of the domestic subsidiaries of Hanover (other than HCLP) that were guarantors of the old notes have been merged, directly or indirectly, with and into HCLP. As a result, Hanover and HCLP are the only remaining guarantors under the Hanover Guarantee.

   The chart below illustrates the Lease facility, which includes the new notes.


                                  [FLOW CHART]

HANOVER                  LEASE GUARANTEE


100%            NOTES         NOTES          EQUITY
INDIRECT      GUARANTEE      HOLDERS      CERTIFICATE
OWNERSHIP                                    HOLDER       NOTES      EQUITY
                                                                   CERTIFICATES

HCLP                    LEASE                                       ISSUER
                         OF
                      EQUIPMENT

                              THE EXCHANGE OFFER

The Exchange Offer The Issuer is offering to exchange $1,000 principal amount of new notes in exchange for each $1,000 principal amount of old notes. As of the date hereof, $250,000,000 in aggregate principal amount of old notes are outstanding.
                   Based on the interpretations by the staff of the SEC, as set forth in no-action letters issued to certain third parties unrelated to us, we believe that new notes may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities
                   Act, unless you:
                   . are an "affiliate" of ours within the meaning of
                          Rule 405 under the Securities Act;
                   . are a broker-dealer who purchased old notes
                          directly from us for resale under Rule 144A or any other available exemption under the Securities Act;
                   . acquired the new notes other than in the ordinary
                               course of your business; or
                   . have an arrangement with any person to engage in
                           the distribution of new notes.
                   The SEC has not considered the exchange offer in the context of a no-action letter, however, and we cannot be sure that the staff of the SEC would make a similar determination with respect to the exchange offer as in such other circumstances. In order to participate in the exchange offer, you must make the representations set forth in the letter of transmittal that we are sending you with this prospectus.

  Registration Rights We sold the old notes on August 30, 2001 in a private placement in reliance on Section 4(2) of the Securities
                      Act. The old notes were immediately resold by the initial purchasers in the United States in reliance on Rule 144A under the Securities Act and outside the United States in reliance on Regulation S under the Securities Act. At the same time, we entered into an exchange and registration rights agreement with the initial purchasers requiring us to make this exchange offer. This exchange offer satisfies those rights, which terminate upon consummation of the exchange offer.
                      You will not be entitled to any exchange or registration rights with respect to the new notes.
                      Additionally, after completion of the exchange offer, we will no longer be required to register with the SEC any transfer of old notes that remain outstanding.

Expiration Date............................ The exchange offer will expire at 5:00 p.m.,
                                                 , 2002, New York City time, or a later
                                            date and time if we extend it (the "Expiration Date").
Withdrawal................................. You may withdraw the tender of the old notes pursuant to the exchange offer at any time prior to the
                                            Expiration Date. As soon as practicable after the
                                            expiration or termination of the exchange offer we
                                            will return to you at our expense any old notes not
                                            accepted for exchange for any reason.
Interest on the New Notes and the Old Notes Interest on the new notes will accrue from the date of the original issuance of the old notes or from the date
                                            of the last payment of interest on the old notes,
                                            whichever is later. No additional interest will be paid
                                            on the old notes tendered and accepted for exchange.
Conditions to the Exchange Offer........... The exchange offer is subject to customary conditions, some of which may be waived by us. See
                                            "The Exchange Offer--Conditions to the Exchange
                                            Offer."
Procedures for Tendering Old Notes......... If you wish to accept the exchange offer, you must first complete, sign and date an original or faxed letter
                                            of transmittal, in accordance with the instructions
                                            contained in this prospectus and in the letter of
                                            transmittal. You must then mail, fax or deliver the
                                            letter of transmittal, together with the old notes and
                                            any other required documentation, to Wilmington
                                            Trust FSB at the address set forth in this prospectus.
                                            If you are a person holding the old notes through the
                                            Depository Trust Company and wish to accept the
                                            exchange offer, you must do so through the
                                            Depository Trust Company's Automated Tender
                                            Offer Program, by which you will agree to be bound
                                            by the letter of transmittal. By executing or agreeing
                                            to be bound by the letter of transmittal, you will be
                                            making a number of important representations to us,
                                            as described under the "The Exchange Offer--
                                            Procedures for Tendering" and "--Terms and
                                            Conditions of the Letter of Transmittal."
                                            If you are a broker-dealer that will receive new notes
                                            for your own account in exchange for old notes that
                                            you acquired as a result of your market-making or
                                            other trading activities, you will be required to
                                            acknowledge in the letter of transmittal that you will
                                            deliver a prospectus in connection with any resale of
                                            the new notes.

                                  We will accept for exchange any and all old notes that
                                  are properly tendered in the exchange offer prior to
                                  the Expiration Date. The new notes issued in the
                                  exchange offer will be delivered promptly following
                                  the Expiration Date. See "The Exchange Offer--
                                  Terms of the Exchange Offer."
Exchange Agent................... Wilmington Trust FSB is serving as exchange agent in connection with the exchange offer.
Federal Income Tax Considerations The exchange of old notes for new notes in the exchange offer will not constitute a sale or an
                                  exchange for federal income tax purposes. Therefore,
                                  you will not have to pay federal income tax as a result
                                  of your participation in the exchange offer. See
                                  "United States Federal Income Tax Considerations."
Effect of Not Tendering.......... Old notes that are not tendered or that are tendered but not accepted will, following the completion of the
                                  exchange offer, continue to be subject to their existing
                                  transfer restrictions. As a result of those restrictions
                                  and the availability of registered new notes, the old
                                  notes are likely to be much less liquid than before.
                                  We will have no further obligation to provide for
                                  exchange or registration under the Securities Act of
                                  such old notes.
                                  Neither the Delaware General Corporation Law nor
                                  the indenture relating to the old notes gives you any
                                  appraisal or dissenters' rights or any other right to
                                  seek monetary damages in court if you do not
                                  participate in the exchange offer.

                                 THE NEW NOTES

   The summary below contains basic information about the principal terms of the new notes and is not intended to be complete. It does not contain all the information that is important to you. The terms and conditions described below are subject to important limitations and exceptions. The "Description of Notes" section of this prospectus contains a more detailed description of the terms and conditions of the new notes.

                                 The Offering

Issuer......................  Hanover Equipment Trust 2001B.

Notes Offered...............  $250,000,000 aggregate principal amount of 8.75%
                              Senior Secured Notes Due 2011.

Maturity Date...............  September 1, 2011.

Interest Rate...............  8.75% per year.

Interest Payment Dates......  March 1 and September 1 of each year, commencing
                              March 1, 2002. Interest began accruing on August 30, 2001, when the Issuer issued the old notes.

Use of Proceeds.............  There will be no cash proceeds from the issuance of the new notes under this exchange offer. The Issuer used the proceeds from its offering of the old notes to purchase the Equipment from HCLP. The proceeds from the sale of such Equipment were used by HCLP to exercise its equipment purchase option under an existing operating lease and for general corporate purposes.

Lease.......................  HCLP leases the Equipment from the Issuer under the Lease. Payments under the Lease are senior subordinated obligations of HCLP. The term of the Lease started on August 31, 2001, and ends on September 1, 2011. The Lease is a "triple net lease." See "Summary of Principal Operative Agreements--The Lease."

Lease Guarantee.............  Hanover and any material domestic subsidiaries created or acquired by Hanover on or after the issue date that become guarantors under Hanover's $350 million bank credit agreement have guaranteed or will guarantee, as applicable, jointly and severally and on a senior subordinated basis, all obligations of HCLP under the Lease, including all rent payments.

Notes Guarantee.............  Hanover, HCLP, and any material domestic subsidiaries created or acquired by Hanover on or after the issue date that become guarantors under Hanover's $350 million bank credit agreement have guaranteed or will guarantee, as applicable, jointly and severally, unconditionally and on a senior subordinated basis, the payment when due of all amounts required to be paid by the Issuer under the notes, up to the maximum amount of 70.0% of the aggregate principal balance of notes outstanding, which is equal to the Final Rent Payment under the Lease. If there is an event of default under the Lease, Hanover and HCLP guarantee, jointly and severally, on a senior subordinated basis, the payment when due of all amounts required to be paid by the Issuer under the notes.

Security and Funds for
  Payment...................  The notes are obligations of the Issuer. The
                              Lease is an obligation of HCLP. Payment of the principal, premium, if any, and interest on the notes is secured by a perfected first priority security interest in the

                              Issuer's interest in the Equipment and an assignment of the Lease and the Hanover Guarantee to the trustee for the holders of the notes. Under the Lease, HCLP pays rent to the Issuer sufficient to enable the Issuer to make interest payments under the notes. Holders of the notes have recourse on a secured basis only with respect to the Equipment and other assets of the Issuer described under "Description of Notes--Security."

Ranking.....................  The notes are senior secured obligations of the
                              Issuer, and the Issuer is not permitted to incur any additional indebtedness. The obligations of HCLP under the Lease are subordinated in right of payment to all existing and future senior indebtedness of HCLP. The obligations of Hanover and HCLP under the Hanover Guarantee are subordinated in right of payment to all existing and future senior indebtedness of Hanover and HCLP. The Hanover Guarantee ranks equally in right of payment with all senior subordinated debt and senior to all subordinated debt of Hanover and HCLP.

Optional Redemption.........  Prior to September 1, 2004, if Hanover raises proceeds from one or more bona fide underwritten sales to the public of Hanover's common stock and Hanover causes HCLP to repurchase Equipment from the Issuer, the Issuer is required to apply the proceeds it receives to redeem up to 35% of the notes at a redemption price of 108.75% of the principal amount thereof. Otherwise, the Issuer does not have the right to redeem the notes until September 1, 2006. After September 1, 2006, the Issuer may redeem the notes, in whole or in part, if it pays the redemption premium described under "Description of Notes--Optional Redemption."

Mandatory Offer to Repurchase If Hanover or any of its restricted subsidiaries sell certain assets and do not reinvest the proceeds or pay down debt, or if Hanover experiences specific changes of control, Hanover is required to cause HCLP to repurchase the Equipment from the Issuer. The Issuer is required to apply the proceeds from the sale of the Equipment to offer to repurchase the notes for cash in the amount described under "Description of Notes--Certain Covenants under the Participation Agreement--Limitation on Sales of Assets and Subsidiary Stock" and "Description of Notes--Change of Control." There can be no assurance that the Issuer will have sufficient funds or that the Issuer will be able to arrange for additional financing to repurchase the notes tendered following a change in control. See "Risk Factors" for a description of the possible effects if the Issuer is unable to purchase the notes upon a change of control.

Certain Covenants of the
  Issuer....................  The Issuer issued the old notes, and will issue the new notes, under an indenture with Wilmington Trust FSB, the indenture trustee, and a participation agreement. The indenture governing the notes contains covenants that limit the Issuer's ability to, among other things:

                              . incur liens;

                              . incur additional indebtedness;

                              . enter into any other transactions;

                              . make investments;

                              . liquidate; and

                              . engage in non-related lines of business.

                              These covenants are subject to a number of important qualifications and limitations. See "Description of Notes--Certain Covenants Under the Indenture."

Certain Covenants under the
Participation Agreement.....  The participation agreement contains covenants that limit the ability of Hanover and its restricted subsidiaries (including HCLP) to, among other things:

                              . incur additional indebtedness;

                              . layer indebtedness;

                              . pay dividends on or repurchase their capital stock;

                              . purchase or redeem subordinated obligations
                                  prior to maturity;

                              . make investments;

                              . incur liens;

                              . permit restrictions on the ability of the
                                   restricted subsidiaries to pay dividends on their capital stock and to repay indebtedness, make loans or transfer property to Hanover or its other subsidiaries;

                              . dispose of assets;

                              . engage in affiliate transactions;

                              . transfer the capital stock of the restricted subsidiaries;

                              . transfer all or substantially all of the assets
                                   of Hanover to another person; and

                              . engage in non-related lines of business.

                              These covenants are subject to a number of important qualifications and limitations. See "Description of Notes--Certain Covenants Under the Participation Agreement."

   You should refer to the section entitled "Risk Factors" for an explanation of certain risks of investing in the new notes.

                           SUMMARY FINANCIAL DATA OF
                        HANOVER COMPRESSOR COMPANY AND
                    HANOVER COMPRESSION LIMITED PARTNERSHIP

   In the table below and the footnotes thereto, we have provided you with Hanover's and HCLP's summary historical consolidated financial data and pro forma combined condensed financial data. The historical consolidated financial data as of and for each of the fiscal years in the three-year period ended December 31, 2000 were derived from Hanover's and HCLP's audited consolidated financial statements. The historical consolidated financial data as of and for the nine months ended September 30, 2001 and 2000 were derived from Hanover's and HCLP's unaudited condensed consolidated financial statements. In the opinion of management, such unaudited financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position and results of operations of such interim periods.

   In August 2001, we acquired the gas compression business of Schlumberger for approximately $761 million in cash, indebtedness, and common stock, subject to certain post-closing adjustments pursuant to the acquisition agreement that to date have resulted in an increase in the purchase price to approximately $768 million due to an increase in net assets acquired and before any reduction due to the restrictions on the marketability of the common stock. In addition, we are required under certain circumstances to pay $58 million to Schlumberger with the proceeds of a refinancing of a South American joint venture acquired with the gas compression business of Schlumberger. The pro forma combined condensed financial data present our pro forma results of operations as if this acquisition had occurred on January 1, 2000 and were derived from the pro forma combined condensed financial statements as of and for the nine months ended September 30, 2001 and the year ended December 31, 2000 included in this prospectus. The pro forma financial data also reflects the pro forma effect of our acquisition of the compression services division of the Dresser-Rand Company in September 2000 as if it had occurred on January 1, 2000. The pro forma financial data does not reflect our acquisitions of Applied Process Solutions, Inc. in June 2000, PAMCO Services International in July 2000, or OEC Compression Corporation in March 2001, none of which are significant. The pro forma financial data does not purport to be indicative of the results which would actually have been obtained had the acquisitions been completed on the date indicated or which may be obtained in the future.

   The information in this section should be read along with Hanover's consolidated financial statements, accompanying notes and other financial information, HCLP's consolidated financial statements, accompanying notes and other financial information, the combined financial statements of the natural gas compression business of Schlumberger, the combined financial statements of the compression services division of the Dresser-Rand Company, and related pro forma financial data that, in each case, are included or incorporated by reference in this prospectus. See "Where You Can Find More Information" and "Incorporation of Documents by Reference."

                          Hanover Compressor Company

                                                                                     Year Ended December 31,
                                                                            -----------------------------------------
                                                                            Pro Forma
                                                                            2000(1)(2)  2000(1)    1999(1)   1998(1)
                                                                            ---------- ----------  --------  --------
                                                                                          (in thousands)
INCOME STATEMENT DATA:
Total revenues and other...................................................  $807,657  $  603,829  $323,220  $286,351
Expenses:
  Operating................................................................   458,325     342,545   157,361   155,046
  Selling, general and administrative......................................    74,672      54,606    33,782    26,626
  Depreciation and amortization............................................    71,525      52,882    37,337    37,154
  Leasing expense..........................................................    81,359      45,484    22,090     6,173
  Interest expense.........................................................    26,953       8,473     8,786    11,716
  Distributions on mandatorily redeemable convertible preferred securities.     6,369       6,369       278
                                                                             --------  ----------  --------  --------
   Total expenses..........................................................   719,203     510,359   259,634   236,715
                                                                             --------  ----------  --------  --------
Income before income taxes.................................................    88,454      93,470    63,586    49,636
Provision for income taxes.................................................    32,905      34,771    23,145    19,259
                                                                             --------  ----------  --------  --------
Net income.................................................................  $ 55,549  $   58,699  $ 40,441  $ 30,377
                                                                             ========  ==========  ========  ========
OTHER DATA:
  EBITDA(3)................................................................  $274,660  $  206,678  $132,077  $104,679
  Ratio of earnings to fixed charges(4)....................................       1.7x        2.5x      2.9x      3.8x
CASH FLOWS PROVIDED BY (USED IN):
  Operating activities.....................................................            $    7,133  $ 68,222  $ 31,147
  Investing activities.....................................................               (44,868)  (92,114)  (14,699)
  Financing activities.....................................................                77,589    18,218    (9,328)
BALANCE SHEET DATA (END OF PERIOD):
  Working capital..........................................................            $  309,942  $107,966  $113,264
  Net property, plant and equipment........................................               583,586   497,465   392,498
  Total assets.............................................................             1,289,521   756,510   614,590
  Long-term debt, excluding current maturities.............................               110,935    69,681   156,943
  Mandatorily redeemable convertible preferred securities..................                86,250    86,250
  Common stockholders' equity..............................................               639,993   367,914   315,470

                          Hanover Compressor Company

                                                                                      Nine Months Ended September 30,
                                                                                     ---------------------------------
                                                                                     Pro Forma
                                                                                     2001(1)(2)  2001(1)     2000(1)
                                                                                     ---------- ----------  ----------
                                                                                               (in thousands)
                                                                                                (unaudited)
INCOME STATEMENT DATA:
Total revenues and other............................................................  $887,294  $  781,641  $  370,222
Expenses:...........................................................................
  Operating.........................................................................   532,001     475,981     196,326
  Selling, general and administrative...............................................    75,065      66,341      34,481
  Depreciation and amortization.....................................................    68,385      60,926      36,830
  Leasing expense...................................................................    70,959      47,541      29,596
  Interest expense..................................................................    18,818      10,318       5,560
  Distributions on mandatorily redeemable convertible preferred securities..........     4,780       4,780       4,776
  Other.............................................................................    11,473      11,473
                                                                                      --------  ----------  ----------
   Total expenses...................................................................   781,481     677,360     307,569
                                                                                      --------  ----------  ----------
Income before income taxes..........................................................   105,813     104,281      62,653
Provision for income taxes..........................................................    40,202      39,620      23,305
                                                                                      --------  ----------  ----------
Income before cumulative effect of accounting change................................    65,611      64,661      39,348
Cumulative effect of accounting change for derivative instruments, net of income tax                  (164)
                                                                                      --------  ----------  ----------
Net income..........................................................................  $ 65,611  $   64,497  $   39,348
                                                                                      ========  ==========  ==========
OTHER DATA:
  EBITDA(3).........................................................................  $268,755  $  227,846  $  139,415
  Ratio of earnings to fixed charges(4).............................................       2.1x        2.6x        2.5x
CASH FLOWS PROVIDED BY (USED IN):
  Operating activities..............................................................            $   37,141  $   10,151
  Investing activities..............................................................              (299,251)   (165,274)
  Financing activities..............................................................               238,968     162,453
BALANCE SHEET DATA (END OF PERIOD):
  Working capital...................................................................            $  447,396  $  224,684
  Net property, plant and equipment.................................................             1,022,490     688,588
  Total assets......................................................................             2,189,743   1,271,468
  Long-term debt, excluding current maturities......................................               434,709     173,835
  Mandatorily redeemable convertible preferred securities...........................                86,250      86,250
  Common stockholders' equity.......................................................             1,038,035     619,838

--------
(1) Substantially all of Hanover's assets and operations are owned or conducted by HCLP. To the extent there are differences between the consolidated financial data for Hanover and the consolidated financial data for HCLP, these arise due to Hanover's mandatorily redeemable convertible preferred securities, Hanover's 4.75% convertible senior notes due 2008 and Hanover's outstanding common stock. The following line items would be different with respect to HCLP's summary consolidated financial data, compared to Hanover's summary consolidated financial data presented above:

                                                                       Year Ended December 31,
                                                              ----------------------------------------
                                                              Pro Forma
                                                                2000       2000       1999      1998
                                                              --------- ----------  --------  --------
       Net income (a)........................................  $59,549  $   62,699  $ 40,617  $ 30,377
       OTHER DATA:
         Ratio of earnings to fixed charges(4)...............      1.8x        2.8x      2.9x      3.8x
       CASH FLOWS PROVIDED BY (USED IN):
         Operating activities................................           $   13,773  $ 68,278  $ 31,307
         Investing activities................................              (44,868)  (92,114)  (14,699)
         Financing activities................................               70,949    18,162    (9,488)
       BALANCE SHEET DATA (END OF PERIOD):
         Total assets........................................           $1,286,082  $753,199  $614,590
         Mandatorily redeemable convertible preferred
          securities (b).....................................
         Partners' equity....................................              720,514   451,030   315,470

                                                                                 Nine Months Ended
                                                                                   September 30,
                                                                         --------------------------------
                                                                         Pro Forma
                                                                           2001       2001        2000
                                                                         --------- ----------  ----------
                                                                                  (in thousands)
                                                                                    (unaudited)
       Net income (c)...................................................  $71,851  $   70,738  $   42,346
       OTHER DATA:
       Ratio of earnings to fixed charges(4)............................      2.3x        3.1x        2.8x
       CASH FLOWS PROVIDED BY (USED IN):
       Operating activities.............................................           $   46,396  $   15,007
       Investing activities.............................................             (299,251)   (165,274)
       Financing activities.............................................              229,713     157,597
       BALANCE SHEET DATA (END OF PERIOD):
       Total assets.....................................................           $2,180,167  $1,268,024
       Long-term debt, excluding current maturities (d).................              242,709     173,835
       Mandatorily redeemable convertible preferred securities (b)......
       Partners' equity.................................................            1,300,855     699,751

       -
      (a) Includes the adjustment to remove the distributions on mandatorily redeemable convertible preferred securities, net of tax, that are obligations of Hanover but not HCLP.
      (b) Mandatorily redeemable convertible preferred securities are obligations of Hanover but not HCLP.
      (c) Includes the adjustment to remove the distributions on mandatorily redeemable convertible preferred securities, net of tax, and, for the 2001 periods, interest on and amortization of financing costs associated with the 4.75% convertible senior notes due 2008, net of tax, both of which are obligations of Hanover but not HCLP.
      (d) Includes the adjustment to remove the 4.75% convertible senior notes due 2008, which are obligations of Hanover but not HCLP.

(2) In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") 142, Goodwill and Other Intangible Assets. Under SFAS 142, amortization of goodwill to earnings will be discontinued. SFAS 142 is effective for Hanover and HCLP on January 1, 2002. However, under the transition provisions of this statement, goodwill acquired in a business combination for which the acquisition date is after June 30, 2001, shall not be amortized. Since the acquisition of the gas compression business of Schlumberger was consummated after June 30, 2001, the estimated goodwill related to this acquisition has not been amortized in the pro forma statements of operations. The goodwill related to business combinations completed before June 30, 2001 continues to be amortized in the pro forma presentation because Hanover and HCLP have not adopted SFAS 142.

(3) EBITDA consists of the sum of consolidated net income before interest expense, leasing expense, distributions on mandatorily redeemable convertible preferred securities, income tax, and depreciation and amortization. We believe that EBITDA is a meaningful measure of our operating performance and is also used to measure our ability to meet debt service requirements. EBITDA should not be considered as an alternative performance measure prescribed by generally accepted accounting principles.

(4) For purposes of computing the ratio of earnings to fixed charges:
    "earnings" consist of income before income taxes plus fixed charges and "fixed charges" consist of interest expense (including amortization of debt discount and expense), leasing expense and the estimated interest factor attributable to rentals.

            Summary Financial Data of Hanover Equipment Trust 2001B

   In the table below, we have provided you with summary historical financial data for the Issuer. The historical financial data were derived from the Issuer's audited financial statements as of September 30, 2001 and for the period from August 16, 2001 (inception) to September 30, 2001. Operations of the Issuer commenced on August 16, 2001. The information in this section should be read along with the Issuer's financial statements, accompanying notes and other financial information contained in this prospectus.

                                                                        As of September 30, 2001
                                                                        and for the period from
                                                                     August 16, 2001 (inception) to
                                                                           September 30, 2001
                                                                     ------------------------------
                                                                             (in thousands)
OPERATING STATEMENT DATA:
Rental revenues.....................................................            $  2,027
Expenses:
  Interest expense on rental equipment..............................               1,945
                                                                                --------
   Excess rental revenue over interest expense on rental equipment..                  82
Operating expense...................................................                   6
                                                                                --------
Income before depreciation..........................................                  76
Depreciation expense................................................                 689
                                                                                --------
Net loss............................................................            $   (613)
                                                                                ========
OTHER DATA:
Ratio of earnings to fixed charges(1)...............................                  --
BALANCE SHEET DATA (END OF PERIOD):
  Rental equipment..................................................            $257,061
  Total assets......................................................             259,088
  8.75% senior secured notes due 2011...............................             250,000
  Certificate holder's equity.......................................               7,061

--------
(1) For purposes of computing the ratio of earnings to fixed charges:
    "earnings" consist of net loss plus fixed charges and "fixed charges" consist of interest expense on rental equipment. Due to the Issuer's loss in the period from August 16, 2001 (inception) through September 30, 2001, the ratio coverage was less than 1:1. Additional earnings of $613 thousand are needed by the Issuer to achieve a one to one ratio.

                                 RISK FACTORS

   An investment in the notes involves risks. You should carefully consider and evaluate all of the information in this prospectus, including the following risk factors, before investing.

Risks Related to Our Business

   Short Lease Terms--Many of our compressor leases have short initial terms, and we cannot be sure that the compressors will stay out on location after the end of the initial lease term.

   The length of our leases varies based on operating conditions and customer needs, as more fully discussed in "Business of Hanover Compressor Company and Hanover Compression Limited Partnership--Compression Services and Fabrication" on page 72 of this prospectus. In most cases, under currently prevailing lease rates, the initial lease terms are not long enough to enable us to fully recoup the average cost of acquiring or manufacturing the equipment. We cannot assure you that a substantial number of our lessees will continue to renew their leases or that we will be able to re-lease the equipment to new customers or that any renewals or re-leases will be at comparable lease rates. The inability to renew or re-lease a substantial portion of our compressor rental fleet would have a material adverse effect upon our business, results of operations and financial condition.

   Substantial Capital Requirements--We require a substantial amount of capital to expand our compressor rental fleet and our complementary businesses.

   We plan to continue to make substantial capital investments to expand our compressor rental fleet and our complementary businesses. Including business acquisitions, we invested approximately $464.7 million in capital expenditures during the year ended December 31, 2000. On August 31, 2001, we acquired the gas compression business of Schlumberger for $761 million, subject to certain post-closing adjustments pursuant to the acquisition agreement that to date have resulted in an increase in the purchase price to approximately $768 million. As of September 30, 2001, we had invested approximately $857.2 million in capital expenditures including business acquisitions during 2001 (including approximately $200 million from the exercise of our purchase option under our 1998 operating lease and without giving effect to any additional material acquisitions). Our current plans are to spend approximately $75 to $90 million during the fourth quarter of 2001, and $325 million in 2002, exclusive of any major acquisitions, in continued expansion of the rental fleet. The amount of these expenditures may vary depending on their expected rate of return, conditions in the natural gas industry and the timing and extent of any significant acquisitions we may make. Historically, we have funded our capital expenditures through internally generated funds, sale and leaseback transactions and debt and equity financing. While we believe that cash flow from our operations and borrowings under our existing $350 million bank credit agreement will provide us with sufficient cash to fund our planned capital expenditures in the near term, we cannot assure you that these sources will be sufficient. As of December 3, 2001, we had approximately $174.5 million of credit capacity remaining on our $350 million bank credit agreement (4.0% rate at December 3, 2001). Failure to generate sufficient cash flow, together with the absence of alternative sources of capital, could have a material adverse effect on our growth, results of operations and financial condition.

   International Operations--There are many risks associated with conducting operations in international markets.

   We operate in many different geographic markets, some of which are outside the United States. Changes in local economic or political conditions, particularly in Latin America or Canada, could have a material adverse effect on our business, results of operations and financial condition. Additional risks inherent in our international business activities include the following:

    .  difficulties in managing international operations;

    .  unexpected changes in regulatory requirements;

    . tariffs and other trade barriers which may restrict our ability to enter into new markets;

    .  potentially adverse tax consequences;

    .  restrictions on repatriation of earnings;

    .  the burden of complying with foreign laws; and

    .  fluctuations in currency exchange rates and the value of the U.S. dollar.

   As part of our acquisition of the gas compression business of Schlumberger, we acquired minority interests in three joint ventures in South America. As a minority investor in these joint ventures, we will not be able to control their operations and activities, including without limitation, whether and when they distribute cash or property to their holders.

   Acquisition Strategy--We may not be able to find suitable acquisition candidates or successfully integrate acquired companies into our business.

   As part of our business strategy, we will continue to pursue the selective acquisitions of other companies, assets and product lines that either complement or expand our business. Each acquisition involves potential risks, such as the diversion of management's attention away from current operations, problems in integrating acquired businesses and possible short-term adverse effects on our operations as a result of that process. We may be unable to successfully integrate acquired businesses into our business, or may be able to do so only at significant expense. We actively review acquisition opportunities on an ongoing basis, and we may make a new acquisition at any time. Given our selective approach to acquisitions, we are unable to predict whether or when we will find suitable acquisition candidates or whether we will be able to complete a material acquisition. Depending on the size of our potential acquisitions, we may seek to finance acquisitions with cash or through the issuance of new debt and/or equity securities.

   Industry Conditions--A prolonged, substantial reduction in oil or gas prices could adversely affect our business.

   Our operations depend upon the levels of activity in natural gas development, production, processing and transportation. In recent years, oil and gas prices and the level of drilling and exploration activity have been extremely volatile. For example, from mid-1998 to mid-1999, oil and gas exploration and development activity and the number of well completions declined due to a significant reduction in oil and gas prices. As a result, the demand for our gas compression and oil and gas production equipment was adversely affected. Any future significant, prolonged decline in oil and gas prices could have a material adverse effect on our business, results of operations and financial condition.

   Competition--We operate in a highly competitive industry.

   We experience competition from companies who may be able to more quickly adapt to changes within our industry and throughout the economy as a whole, more readily take advantage of acquisition and other opportunities and adopt more aggressive pricing policies. There can be no assurance that we will be able to continue to compete successfully in this market or against such competition. If we do not compete successfully, our business, results of operations and financial condition could be adversely affected.

   Potential Liability and Insurance--Natural gas operations entail inherent risks that may result in substantial liability to us.

   Natural gas operations entail inherent risks, including equipment defects, malfunctions and failures and natural disasters, which could result in uncontrollable flows of gas or well fluids, fires and explosions. These risks may expose us, as an equipment operator or fabricator, to liability for personal injury, wrongful death, property damage, pollution and other environmental damage. We have obtained insurance against liability for personal injury, wrongful death and property damage, but we cannot assure you that the insurance will be adequate to cover our liability. Similarly, we cannot assure you that we will be able to obtain insurance in the future at a reasonable cost or at all. Our business, results of operations and financial condition could be adversely affected if we incur substantial liability and the damages are not covered by insurance or are in excess of policy limits.

   Terrorist Attacks or Responses Thereto--Terrorist attacks or responses thereto could adversely affect our business, results of operations and financial condition.

   On September 11, 2001, terrorists carried out attacks that destroyed the World Trade Center in New York and badly damaged the Pentagon outside of Washington, D.C. As a result of these attacks, the United States securities markets were closed for several days. The impact that these terrorist attacks, or future events arising as a result of these terrorist attacks, including military or police activities in the United States or foreign countries, future terrorist activities or threats of such activities, political unrest and instability, riots and protests, could have on the United States and the global economy, the United States and global securities markets and our business, results of operations and financial condition cannot presently be determined with any accuracy.

   Governmental Regulation--Our business is subject to a variety of governmental regulations relating to the environment, health and safety.

   Our business is subject to a variety of federal, state, local and foreign laws and regulations relating to the environment, health and safety. These laws and regulations are complex, change frequently and have tended to become more stringent over time. Failure to comply with these laws and regulations may result in a variety of civil and criminal enforcement measures, including assessment of monetary penalties, imposition of remedial requirements and issuance of injunctions as to future compliance. As part of the regular overall evaluation of both our current operations and newly acquired operations, we are in the process of applying for or updating certain facility permits with respect to stormwater discharges, waste handling and air emissions relating to painting and blasting. In addition, certain of our customer service arrangements may require us to operate, on behalf of a specific customer, petroleum storage units such as underground tanks or pipelines and other regulated units, all of which may impose additional compliance obligations. We are evaluating the impact on our operations of recently promulgated air emission regulations relating to non-road engines. We intend to implement any equipment upgrades or permit modifications required by these air emission regulations according to the required schedule. We do not anticipate, however, that any changes or updates in response to such regulations, or any other anticipated permit modifications (for stormwater, other air emission sources or otherwise) or anticipated ongoing regulatory compliance obligations will have a material adverse effect on our operations either as a result of any enforcement measures or through increased capital costs. Based on our experience to date, we believe that the future cost of compliance with existing laws and regulations will not have a material adverse effect on our business, results of operations or financial condition. However, future events, such as compliance with more stringent laws and regulations, a major expansion of our operations into more heavily regulated activities, more vigorous enforcement policies by regulatory agencies or stricter or different interpretations of existing laws and regulations could require us to make material expenditures.

   We have conducted preliminary environmental site assessments with respect to some, but not all, properties currently owned or leased by us, usually in a pre-acquisition context. Some of these assessments have revealed that soils and/or groundwater at some of our facilities are contaminated with hydrocarbons, heavy metals and various other regulated substances. With respect to newly acquired properties, we do not believe that our operations caused or contributed to any such contamination and we are not currently under any orders or directives to undertake any remedial activity. We typically will develop a baseline of site conditions so we can establish conditions at the outset of our operations on such property. However, the handling of petroleum products and other regulated substances is a normal part of our operations, and we have experienced occasional minor spills or incidental leakage in connection with our operations. Certain properties previously owned or leased by us were determined to be impacted by soil contamination. Where such contamination was identified, we have since conducted remedial activities at these previously-held properties as we believed necessary to meet regulatory standards, and either sold the owned properties to third parties or returned the leased properties to the lessors. We are not currently aware of any further remedial obligations at such previously-held properties. Based on our experience to date, and the relatively minor nature of the types of contamination we have identified to date, we believe that the future cost of necessary investigation or remediation on our current properties will not have a material adverse effect on our business, results of operations, or financial condition. We cannot be certain, however, that cleanup standards will not become more stringent, or that we will not be required to undertake any remedial activities involving any substantial costs on any of these current or previously-held properties in the future or that the discovery of unknown contamination or third-party claims made with respect to current or previously owned or leased properties may not result in substantial costs.

   Concentrated Ownership--A significant amount of our stock is owned by two stockholders.

   GKH Investments, L.P. ("GKH") owned approximately 23% of our common stock as of September 30, 2001. Schlumberger and its affiliates owned approximately 11% of our common stock as of September 30, 2001. As holders of large blocks of our stock, GKH and Schlumberger are in a position to exert substantial influence over the outcome of many corporate actions requiring stockholder approval, including the election of directors, the additional issuance of our common stock or other securities and transactions involving a change of control. The interests of GKH or Schlumberger could conflict with the interests of our other stockholders and the holders of the notes.

   GKH has advised us that it is in the process of dissolving and "winding up" its affairs. Although GKH has not advised us of the precise timeline of its dissolution and "winding-up," we believe that GKH will complete this process during the next 12 to 24 months. Before the end of the "wind-up" process, GKH will liquidate or distribute substantially all of its assets, including the shares of our common stock owned by GKH, to its partners. We cannot predict whether the partners of GKH who may receive a distribution of shares of our common stock from GKH would continue to hold those shares or whether the interests of such partners may conflict with the interests of our other stockholders and the holders of the notes.

   Customer Concentration--Production Operators, Inc. ("POI"), which we acquired as part of the gas compression business of Schlumberger, is subject to a higher level of customer concentration than we have historically experienced.

   POI generated 43.5% of its revenues in 2000 from its three largest customers. Williams Field Services, Amoco Production Company and Noram Field Services accounted for 27.3%, 8.3% and 7.9% of POI's revenues in 2000, respectively. On a pro forma basis, these three customers would have accounted for 9.0% of our revenues in 2000. While our historic customer base is more diverse, the loss of any of the three largest customers or a significant decrease in demand by any of the three largest customers for the services POI provides could have an adverse effect on our business, results of operations and financial condition.

Risks Related to the Notes

   Substantial Debt and Operating Leases--We have a substantial amount of debt and operating lease commitments. Our current debt level could limit our ability to fund future working capital needs and increase our exposure during adverse economic conditions.

   We have substantial debt and operating lease commitments. As of December 3, 2001, we had approximately $881 million in residual value guarantees that are due upon termination of our operating leases (including the Lease) and may be satisfied by a cash payment or the exercise of our purchase options under the terms of the respective lease agreements, approximately $504 million of existing indebtedness, and unused availability of approximately $174.5 million under our $350 million bank credit agreement. The participation agreement permits us to incur additional indebtedness and enter into other operating lease commitments generally as long as, after we enter into these transactions, our ratio of EBITDA, as adjusted, to total interest expense (including capital and operating lease payments) is greater than 2.25 to 1.0.

   Our substantial debt and operating lease commitments could have important consequences to you. For example, these commitments could:

    . make it more difficult for us to satisfy our obligations with respect to the notes;

    . increase our vulnerability to general adverse economic and industry conditions;

    . limit our ability to fund future working capital, capital expenditures, acquisitions and other general corporate requirements;

    . increase our vulnerability to interest rate fluctuations because the interest payments on a portion of our debt are at variable rates;

    . limit our flexibility in planning for, or reacting to, changes in our business and our industry;

    . place us at a disadvantage compared to our competitors that have less debt or operating lease commitments; and

    .  limit our ability to borrow additional funds.

   Additionally, the indenture, the participation agreement and other documents governing the Lease contain financial and other restrictive covenants. Failing to comply with those covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on us. See "Description of Notes."

   We may incur additional debt and increase the amounts under our operating lease commitments in the future which may intensify the risks described above. The terms of the indenture and the participation agreement do not prohibit us or our subsidiaries from incurring additional indebtedness, including indebtedness that is senior in right of payment to the notes, although the indenture and the participation agreement do contain certain limitations on additional indebtedness. For example, as of December 3, 2001, we had outstanding indebtedness of $149.0 million under our $350 million bank credit agreement.

   Significant Cash Requirements--We will require a significant amount of cash to service our indebtedness and operating lease commitments and to fund working capital, and our ability to generate cash depends on many factors beyond our control.

   Our ability to make scheduled payments under the Lease or our other operating leases, or to refinance our indebtedness, will depend on our ability to generate cash in the future. This is subject to our operational performance, as well as general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

   We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our $350 million bank credit agreement in an amount sufficient to enable us to pay our indebtedness, operating lease commitments, or to fund our other liquidity needs. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all. Our inability to refinance our debt on commercially reasonable terms could materially adversely affect our business.

   Subordination of the Hanover Guarantee--While the notes will be senior, secured obligations of the Issuer, the Hanover Guarantee ranks behind Hanover's and HCLP's existing and future senior indebtedness. Moreover, the obligations of Hanover and HCLP under the Hanover Guarantee will be structurally subordinated to all indebtedness and other liabilities of such guarantor's respective subsidiaries.

   As a result of the subordinated nature of the Hanover Guarantee, upon any distribution to any of the creditors of Hanover or HCLP, as the case may be, in a bankruptcy, liquidation or reorganization or similar proceeding relating to Hanover or HCLP or their respective properties, the holders of senior indebtedness of Hanover or HCLP, as the case may be, will be entitled to be paid in full in cash before any payment may be made with respect to the Hanover Guarantee.

   Events of default under the indenture differ in certain respects from the events of default under the Lease. Unless there is an event of default under the Lease, the Issuer would have recourse under the Hanover Guarantee only up to the maximum amount of 70.0% of the aggregate principal balance of notes outstanding, which is equal to the final rent payment under the Lease. As of September 30, 2001, unless there is an event of default under the Lease, the Issuer would have recourse under the Hanover Guarantee only to the extent of approximately $175 million. As a result, the Issuer may not be able to perform its obligations under the indenture.

   No payments may be made under the Hanover Guarantee if there is a default in payment on senior indebtedness of Hanover or HCLP or the maturity of such senior indebtedness is accelerated. In addition, during the continuance of certain defaults under certain senior indebtedness of Hanover or HCLP, Hanover or HCLP, as the case may be, will not be permitted to make payments under the Hanover Guarantee for a payment blockage period of up to 179 of 360 consecutive days. In the event that the Issuer is unable to pay the notes, the holders of the notes would have no recourse under the Hanover Guarantee during any such payment blockage period. Furthermore, despite the fact that the notes are secured by the Equipment, any remedies exercisable against such collateral will also be blocked during such period.

   Partial Payment and the Hanover Guarantee--If at the end of the Lease term, HCLP fails to purchase the Equipment, then HCLP is required to pay an amount equal to the Final Rent Payment with respect to the Lease plus the proceeds, if any, from the sale of the Equipment. This amount may be less than the amount due on the notes.

   Hanover and HCLP are obligated under the Hanover Guarantee to guarantee payment in full on the notes only upon the occurrence of an event of default under the Lease, which would include, among other things, the failure to make any rent payments (including the Final Rent Payment) or properly insure or maintain the Equipment. If, by the end of the term of the Lease, HCLP does not exercise its option to purchase the Equipment and instead exercises its option to pay the Final Rent Payment in full, sell the Equipment, and apply the proceeds from the sale to repay the remainder of the notes, no event of default under the Lease will have occurred. If the proceeds from the sale of the Equipment under the Lease are less than $75 million (as such amount may be reduced from time to time upon purchases of Equipment under the Lease by HCLP in accordance with the terms of the Lease) and therefore insufficient to pay the remainder of the notes, the holders of the notes will incur a loss and neither Hanover nor HCLP will be required to compensate for any such shortfall.

   Insufficient Equipment Value--The value of the Equipment securing the notes may not be sufficient to cover the obligations owed to you under the notes.

   The notes are secured by collateral consisting of a perfected first priority security interest in the Equipment, and an assignment of the Lease and the Hanover Guarantee to the trustee for the notes. If there is a payment default under the Lease or the Hanover Guarantee such that we do not have sufficient cash and capital resources available to pay our obligations, you will have to look to the value that can be realized from the Equipment with respect to the notes.

   An independent appraisal firm prepared an appraisal of the Equipment to appraise the value of the Equipment as of August 16, 2001 and as of the end of the Lease term. The Equipment had an appraised fair market value as of August 16, 2001 of not less than $258 million. You should not place undue reliance on the appraisal. The appraisal relies on certain assumptions and methodologies and may not accurately reflect the current or future market value of the Equipment. Appraisals based on different assumptions or methodologies may result in materially different valuations.

   An appraisal is only an estimate of value. The proceeds realized upon a future sale of any of the Equipment may be less than the appraised value of the Equipment. If the remedies after default are exercised under the Lease, the value of the Equipment will depend on market and economic conditions at that time, the supply of similar types of equipment, the availability of buyers, the condition of the Equipment and other factors. Accordingly, there can be no assurance that the proceeds realized upon any such exercise of remedies would be sufficient to satisfy in full amounts owing on the notes.

   Limited Assets and Revenues--The assets and source of revenue available to repay the notes and satisfy the claims of holders of the notes are limited, as the Issuer has no assets other than its interests in the Equipment, and no source of revenue other than the payments under the Lease and the Hanover Guarantee.

   The notes are the obligations of the Issuer and are secured only by a perfected first priority security interest in the Equipment and an assignment of the Lease and the Hanover Guarantee to the trustee for the notes. The notes are not obligations of Hanover or HCLP. The holders of the notes and the trustee under the indenture will have recourse only against the Issuer, the collateral for the benefit of the holders of the notes, and Hanover and HCLP to the extent of the Hanover Guarantee. If HCLP defaults under the Lease and Hanover and HCLP default under the Hanover Guarantee, the Issuer may not be able to perform its obligations under the indenture.

   Limitations on Amendments and Acceleration--There are some limitations on the right to amend the participation agreement and the other operative agreements and to accelerate payments under the Lease and to foreclose on the Equipment.

   During a workout or bankruptcy proceeding, the consent of the Issuer's equity certificate holder may be required to amend, supplement, waive or modify provisions of the Lease, the participation agreement, the indenture and each other operative agreement that is material to such equity certificate holder, if such amendment, waiver, supplement or modification would materially adversely affect the equity certificate holder.

   Events of default under the indenture are different in some ways from the events of default under the Lease. Accordingly, even though the trustee under the indenture will be entitled to accelerate the notes if there is an event of default under the indenture, the Issuer, as lessor under the Lease, would not be entitled to accelerate the lease payments or exercise any of its other remedies under the Lease unless there were an event of default under the Lease. If a default occurs under the indenture without a corresponding default under the Lease, the Issuer would have no source of repayment of the notes upon acceleration of the notes by the trustee. Further, unless there is an event of default under the Lease, the holders of the notes will have recourse under the Hanover Guarantee only up to the maximum amount of 70.0% of the aggregate principal balance of notes outstanding, which is equal to the final rent payment under the Lease. As of September 30, 2001, unless there is an event of default under the Lease, the Issuer would have recourse under the Hanover Guarantee only to the extent of approximately $175 million. As a result, the Issuer may not be able to perform its obligations under the indenture.

   Rejection of the Lease in Bankruptcy--The Lease may be rejected as an executory contract if HCLP declares bankruptcy.

   The parties intend that, for bankruptcy law purposes, the transactions evidenced by the Lease be regarded as loans made by an unrelated third party lender to HCLP, secured by a lien on the Equipment. If HCLP were to become a debtor in a bankruptcy case, the court should agree with this characterization. If, however, a bankruptcy court determines that the Lease should be characterized as a true lease, HCLP or its bankruptcy trustee would have the right to assume or reject the Lease as an executory contract. Regardless of how the transactions are characterized, however, the right to exercise remedies against HCLP in a bankruptcy proceeding would be stayed, including the right to proceed against the Equipment and HCLP under the Lease and Hanover Guarantee, and may be stayed against Hanover under the Hanover Guarantee. In addition, in the event of a HCLP bankruptcy, (i) there could be no assurance that distributions, if any, payable with respect to any claim under the Lease would be in an amount sufficient to result in a repayment of the notes, and (ii) if, after obtaining bankruptcy court approval, the Issuer is permitted to foreclose or otherwise sell the Equipment during a bankruptcy of HCLP, it may not realize sufficient value to cause the notes to be repaid.

   Subordination of HCLP's Lease Commitment--Commitments and payment obligations under the Lease are subordinated to HCLP's senior obligations as well as all indebtedness and other liabilities of its subsidiaries.

   While the notes are senior secured obligations of the Issuer, the Issuer's ability to make timely payments under the notes will depend entirely on timely receipt of payments from HCLP under the Lease. Obligations in respect of the Lease will rank behind all of HCLP's existing and future senior indebtedness. HCLP's commitments under the Lease will also be effectively subordinated to all secured indebtedness of HCLP to the extent of the security. Moreover, HCLP's commitments under the Lease will be structurally subordinated to all indebtedness and other liabilities of its subsidiaries.

   Events of default under the indenture differ in certain respects from the events of default under the Lease. Accordingly, although the trustee for the notes is entitled to accelerate the maturity of the notes following an event of default under the indenture, the Issuer is not entitled to accelerate the payments under the Lease or exercise any of its other remedies under the Lease unless there is an event of default under the Lease.
   No payments may be made under the Lease if there is a default in payment on senior indebtedness of HCLP or the maturity of such senior indebtedness is accelerated. In addition, during the continuance of certain defaults under certain senior indebtedness of HCLP, HCLP is not permitted to make payments under the Lease for a payment blockage period of up to 179 of 360 consecutive days. As a result, the Issuer will have insufficient funds to pay the notes. Despite the fact that the notes are secured by the Equipment of the Issuer, any remedies exercisable against this collateral will also be blocked during any payment blockage period.

   Limited Rights Against Issuer in Bankruptcy--In addition to the risks discussed above with respect to bankruptcy of HCLP, if the Issuer declares bankruptcy, your rights against the Issuer may be limited.

   If the Issuer were the subject of a bankruptcy petition, the right to exercise virtually all remedies against the Issuer would be stayed, including the right to proceed against the collateral held by the collateral agent securing the notes. A bankruptcy court may recharacterize the Lease as a secured financing incurred by HCLP and therefore restrict your ability to realize on the Equipment in order to satisfy the obligation under the notes. In addition, the bankruptcy court could permit the use or disposition of payments made under the Lease for purposes other than making payments on the notes and could reduce the amount or modify the timing of payments due under the notes or the Lease, including by rejecting the Lease.

   Characterization of the Lease--We and the Issuer intend that the Lease be treated as an operating lease for financial accounting purposes but as a financing arrangement for income and certain other tax purposes. Accounting treatment inconsistent with our intent could adversely affect our other obligations and tax treatment inconsistent with our intent could have a material adverse effect on our financial condition and results of operations.

   We and the Issuer intend to treat the Lease as a secured financing arrangement for income and certain other tax purposes, which is consistent with how the Lease is intended to be treated for bankruptcy law and state law purposes, but differs from the treatment of the Lease as an operating lease for financial accounting purposes.

   If the Internal Revenue Service or another taxing authority were to successfully contend that the Lease or any of our other operating leases should be treated as a sale and leaseback of equipment rather than a secured financing arrangement, we may owe significant additional taxes. This result may affect our ability to make payments on the Lease, which in turn may affect the Issuer's ability to make payments to the holders of the notes.

   In addition, if the Lease is treated as indebtedness rather than as an operating lease for financial accounting purposes, this additional indebtedness could cause a default with respect to certain of our other obligations. Some of those obligations, including our bank credit agreement and our other operating leases, are senior to our obligations with respect to the Lease. A default under those other obligations could affect our ability to make timely payments on the Lease, which in turn may affect the Issuer's ability to make timely payments to the holders of the notes.

   Prior Liens--Other creditors may have prior liens on the collateral that could reduce or eliminate the amount of collateral securing the notes.

   In general, the priority of the liens on a particular item of collateral securing the Lease is determined by the time that the security interest in that item of collateral is perfected. Creditors such as purchase money lenders may be entitled to a prior claim to someone, such as the collateral agent, even if that person has previously perfected a security interest in the collateral. Furthermore, liens such as landlords', warehousemen's and materialmen's liens and tax liens may by law have priority over the liens granted for your benefit in the collateral.

   We do not believe there are any material prior liens on the collateral securing claims of anyone that is not a party to the Lease. However, additional prior claims may arise by law and a bankruptcy or other court may refuse, on equitable or other grounds, to enforce the terms of the Lease and the participation agreement against the other creditors party to those agreements. If this were to happen, the claims of the other creditors against the collateral could be prior to yours.

   Fraudulent Transfer--The Hanover Guarantee could be declared void or subordinate because of federal bankruptcy law or comparable state law provisions.

   Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, the Hanover Guarantee could be declared void, or claims in respect of such guarantee could be subordinated to all other debts of Hanover or HCLP if, among other things, Hanover or HCLP, as the case may be, at the time it incurred the indebtedness evidenced by the Hanover Guarantee received less than reasonably equivalent value or fair consideration for the incurrence of the Hanover Guarantee and

    .  was insolvent or rendered insolvent by reason of that incurrence;

    . was engaged in a business or transaction for which Hanover's or HCLP's remaining assets constituted unreasonably small capital; or

    . intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

   In addition, any payment by Hanover or HCLP pursuant to the Hanover Guarantee could be declared void and required to be returned to Hanover or HCLP, as the case may be, or to a fund for the benefit of its creditors.

   The measures of insolvency for purposes of the fraudulent transfer laws vary depending on the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, an entity would be considered insolvent if:

    . the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

    . the present fair saleable value of its assets was less than the amount that would be required to pay its probable liabilities on its existing debts, including contingent liabilities, as they become absolute and mature; or

    .  it could not pay its debts as they become due.

   We cannot be sure as to the standard a court would use to determine whether or not Hanover or HCLP was solvent at the relevant time, or, regardless of the standard a court uses, that the issuance of the Hanover Guarantee would not be voided or that the Hanover Guarantee would not be subordinated to Hanover's or HCLP's other debt.

   If the Hanover Guarantee were legally challenged, it could also be subject to the claim that, because incurred for the benefit of the holders of the notes, and only indirectly for the benefit of Hanover and HCLP, the obligations of Hanover or HCLP, as the case may be, were incurred for less than fair consideration.

   A court could thus void the obligations under the Hanover Guarantee with respect to Hanover or HCLP or subordinate the Hanover Guarantee to Hanover's or HCLP's other debt or take other action detrimental to holders of the notes.

   No Prior Public Trading Market--There currently exists no public market for the new notes, and we cannot assure you that one will develop.

   The new notes are new securities for which there is currently no trading market. We do not intend to list the new notes on any securities exchange. No affiliate of the Issuer will make a market in the new notes. Although we expect the new notes to be eligible for trading in the PORTAL market, an active trading market for the new notes may never develop.

   The liquidity of any market for the new notes will depend upon various factors, including:

    .  the number of holders of the new notes;

    .  the interest of securities dealers in making a market for the new notes;

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

    .  the overall market for high-yield securities;

    .  our financial performance and prospects; and

    .  the prospects for companies in our industry generally.

   Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities like the new notes. The market for the new notes, if any, may be subject to similar disruptions. Any such disruptions could adversely affect you as a holder of the new notes.

   In addition, to the extent that old notes are surrendered and accepted in the exchange offer, the trading market for unsurrendered old notes and for surrendered-but-unaccepted old notes could be adversely affected due to the limited amount of old notes that are expected to remain outstanding following the exchange offer. Generally, when there are fewer outstanding securities of a given issue, there is less demand to purchase that security. This results in a lower price for the security. Conversely, if many old notes are not surrendered, or are surrendered-but-unaccepted, the trading market for the new notes could be adversely affected. See "Plan of Distribution" and "The Exchange Offer" for further information regarding the distribution of the new notes and the consequences of failure to participate in the exchange offer.

   Repayment or Repurchase of Notes--The Issuer may be unable to repay or, following a change in control, repurchase the notes.

   There is no sinking fund with respect to the notes, and at maturity the entire outstanding principal amount of the notes will become due and payable. If Hanover experiences a change in control of the type described under "Description of Notes," you may require the Issuer to repurchase all or a portion of your notes prior to maturity. We cannot assure you that the Issuer will have sufficient funds to repay the notes at maturity or to repurchase the notes tendered following a change in control. The Issuer's failure to repurchase any tendered notes or to repay the notes upon maturity would constitute an event of default under the indenture and, upon acceleration of the notes in accordance with the indenture, would cause a default under the terms of Hanover's $350 million bank credit agreement, existing operating leases and 4.75% convertible senior notes due 2008.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   Certain matters discussed in this prospectus are "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as "believes," "anticipates," "expects," "estimates," or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those anticipated as of the date of this prospectus. The risks and uncertainties include:

    .  the loss of market share through competition;

    .  the introduction of competing technologies by other companies;

    . a prolonged, substantial reduction in oil and gas prices which would cause a decline in the demand for our compression and oil and gas production equipment;

    . new governmental safety, health and environmental regulations which could require us to make significant capital expenditures;

    .  our inability to successfully integrate acquired businesses; and

    . changes in economic or political conditions in the countries in which we operate.

   The forward-looking statements included herein are only made as of the date of this prospectus, and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

                              THE EXCHANGE OFFER

Purpose of the Exchange Offer

   We issued the old notes on August 30, 2001 in a transaction exempt from the registration requirements of the Securities Act. Accordingly, the old notes may not be reoffered, resold, or otherwise transferred unless so registered or unless an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is available.

   In connection with the sale of the old notes, we entered into an exchange and registration rights agreement, which requires us to:

    . file a registration statement with the Securities and Exchange Commission relating to the exchangeoffer not later than 120 days after the date of issuance of the old notes;

    . use our reasonable best efforts to cause the registration statement relating to the exchange offer to become effective under the Securities Act no later than 150 days after the date of issuance of the old notes;

    . use our reasonable best efforts to complete the exchange offer no later than 180 days after the date of issuance of the old notes; and

    . to file a shelf registration statement for the resale of the old notes if we cannot effect an exchange offer within 180 days after the date of issuance of the old notes and in other designated circumstances.

   We have filed a copy of the exchange and registration rights agreement as an exhibit to the registration statement of which this prospectus is a part. We are making the exchange offer to satisfy our obligations under the exchange and registration rights agreement. Other than pursuant to the exchange and registration rights agreement, we are not required to file any registration statement to register any outstanding old notes. Holders of old notes who do not tender their old notes or whose old notes are tendered but not accepted in the exchange offer must rely on an exemption from the registration requirements under the federal securities laws if they wish to sell their old notes.

Terms of the Exchange Offer

   We are offering to exchange, subject to the conditions described in this prospectus and in the letter of transmittal accompanying this prospectus, $1,000 in principal amount of new notes for each $1,000 in principal amount of the old notes. The terms of the new notes are identical in all material respects to the terms of the old notes, except that the new notes will generally be freely transferable by holders of the new notes and will not be subject to the terms of the exchange and registration rights agreement. The new notes will evidence the same indebtedness as the old notes and will be entitled to the benefits of the indenture. For additional information, see "Description of Notes."

   The exchange offer is not conditioned upon the tender of any minimum principal amount of old notes.

   We have not requested, and do not intend to request, an interpretation by the staff of the Securities and Exchange Commission as to whether the new notes issued in exchange for the old notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Instead, based on an interpretation by the staff of the Securities and Exchange Commission set forth in a series of no-action letters issued to third parties, we believe that new notes issued in the exchange offer in exchange for old notes may be offered for sale, resold and otherwise transferred by any holder of new notes, other than any holder that is a broker-dealer or is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

 . the new notes are acquired in the ordinary course of the holder's business;

    . the holder has no arrangement or understanding with any person to participate in the distribution of the new notes; and

    . the holder is not engaged in, and does not intend to engage in, a distribution of the new notes.

   Because the Securities and Exchange Commission has not considered the exchange offer in the context of a no-action letter, we can provide no assurance that the staff of the Securities and Exchange Commission would make a similar determination with respect to the exchange offer. Any holder who is an affiliate of ours or who tenders old notes in the exchange offer for the purpose of participating in a distribution of the new notes cannot rely on the interpretation by the staff of the Securities and Exchange Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In connection with the foregoing, each holder must make certain representations to us to participate in the exchange offer. See "--Procedures for Tendering Old Notes" and "--Terms and Conditions of the Letter of Transmittal."

   Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution." Broker-dealers who acquired old notes directly from us and not as a result of market-making activities or other trading activities may not rely on the staff's interpretations discussed above or participate in the exchange offer, and must comply with the prospectus delivery requirements of the Securities Act to sell the old notes.

   The new notes will accrue interest from the date of issuance of the old notes, which was August 30, 2001. Holders whose old notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the old notes. Tendering holders of the old notes will not be required to pay brokerage commissions or fees, or transfer taxes, except as specified in the instructions in the letter of transmittal, with respect to the exchange of the old notes in the exchange offer.

Expiration Date; Extension; Termination; Amendment

   The exchange offer will expire at 5:00 p.m., New York City time, on    ,
2002, unless we, in our sole discretion, extend the period of time for which the exchange offer is open. Such time and date, as it may be extended, is referred to herein as the "expiration date." The expiration date will be at least 20 business days after the commencement of the exchange offer in accordance with Rule 14e-1(a) under the Exchange Act. We expressly reserve the right, at any time or from time to time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance for exchange of any old notes. We will extend the expiration date by giving oral (promptly confirmed in writing) or written notice of the extension to the exchange agent and by timely public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During the extension, all old notes previously tendered will remain subject to the exchange offer unless properly withdrawn. We expressly reserve the right to:

    . terminate or amend the exchange offer and not to accept for exchange any old notes not previously accepted for exchange upon the occurrence of any of the events specified below under "--Conditions to the Exchange Offer" below which have not been waived by us; and

    . amend the terms of the exchange offer in any manner, whether before or after any tender of the old notes.

   If any termination or amendment occurs, we will notify the exchange agent and will either issue a press release or give oral or written notice to the holders of the old notes as promptly as practicable.

   For purposes of the exchange offer, a "business day" means any day other than Saturday, Sunday or a date on which banking institutions are required or authorized by Delaware or New
York State law to be closed, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. Unless we terminate the exchange offer prior to 5:00 p.m., New York City time, on the expiration date, we will exchange the new notes for the old notes promptly following the expiration date.

Procedures for Tendering

   Our acceptance of old notes tendered by a holder will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions described in this prospectus and in the accompanying letter of transmittal. All references in this prospectus to the letter of transmittal are deemed to include a facsimile of the letter of transmittal. A holder of old notes may tender the old notes by:

 . properly completing and signing the letter of transmittal or a facsimile thereof;

 . properly completing any required signature guarantees;

 . properly completing any other documents required by the letter of transmittal; and

 . delivering all of the above, together with the certificate or certificates representing the old notes being tendered, to the exchange agent at its address set forth below on or prior to the expiration date; or

 . complying with the procedure for book-entry transfer described below; or

 . complying with the guaranteed delivery procedures described below.

   The method of delivery of old notes, letters of transmittal and all other required documents is at the election and risk of the holders. If the delivery is by mail, it is recommended that registered mail properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to ensure timely delivery. Holders should not send old notes or letters of transmittal to us.

   The signature on the letter of transmittal need not be guaranteed if:

 . tendered old notes are registered in the name of the signer of the letter of transmittal;

 . the new notes to be issued in exchange for the old notes are to be issued in the name of the holder; and

 . any untendered old notes are to be reissued in the name of the holder.

   In any other case, the tendered old notes must be:

 . endorsed or accompanied by written instruments of transfer in form satisfactory to us;

 . duly executed by the holder; and

 . the signature on the endorsement or instrument of transfer must be guaranteed by a bank, broker, dealer, credit union, savings association, clearing agency or other institution, in each case that is an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act and that is a member in good standing of a recognized medallion signature guarantee program (an "Eligible Institution").

   If the new notes and/or old notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the old notes, the signature in the letter of transmittal must be guaranteed by an Eligible Institution.

   The exchange agent will make a request within two business days after the date of receipt of this prospectus to establish accounts with respect to the old notes at The Depository Trust Company, the "book-entry transfer facility," for the purpose of facilitating the exchange offer, unless suitable accounts have already been established.

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

We refer to The Depository Trust Company in this prospectus as "DTC." Subject to establishing the accounts, any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer the old notes into the exchange agent's account with respect to the old notes in accordance with the book-entry transfer facility's procedures for the transfer. Although delivery of old notes may be effected through book-entry transfer into the exchange agent's account at the book-entry transfer facility, an appropriate letter of transmittal with any required signature guarantee and all other required documents, or an agent's message, must in each case be properly transmitted to and received or confirmed by the exchange agent at its address set forth below prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

   The exchange agent and DTC have confirmed that the exchange offer is eligible for the DTC Automated Tender Offer Program. We refer to the Automated Tender Offer Program in this prospectus as "ATOP." Accordingly, DTC participants may, in lieu of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange offer by causing DTC to transfer old notes to the exchange agent in accordance with DTC's ATOP procedures for transfer. DTC will then send an agent's message. The term "agent's message" means a message which:

    .  is transmitted by DTC;

    . is received by the exchange agent and forms part of the book-entry transfer;

    . states that DTC has received an express acknowledgment from a participant in DTC that is tendering old notes which are the subject of the book-entry transfer;

    . states that the participant has received and agrees to be bound by all of the terms of the letter of transmittal; and

    . states that we may enforce such letter of transmittal and the agreements set forth therein against the participant.

   If a holder desires to accept the exchange offer and time will not permit a letter of transmittal or old notes to reach the exchange agent before the expiration date or the procedure for book-entry transfer cannot be completed on a timely basis, the holder may effect a tender if the exchange agent has received at its address set forth below on or prior to the expiration date, a letter, telegram or facsimile transmission, and an original delivered by guaranteed overnight courier, from an Eligible Institution setting forth:

    .  the name and address of the tendering holder;

    . the names in which the old notes are registered and, if possible, the certificate numbers of the old notes to be tendered; and

    . a statement that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the expiration date, the old notes in proper form for transfer, or a confirmation of book-entry transfer of such old notes into the exchange agent's account at the book-entry transfer facility, will be delivered by the Eligible Institution together with a properly completed and duly executed letter of transmittal or an agent's message and any other required documents.

   So long as old notes being tendered by the above-described method are deposited with the exchange agent within the relevant time period, a tender will be deemed to have been received as of the date when:

    . the tendering holder's properly completed and duly signed letter of transmittal, or a properly transmitted agent's message, accompanied by the old notes or a confirmation of book-entry transfer of the old notes into the exchange agent's account at the book-entry transfer facility is received by the exchange agent; or

    . a notice of guaranteed delivery or letter, telegram or facsimile transmission to similar effect from an Eligible Institution is received by the exchange agent.

   Issuances of new notes in exchange for old notes tendered pursuant to a notice of guaranteed delivery or letter, telegram or facsimile transmission to similar effect by an Eligible Institution will be made only against deposit of the letter of transmittal and any other required documents and the tendered old notes or a confirmation of book-entry and an agent's message. All questions as to the validity, form, eligibility (including time of receipt), and acceptance of old notes tendered for exchange will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tenders of any old notes not properly tendered or not to accept any old notes which acceptance might, in our judgment or the judgment of our counsel, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any old notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer. The interpretation of the terms and conditions of the exchange offer, including the letter of transmittal and the instructions contained in the letter of transmittal, by us will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured prior to the expiration date. Neither we, the exchange agent nor any other person has any duty to you to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor will any of us incur any liability for failure to give such notification.

   If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, the old notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders appear on the old notes.

   If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by us, such persons must submit proper evidence satisfactory to us of their authority to so act.

   By tendering, each holder represents to us that, among other things:

    . the new notes acquired pursuant to the exchange offer are being acquired in the ordinary course of business of the holder;

    . the holder is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the new notes; and

    . the holder is not an "affiliate," as defined under Rule 405 of the Securities Act, of ours.

   Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution." Broker-dealers who acquired old notes directly from us and not as a result of market-making activities or other trading activities may not rely on the staff's interpretations discussed above or participate in the exchange offer, and must comply with the prospectus delivery requirements of the Securities Act to sell the old notes.

Terms and Conditions of the Letter of Transmittal

   The letter of transmittal contains, among other things, the following terms and conditions, which are part of the exchange offer.

   The party tendering old notes for exchange exchanges, assigns and transfers the old notes to us and irrevocably constitutes and appoints the exchange agent as his agent and attorney-in-fact to cause the old notes to be assigned, transferred and exchanged. We refer to the party tendering notes herein as the "transferor." The transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the old notes and to acquire new notes issuable upon the exchange of the tendered old notes, and that, when the same are accepted for exchange, we will acquire good and unencumbered title to the tendered old notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the exchange agent or us to be necessary or desirable to complete the exchange, assignment and transfer of tendered old notes or transfer ownership of such old notes on the account books maintained by a book-entry transfer facility. The transferor further agrees that acceptance of any tendered old notes by us and the issuance of new notes in exchange for old notes will constitute performance in full by us of various of our obligations under the exchange and registration rights agreement. All authority conferred by the transferor will survive the death or incapacity of the transferor and every obligation of the transferor will be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of the transferor.

   The transferor certifies that it is not an "affiliate" of ours within the meaning of Rule 405 under the Securities Act and that it is acquiring the new notes offered hereby in the ordinary course of the transferor's business and that the transferor has no arrangement or understanding with any person to participate in the distribution of the new notes. Each transferor must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of new notes. Each transferor which is a broker-dealer receiving new notes for its own account must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

Withdrawal Rights

   Tenders of old notes may be withdrawn at any time prior to the expiration date.

   For a withdrawal to be effective, a written notice of withdrawal sent by telegram, facsimile transmission, with receipt confirmed by telephone, or letter must be received by the exchange agent at the address set forth in this prospectus prior to the expiration date. Any notice of withdrawal must:

    . specify the name of the person having tendered the old notes to be withdrawn;

    . identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of such old notes;

    .  specify the principal amount of old notes to be withdrawn;

    . include a statement that the holder is withdrawing his election to have the old notes exchanged;

    . be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered or as otherwise described above, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee under the indenture register the transfer of the old notes into the name of the person withdrawing the tender; and

    . specify the name in which any such old notes are to be registered, if different from that of the person who tendered the old notes.

   The exchange agent will return the properly withdrawn old notes promptly following receipt of the notice of withdrawal. If old notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes or otherwise comply with the book- entry transfer facility procedure. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by us and our determination will be final and binding on all parties.

   Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder without cost to the holder. In the case of old notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, the old notes will be credited to an account with the book-entry transfer facility specified by the holder. In either case, the old notes will be returned as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under "--Procedures for Tendering" above at any time prior to the expiration date.

Acceptance of Old Notes for Exchange; Delivery of New Notes

   Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, on the expiration date, all old notes properly tendered and will issue the new notes promptly after such acceptance. See "--Conditions to the Exchange Offer" below for more detailed information. For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange when, and if, we have given oral (promptly confirmed in writing) or written notice of our acceptance to the exchange agent.

   For each old note accepted for exchange, the holder of the old note will receive a new note having a principal amount equal to that of the surrendered old note.

   In all cases, issuance of new notes for old notes that are accepted for exchange pursuant to the exchange offer will be made only after:

    . timely receipt by the exchange agent of certificates for the old notes or a timely book-entry confirmation of the old notes into the exchange agent's account at the book-entry transfer facility;

    . a properly completed and duly executed letter of transmittal, or a properly transmitted agent's message; and

    .  timely receipt by the exchange agent of all other required documents.

   If any tendered old notes are not accepted for any reason or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or nonexchanged old notes will be returned without expense to the tendering holder of the old notes. In the case of old notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, the non-exchanged old notes will be credited to an account maintained with the book-entry transfer facility. In either case, the old notes will be returned as promptly as practicable after the expiration of the exchange offer.

Conditions to the Exchange Offer

   Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer, by oral (promptly confirmed in writing) or written notice to the exchange agent or by a timely press release, if at any time before the acceptance of the old notes for exchange or the exchange of the new notes for such old notes, any of the following conditions exist:

    . any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our judgment would be expected to impair our ability to proceed with the exchange offer; or

    . the exchange offer, or the making of any exchange by a holder, violates applicable law, any applicable interpretation of the staff of the Securities and Exchange Commission or any order of any governmental agency or court of competent jurisdiction.

   The conditions described above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to the condition or we may waive any condition in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise any of the rights described above will not be deemed a waiver of the right and each right will be deemed an ongoing right which we may assert at any time and from time to time.

   If we waive or amend the conditions above, we will, if required by law, extend the exchange offer for a minimum of five business days from the date that we first give notice, by public announcement or otherwise, of the waiver or amendment, if the exchange offer would otherwise expire within the five business-day period. Any determination by us concerning the events described above will be final and binding upon all parties.

   In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for those old notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939. In any of those events, we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

   The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered.

Exchange Agent

   Wilmington Trust FSB has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below:

By Registered or Certified Mail:      By Facsimile:       By Hand or Overnight Courier:

 Corporate Trust Reorg Services      (302) 636-4145      Corporate Trust Reorg Services
      Wilmington Trust FSB                                    Wilmington Trust FSB
        as Exchange Agent         Confirm by Telephone:         as Exchange Agent
         Mail Drop 1615                                        Rodney Square North
          P.O. Box 8861              (302) 636-6472         1100 North Market Street
    Wilmington, DE 19899-8861                               Wilmington, DE 19890-1615
Re: Hanover Equipment Trust 2001B                       Re: Hanover Equipment Trust 2001B

   You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent at the address and telephone number set forth in the letter of transmittal.

   Delivery to an address other than as set forth on the letter of transmittal, or transmissions of the letter by transmittal via a facsimile number other than the one set forth on the letter of transmittal, will not constitute a valid delivery.

Solicitations of Tenders; Fees and Expenses

   We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this and other related documents to the beneficial owners of the old notes and in handling or forwarding tenders for their customers.

   We will pay the estimated cash expenses to be incurred in connection with the exchange offer. We estimate the expenses to be approximately $400,000 which includes fees and expenses of the exchange agent, trustee, registration fees, accounting, legal, printing and related fees and expenses.

   No person has been authorized to give any information or to make any representations in connection with the exchange offer other than those contained in this prospectus. If given or made, such information or representations should not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any exchange made pursuant to this prospectus, under any circumstances, create any implication that there has been no change in our affairs since the respective dates as of which information is given in this prospectus. The exchange offer is not being made to, nor will tenders be accepted from or on behalf of, holders of old notes in any jurisdiction in which the making of the exchange offer or the acceptance of the exchange offer would not be in compliance with the laws of the jurisdiction. However, we may, at our discretion, take such action as we may deem necessary to make the exchange offer in the jurisdiction and extend the exchange offer to holders of old notes in the jurisdiction. In any jurisdiction in which the securities laws or blue sky laws of which require the exchange offer to be made by a licensed broker or dealer, the exchange offer is being made on our behalf by one or more registered brokers or dealers which are licensed under the laws of the jurisdiction.

Transfer Taxes

   We will pay all transfer taxes, if any, applicable to the exchange of old notes pursuant to the exchange offer. However, the transfer taxes will be payable by the tendering holder if:

    . certificates representing new notes or old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the old notes tendered; or

    . tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or

    . a transfer tax is imposed for any reason other than the exchange of old notes pursuant to the exchange offer.

   If taxes are payable by the tendering holders, we will bill the amount of the transfer taxes directly to the tendering holder if satisfactory evidence of payment of the taxes or exemption therefrom is not submitted with the letter of transmittal.

Accounting Treatment

   For accounting purposes, we will not recognize gain or loss upon the exchange of the new notes for old notes. We will amortize expenses incurred in connection with the issuance of the new notes over the term of the new notes.

Consequence of Failure to Exchange

   Holders of old notes who do not exchange their old notes for new notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of the old notes as described in the legend on the old notes. Old notes not exchanged pursuant to the exchange offer will continue to remain outstanding in accordance with their terms. In general, the old notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the old notes under the Securities Act.

   Participation in the exchange offer is voluntary, and holders of old notes should carefully consider whether to participate. Holders of old notes are urged to consult their financial and tax advisors in making their own decision on what action to take.

   As a result of the making of, and upon acceptance for exchange of all validly tendered old notes pursuant to the terms of, this exchange offer, we will have fulfilled our obligations under the exchange and registration rights agreement. Holders of old notes who do not tender their old notes in the exchange offer will continue to hold the old notes and will be entitled to all the rights and limitations applicable to the old notes under the indenture, except for any rights under the exchange and registration rights agreement that by their terms terminate or cease to have further effectiveness as a result of the making of this exchange offer. All untendered old notes will continue to be subject to the restrictions on transfer described in the indenture. To the extent that old notes are tendered and accepted in the exchange offer, the trading market for untendered old notes could be adversely affected.

   We may in the future seek to acquire, subject to the terms of the indenture, untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any old notes which are not tendered in the exchange offer.

Resale of New Notes

   We are making the exchange offer in reliance on the position of the staff of the Securities and Exchange Commission as set forth in interpretive letters addressed to third parties in other transactions. However, we have not sought our own interpretive letter and we can provide no assurance that the staff would make a similar determination with respect to the exchange offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff, we believe that the new notes issued pursuant to the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by a holder, other than any holder who is a broker-dealer or an "affiliate" of ours within the meaning of Rule 405 of the Securities Act, without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

    . the new notes are acquired in the ordinary course of the holder's business; and

    . the holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution of the new notes.

   However, any holder who is:

   .   an "affiliate" of ours;

    . who has an arrangement or understanding with respect to the distribution of the new notes to be acquired pursuant to the exchange offer; or

    . any broker-dealer who purchased old notes from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act,

could not rely on the applicable interpretations of the staff and must comply with the registration and prospectus delivery requirements of the Securities Act. A broker-dealer who holds old notes that were acquired for its own account as a result of market-making or other trading activities may be deemed to be an "underwriter" within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of new notes. Each such broker-dealer that receives new notes for its own account in exchange for old notes, where the broker-dealer acquired the old notes as a result of market-making activities or other trading activities, must acknowledge, as provided in the letter of transmittal, that it will deliver a prospectus in connection with any resale of such new notes. For more detailed information, see "Plan of Distribution."

   In addition, to comply with the securities laws of various jurisdictions, if applicable, the new notes may not be offered or sold unless they have been registered or qualified for sale in the jurisdiction or an exemption from registration or qualification is available and is complied with. We have agreed, pursuant to the exchange and registration rights agreement and subject to specified limitations therein, to register or qualify the new notes for offer or sale under the securities or blue sky laws of the jurisdictions as any holder of the new notes reasonably requests. The registration or qualification may require the imposition of restrictions or conditions, including suitability requirements for offerees or purchasers, in connection with the offer or sale of any new notes.

Shelf Registration Statement

   If:

    . we are not permitted to effect the exchange offer because of any change in law or applicable interpretations by the staff of the Securities and Exchange Commission;

    . the exchange offer is not consummated for any reason within 180 days after the date of issuance of the old notes;

    . any old notes tendered pursuant to the exchange offer are not exchanged for new notes within 10 days of being accepted in the exchange offer;

    . any of the initial purchasers of the old notes so requests with respect to old notes not eligible to be exchanged for new notes in the exchange offer and held by it following the consummation of the exchange offer; or

    . any applicable law or interpretations do not permit any holder to participate in the exchange offer,

then we will file as promptly as practicable and use our reasonable best efforts to cause the Securities and Exchange Commission to declare effective a shelf registration statement with respect to the resale of the old notes and keep the statement effective for up to two years after the effective date of the shelf registration statement or such shorter period that will terminate when all the old notes covered by the registration statement have been sold pursuant to the shelf registration statement. Under certain circumstances, we may suspend the effectiveness of the shelf registration statement for up to 60 days in any year during the two-year period of effectiveness described above.

Additional Interest

   If:

    . we fail to consummate the exchange offer on or prior to 180 days after the date of issuance of the old notes;

    . we fail to file the shelf registration statement required by the exchange and registration rights agreement on or before the date specified for such filing;

    . the shelf registration statement is not declared effective by the Securities and Exchange Commission on or prior to the date specified for such effectiveness in the exchange and registration rights agreement; or

    . the shelf registration statement is declared effective but thereafter ceases to be effective without being succeeded within 30 days by an additional registration statement filed and declared effective (each such event, a "Registration Default"), then we are obligated to pay additional interest to each holder of notes, during the period of one or more such Registration Defaults, in an amount equal to $0.192 per week per $1,000 principal amount of notes held by such holder.

   Following the cure of all Registration Defaults, the accrual of additional interest will cease.

                                USE OF PROCEEDS

   This exchange offer is intended to satisfy the obligations of the Issuer, Hanover and HCLP under the exchange and registration rights agreement entered into with the initial purchasers of the old notes concurrently with the issuance of the old notes. None of the registrants will receive any cash proceeds from the exchange offer. You will receive, in exchange for old notes tendered by you in the exchange offer, new notes in like principal amount. The old notes surrendered in exchange for the new notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any increase of the Issuer's, Hanover's or HCLP's outstanding debt.

   The Issuer used the proceeds from the sale of the old notes, together with equity financing raised by the Issuer, to purchase domestic gas compression equipment covered by the operating lease from HCLP and certain of its subsidiaries. Hanover used the proceeds from the sale of the Equipment covered by the operating lease to exercise HCLP's equipment purchase option under an existing operating lease and for general corporate purposes.

                 CAPITALIZATION OF HANOVER COMPRESSOR COMPANY
                  AND HANOVER COMPRESSION LIMITED PARTNERSHIP

   In the table below and the footnotes thereto, we have provided you with Hanover's and HCLP's total capitalization at September 30, 2001. You should read this table and the footnotes thereto in conjunction with Hanover's and HCLP's consolidated financial statements and the notes related thereto, which are included or incorporated by reference in this prospectus. See "Where You Can Find More Information" and "Incorporation of Documents by Reference."

                                                                  As of September 30,
                                                                        2001(1)
                                                                  -------------------
                                                                    (in thousands,
                                                                   except par value
                                                                  and share amounts)
                                                                      (unaudited)
Current maturities of long-term debt.............................     $    5,607
                                                                      ----------
Long-term debt
   4.75% Convertible Senior Notes................................        192,000
   $200 million bank credit agreement (2)........................         85,000
   Subordinated acquisition note (3).............................        150,000
   Other.........................................................          7,709
                                                                      ----------
       Total long-term debt......................................        434,709
                                                                      ----------
Joint venture payment (4)........................................         58,000
                                                                      ----------
Mandatorily redeemable convertible
   preferred securities..........................................         86,250
                                                                      ----------
Common stockholders' equity
   Common stock, $.001 par value, 200,000,000 shares authorized;
     79,155,497 shares issued and outstanding (5)................             79
   Additional paid-in capital (5)................................        825,173
   Notes-receivable--employee stockholders.......................         (1,499)
   Accumulated other comprehensive loss..........................         (8,393)
   Retained earnings.............................................        223,392
   Treasury stock--75,739 common shares, at cost.................           (717)
                                                                      ----------
       Total common stockholders' equity.........................      1,038,035
                                                                      ----------
       Total capitalization......................................     $1,622,601
                                                                      ==========

--------
(1) The following table reflects the total capitalization of HCLP at September 30, 2001:

                                                    As of September 30,
                                                           2001
                                                    -------------------
                                                      (in thousands)
                                                        (unaudited)
        Current maturities of long-term debt.......     $    5,607
                                                        ----------
        Long-term debt
           $200 million bank credit agreement (2)..         85,000
           Subordinated acquisition note (3).......        150,000
           Other...................................          7,709
                                                        ----------
              Total long-term debt.................        242,709
                                                        ----------
        Joint venture payment (4)..................         58,000
                                                        ----------
        Partners' equity
           Partners' capital.......................      1,309,248
           Accumulated other comprehensive loss....         (8,393)
                                                        ----------
              Total partners' equity...............      1,300,855
                                                        ----------
              Total capitalization.................     $1,607,171
                                                        ==========

(2) As of September 30, 2001, we had outstanding borrowings of approximately $85.0 million under our $200 million bank credit agreement (4.6% rate at September 30, 2001). We refinanced our $200 million bank credit agreement in December 2001 to increase the borrowing capacity to $350 million and extend the maturity to November 2004. As of December 3, 2001, we had approximately $174.5 million of credit capacity remaining on our $350 million bank credit agreement.

(3) As more fully described under "Description of Certain Indebtedness", amounts outstanding under the subordinated acquisition note accrue pay-in-kind interest at a fixed rate of 8.5% until six months after the date of issuance of the note, and thereafter the interest rate increases periodically in increments of 1% to 2% per annum to a maximum interest rate 42 months after issuance of 15.5%. We are considering alternatives to prepay the subordinated acquisition note, including the possible sale of equity securities. In the event that we complete an offering of equity securities, the terms of the note require us to apply the proceeds of the offering toward repayment of the note, subject to certain exceptions.

(4) We are required to pay $58 million to Schlumberger with proceeds of a refinancing of a South American joint venture acquired by Hanover in the acquisition of the gas compression business of Schlumberger. If the joint venture fails to execute the refinancing on or before December 31, 2002, Hanover is obligated to either put its interest in such joint venture back to Schlumberger or make the joint venture payment using other funds. This amount is included in "Other liabilities" in Hanover's and HCLP's balance sheet.

(5) Does not include shares of common stock issuable upon exercise of employee stock options or exercise of warrants to purchase common stock.

   Since January 1999, we have completed five sale and leaseback transactions (including the Lease) of compression equipment from which we received aggregate gross proceeds of approximately $1,139.6 million. The leaseback of the equipment is recorded as an operating lease. Three of these transactions, completed in 1999 and 2000, have five-year terms and require quarterly rental payments based on the London Interbank Offered Rate. Under these three leases, we continue to utilize the equipment and have the option to repurchase the equipment at any time at fair market value. The Lease has a ten-year term and requires semi-annual rental payments based upon the amount necessary for the Issuer to make regularly scheduled payments on the notes and to provide a return to its equity certificate holder. The fifth transaction, completed concurrently with the Lease, has a seven-year term and is substantially similar to the Lease. We have approximately $881 million in residual value guarantees that are due upon termination of our operating leases (including the Lease), which may be satisfied by a cash payment or the exercise of our purchase options under the terms of the respective lease agreements.

                CAPITALIZATION OF HANOVER EQUIPMENT TRUST 2001B

   The following table sets forth the Issuer's capitalization as of September 30, 2001. You should read this table in conjunction with the Issuer's financial statements and notes thereto, which are included in this prospectus.

                                        As of September
                                           30, 2001
                                        ---------------
                                        (in thousands)
Long-term debt:
   8.75% senior Secured Notes due 2011.    $250,000
Certificate holder's equity:
   Equity certificates.................       7,750
   Trust deficit.......................        (689)
                                           --------
       Certificate holder's equity.....       7,061
                                           --------
          Total capitalization.........    $257,061
                                           ========

               SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA
                         OF HANOVER COMPRESSOR COMPANY
                  AND HANOVER COMPRESSION LIMITED PARTNERSHIP

   In the table below and the footnotes thereto, we have provided you with Hanover's and HCLP's selected historical consolidated financial data and pro forma combined condensed financial data. The historical consolidated financial data of Hanover for each of the fiscal years in the five-year period ended December 31, 2000 were derived from Hanover's audited consolidated financial statements. The historical consolidated financial data of HCLP for each of the fiscal years in the three-year period ended December 31, 2000 were derived from HCLP's audited consolidated financial statements. The historical consolidated financial data of HCLP for the fiscal years ended December 31, 1997 and 1996 were derived from HCLP's unaudited consolidated financial statements. The historical consolidated financial data as of and for the nine months ended September 30, 2001 and 2000 were derived from Hanover's and HCLP's unaudited condensed consolidated financial statements. In the opinion of management, such unaudited financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position and results of operations of such interim periods.

   In August 2001, we acquired the gas compression business of Schlumberger for total consideration of $761 million, consisting of $270 million in cash, $150 million in a long-term subordinated note and approximately 8.7 million shares of common stock, subject to certain post-closing adjustments pursuant to the acquisition agreement that to date have resulted in an increase in the purchase price to approximately $768 million due to an increase in net assets acquired and before any reduction due to the restrictions on the marketability of the common stock (the "POI Acquisition"). In addition, we are required under certain circumstances to pay $58 million to Schlumberger with the proceeds of a refinancing of a South American joint venture acquired in the POI Acquisition. In connection with the POI Acquisition, we sold certain gas compression equipment to the Issuer and to Hanover Equipment Trust 2001A and exercised our equipment purchase option under an existing operating lease entered into during 1998 (the "1998 Lease") (collectively, the "Transactions"). In September 2000, Hanover acquired the compression services division of Dresser-Rand Company ("CSD-DR") from Ingersoll-Rand Company for approximately $177 million of the Company's common stock and cash, subject to certain post-closing adjustments pursuant to the acquisition agreement that to date have resulted in an increase in the purchase price to approximately $197 million due to increases in net assets acquired (the "DR Acquisition"). The pro forma combined condensed financial data present our pro forma results of operations as if the Transactions and the DR Acquisition had occurred on January 1, 2000 and were derived from the pro forma combined condensed financial statements of operations for the nine months ended September 30, 2001 and the year ended December 31, 2000 included in this prospectus. The pro forma financial data is not adjusted to reflect the pro forma effect of our acquisitions of Applied Process Solutions, Inc., completed in June 2000, PAMCO Services International, completed in July 2000, or OEC Compression Corporation, completed in March 2001, none of which was significant. The pro forma financial data does not purport to be indicative of the results that would actually have been obtained had the POI Acquisition, the Transactions, and the DR Acquisition been completed on the date indicated or that may be obtained in the future.

   The information in this section should be read along with Hanover's consolidated financial statements, accompanying notes and other financial information, HCLP's consolidated financial statements, accompanying notes and other financial information, the combined financial statements of the compression services division of Dresser-Rand Company, the combined financial statements of the gas compression business of Schlumberger and related pro forma financial data, each of which is included or incorporated by reference in this prospectus. See "Where You Can Find More Information" and "Incorporation of Documents by Reference."

                          Hanover Compressor Company

                                                                               Year Ended December 31,
                                                           --------------------------------------------------------------
                                                           Pro Forma
                                                           2000(1)(2)  2000(1)    1999(1)   1998(1)     1997       1996
                                                           ---------- ----------  --------  --------  ---------  --------
                                                                      (in thousands, except per share amounts)
INCOME STATEMENT DATA:
Total revenues and other..................................  $807,657  $  603,829  $323,220  $286,351  $ 199,393  $137,544
Expenses:
  Operating...............................................   458,325     342,545   157,361   155,046    110,027    76,564
  Selling, general and administrative.....................    74,672      54,606    33,782    26,626     21,514    16,711
  Depreciation and amortization...........................    71,525      52,882    37,337    37,154     28,439    20,722
  Leasing expense.........................................    81,359      45,484    22,090     6,173
  Interest expense........................................    26,953       8,473     8,786    11,716     10,728     6,594
  Distributions on mandatorily redeemable convertible
   preferred securities...................................     6,369       6,369       278
                                                            --------  ----------  --------  --------  ---------  --------
   Total expenses.........................................   719,203     510,359   259,634   236,715    170,708   120,591
                                                            --------  ----------  --------  --------  ---------  --------
Income before income taxes................................    88,454      93,470    63,586    49,636     28,685    16,953
Provision for income taxes................................    32,905      34,771    23,145    19,259     11,043     6,730
                                                            --------  ----------  --------  --------  ---------  --------
Net income................................................  $ 55,549      58,699    40,441    30,377     17,642    10,223
                                                            ========
Other comprehensive income (loss), net of tax:
  Foreign currency translation adjustment.................                  (146)     (463)      152
                                                                      ----------  --------  --------  ---------  --------
Comprehensive income......................................            $   58,553  $ 39,978  $ 30,529  $  17,642  $ 10,223
                                                                      ==========  ========  ========  =========  ========
Net income available to common stockholders:
  Net income..............................................  $ 55,549  $   58,699  $ 40,441  $ 30,377  $  17,642  $ 10,223
  Dividends on Series A and Series B preferred stock......                                                         (1,773)
  Series A preferred stock exchange.......................                                                         (3,794)
  Series B preferred stock conversion.....................                                                         (1,400)
                                                            --------  ----------  --------  --------  ---------  --------
  Net income available to common stockholders.............  $ 55,549  $   58,699  $ 40,441  $ 30,377  $  17,642  $  3,256
                                                            ========  ==========  ========  ========  =========  ========
Diluted net income per share:
  Net income..............................................  $ 55,549  $   58,699  $ 40,441  $ 30,377  $  17,642  $  3,256
  Distributions on mandatorily redeemable convertible
   preferred securities, net of income tax................     4,140       4,140
                                                            --------  ----------  --------  --------  ---------  --------
  Net income for purposes of computing diluted net income
   per share..............................................  $ 59,689  $   62,839  $ 40,441  $ 30,377  $  17,642  $  3,256
                                                            ========  ==========  ========  ========  =========  ========
Weighted average common and common equivalent shares:
  Basic(3)................................................    72,486      61,831    57,048    56,936     51,246    40,996
                                                            --------  ----------  --------  --------  ---------  --------
  Diluted(3)..............................................    81,847      71,192    61,054    60,182     54,690    44,046
                                                            --------  ----------  --------  --------  ---------  --------
Earnings per common share:
  Basic(3)................................................  $   0.77  $     0.95  $   0.71  $   0.53  $     .34  $    .08
                                                            ========  ==========  ========  ========  =========  ========
  Diluted(3)..............................................  $   0.73  $     0.88  $   0.66  $   0.50  $     .32  $    .07
                                                            ========  ==========  ========  ========  =========  ========
OTHER DATA:
  EBITDA(4)...............................................  $274,660  $  206,678  $132,077  $104,679  $  67,852  $ 44,269
  Ratio of earnings to fixed charges(5)...................       1.7x        2.5x      2.9x      3.8x       3.7x      3.5x
CASH FLOWS PROVIDED BY(USED IN):
  Operating activities....................................            $    7,133  $ 68,222  $ 31,147  $  32,219  $ 20,276
  Investing activities....................................               (44,868)  (92,114)  (14,699)  (164,490)  (87,683)
  Financing activities....................................                77,589    18,218    (9,328)   129,510    71,740
BALANCE SHEET DATA(END OF PERIOD):
  Working capital.........................................            $  309,942  $107,966  $113,264  $  58,027  $ 41,513
  Net property, plant and equipment.......................               583,586   497,465   392,498    394,070   266,406
  Total assets............................................             1,289,521   756,510   614,590    506,452   341,387
  Long-term debt, excluding current maturities............               110,935    69,681   156,943    158,838   122,756
  Mandatorily redeemable convertible preferred securities.                86,250    86,250
  Common stockholders' equity.............................               639,993   367,914   315,470    287,028   176,113

                          Hanover Compressor Company

                                                                                                Nine Months Ended September 30,
                                                                                               ---------------------------------
                                                                                               Pro Forma
                                                                                               2001(1)(2)  2001(1)     2000(1)
                                                                                               ---------- ----------  ----------
                                                                                                     (in thousands, except
                                                                                                       per share amounts)
                                                                                                          (unaudited)
INCOME STATEMENT DATA:
Total revenues and other......................................................................  $887,294  $  781,641  $  370,222
Expenses:
  Operating...................................................................................   532,001     475,981     196,326
  Selling, general and administrative.........................................................    75,065      66,341      34,481
  Depreciation and amortization...............................................................    68,385      60,926      36,830
  Leasing expense.............................................................................    70,959      47,541      29,596
  Interest expense............................................................................    18,818      10,318       5,560
  Distributions on mandatorily redeemable convertible preferred securities....................     4,780       4,780       4,776
  Other.......................................................................................    11,473      11,473
                                                                                                --------  ----------  ----------
   Total expenses.............................................................................   781,481     677,360     307,569
                                                                                                --------  ----------  ----------
Income before income taxes....................................................................   105,813     104,281      62,653
Provision for income taxes....................................................................    40,202      39,620      23,305
                                                                                                --------  ----------  ----------
Income before cumulative effect of accounting change..........................................    65,611      64,661      39,348
Cumulative effect of accounting change for derivative instruments, net of income tax..........                  (164)
                                                                                                --------  ----------  ----------
Net income....................................................................................  $ 65,611  $   64,497  $   39,348
                                                                                                ========
Other comprehensive loss, net of tax:
  Change in fair value of derivative financial instrument.....................................                (7,914)
  Foreign currency translation adjustment.....................................................                   (22)       (154)
                                                                                                          ----------  ----------
Comprehensive income..........................................................................            $   56,561  $   39,194
                                                                                                          ==========  ==========
Diluted net income per share:
  Net income before cumulative effect of accounting change....................................  $ 65,611  $   64,661  $   39,348
  Distributions on mandatorily redeemable convertible preferred securities, net of income tax.     3,108       3,108
  Cumulative effect of accounting charge, net of income tax...................................                  (164)
                                                                                                --------  ----------  ----------
  Net income for purposes of computing diluted net income per share...........................  $ 68,719  $   67,605  $   39,348
                                                                                                ========  ==========  ==========
Weighted average common and common equivalent shares:
  Basic(3)....................................................................................    78,080      70,098      60,324
                                                                                                --------  ----------  ----------
  Diluted(3)..................................................................................    86,979      78,997      64,619
                                                                                                --------  ----------  ----------
Earnings per common share:
  Basic(3)....................................................................................  $   0.84  $     0.92  $     0.65
                                                                                                ========  ==========  ==========
  Diluted(3)..................................................................................  $   0.79  $     0.86  $     0.61
                                                                                                ========  ==========  ==========
OTHER DATA:
  EBITDA(4)...................................................................................  $268,755  $  227,846  $  139,415
  Ratio of earnings to fixed charges(5).......................................................       2.1x        2.6x        2.5x
CASH FLOWS PROVIDED BY (USED IN):
  Operating activities........................................................................            $   37,141  $    7,491
  Investing activities........................................................................              (299,251)   (162,614)
  Financing activities........................................................................               238,968    (162,453)
BALANCE SHEET DATA (END OF PERIOD):
  Working capital.............................................................................            $  447,396  $  224,684
  Net property, plant and equipment...........................................................             1,022,490     688,588
  Total assets................................................................................             2,189,743   1,271,468
  Long-term debt, excluding current maturities................................................               434,709     173,835
  Mandatorily redeemable convertible preferred securities.....................................                86,250      86,250
  Common stockholders' equity.................................................................             1,038,035     619,838

--------
(1) Substantially all of Hanover's assets and operations are owned or conducted by HCLP. To the extent there are differences between the selected consolidated financial data for Hanover and the selected consolidated financial data for HCLP, these arise due to Hanover's mandatorily redeemable convertible preferred securities, Hanover's 4.75% convertible senior notes due 2008, Hanover's outstanding common stock and Series A and Series B preferred stock. The following line items would be different with respect to HCLP's selected consolidated financial data, compared to Hanover's selected consolidated financial data presented above. Earnings per share data computations are applicable to Hanover only as HCLP is a limited partnership.

                                                          Year Ended December 31,
                                         ----------------------------------------------------------
                                         Pro Forma
                                           2000       2000       1999     1998     1997      1996
                                         --------- ----------- -------- -------- --------- --------
                                                               (in thousands)
Net income (a)..........................   $59,549  $   62,699 $ 40,617 $ 30,377 $  17,642 $ 10,223
OTHER DATA:
  Ratio of earnings to fixed charges(4).      1.8x        2.8x     2.9x     3.8x      3.7x     3.5x
CASH FLOWS PROVIDED BY
 USED IN):
  Operating activities..................           $    13,773 $ 68,278 $ 31,307 $  32,219 $ 20,276
  Investing activities..................              (44,868) (92,114) (14,699) (164,490) (87,683)
  Financing activities..................                70,949   18,162  (9,488)   129,510   71,740
BALANCE SHEET DATA (END OF
 PERIOD):
  Total assets..........................            $1,286,082 $753,199 $614,590 $ 506,452 $341,387
  Mandatorily redeemable convertible
   preferred securities (b).............
  Partners' equity......................               720,514  451,030  315,470   287,028  176,113

                                                                Nine Months Ended September 30,
                                                               ---------------------------------
                                                               Pro Forma
                                                                 2001        2001        2000
                                                               ---------  ----------  ----------
                                                                         (in thousands)
                                                                          (unaudited)
Net income (c)................................................   $71,851  $   70,738  $   42,346
OTHER DATA:
  Ratio of earnings to fixed charges(4).......................       2.3x        3.1x        2.8x
CASH FLOWS PROVIDED BY (USED IN):
  Operating activities........................................            $   46,396  $   15,007
  Investing activities........................................              (299,251)   (165,274)
  Financing activities........................................               229,713     157,597
BALANCE SHEET DATA (END OF PERIOD):
  Total assets................................................            $2,180,167  $1,268,024
  Long-term debt, excluding current maturities (d)............               242,709     173,835
  Mandatorily redeemable convertible preferred securities (b).
  Partners' equity............................................             1,300,855     699,751

   -----
   (a) Includes the adjustment to remove the distributions on mandatorily redeemable convertible preferred securities, net of tax, which are obligations of Hanover but not HCLP. For 1996, includes the adjustment to remove dividends on Series A and Series B preferred stock, Series A preferred stock exchange and Series B preferred stock conversion.
   (b) Mandatorily redeemable convertible preferred securities are obligations of Hanover but not HCLP.
   (c) Includes the adjustment to remove the distributions on mandatorily redeemable convertible preferred securities, net of tax, and, for the 2001 periods, interest on and amortization of financing costs associated with the 4.75% convertible senior notes due 2008, net of tax, both of which are obligations of Hanover but not HCLP.
   (d) Includes the adjustment to remove the 4.75% convertible senior notes due 2008, which are obligations of Hanover but not HCLP.

(2) In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") 142, Goodwill and Other Intangible Assets. Under SFAS 142, amortization of goodwill to earnings will be discontinued. However, goodwill will be reviewed for impairment annually or whenever events indicate impairment may have occurred. SFAS 142 is effective for Hanover and HCLP on January 1, 2002. Under the transition provisions of SFAS 142, goodwill acquired in a business combination for which the acquisition date is after June 30, 2001 shall not be amortized. Because the POI Acquisition was consummated after June 30, 2001, the estimated goodwill recognized in our consolidated financial statements related to the POI Acquisition has not been amortized in our pro forma combined condensed statements of operations. The goodwill related to business combinations completed before June 30, 2001 continues to be amortized in the pro forma combined condensed statements of operations because Hanover and HCLP have not adopted SFAS 142.

(3) In June 2000, we completed a 2-for-1 stock split effected in the form of a 100% stock dividend. All weighted average and common equivalent shares information have been restated for all periods presented to reflect this stock split.

(4) EBITDA consists of the sum of consolidated net income before interest expense, leasing expense, distributions on mandatorily redeemable convertible preferred securities, income tax, and depreciation and amortization. We believe that EBITDA is a meaningful measure of our operating performance and is also used to measure our ability to meet debt service requirements. EBITDA should not be considered as an alternative performance measure prescribed by generally accepted accounting principles.

(5) For purposes of computing the ratio of earnings to fixed charges:
    "earnings" consist of income before taxes plus fixed charges and "fixed charges" consist of interest expense (including amortization of debt discount and expense), leasing expense and the estimated interest factor attributable to rentals.

                     SELECTED HISTORICAL FINANCIAL DATA OF
                         HANOVER EQUIPMENT TRUST 2001B

   In the table below, we have provided you with selected historical financial data for the Issuer. The historical financial data were derived from the Issuer's audited financial statements as of September 30, 2001 and for the period from August 16, 2001 (inception) to September 30, 2001. The Issuer was organized under the laws of the State of Delaware and commenced business on August 16, 2001 solely for the purpose of (1) issuing the old notes and the new notes, (2) executing, delivering and performing the operative documents to which it is a party and (3) using the proceeds from the issuance of the old notes and the other financing transactions to purchase the Equipment.

   The information in this section should be read along with the Issuer's financial statements, accompanying notes and other financial information included in this prospectus.

                                                                             As of September 30, 2001
                                                                              and for the period from
                                                                            August 16, 2001 (inception)
                                                                               to September 30, 2001
                                                                            ---------------------------
                                                                                  (in thousands)
OPERATING STATEMENT DATA:
Total revenues and other...................................................          $   2,027
Expenses:
   Interest................................................................              1,945
                                                                                     ---------
       Excess rental revenue over interest expense on rental equipment.....                 82
Operating..................................................................                  6
                                                                                     ---------
Income before depreciation.................................................                 76
Depreciation expense.......................................................                689
                                                                                     ---------
Net loss...................................................................          $    (613)
                                                                                     =========
OTHER DATA:
Ratio of earnings to fixed charges (1).....................................                 --
BALANCE SHEET DATA (END OF PERIOD):
   Rental equipment........................................................          $ 257,061
   Total assets............................................................            259,088
   8.75% senior secured notes due 2011.....................................            250,000
   Certificate holder's equity.............................................              7,061

--------
(1) For purposes of computing the ratio of earnings to fixed charges:
    "earnings" consist of net income plus fixed charges and "fixed charges" consist of interest expense. Due to the Issuer's loss in the period from August 16, 2001 (inception) through September 30, 2001, the ratio coverage was less than 1:1. Additional earnings of $613 thousand are needed by the trust to achieve a one to one ratio.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                         OF HANOVER COMPRESSOR COMPANY
                  AND HANOVER COMPRESSION LIMITED PARTNERSHIP

   Management's discussion and analysis of the financial condition and results of operations of Hanover Compressor Company and its subsidiaries (including Hanover Compression Limited Partnership) should be read in conjunction with Hanover's and HCLP's consolidated financial statements and notes related thereto included or incorporated by reference in this prospectus. Substantially all of Hanover's assets and operations are owned or conducted by HCLP. To the extent there are differences between the consolidated financial data for Hanover and the consolidated financial data for HCLP, these arise due to Hanover's mandatorily redeemable convertible preferred securities, Hanover's 4.75% convertible senior notes due 2008 and Hanover's outstanding common stock.

                          Hanover Compressor Company

   Hanover Compressor Company, through its indirect wholly owned subsidiary Hanover Compression Limited Partnership and its subsidiaries, is a global market leader in full service natural gas compression and a leading provider of service, financing, fabrication and equipment for contract natural gas handling applications. We provide this equipment on a rental, contract compression, maintenance and acquisition leaseback basis to natural gas production, processing and transportation companies that are increasingly seeking outsourcing solutions. Founded in 1990 and a public company since 1997, our customers include premier independent and major producers and distributors throughout the Western Hemisphere. In conjunction with our maintenance business, we have developed our parts and service business to provide solutions to customers that own their own compression equipment but want to outsource their operations. Our compression services are complemented by our compressor and oil and gas production equipment fabrication operations and gas processing and treating, gas measurement and power generation services, which broaden our customer relationships both domestically and internationally. Our products and services are essential to the production, gathering, processing, transportation and storage of natural gas and are provided primarily to independent and major producers and distributors of natural gas.

   In August 2001, we acquired the gas compression business of Schlumberger (including Production Operators Corporation and related assets) for total consideration of $761 million in cash, common stock and indebtedness, subject to certain post-closing adjustments pursuant to the acquisition agreement that to date have resulted in an increase in the purchase price to approximately $768 million due to an increase in net assets acquired and before any reduction due to the restrictions on the marketability of the common stock. In addition, we are required under certain circumstances to pay $58 million to Schlumberger with the proceeds of a refinancing of a South American joint venture acquired with the natural gas compression business of Schlumberger. In March 2001, we acquired OEC Compression Corporation for approximately $101 million in common stock, including the assumption of approximately $62 million of debt. In September 2000, we acquired the compression services division of Dresser-Rand Company for $177 million in cash and common stock, subject to certain post closing adjustments pursuant to the acquisition agreement that to date have resulted in an increase to the purchase price to approximately $197 million due to increases in net assets acquired. In July 2000, we acquired PAMCO Services International for approximately $58 million in cash and notes. In June 2000, we acquired Applied Process Solutions, Inc. for approximately $71 million in common stock and debt. These acquisitions were included in the results of operations from their respective acquisition dates.

   The following table summarizes revenues, expenses and gross profit percentages for each of our business segments (Dollars in millions):

                                            Nine Months
                                        Ended September 30, Year Ended December 31,
                                        ------------------- ----------------------
                                          2001       2000    2000    1999    1998
                                         ------     ------  ------  ------  ------
Revenues:
   Rentals--Domestic................... $185.8     $122.8   $173.2  $136.5  $107.4
   Rentals--International..............   89.3       57.4     81.3    56.2    40.2
   Compressor fabrication..............  168.2       60.1     96.8    52.5    67.5
   Production and processing equipment.  139.3       53.9     88.6    28.0    37.5
   Parts, services and used equipment..  189.1       64.3    151.7    42.5    29.5
   Other...............................    9.9       11.7     12.2     7.5     4.3
                                         ------     ------  ------  ------  ------
       Total........................... $781.6     $370.2   $603.8  $323.2  $286.4
                                         ======     ======  ======  ======  ======
Expenses:
   Rentals--Domestic................... $ 63.3     $ 42.2   $ 60.3  $ 46.2  $ 36.6
   Rentals--International..............   29.4       19.9     27.7    18.8    12.8
   Compressor fabrication..............  140.9       50.1     82.0    43.7    58.1
   Production and processing equipment.  110.3       41.9     69.3    20.8    25.8
   Parts, services and used equipment..  132.1       42.2    103.3    27.9    21.7
                                         ------     ------  ------  ------  ------
       Total........................... $476.0     $196.3   $342.6  $157.4  $155.0
                                         ======     ======  ======  ======  ======
Gross profit percentage:
   Rentals--Domestic...................   65.9%      65.7%    65.2%   66.1%   65.9%
   Rentals--International..............   67.2%      65.3%    66.0%   66.6%   68.2%
   Compressor fabrication..............   16.2%      16.7%    15.3%   16.8%   13.8%
   Production and processing equipment.   20.8%      22.2%    21.8%   25.7%   31.2%
   Parts, services and used equipment..   30.1%      34.3%    31.9%   34.3%   26.4%

Nine Months ended September 30, 2001 Compared to Nine Months ended September 30, 2000.

Revenues

   Our total revenues increased by $411.4 million, or 111%, to $781.6 million during the nine months ended September 30, 2001 from $370.2 million during the nine months ended September 30, 2000.

   The increase in revenues resulted from growth in revenues and horsepower from our natural gas compressor rental fleet, organic growth in our outsourcing businesses, which now include compression, gas treating, process measurement and power generation, as well as growth due to business acquisitions completed in 2001 and 2000.

   Revenues from rentals increased by $94.9 million, or 53%, to $275.1 million during the nine months ended September 30, 2001 from $180.2 million during the nine months ended September 30, 2000. Domestic revenues from rentals increased by $63.0 million, or 51%, to $185.8 million during the nine months ended September 30, 2001 from $122.8 million during the nine months ended September 30, 2000. International rental revenues increased by $31.9 million, or 55%, to $89.3 million during the nine months ended September 30, 2001 from $57.4 million during the nine months ended September 30, 2000. The increase in both domestic and international rental revenue resulted from expansion of the our rental fleet and business acquisitions in 2001 and 2000.

   Revenue from parts, service and used equipment increased by $124.8 million, or 194% to $189.1 million during the nine months ended September 30, 2001 from $64.3 million during the nine months ended September 30, 2000. This increase is due in part to an increase in our marketing focus for this business segment, as well as expansion of business activities through acquisitions. In addition, the increase is due in part to the sale of two turbines for approximately $32 million during the nine months ended September 30, 2001. Revenues from compressor fabrication increased by $108.1 million, or 180%, to $168.2 million during the nine months ended September 30, 2001 from $60.1 million during the nine months ended September 30, 2000. This increase is due to the acquisition of Dresser-Rand Company's compression service division beginning September 2000. During the nine months ended September 30, 2001, an aggregate of approximately 424,000 horsepower of compression equipment was fabricated compared to approximately 205,000 horsepower fabricated during the nine months ended September 30, 2000.

   Revenues from production and processing equipment fabrication increased by $85.4 million, or 159%, to $139.3 million during the nine months ended September 30, 2001 from $53.9 million during the nine months ended September 30, 2000. The increase is due primarily to the acquisition of APSI during June 2000 and an improvement in market conditions in the process equipment business compared to conditions which existed in the prior year.

   Equity in earnings in subsidiaries increased $1.8 million, or 92%, to $3.8 million during the nine months ended September 30, 2001, from $2.0 million during the nine months ended September 30, 2000. This increase is primarily due to our acquisition of POI, which included interests in certain joint venture projects in South America.

Expenses

   Operating expenses of the rental segments increased by $30.6 million, or 49%, to $92.7 million during the nine months ended September 30, 2001 from $62.1 million during the nine months ended September 30, 2000. The increase resulted primarily from the corresponding 53% increase in revenues from rentals over the corresponding period in 2000. The gross profit percentage from rentals was 66% during the nine months ended September 30, 2001 and 2000. Operating expenses of parts, service and used equipment increased by $89.9 million, or 213% to $132.1 million, which relates to the 194% increase in parts, service and used equipment revenue. The gross profit margin from parts, service and used equipment was 30% during the nine months ended September 30, 2001 compared to 34% during the nine months ended September 30, 2000. The decrease in gross margin in parts, service and used equipment results primarily from the sale of two turbines for approximately $32 million at a gross margin of approximately 14% and was decreased by approximately 1% by a low margin installation project in Venezuela which should be completed in the fourth quarter. Operating expenses of compressor fabrication increased by $90.8 million, or 181%, to $140.9 million during the nine months ended September 30, 2001 from $50.1 million during the nine months ended September 30, 2000 commensurate with the corresponding increase in compressor fabrication revenue. The gross profit margin on compression fabrication was 16% during the nine months ended September 30, 2001 and 17% during the nine months ended September 30, 2000. The decrease in gross profit margin for compression fabrication was attributable to the acquisition of the compression services division of Dresser-Rand Company, which has lower gross margins than we have historically experienced. The operating expenses attributable to production equipment fabrication increased by $68.4 million, or 163%, to $110.3 million during the nine months ended September 30, 2001 from $41.9 million during the nine months ended September 30, 2000. The gross profit margin attributable to production and processing equipment fabrication was 21% during the nine months ended September 30, 2001 and 22% during the nine months ended September 30, 2000.

   Selling, general and administrative expenses increased $31.8 million, or 92%, to $66.3 million during the nine months ended September 30, 2001 from $34.5 million during the nine months ended September 30, 2000. The increase is attributable to increased personnel and other administrative and selling expenses associated with increased activity in our business segments as described above as well as acquisitions during 2001 and 2000.

   We believe that earnings before interest, leasing expense, distributions on mandatorily redeemable convertible preferred securities, income taxes, depreciation and amortization ("EBITDA") is a standard measure of financial performance used for valuing companies in the compression industry. EBITDA is a useful common yardstick as it measures the capacity of companies to generate cash without reference to how they are capitalized, how they account for significant non-cash charges for depreciation and amortization associated with assets used in the business (the bulk of which are long-lived assets in the compression industry), or what their tax attributes may be. Additionally, because EBITDA is a basic source of funds not only for growth but to service indebtedness, lenders in both the private and public debt markets use EBITDA as a primary determinant of borrowing capacity. EBITDA for the nine months ended September 30, 2001 increased 63% to $227.8 million from $139.4 million for the nine months ended September 30, 2000 primarily due to the increase in our rental revenue for reasons previously discussed. EBITDA should not be considered in isolation from, or a substitute for, net income, cash flows from operating activities or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles.

   Depreciation and amortization increased by $24.1 million to $60.9 million during the nine months ended September 30, 2001 compared to $36.8 million during the nine months ended September 30, 2000. The increase in depreciation was due to additions to the rental fleet which were partially offset by the sale of compressor equipment in the equipment leases in March, August and October 2000 and in August 2001. The increase in amortization was due to the goodwill recorded from business acquisitions completed during 2001 and 2000. Effective July 1, 2001, we changed our estimate of the useful life of certain compression equipment from 15 to 30 years. The effect of this change in estimate on the nine months ended September 30, 2001 was a decrease in depreciation expense of approximately $1.5 million and an increase in net income of approximately $0.9 million ($0.01 per share). We anticipate this change in estimated useful life will reduce future depreciation expense, based on our current depreciable assets, by approximately $3 million per quarter.

   We incurred leasing expense of $47.5 million during the nine months ended September 30, 2001 compared to $29.6 million during the nine months ended September 30, 2000. The increase of $17.9 million resulted from the additional equipment leases entered into in 2000 and 2001.

   Interest expense increased by $4.7 million to $10.3 million during the nine months ended September 30, 2001 from $5.6 million for the nine months ended September 30, 2000. The increase in interest expense is due to higher levels of outstanding debt which was partially offset by lower interest rate.

   Other expenses during the nine months ended September 30, 2001 was $11.4 million, which included a $2.8 million bridge loan commitment fee associated with the POI Acquisition and $8.7 million from the recognition of an unrealized loss related to the change in fair value of the interest rate swaps as required under SFAS 133 (as described in "New Accounting Pronouncements").

Income Taxes

   The provision for income taxes increased by $16.3 million, or 70%, to $39.6 million during the nine months ended September 30, 2001 from $23.3 million during the three months ended September 30, 2000. The increase resulted primarily from the corresponding increase in income before income taxes. The average effective income tax rates during the three months ended September 30, 2001 and 2000 were 38% and 37%, respectively. The increase in the average effective income tax rate is due primarily to increased income in foreign tax jurisdictions.

Net Income

   Net income increased $25.2 million, or 64%, to $64.5 million during the nine months ended September 30, 2001 from $39.3 million during the nine months ended September 30, 2000 due to the increase in revenues and gross profits discussed above.

Year Ended December 31, 2000 Compared to Year Ended December 31, 1999.

  Revenues

   Our total revenues increased by $280.6 million, or 87%, to $603.8 million during 2000 from $323.2 million during 1999. The increase resulted from growth of our natural gas compressor rental fleet and from acquisitions completed during 2000.

   Revenues from rentals increased by $61.8 million, or 32%, to $254.5 million during 2000 from $192.7 million during 1999. Domestic revenues from rentals increased by $36.7 million, or 27%, to $173.2 million during 2000 from $136.5 million during 1999. International revenues from rentals increased by $25.1 million, or 45%, to $81.3 million during 2000 from $56.2 million during 1999. At December 31, 2000 the compressor rental fleet consisted of approximately 2,151,000 horsepower, a 48% increase over the 1,458,000 horsepower in the rental fleet at December 31, 1999. Domestically, the rental fleet increased by 560,000 horsepower, or 47%, during 2000 and internationally by 133,000 horsepower, or 48%. The increase in both domestic and international rental revenues resulted primarily from expansion of our rental fleet.

   Revenues from parts, service and used equipment increased by $109.2 million, or 257% to $151.7 million during 2000 from $42.5 million during 1999. This increase is due primarily to increased marketing focus and partially from expansion of business activities through recent acquisitions. Revenues from compressor fabrication increased by $44.3 million, or 84%, to $96.8 million during 2000 from $52.5 million during 1999. An aggregate of 176,000 horsepower was sold during 2000. In addition, 118,000 horsepower was fabricated and placed in the rental fleet during 2000. The increase in horsepower produced during 2000 resulted from an increased demand for compression equipment due to higher natural gas prices.

   Revenues from production and processing equipment fabrication increased by $60.6 million, or 216%, to $88.6 million during 2000 from $28.0 million during 1999. The increase in revenues from production equipment fabrication is due primarily to the acquisition of Applied Process Solutions, Inc. in June 2000.

   We recognized gains on sales of other assets of $4.1 million during both 2000 and 1999. In 2000, we obtained certain oil and gas interests and related assets from a customer as payment for trade receivables. We exchanged those oil and gas interests with a third party for ownership of certain compression equipment. This exchange resulted in the recognition of a $2.1 million gain. Also in 2000, we sold a 25% undivided interest in a power generation plant resulting in the recognition of a $1.3 million gain.

   Other revenues increased by $4.7 million, or 137% to $8.1 million during 2000 from $3.4 million during 1999. The increase was due primarily to the sale of 50% of our ownership interest in a consolidated subsidiary for cash and notes receivable resulting in a gain on disposition of approximately $2.1 million. Equity in earnings in subsidiaries increased by $2.3 million during 2000 to $3.5 million from $1.2 million during 1999. This increase was primarily due to our investment in Hanover Measurement Services Company, LP which was formed in September 1999. In addition, during 2000 we recorded a change in interest gain of $0.9 million resulting from an unconsolidated subsidiary stock offering to third parties.

Expenses

   Operating expenses of the rentals segments increased by $23.0 million, or 36% to $88.0 million during 2000 from $65.0 million during 1999. The increase resulted primarily from the corresponding 32% increase in revenues from rentals over the corresponding period in 1999. The gross profit percentage from rentals was 65% during 2000 and 66% during 1999. Operating expenses of parts, service and used equipment increased $75.4 million, or 270% to $103.3 million during 2000 from $27.9 million during 1999, which relates to the 257% increase in parts and service revenue. The gross profit percentage from parts, service and used equipment was 32% during 2000 and 34% during 1999. Operating expenses of compressor fabrication increased by $38.3 million, or 88% to $82.0 million from $43.7 million during 1999. The gross profit margin on compression fabrication was 15% during 2000 and 17% during 1999. The decrease in gross profit margin for compression fabrication was attributable to the acquisition of the compression services division of Dresser-Rand Company. Production and processing equipment fabrication operating expenses increased by $48.5 million, or 233%, during 2000 to $69.3 million from $20.8 million during 1999. The gross profit margin attributable to production and processing equipment fabrication decreased to 22% during 2000, from 26% during 1999. The decrease in gross profit margin for production and processing equipment fabrication was attributable to the acquisition of Applied Process Solutions, Inc. in June 2000, which has lower gross margins than we have historically experienced.

   Selling, general and administrative expenses increased by $20.8 million, or 62% to $54.6 million during 2000. The increase is attributable to increased personnel and other administrative and selling expenses associated with the acquisitions in 2000 and the increase in operating activity in our rentals business segments as described above.

   Depreciation and amortization expense increased by $15.5 million, or 42% during 2000 to $52.9 million. The increase in depreciation from the additions to the rental fleet and acquisitions was offset by the decrease in depreciation as a result of the equipment leases entered into in June 1999 and during 2000.

   Interest expense decreased by $.3 million, or 4% during 2000 to $8.5 million. The decrease in interest expense was due in part to utilization of proceeds from the equipment leases to reduce indebtedness under our credit facility and to the capitalization of interest expense on assets that are under construction.

   We incurred compression equipment lease expense of $45.5 million during 2000 and $22.1 million during 1999. The increase is due to having a full year of lease expense on the equipment lease entered into in June 1999 and the new equipment leases entered into during 2000. As a result of the equipment leases, we expect to incur annual operating leasing expense of approximately $60 million.

Income Taxes

   The provision for income taxes increased by $11.7 million, or 50%, to $34.8 million during 2000 from $23.1 million during 1999. The increase resulted primarily from the corresponding increase in income before taxes. Our effective income tax rate was approximately 37.2% during 2000 and 36.4% during 1999. The increase in the effective rate was primarily the result of increased income in foreign tax jurisdictions.

Net Income

   Net income increased $18.3 million, or 45%, to $58.7 million for 2000 from $40.4 million in 1999 for the reasons discussed above.

Year Ended December 31, 1999 Compared to Year Ended December 31, 1998.

Revenues

   Our total revenues increased by $36.8 million, or 13%, to $323.2 million during 1999 from $286.4 million during 1998. The increase resulted from growth of our natural gas compressor rental fleet but was partially offset by decreases in compressor fabrication and production equipment fabrication revenues.

   Revenues from rentals increased by $45.1 million, or 31%, to $192.7 million during 1999 from $147.6 million during 1998. Domestic revenues from rentals increased by $29.1 million, or 27%, to $136.5 million during 1999 from $107.4 million during 1998. International revenues from rentals increased by $16.0 million, or 40%, to $56.2 million during 1999 from $40.2 million during 1998. At December 31, 1999, the compressor rental fleet consisted of approximately 1,458,000 horsepower, a 37% increase over the 1,067,000 horsepower in the rental fleet at December 31, 1998. Domestically, the rental fleet increased by 289,000 horsepower, or 32%, during 1999 and internationally by 103,000 horsepower, or 59%. The increase in both domestic and international rental revenues resulted primarily from expansion of our rental fleet.

   Revenue from parts and service increased by $13.0 million, or 44%, to $42.5 million during 1999 from $29.5 million during 1998. Revenues from the fabrication and sale of compressor equipment to third parties decreased by $15.0 million, or 22%, to $52.5 million during 1999 from $67.5 million during 1998. An aggregate of 147,000 horsepower was sold during 1999. In addition, 130,000 horsepower was fabricated and placed in the rental fleet during 1999. We believe the revenue decrease during 1999 was due in part to a project where a customer supplied its own engines, where the engines would typically be provided by us, and in part to lower energy prices earlier in 1999, which reduced the demand for compressors, thereby adversely impacting sales prices.

   Revenues from the fabrication and sale of production equipment decreased by $9.5 million, or 25%, to $28.0 million during 1999 from $37.5 million during 1998 primarily due to the decline in well completions resulting from lower energy prices during the first half of 1999.

   We recognized gains on sales of assets of $4.1 million during 1999 compared to $1.3 million during 1998. The increase was primarily due to the increase in horsepower sold from the rental fleet to customers exercising options to purchase equipment they previously had rented. During 1999 we sold approximately 20,000 horsepower compared to 14,000 horsepower during 1998.

Expenses

   Operating expenses of the rental segments increased by $15.6 million, or 32%, to $65.0 million during 1999 from $49.4 million during 1998. The increase resulted primarily from the corresponding 31% increase in revenues from rentals over the corresponding period in 1998. The gross profit percentage from rentals was 66% during 1999 and 67% during 1998. Operating expenses of parts and service increased $6.2 million, or 28%, to $27.9 million during 1999 from $21.7 million during 1998, which relates to the 44% increase in parts and service revenue. The gross profit percentage from parts and service increased to 34% during 1999 from 26% in 1998. Operating expenses of compressor fabrication decreased by $14.4 million, or 25%, to $43.7 million from $58.1 million during 1998. The gross profit margin on compression fabrication increased to 17% during 1999 from 14% during 1998. Production equipment fabrication operating expenses decreased by $5.0 million, or 19%, during 1999 to $20.8 million from $25.8 million during 1998. The decrease in operating expenses is reflective of the corresponding change in production equipment fabrication revenues during 1999. The gross profit margin attributable to production equipment fabrication decreased to 26% during 1999 from 31% during 1998.

   Selling, general and administrative expenses increased by $7.2 million, or 27%, to $33.8 million during 1999. The increase is attributable to increased personnel and other administrative and selling expenses associated with the increase in operating activity in our rentals business segments, as described above.

   Depreciation and amortization expense increased by $.2 million during 1999 to $37.3 million. The increase in depreciation on the additions to the rental fleet was offset by the decrease in depreciation as a result of the equipment leases entered into in July 1998 and June 1999.

   Interest expense decreased by $2.9 million, or 25%, during 1999 to $8.8 million. The decrease in interest expense was due in part to utilization of proceeds from the equipment lease to reduce indebtedness under our credit agreement and the capitalization of interest expense on assets that are under construction.

   We incurred compression equipment lease expense of $22.1 million during 1999 and $6.2 million during 1998.

Income Taxes

   The provision for income taxes increased by $3.8 million, or 20%, to $23.1 million during 1999 from $19.3 million during 1998. The increase resulted primarily from the corresponding increase in income before taxes. Our effective income tax rate was approximately 36.4% during 1999 and 38.8% during 1998. The decrease in average effective income rates is due to expected benefits from a foreign sales corporation established in 1998.

Net Income

   Net income increased $10.0 million, or 33%, to $40.4 million in 1999 from $30.4 million in 1998 for the reasons discussed above.

                    Hanover Compression Limited Partnership

   Management's discussion and analysis of the financial condition and results of operations of HCLP and its subsidiaries is identical to the discussion and analysis presented above with respect to Hanover, except for the items described below. Substantially all of Hanover's assets and operations are owned or conducted by HCLP. To the extent there are differences between the consolidated financial data for Hanover and the consolidated financial data for HCLP, these arise due to Hanover's mandatorily redeemable convertible preferred securities, Hanover's 4.75% convertible senior notes due 2008 and Hanover's outstanding common stock.

Nine Months ended September 30, 2001 Compared to Nine Months ended September 30, 2000.

Depreciation

   Depreciation and amortization increased by $23.6 million to $60.4 million during the nine months ended September 30, 2001 compared to $36.8 million during the nine months ended September 30, 2000. The increase in depreciation was due to additions to the rental fleet which were partially offset by the sale of compressor equipment in the equipment leases in March, August and October 2000 and in August 2001. The increase in amortization was due to the goodwill recorded from business acquisitions completed during 2001 and 2000. Effective July 1, 2001, we changed our estimate of the useful life of certain compression equipment from 15 to 30 years. The effect of this change in estimate on the nine months ended September 30, 2001 was a decrease in depreciation expense of approximately $1.5 million and an increase in net income of approximately $0.9 million. We anticipate this change in estimated useful life will reduce future depreciation expense, based on our current depreciable assets, by approximately $3 million per quarter.

Interest expense

   Interest expense decreased by $0.1 million to $5.5 million during the nine months ended September 30, 2001 from $5.6 million for the nine months ended September 30, 2000.

Income Taxes

   The provision for income taxes increased by $18.3 million, or 72%, to $43.4 million during the nine months ended September 30, 2001 from $25.1 million during the three months ended September 30, 2000. The increase resulted primarily from the corresponding increase in income before income taxes. The average effective income tax rates during the three months ended September 30, 2001 and 2000 were 38% and 37%, respectively. The increase in the average effective income tax rate is due primarily to increased income in foreign tax jurisdictions.

Net Income

   Net income increased $28.4 million, or 67%, to $70.7 million during the nine months ended September 30, 2001 from $42.3 million during the nine months ended September 30, 2000 due to the increase in revenues and gross profits discussed above.

Year Ended December 31, 2000 Compared to Year Ended December 31, 1999.

Income Taxes

   The provision for income taxes increased by $13.9 million, or 60%, to $37.1 million during 2000 from $23.2 million during 1999. The increase resulted primarily from the corresponding increase in income before taxes. Our effective income tax rate was approximately 37.2% during 2000 and 36.4% during 1999. The increase in the effective rate was primarily the result of increased income in foreign tax jurisdictions.

Net Income

   Net income increased $22.1 million, or 54%, to $62.7 million for 2000 from $40.6 million in 1999 for the reasons discussed above.

Year Ended December 31, 1999 Compared to Year Ended December 31, 1998.

Income Taxes

   The provision for income taxes increased by $3.9 million, or 20%, to $23.2 million during 1999 from $19.3 million during 1998. The increase resulted primarily from the corresponding increase in income before taxes. Our effective income tax rate was approximately 36.4% during 1999 and 38.8% during 1998. The decrease in average effective income rates is due to expected benefits from a foreign sales corporation established in 1998.

Net Income

   Net income increased $10.2 million, or 34%, to $40.6 million in 1999 from $30.4 million in 1998 for the reasons discussed above.

Liquidity and Capital Resources

   Our cash balance amounted to $22.3 million at September 30, 2001 compared to $45.5 million at
December 31, 2000. Primary sources of cash during the nine months ended September 30, 2001 were net proceeds of $185.3 million from the issuance of 4.75% convertible senior notes due 2008, $83.9 million through our public offering of 2,500,000 shares of common stock, $550 million from two sale-leaseback transactions and operating cash flows of $37.1 million. Principal uses of cash during the nine months ended September 30, 2001 were capital expenditures and business acquisitions of $857.2 million (including $200 million used to exercise our purchase option under our 1998 operating lease), the net repayment of the revolving credit facility of $17.5 million and $200.0 million to exercise an equipment purchase option under an existing operating lease.

   Working capital increased to $447.4 million at September 30, 2001 from $309.9 million at December 31, 2000, primarily as a result of increases in accounts receivables, inventories, costs in excess of billings and other current assets. The increase in the balances is due to an increased level of activity in our lines of business over 2000 as well as from acquisitions. These increases were partially offset by an increase in current liabilities.
   The amount invested in property, plant and equipment through September 30, 2001 was $479.7 million which resulted in the addition of approximately 1,336,000 horsepower to the rental fleet. At September 30, 2001, the rental fleet consisted of 2,740,000 horsepower domestically and 747,000 in the international rental fleet. Current plans are to spend approximately $75 to $90 million during the fourth quarter of 2001, and $325 million in 2002, exclusive of any major acquisition, in continued expansion of the rental fleet. Historically, we have funded capital expenditures with a combination of internally generated cash flow, borrowing under the revolving credit facility, sale lease-back transactions and raising additional equity and issuing long term debt. We believe that cash flow from operations and borrowing under our existing $350 million bank credit agreement will provide us with adequate capital resources to fund our estimated level of capital expenditures for the near term. As of September 30, 2001, we had approximately $94.5 million of credit capacity remaining on our $200 million revolving credit facility (4.6% rate at September 30, 2001). In December 2001, we increased our $200 million bank credit agreement to $350 million. As of December 3, 2001, we had approximately $174.5 million of credit capacity remaining on our $350 million bank credit agreement.

   In August 2001, we acquired the natural gas compression business of Schlumberger in exchange for total consideration of $761 million in cash, common stock and indebtedness. To finance the acquisition, we used $270 million of the proceeds from the sale of Equipment to the Issuer in combination with the $150 million subordinated acquisition note and $283 million of common stock.

   Since January 1999, we have completed five sale and leaseback transactions (including the Lease) of compression equipment, from which we received aggregate gross proceeds of approximately $1,139.6 million. The leaseback transactions with respect to this equipment are recorded as operating leases. Three of these transactions, completed in 1999 and 2000, have five-year terms and require quarterly rental payments based on the London Interbank Offered Rate. Under these three leases, we continue to utilize the equipment and have the option to repurchase the equipment at any time at fair market value. The Lease has a ten-year term and requires semi-annual rental payments based upon the amount necessary for the Issuer to make regularly scheduled payments on the notes and to provide a return to its equity certificate holders. The fifth transaction, completed concurrently with the Lease, has a seven-year term and is substantially similar to the Lease. We have approximately $881 million in residual value guarantees that are due upon termination of our operating leases (including the Lease), which may be satisfied by a cash payment or the exercise of our purchase options under the terms of the respective lease agreements.

   This discussion also describes the liquidity of HCLP and its subsidiaries, with the exception that the proceeds from the issuance of the 4.75% convertible senior notes due 2008 and the public offering of 2,500,000 shares of Hanover common stock were received by Hanover and contributed to HCLP as a capital contribution. HCLP is dependent on Hanover for funding capital contributions, which have in the past included the proceeds of Hanover's debt and equity offerings.

New Accounting Pronouncements

   In September 2001, the Financial Accounting Standards Board (''FASB'') issued Statement of Financial Accounting Standards (''SFAS'') 141, Business Combinations. This Statement is effective for all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later. All business combinations in the scope of this statement are to be accounted for using one method, the purchase method.

   In June 2001, the FASB issued SFAS 142, Goodwill and Other Intangible Assets (''SFAS 142''). Under SFAS 142, amortization of goodwill to earnings will be discontinued. However, goodwill will be reviewed for impairment annually or whenever events indicate impairment may have occurred. SFAS 142 is effective for Hanover on January 1, 2002. However, under the transition provisions of SFAS 142, goodwill acquired in a business combination for which the acquisition date is after June 30, 2001, shall not be amortized. Because the acquisition of POI was consummated after June 30, 2001, the goodwill related to the POI acquisition will not be amortized. The goodwill related to business combinations completed before June 30, 2001 continues to be amortized in the pro forma combined condensed statements of operations because Hanover has not adopted SFAS 142. At September 30, 2001, we have recorded approximately $222.3 million of goodwill, of which $181.3 million is required to be amortized, at an annual rate of approximately $9.6 million, under generally accepted accounting principles. We are current evaluating the effect the implementation of SFAS 142 will have on our financial statements.

   In June 2001, the FASB issued SFAS 143, Accounting for Obligations Associated with the Retirement of Long-Lived Assets ("SFAS 143"). SFAS 143 establishes the accounting standards for the recognition and measurement of an asset retirement obligation and its associated asset retirement cost. This statement is effective for Hanover effective January 1, 2003. We are presently evaluating the impact that the implementation of SFAS 143 will have on our financial statements.

   In October 2001, the Financial Accounting Standards Board issued SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS 144"). SFAS 144 addresses significant issues relating to the implementation of SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of ("SFAS 121"), and to develop a single accounting model, based on the framework established in SFAS 121, for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired. This statement is effective for Hanover effective January 1, 2002. We are presently evaluating the impact that the implementation of SFAS 144 will have on our financial statements.

   We adopted SFAS 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"), as amended by SFAS 137 and SFAS 138, effective January 1, 2001. SFAS 133 requires that all derivative instruments (including certain derivative instruments embedded in other contracts) be recognized in the balance sheet at fair value, and that changes in such fair values be recognized in earnings unless specific hedging criteria are met. Changes in the values of derivatives that meet these hedging criteria will ultimately offset related earnings effects of the hedged item pending recognition in earnings. Prior to 2001, we entered into two interest rate swaps which are outstanding at September 30, 2001 with notional amounts of $75,000,000 and $125,000,000 and strike rates of 5.51% and 5.56%, respectively. The difference paid or received on the swap transactions is recognized in leasing expense. These swap transactions expire in July 2003. On January 1, 2001, in accordance with the transition provisions of SFAS 133, we recorded a loss resulting from the cumulative effect of an accounting change in the statement of income of approximately $164,000 ($.00 per share), net of tax benefit of $89,000. During the nine months ended September 30, 2001, we recognized an additional loss of $8.7 million related to the change in the fair value of these interest rate swaps. At September 30, 2001, we recorded a liability of $22 million related to these interest rate swaps in other liabilities. The fair value of these interest rate swaps will fluctuate with changes in interest rates over their remaining terms and the fluctuations will be recorded in the statement of income. During the second quarter of 2001, we entered into three additional interest rate swaps to convert variable lease payments under certain lease arrangements to fixed payments as follows:

             Maturity Strike    Notional
   Lease       Date    Rate      Amount
------------ -------- ------  ------------
March 2000    3/11/05 5.2550% $100,000,000
August 2000   3/11/05 5.2725% $100,000,000
October 2000 10/26/05 5.3975% $100,000,000


   These three swaps meet the specific hedge criteria and any changes in their fair values have been recognized in other comprehensive income. During the nine months ended September 30, 2001, we recorded a $7.9 million loss, net of tax in other comprehensive income, with respect to these three swaps.

Quantitative and Qualitative Disclosures About Market Risk

   We are exposed to interest rate and foreign currency risk. Hanover and its subsidiaries periodically enter into interest rate swaps to manage its exposure to fluctuations in interest rates. At September 30, 2001, the fair market value of these interest rate swaps was approximately $22 million and this amount was recorded in other liabilities. We are party to five interest rate swaps to convert variable lease payments under certain lease arrangements to fixed payments as follows (in thousands):

                                 Fair Value of the
 Maturity  Company Pays Notional      Swap at
   Date     Fixed Rate   Amount  September 30, 2001
---------- ------------ -------- ------------------
7/20/2003     5.5100%   $ 75,000      $(3,320)
7/20/2003     5.5600%   $125,000      $(5,657)
3/11/2005     5.2550%   $100,000      $(4,078)
3/11/2005     5.2725%   $100,000      $(4,120)
10/26/2005    5.3975%   $100,000      $(4,894)

   The Company is exposed to interest rate risk on borrowings under its floating rate revolving credit facility. At September 30, 2001, $85 million was outstanding bearing interest at a weighted average effective rate of 4.60% per annum. Assuming a hypothetical 10% increase in interest rates from those in effect at September 30, 2001, the increase in annual interest expense for advances under this facility would be approximately $0.4 million. At September 30, 2001, the Company is exposed to variable rental rates on the equipment leases it entered into in September 1999 and October 2000. Assuming a hypothetical 10% increase in interest rates from those in effect at quarter end; the increase in annual leasing expense on these equipment leases would be approximately $1.5 million. The Company does not currently use derivative financial instruments to mitigate foreign currency risk.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                      FINANCIAL CONDITION AND RESULTS OF
                  OPERATIONS OF HANOVER EQUIPMENT TRUST 2001B

   Management's discussion and analysis of the financial condition and results of operations of the Issuer should be read in conjunction with the financial statements of the Issuer and related notes thereto included in this prospectus.

General

   Hanover Equipment Trust 2001B, a Delaware special purpose business trust, was formed in August 2001 solely for the purpose of: (1) issuing the old notes and the new notes, (2) executing, delivering and performing the operative documents to which it is a party, and (3) using the proceeds of the issuance of the old notes and the equity certificates to purchase gas compression equipment from HCLP and certain of its subsidiaries. The equity funding, issuance of old notes and equipment purchase occurred on August 30, 2001. The Issuer leases the gas compression equipment back to HCLP under a ten-year operating lease. In addition to rental payments, HCLP is obligated to pay supplemental rent, costs, taxes, indemnities, and other amounts owing under the operating lease.

   The trustee of the Issuer is Wilmington Trust Company. General Electric Capital Corporation ("GE") is the sole equity certificate holder. The initial equity certificate holder assigned its interest to GE and was repaid its capital contribution in August 2001.

Period from August 16, 2001 (Inception) to September 30, 2001.

Revenue

   The Issuer's total revenue for the period was approximately $2.0 million. Revenue was not earned until after the purchase of gas compression equipment on August 30, 2001. The Issuer's rental revenue is based primarily on the interest accrued on the old notes and the yield payable to the equity certificate holder. The interest rate on the old notes is fixed at 8.75%. However, the yield payable on the equity certificates will vary depending upon the certificate holder yield rate (10.55% as of September 30, 2001). Based on current interest rates and property balances applicable as of September 30, 2001, future rental revenue is expected to be approximately $5.6 million for the last quarter 2001.

Interest Expense on Rental Equipment

   Interest expense on rental equipment is the interest recorded in connection with the old notes. Interest expense on rental equipment for the period was approximately $1.9 million or approximately 96% of rental revenue. Due to the terms of the operating lease with HCLP, interest expense on rental equipment is expected to remain fairly constant. Based on current interest rates, future interest expense on rental equipment is expected to be approximately $5.4 million for the last quarter 2001.

Depreciation

   The Issuer's depreciation for the period was approximately $0.7 million. The equipment is being depreciated by the Issuer over the term of the lease using the straight-line method and assuming a salvage value equal to the final rent payment required under the lease. Depreciation is expected to be approximately $2.1 million per quarter.

Liquidity and Capital Resources

   Under the triple net lease terms for the Equipment, all of the costs of maintaining and financing the equipment are borne by HCLP, as the lessee. The Issuer believes it has adequate capital resources for the nature of its business and that funds from its operations as described in this prospectus will be sufficient to provide for its operations. Because the Issuer has agreed to limit its business activities as described in this prospectus, the Issuer does not believe it will have any need to obtain additional financing or equity.

   The Issuer's cash and cash equivalents balance at September 30, 2001 was $0. Operating activities provided $0 in cash, investing activities used $257.8 million in cash and financing activities provided $257.8 million in cash. Cash provided by operating activities was $0 at September 30, 2001 because the Issuer had yet to receive any payments under the operating lease, which payments began on December 1, 2001. Cash was used in investing activities for the purchase of $257.8 million of rental equipment. Cash provided by financing activities resulted from $7.8 million of equity investment from the Issuer's equity certificate holder and $250 million in proceeds from the issuance of the old notes.

Quantitative and Qualitative Disclosures about Market Risk

   The Issuer is exposed to market risk due to the variable yield rate on its equity certificates, however the Issuer's market risk is minimized because rental revenue would increase or decrease by an equal amount with any change in the yield on its equity certificates. As of September 30, 2001, the Issuer had $250 million outstanding principal amount of the old notes, which bear interest at a fixed rate of 8.75% per annum, and $7.8 million in equity investment under the Issuer's equity certificates, which accrue yield payments at the certificate holder yield rate. Yield payments on the equity certificates are based upon the Eurodollar rate or the prime rate, plus a spread in each case of 8.375% per year (10.55% as of September 30, 2001). An increase in the certificate holder yield rate by 1% would result in an approximately $78 thousand annual increase in the yield payments on the Issuer's equity certificates and rental revenue.

                    BUSINESS OF HANOVER COMPRESSOR COMPANY
                  AND HANOVER COMPRESSION LIMITED PARTNERSHIP

General

   Hanover Compressor Company, through its indirect wholly owned subsidiary Hanover Compression Limited Partnership and its subsidiaries, is a global market leader in full service natural gas compression and a leading provider of service, financing, fabrication and equipment for contract natural gas handling applications. We provide this equipment on a rental, contract compression, maintenance and acquisition leaseback basis to natural gas production, processing and transportation companies that are increasingly seeking outsourcing solutions. Founded in 1990 and a public company since 1997, our customers include premier independent and major producers and distributors throughout the Western Hemisphere. In conjunction with our maintenance business, we have developed our parts and service business to provide solutions to customers that own their own compression equipment but want to outsource their operations. Our compression services are complemented by our compressor and oil and gas production equipment fabrication operations and gas processing and treating, gas measurement and power generation services, which broaden our customer relationships both domestically and internationally.

   Our products and services are essential to the production, processing, transportation and storage of natural gas and are provided primarily to energy producers and distributors of natural gas. Our decentralized operating structure, technically experienced personnel and high quality compressor fleet allow us to provide reliable and timely customer service and have enabled us to maintain an average horsepower utilization rate of approximately 93% from 1994 to 2000, compared to industry rates that we believe to have been 80% to 85% for this period. As a result, we have experienced substantial growth over the past five years and have developed and maintained a number of long-term customer relationships.

   We have successfully and consistently grown our asset base, revenues and cash flow over time. Since 1992, our compression fleet has grown from 117,000 horsepower to approximately 3,461,000 horsepower as of November 30, 2001, which represents a compound annual growth rate ("CAGR") of 46%. We acquired approximately 860,000 horsepower in August 2001 when we completed our acquisition of the gas compression business of Schlumberger (including Production Operators Corporation and related assets). Our financial measures have shown similar growth.

           As of December 31,     For the Nine Months Ended
           ------------------ ----------------------------------
                              September 30, September 30,
           1992   2000  CAGR      2000          2001      Growth
           ----- ------ ----- ------------- ------------- ------
Revenue... $33.1 $603.8 43.8%    $370.2        $781.6     111.3%
EBITDA.... $ 7.3 $206.7 51.9%    $139.4        $227.8      63.4%
Net Income $ 1.0 $ 58.7 66.4%    $ 39.3        $ 64.5      64.1%

   In addition to providing natural gas compression services, we fabricate gas compressors for sale to third parties and for inclusion in our rental fleet. We also fabricate, sell and service equipment that separates and treats oil and gas to facilitate its further processing, transportation and sale. Oil and gas production and processing equipment is typically installed in the field near the wellhead and remains at the site for the life of the field. On a pro forma basis, for the nine months ended September 30, 2001, compression rental and service, compressor fabrication, production and processing equipment fabrication and parts and service represented approximately 42%, 19%, 16% and $22% of our revenues, respectively. During the same period, compression rental and service operations, compressor fabrication, production and processing equipment fabrication and parts and service represented approximately 64%, 8%, 8% and 16% of our gross profit, respectively.

Compressor Rental Fleet

   The size and horsepower of our compressor rental fleet owned or operated under lease on November 30, 2001 is summarized in the following table.

                                         Aggregate
                             Number of   Horsepower   % of Total
Range of Horsepower per Unit   Units   (in thousands) Horsepower
---------------------------- --------- -------------- ----------
         0-100..............   2,103       150,838        4.36
         101-200............   1,398       215,635        6.23
         201-500............   1,209       389,359       11.25
         501-800............     646       414,789       11.98
         801-1100...........     504       497,690       14.38
         1101-1500..........     910     1,218,121       35.20
         1501-2500..........     185       332,180        9.60
         2501-UP............      73       242,424        7.00
                               -----     ---------      ------
         Total..............   7,028     3,461,036      100.00
                               =====     =========      ======

Business Strategy

   Historically, we have generated growth in excess of industry averages and have delivered superior results to our investors. From 1998 through 2000, our revenue, EBITDA and net income growth have averaged 44.7%, 45.0% and 49.3% per year, respectively. During this same period, the rental compression market, driven by growth in consumption and the trend toward outsourcing, has consistently grown at approximately 15% per year, while natural gas pricing and exploration activity have been quite volatile. For example, from January 1, 1998 through September 30, 2001, average domestic natural gas prices have ranged from around $1.04 per thousand cubic feet to around $10.50 per thousand cubic feet, while drilling activity, measured by North American active rig counts, has ranged from approximately 500 to 1,600.

   Our growth strategy includes the following key elements:

    . Offer Broad-Based Solutions: We believe that we are the only company in our industry that offers outsourced rental compression as well as compressor and oil and gas production and processing equipment fabrication and related services. By offering a broad range of services that complement our historic strengths, we believe that we can offer more complete solutions to our customers and thereby drive growth in each of our businesses.

       -- Our leading position in the design and fabrication of compressors for sale helps us meet our rental fleet growth requirements as well as the needs of energy industry participants who resize or replace units on existing projects or obtain compression products and services for new projects.

       -- Our compressor services business supplies parts and services and manages compression units for customers who own their units, thereby helping us develop relationships for future outsourcing business.

       -- We design and fabricate oil and gas production equipment and provide related services essential to the operation of recently completed oil and gas wells, all of which enhance our opportunity to deliver compression services and equipment to customers as the need develops over the useful life of a well.

       -- As our customers look to us to provide an ever-widening array of outsourced services, we continue to build our core business with emerging business opportunities, such as turnkey gas treatment, gas measurement and power generation sales and services. As with compression, these emerging businesses are increasingly being outsourced by industry participants and represent an additional opportunity to gain incremental revenue from current and potential customers.

    . Exploit International Opportunities: We believe international markets represent one of the greatest growth opportunities for our business. Although our international horsepower has grown significantly over the last six years, we continue to believe that the market is drastically under-served. Of total

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

proven worldwide reserves, 97% are located outside the United States, yet international energy companies utilized only 35% of worldwide compression capacity. We believe that the implementation of international environmental and conservation laws preventing the flaring of natural gas and encouraging the use of gas-fired electric power generation, coupled with increased worldwide energy consumption, will continue to drive use of compression by international energy companies. In addition, we typically see higher pricing relative to the domestic market in international markets. At September 30, 2001, we had 768,000 horsepower in service internationally, or 22% of total horsepower. For the nine months ended September 30, 2001, approximately 32% of rental revenue were provided by international horsepower. Moreover, international oil and gas companies have traditionally purchased compression equipment, but over the past decade, the international energy producers have increasingly chosen to fulfill their compression requirements through outsourcing. We believe we are well positioned to exploit the opportunity created by these international trends.

    . Continue to Expand in our Existing Domestic Markets: Since 1992, approximately 50% of the aggregate horsepower added by the oil and gas industry has been outsourced to third party rental companies like us. Consequently, the percentage of aggregate compression horsepower outsourced by the industry has increased from nearly 20% in 1992 to approximately 34% in 2000. This move to outsourcing has been driven by, among other things, the desire of producers and distributors of natural gas to: (1) maximize production revenue by improving mechanical run-time and reducing equipment maintenance and personnel costs; (2) increase capital available for other uses; and (3) improve operating flexibility by exploiting the rental company's greater asset base and extensive field service organization to efficiently resize compressor units to meet changing reservoir conditions. We believe the breadth and quality of our services, the depth of our customer relationships and our presence throughout the gas producing regions of the United States position us to capture additional outsourced business.

    . Focus on High Horsepower Units: The high horsepower compression segment, comprised of units of greater than 500 horsepower, is the fastest growing segment of the rental compression market. These units are typically installed on larger wells, gathering systems and processing and treating facilities whose size and generally more attractive unit economics largely insulate them from declining commodity prices. As a result, compressors in this segment tend to realize higher utilization rates. The greater technical requirements of these larger systems enable us to differentiate our compression products and services and to offer related products and services. In addition, most compressors installed internationally are high horsepower units. As of November 30, 2001, approximately 78% of our aggregate horsepower consists of high horsepower compression units. We believe the breadth of our experience, the quality of our service and of our compressor production and treatment equipment fabrication operations and our international experience will enable us to continue to succeed in this segment of the market.

    . Capture Acquisition Leaseback Opportunities: We believe that as of December 31, 2000, U.S. energy producers, transporters and processors directly owned and operated approximately 10.8 million horsepower of compression units, representing about 66% of the total U.S. compression market. In recent years, more companies have been outsourcing their compression operations in order to improve their financial and operating results. We also offer energy producers, transporters and processors the opportunity to outsource their operations and reallocate capital to core activities through our acquisition leaseback program, whereby we purchase in-place compression equipment and lease the equipment back to the former owner under long-term operating and maintenance contracts. We believe that our extensive geographic reach and our experience with a wide range of compression equipment and operating conditions give us a competitive advantage in capturing acquisition leaseback opportunities. Between January 1, 1997 and September 30, 2001, we executed acquisition leaseback transactions for approximately 530 compression units totaling 306,000 horsepower.

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

    . Selectively Pursue Industry Acquisitions: Since 1992, we have acquired over three dozen small, well-established, regional companies providing compressor rental and related services while delivering superior financial results. In addition, we completed four sizable acquisitions of compression companies: PAMCO Services International and the compression services division of Dresser-Rand Company in 2000, OEC Compression Corporation in March 2001 and the gas compression business of Schlumberger in August 2001. We also pursue acquisitions to expand our offerings of related products and services and extend our geographic scope, such as our June 2000 acquisition of Applied Process Solutions, Inc., a leader in the design, fabrication and installation of natural gas treating and processing equipment.

    . Capitalize on our Decentralized Management and Operating Structure: We utilize a decentralized management and operating structure to provide superior customer service in a relationship-driven, service-intensive industry. We believe that our regionally based network, local presence, experience and in-depth knowledge of customers' operating needs and growth plans provide us with significant competitive advantages and drive internal growth. To maintain this regional strength and to create incentives to attract, motivate and retain an entrepreneurial, highly experienced management team, since 1992 we have offered equity ownership and stock option programs to create incentives for approximately 300 of our employees, and our employees own, or have options to purchase, over 9% of our common stock.

   We believe the successful execution of our growth strategy, combined with our focus on and leadership position in the compression industry, will enable us to continue to differentiate our company and drive future growth and profitability.

                               Industry Overview

Gas Compression

   Typically, compression is required several times during the natural gas production cycle: at the wellhead, at the gathering lines, into and out of gas processing facilities, into and out of storage and throughout the intrastate and interstate pipelines.

   Over the life of an oil or gas well, natural reservoir pressure and deliverability typically decline as reserves are produced. As the natural reservoir pressure of the well declines below the line pressure of the gas gathering or pipeline system used to transport the gas to market, gas no longer naturally flows into the pipeline. It is at this time that compression equipment is applied to economically boost the well's production levels and allow gas to be brought to market.

   In addition to such gas field gathering activities, natural gas compressors are utilized in a number of other applications, all of which are intended to enhance the productivity of oil and gas wells, gas transportation lines and processing plants. Compressors are used to increase the efficiency of a low capacity gas field by providing a central compression point from which the gas can be removed and injected into a pipeline for transmission to facilities for further processing. As gas is transported through a pipeline, compression equipment is applied to allow the gas to continue to flow in the pipeline to its destination. Additionally, compressors are utilized to re-inject associated gas to lift liquid hydrocarbons artificially which increases the rate of crude oil production from oil and gas wells. Furthermore, compression enables gas to be stored in underground storage reservoirs for subsequent extraction during periods of peak demand. Finally, compressors are often utilized in combination with oil and gas production equipment to process and refine oil and gas into higher value added and more marketable energy sources.

   Changing well and pipeline pressures and conditions over the life of a well often require producers to reconfigure their compressor units to optimize the well production or pipeline efficiency. Due to the technical nature of the equipment, a dedicated local parts inventory, a diversified fleet of natural gas compressors and a highly trained staff of field service personnel are often necessary to perform such functions in the most economic manner. These requirements, however, have typically proven to be an extremely inefficient use of capital and manpower for independent natural gas producers and have caused such firms, as well as natural gas processors and transporters, to increasingly outsource their non-core compression activities to specialists such as Hanover.

   The advent of rental and contract compression roughly 40 years ago made it possible for natural gas producers, transporters and processors to improve the efficiency and financial performance of their operations. Compressors leased from specialists generally have a higher rate of mechanical reliability and typically generate greater productivity than those owned by oil and gas operators. Furthermore, because compression needs of a well change over time, outsourcing of compression equipment enables an oil and gas operator to better match variable compression requirements to the production needs throughout the life of the well. Also, certain major domestic oil companies are seeking to streamline their operations and reduce their capital expenditures and other costs. To this end, they have sold certain domestic energy reserves to independent energy producers and are outsourcing facets of their operations. Such initiatives, in our opinion, are likely to contribute to increased rental of compressor equipment.

   Natural gas compressor fabrication involves the design, fabrication and sale of compressors to meet the unique specifications dictated by the well pressure, production characteristics and the particular applications for which compression is sought. Compressor fabrication is essentially an assembly operation in which an engine, compressor, control panel, cooler and necessary piping are attached to a frame called a "skid." A fabricator typically purchases the various compressor components from third party manufacturers but employs its own engineers and design and labor force.

   In order to meet customers' needs, gas compressor fabricators typically offer a variety of services to their customers including: (1) engineering, fabrication and assembly of the compressor unit; (2) installation and testing of the unit; (3) ongoing performance review to assess the need for a change in compression; and (4) periodic maintenance and replacement parts supply.

Production and Processing Equipment

   Oil and gas reserves are generally not commercially marketable as produced at the wellhead. Typically, such reserves must be processed before they can be transported to market. Oil and gas production equipment and processing plants are utilized to separate and treat such oil and gas immediately after it is produced in order to facilitate further processing, transportation and sale of such fuels and derivative energy sources. Oil and gas production and processing equipment is typically installed in the field near the wellhead and remains at the site throughout the life of the field.

Industry Trends

   We compete primarily in the market for transportable natural gas compression units of up to 4,500 horsepower. We believe that this market, which includes rental and owner operated units, accounted for approximately 16.3 million horsepower in the United States in 2000 and has grown from 8.8 million horsepower, at a CAGR of 8%, since 1992. Despite volatility in most energy services sectors driven by commodity price changes, the gas compression industry is relatively insensitive to fluctuations in natural gas prices. We believe that the domestic natural gas compression market will continue to grow for the following reasons: (1) [domestic natural gas consumption is projected to grow at a CAGR of 3% over the next five years, (2) the natural gas reserve base is continuing to age and attendant wellhead pressures are continuing to decline, which requires changing levels of compression to maintain economic levels of production and (3) new reserves are being discovered and developed.

   We believe that the rental portion of the domestic gas compression market grew from approximately 1.8 million horsepower at the end of 1992 to approximately 5.5 million horsepower at the end of 2000, reflecting a CAGR of 15%. We believe that growth of rental compression capacity in the United States has been driven primarily by the increasing trend toward outsourcing by energy producers and processors. We believe that outsourcing provides the customer greater financial and operating flexibility by minimizing the customer's investment in equipment and enabling the customer to more efficiently resize compression units to meet changing reservoir conditions. In addition, we also believe that outsourcing typically provides the customer with more timely and technically proficient service and maintenance which often reduces operating costs and increases project revenues.

   In addition to benefiting from the industry trends discussed above, we believe the strong demand for compression equipment and related services will also benefit from (1) increased opportunities for compressor rental and sales internationally, (2) the trend of customers increasingly choosing to do more business with a smaller number of preferred compressor services vendors and (3) the consolidation of the compression sector into larger companies that can more effectively serve the needs of large oil and gas producers by offering a wider range of compression and related services across a larger geographic area.

   Unlike most other energy service sectors, the domestic gas compression industry is relatively insensitive to fluctuations in natural gas commodity prices, due in large part to the demand characteristics of the industry. Demand for compression services is driven by the consumption of natural gas, as compression services are essential to all phases of the production and transportation of natural gas. The oil and gas production equipment industry is more sensitive than the gas compression industry to the volatility of oil and natural gas prices, as the growth of this industry is likely to more closely track oil and gas exploration activity.

                               Market Conditions

   We believe that the most fundamental force driving the demand for gas compression and production equipment is the growing consumption of natural gas. As more gas is consumed, the demand for compression and production equipment increases.

   Additionally, although natural gas has historically been a more significant source of energy in the United States than in the rest of the world, we believe that aggregate foreign natural gas consumption (excluding the former Soviet Union) has recently grown. Despite significant growth in energy demand, most non-U.S. energy markets, until recently, have typically lacked the infrastructure necessary to transport natural gas to local markets, and natural gas historically has been burned at the wellhead. Given recent environmental legislation and the construction of numerous natural gas-fueled power plants built to meet international energy demand, we believe that international compression markets are experiencing growth.

   Natural gas is considered to be the "fuel of the future" because it provides the best mix of environmental soundness, economy and availability of any energy source. Rising worldwide energy demand, environmental considerations, the further development of the natural gas pipeline infrastructure and the increasing use of natural gas as a fuel source in power generation are the principal reasons for this anticipated steady growth.

   While gas compression and production equipment typically must be highly engineered to meet demanding and unique customer specifications, the fundamental technology of such equipment has been stable and has not been subject to significant technological change.

                                   Property

   The following table describes the material facilities owned or leased by Hanover and its subsidiaries as of September 30, 2001:

                       Square
       Location         Feet   Status                       Uses
       --------        ------- ------ -------------------------------------------------
Houston, Texas........ 192,000  Owned Corporate headquarters and compressor fabrication
Yukon, Oklahoma.......  11,700  Owned Office and maintenance
Pocola, Oklahoma......   8,000  Owned Office and maintenance
Midland, Texas........  12,000  Owned Office and maintenance
Davis, Oklahoma....... 345,000  Owned Manufacturing
Kilgore, Texas........  16,750  Owned Office and maintenance
Columbus, Texas....... 210,000  Owned Production equipment manufacturing
Broussard, Louisiana..  35,000  Owned Office and maintenance
Farmington, New Mexico  19,000  Owned Office and maintenance
Broken Arrow, Oklahoma 134,570  Owned Office and compressor fabrication
Tulsa, Oklahoma.......  40,000  Owned Production equipment manufacturing
Aldridge, Walsall, UK.  33,700  Owned Office and maintenance
Alberta, Canada.......  78,000  Owned Office and maintenance
Houston, Texas........ 124,000  Owned Office and compressor fabrication
Houston, Texas........ 190,000 Leased Compressor fabrication
Victoria, Texas.......  19,000 Leased Office and maintenance
Farmington, New Mexico  18,500 Leased Office and maintenance
Neuquen, Argentina....  32,900 Leased Office and maintenance
El Tigre, Venezuela...  14,300 Leased Office and maintenance
Patio Ocana, Venezuela  26,700 Leased Office and maintenance

   Hanover's executive offices are located at 12001 North Houston Rosslyn, Houston, Texas 77086 and its telephone number is (281) 447-8787.

   HCLP's executive offices are located at 12001 North Houston Rosslyn, Houston, Texas 77086 and its telephone number is (281) 447-8787.

Business Segments

   Our revenues and income are derived from five business segments--domestic compression rentals, international compression rentals, compressor fabrication, production and processing equipment fabrication and parts and service. The domestic and international compression rentals segments have operations primarily in the United States, Canada and South America. For financial data relating to our business segments, see "Management's Discussion and Analysis of Financial Condition and Results of Operations of Hanover Compressor Company and Hanover Compression Limited Partnership" and the notes to our consolidated financial statements included in this prospectus.

Compression Services and Fabrication

   We provide our customers with a full range of compressor rental, maintenance and contract compression services. As of November 30, 2001, our compressor fleet consisted of 7,028 units, ranging from 5 to 4,500 horsepower per unit. The size, type and geographic diversity of this rental fleet enable us to provide our customers with a range of compression units that can serve a wide variety of applications and to select the correct equipment for the job, rather than trying to "fit" the job to its fleet of equipment.

   We base our gas compressor rental rates on several factors, including the cost and size of the equipment, the type and complexity of service desired by the customer, the length of the contract, and the inclusion of any other services desired, such as installation, transportation and the degree of daily operation. Substantially all of our units are operated pursuant to "contract compression" or "rental with full maintenance" contracts under which we perform all maintenance and repairs on such units while under contract. In the U.S. onshore market, compression rental fleet units are generally leased under contract with minimum terms of six months to two years, which convert to month-to-month at the end of the stipulated minimum period. Historically, the majority of our customers have extended the length of their contracts, on a month-to-month basis, well beyond the initial term. Typically, our compression rental units utilized in offshore and international applications carry substantially longer lease terms than those for onshore domestic applications.

   An essential element to our success is our ability to provide compression services to customers with contractually committed compressor run-times of between 95% and 98%. Historically, run-time credits that we have had to issue to customers for failing to meet contracted mechanical run-times have been insignificant, due largely to our rigorous preventive maintenance program and extensive field service network which permits us to promptly address maintenance requirements. Our rental compressor maintenance services are performed by over 2,300 experienced and factory-trained maintenance personnel both at our facilities and in the field. Such maintenance facilities are situated in close proximity to actual rental fleet deployment to permit superior service response times.

   All rental fleet units are serviced at manufacturers' recommended maintenance intervals, modified as required by the peculiar characteristics of each individual job and the actual operating experience of each compressor unit. Prior to the conclusion of any rental job, our field management evaluates the condition of the equipment and, where practical, corrects any problems before the equipment is shipped out from the job site. Although natural gas compressors typically have a useful life that exceeds 30 years and generally do not suffer significant technological obsolescence, they do require routine maintenance and periodic refurbishing to prolong their useful life. Routine maintenance includes alignment, compression checks and other parametric checks that indicate a change in the condition of the equipment. In addition, oil and wear-particle analysis is performed on all units prior to their redeployment at specific compression rental jobs. Overhauls are done on a condition-based interval instead of a time-based schedule. In our experience, these rigorous procedures maximize component life and unit availability and minimize avoidable downtime. Typically, we overhaul each rental compressor unit for general refurbishment every 36 to 48 months and anticipate performing a comprehensive overhaul of each rental compressor unit every 60 to 72 months. This maintenance program has provided us with a highly reliable fleet of compressors in excellent condition and, as a result, the value of our compressor assets has remained relatively stable.

   Our field service mechanics provide all operating and maintenance services for each of our compression units leased on a contract compression or full maintenance basis and are on-call 24 hours a day. Such field personnel receive regular mechanical and safety training both from us and our vendors. Each of our field mechanics is responsible for specific compressor unit installations and has at his disposal a dedicated local parts inventory. Additionally, each field mechanic operates from a fully-equipped service vehicle. Each mechanic's field service vehicle is radio or cellular telephone equipped which allows that individual to be our primary contact with the customer's field operations staff and to be contacted at either his residence or mobile phone 24 hours a day. Accordingly, our field service mechanics are given the responsibility to promptly respond to customer service needs as they arise based on the mechanic's trained judgment and field expertise.

   We consider ourselves to be unique in our industry in that our sales and field service organizations enjoy managerial parity within the company, enabling these two vital organizations to work together in a highly coordinated fashion in order to deliver maximum customer service, responsiveness and reliability. The foundation for our successful field operations effort is the experience and responsiveness of our over 2,300 member compressor rental field service and shop staff of factory-trained and field-tested compressor mechanics. Our field service mechanics are coordinated and supported by regional operations managers who have supervisory responsibility for specific geographic areas.

   Our compressor fabrication division, doing business as Hanover Maintech, designs, engineers and assembles compression units for sale to third parties as well as for placement in our compressor rental fleet. As of September 30, 2001, we had a compressor unit fabrication backlog for sale to third parties of $16.9 million compared to $13.4 million as of September 30, 2000. Substantially all backlog is expected to be produced within 90 to 120 days. In general, units to be sold to third parties are assembled according to each customer's specifications and sold on a turnkey basis. Components for such compressor units are acquired from third party suppliers.

Production and Processing Equipment

   Through our divisions doing business as Hanover Smith, Hanover Maloney, and Hanover Russell, we design, engineer, fabricate and either sell or rent a broad range of standard oil and gas production equipment and high specification, custom-engineered processing plants. This equipment is designed to heat, separate, dehydrate, treat, measure and recover crude oil and natural gas. The product line includes line heaters, oil and gas separators, glycol dehydration units and plants, gas sweetening plants, sulphur recovery units, hydro carbon recovery plants, liquid fractionation plants, cyrogenic plants, oil emulsion treaters, hydrotreaters and crude distillation units. These skid-mounted production and processing packages are designed for both onshore and offshore facilities. We generally maintain standard product inventories in excess of $5 million and are therefore able to meet most customers' rapid response requirements and minimize customer downtime. As of September 30, 2001, we had a production and processing equipment fabrication backlog for sale to third parties of $50.1 million compared to $36.8 million as of September 30, 2000. Substantially all backlog is expected to be produced within 90 to 120 days.

Parts and Service

   We also purchase and recondition used gas compression units, power generation and treating facilities and production equipment which is then sold or rented to our customers. Many of our customers prefer to own their production, gas treating, power generation or compression equipment, but engage us to operate that equipment on a contract basis. We believe we are particularly well qualified to provide these services because our operating personnel have access to the full range of our compression rental, production processing equipment and power generation equipment and facilities.

   As our customers look to us to provide an ever-widening array of outsourced services, we continue to build our core business with emerging business opportunities, such as turnkey gas treatment, gas measurement and power generation sales and services.

                             Market and Customers

   Our customer base consists of approximately 1,450 U.S. and international companies engaged in all aspects of the oil and gas industry, including major integrated oil and gas companies, large and small independent producers and natural gas processors, gatherers and pipelines. Additionally, we have negotiated more than 19 strategic alliances or preferred vendor relationships with key customers pursuant to which we receive preferential consideration in customer compressor and oil and gas production equipment procurement decisions in exchange for enhanced product availability, product support, automated procurement practices and limited pricing concessions. No individual customer accounted for more than 10% of our consolidated revenues during 1999 or 2000. Production Operators Corporation ("POC"), which we acquired as part of the gas compression business of Schlumberger, generated 43.5% of its revenues in 2000 from its three largest customers. Williams Field Services, Amoco Production Company and Noram Field Services accounted for 27.3%, 8.3% and 7.9% of POC's revenues in 2000, respectively. On a pro forma basis, these three customers would have accounted for a total of 9.0% of our revenues in 2000.

   Our domestic compressor leasing activities are currently located throughout the United States and internationally. International locations include Tunisia, Nigeria, Argentina, Barbados, Egypt, Equatorial Guinea, India, Venezuela, Colombia, Trinidad, Bolivia, Brazil, Mexico, Indonesia, Spain, Nigeria, United Kingdom and Canada. In addition, we have representative offices in the Netherlands, China and the Cayman Islands. As of September 30, 2001, approximately 7% and 22% of our compressor horsepower was being used in offshore and international applications, respectively.

                              Sales and Marketing

   Our more than 125 salespeople report to three sales vice presidents. The sales vice presidents report to the Senior Vice President of Sales and Marketing. Our salespeople aggressively pursue the rental and sale market in their respective territories for compressors and production equipment. Each salesperson is assigned a customer list on the basis of the experience and personal relationships of the salesperson and the individual service requirements of the customer. This customer and relationship-focused strategy is communicated through frequent direct contact, technical presentations, print literature, print advertising and direct mail. Our advertising and promotion strategy is a "concentrated" approach, tailoring specific messages into a very focused presentation methodology.

   Additionally, our salespeople coordinate with each other to effectively pursue customers who operate in multiple regions. The salespeople maintain intensive contact with our operations personnel in order to promptly respond to and satisfy customer needs. Our sales efforts concentrate on demonstrating our commitment to enhancing the customer's cash flow through superior product design, fabrication, installation, customer service and after-market support.

   Upon receipt of a request for proposal or bid by a customer, we assign a team of sales, operations and engineering personnel to analyze the application and prepare a quotation, including selection of the equipment, pricing and delivery date. The quotation is then delivered to the customer, and, if we are selected as the vendor, final terms are agreed upon and a contract or purchase order is executed. Our engineering and operations personnel also often provide assistance on complex compressor applications, field operations issues or equipment modifications.

                                  Competition

   The natural gas compression services and fabrication business is highly competitive. Overall, we experience considerable competition from companies who may be able to more quickly adapt to changes within our industry and throughout the economy as a whole, more readily take advantage of acquisition and other opportunities and adopt more aggressive pricing policies. We believe that we are currently the largest natural gas compression company in the United States on the basis of aggregate rental horsepower.

   Compressor industry participants can achieve significant advantages through increased size and geographic breadth. As the number of rental units increases in a rental fleet, the number of sales, engineering, administrative and maintenance personnel required does not increase proportionately. As a result, due to economies of scale, companies such as Hanover with larger rental fleets have relatively lower operating costs and higher margins than smaller companies.

   One of the significant cost items in the compressor rental business is the amount of inventory required to service rental units. Each rental company must maintain a minimum amount of inventory to stay competitive. As the size of the rental fleet increases, the required amount of inventory does not increase in the same proportion. The larger rental fleet companies can generate cost of capital savings through improved purchasing power and vendor support.

   We believe that we compete effectively on the basis of price, customer service, including the availability of personnel in remote locations, flexibility in meeting customer needs and quality and reliability of our compressors and related services.

   Our compressor fabrication business competes with other fabricators of compressor units. The compressor fabrication business is dominated by a few major competitors, several of which also compete with us in the compressor rental business. We believe that we are the largest compressor fabrication company in the United States.

   The production equipment business is a highly fragmented business with approximately eight substantial U.S. competitors. Although sufficient information is not available to definitively estimate our relative position in this market, we believe that we are among the top three oil and gas production equipment fabricators in the United States.

                             Government Regulation

   We are subject to various federal, state, local and foreign laws and regulations relating to the environment, health and safety, including regulations regarding air emissions, wastewater and stormwater discharges, as well as waste handling and disposal. In addition, certain of our customer service arrangements may require us to operate, on behalf of a specific customer, petroleum storage units such as underground tanks, or pipelines and other regulated units, all of which may impose additional compliance obligations. Certain states have or are considering, and the federal government has recently passed, more stringent air emission controls on off-road engines. These laws and regulations may affect the costs of our operations. As with any owner of property, we are also subject to clean-up costs and liability for hazardous materials, asbestos or any other toxic or hazardous substance that may exist on or under any of our properties.

   We believe that we are in substantial compliance with environmental laws and regulations and that the phasing in of recent non-road engine air emission controls and other known regulatory requirements at the rate currently contemplated by such laws and regulations will not have a material adverse effect on our financial condition, results of operations or cash flows.

   Notwithstanding, we may not be in compliance with certain environmental requirements for recently acquired facilities, in part because of our rapid growth through acquisitions. With respect to newly-acquired facilities, it is our practice to investigate environmental compliance issues and address any issues promptly. We cannot be certain, however, that all such issues are completely resolved in accordance with applicable environmental regulations prior to our taking over operations, although it is our goal to correct any deficiencies as quickly as possible.

   The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), also known as the "Superfund" law, imposes liability, without regard to fault or the legality of the original conduct, on persons who are considered to be responsible for the release of a "hazardous substance" into the environment. These persons include the owner or operator of the facility or disposal site or sites where the release occurred and companies that disposed or arranged for the disposal of the hazardous substances. Under CERCLA, and similar state laws, such persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources, and for the costs of certain health studies. Furthermore, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances or other pollutants released into the environment. We are not currently under any order requiring that we undertake or pay for any cleanup activities, nor are we aware of any current environmental claims by the government or private parties against us demanding remedial costs or alleging that we are liable for such costs. However, we cannot be certain that we will not receive any such claims in the future.

   The Resource Conservation and Recovery Act ("RCRA"), and regulations promulgated thereunder, govern the generation, storage, transfer and disposal of hazardous wastes. We must comply with RCRA regulations for any of our operations that involve the generation, management or disposal of hazardous wastes (such as painting activities or the use of solvents). In addition, to the extent we operate underground tanks on behalf of specific customers, such operations may be regulated under RCRA. We believe we are in substantial compliance with RCRA and are not aware of any current claims against us alleging RCRA violations. We cannot be certain, however, that we will not receive such notices of potential liability in the future.

   Stricter standards in environmental legislation that may affect us may be imposed in the future, such as more stringent air emission requirements or proposals to make hazardous wastes subject to more stringent and costly handling, disposal and clean-up requirements. While we may be able to pass on the additional costs of complying with such laws to our customers, there can be no assurance that attempts to do so will be successful. Accordingly, new laws or regulations or amendments to existing laws or regulations might require us to undertake significant capital expenditures and otherwise have a material adverse effect on our business, results of operations, cash flows and financial condition.

                                   Employees

   As of November 30, 2001, we had approximately 4,700 employees, approximately 111 of whom are represented by a labor union. We believe that our relations with our employees are satisfactory.

                               Legal Proceedings

   From time to time, we may be involved in litigation relating to claims arising out of the normal course of our business, including environmental matters. Although occasional adverse decisions or settlements may occur, we believe that the final disposition of such matters will not have a material adverse effect on our financial position, results of operations or liquidity.

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

General

   Hanover Compression Limited Partnership is a Delaware limited partnership and an indirect wholly-owned subsidiary of Hanover. HCLP was formed on December 7, 2000 by the filing of a certificate of limited partnership with the Secretary of State of the State of Delaware. HCLP operates under a limited partnership agreement between Hanover Compression General Holdings, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Hanover, as general partner (the "general partner"), and Hanover Compression Limited Holdings, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Hanover, as limited partner (the "limited partner"). The general partner has exclusive control over the business of HCLP and holds 1% of HCLP's partnership interests. The limited partner has no right to participate in or vote on the business of HCLP and holds 99% of HCLP's partnership interests.

Executive Officers and Managers of the General Partner

   HCLP's executive officers are appointed by, and serve at the discretion of, the general partner. HCLP has no directors. The managers of the general partner are appointed by, and serve at the discretion of, Hanover, the sole member of the general partner. Set forth below, at the date of this prospectus, are the names, ages and business experience for the last five years of each of the executive officers and the managers of the general partner.

Name                Age                Position
----                ---                --------
Michael J. McGhan.. 47  President and Chief Executive Officer;
                        Manager of the General Partner
William S. Goldberg 43  Executive Vice President and Treasurer;
                        Manager of the General Partner
Charles D. Erwin... 40  Manager of the General Partner

   MICHAEL J. McGHAN has served as President and Chief Executive Officer of HCLP since June 2001.
Mr. McGhan has served as Manager of the general partner since November 2001. Mr. McGhan has served as President and Chief Executive Officer of Hanover and as a director of Hanover since March 1992. Mr. McGhan also serves as an officer and a director of certain of Hanover's other subsidiaries.

   WILLIAM S. GOLDBERG has served as Executive Vice President and Treasurer of HCLP since June 2001. Mr. Goldberg has served as Manager of the general partner since December 2000. Mr. Goldberg has served as Chief Financial Officer of Hanover since May 2000. In addition, Mr. Goldberg has served as Executive Vice President and director of Hanover since May 1991. Mr. Goldberg has been employed by GKH Investments, L.P., a Delaware limited partnership, and GKH Private Limited since 1988 and has served as Managing Director of both entities since June 1990. GKH Investments, L.P. is the largest stockholder of Hanover. Mr. Goldberg also serves as an officer and a director of certain of Hanover's other subsidiaries. Mr. Goldberg is also a director of DVI, Inc.

   CHARLES D. ERWIN has served as Manager of the general partner since November 2001. Mr. Erwin has also served as Chief Operating Officer of Hanover since May 2001 and as Senior Vice President--Sales and Marketing of Hanover since May 2000. Prior to being named Senior Vice President, Mr. Erwin had served as a Vice President of Hanover since October 1990.

Compensation of Executive Officers and Managers of the General Partner

   HCLP's executive officers and the managers of the general partner do not receive compensation for serving in such capacities in addition to that earned with respect to services provided to Hanover and its consolidated subsidiaries. Certain information with respect to compensation paid by Hanover to such persons is disclosed in Hanover's Annual Report on Form 10-K for the year ended December 31, 2000 and Hanover's Definitive Proxy Statement, dated April 17, 2001, for the Annual Meeting of Stockholders held on May 17, 2001, both of which are incorporated by reference herein. See "Where You Can Find More Information" and "Incorporation of Documents by Reference."

                         HANOVER EQUIPMENT TRUST 2001B

General

   The Issuer is a special purpose Delaware business trust formed on August 16, 2001. The Issuer was created under a trust agreement between J.P. Morgan Leasing, Inc., as initial certificate holder, and Wilmington Trust Company, as trustee of the Issuer, by the filing of a certificate of trust with the Secretary of State of the State of Delaware. The Issuer's original trust agreement was amended and restated in its entirety as of August 30, 2001 and the initial certificate holder assigned its interest to General Electric Capital Corporation ("GE") and was repaid its capital contribution.

   GE holds all of the Issuer's equity certificates. The equity certificates represent common undivided beneficial interests in the assets of the Issuer with an aggregate liquidation amount equal to at least 3% of the total capital of the Issuer.

   The Issuer conducts its business pursuant to the terms of the amended and restated trust agreement. The Issuer exists for the exclusive purposes of

    .  issuing the old notes and the new notes;

    .  issuing the equity certificates to the equity certificate holder;

    . investing the gross proceeds of the old notes and the equity certificates in the Equipment;

    . entering into the Lease, a participation agreement and other ancillary agreements relating to the financing of the Equipment (collectively, the "Operative Agreements");

    . distributing payments received under the Lease to the holders of the old notes or the new notes, as the case may be, and the equity certificates; and

    . engaging in only those other activities necessary or incidental to such purposes.

   Pursuant to the amended and restated trust agreement, the equity certificate holder authorized the trustee of the Issuer to execute and deliver each of the Operative Agreements to which the Issuer is a party and to take such other actions as required by each of such Operative Agreements. The Issuer holds all right and title in and to the Equipment, the equity certificate holder contributions, the proceeds of the old notes, the Operative Agreements and any other property or payment of any kind for the use and benefit of the equity certificate holder.

   The Issuer does not have officers or directors. Subject to the terms of the amended and restated trust agreement, the Operative Agreements and applicable law, the trustee of the Issuer acts on behalf of the Issuer as authorized and directed by the equity certificate holder. The equity certificate holder has the right to appoint, remove or replace the trustee of the Issuer.

   The address of the principal office of the Issuer is c/o Wilmington Trust Company, 1100 North Market Street, Wilmington, Delaware 19890, Attention:
Corporate Trust Administration, and its telecopy number is (302) 651-8882.

Financing

   To fund the purchase of the Equipment from HCLP, the Issuer issued $250 million aggregate principal amount of old notes and raised $7.8 million in equity from the Issuer's equity certificate holder. Interest accrues on the notes at the rate of 8.75% per year, payable semi-annually in arrears on March 1 and September 1 of each year. The notes mature on September 1, 2011. See "Description of Notes--General--The Notes" and
"--Interest". Return on the equity certificates accrues at the Eurodollar rate or the prime rate, plus a spread in each case of 8.375% per year, payable quarterly on March 1, June 1, September 1 and December 1 of each year.

Legal Proceedings

   From time to time, the Issuer may be involved in litigation relating to claims arising out of its operations or in the normal course of its business. The Issuer is not currently involved in any material litigation or proceeding and is not aware of any such litigation or proceeding threatened against it.

                             DESCRIPTION OF NOTES

   The form and terms of the new notes and the old notes are identical in all material respects, except that the transfer restrictions and registration rights applicable to the old notes do not apply to the new notes. The Issuer will issue the new notes under

    . an indenture dated as of August 30, 2001 (the "indenture") among itself, Hanover, HCLP, certain Subsidiary Guarantors, and Wilmington Trust FSB, as trustee (the "Trustee"), and

    . a participation agreement (the "participation agreement") among the Issuer, HCLP, Hanover, certain Subsidiary Guarantors, Wilmington Trust FSB, in its individual capacity, as collateral agent and as Trustee, Wilmington Trust Company, in its individual capacity, and the holder of the equity certificates (as described below).

   The terms of the new notes include those expressly set forth in the indenture and those made part of such indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

   In addition, the Issuer issued equity certificates at an aggregate price of $7.8 million. The equity certificates were issued pursuant to the participation agreement and the trust agreement (the "trust agreement") between Wilmington Trust Company, as trustee of the Issuer, and the purchaser of the equity certificates.

   This Description of Notes is intended to be a useful overview of the material provisions of the notes, the participation agreement and the indenture. Since this description is only a summary, you should refer to the participation agreement and the indenture for a complete description of the obligations of the Issuer and your rights.

   You will find the definitions of capitalized terms used in this description under the heading "Certain Definitions." For purposes of this description, references to "the Issuer," "we," "our," and "us" refer only to Hanover Equipment Trust 2001B and not to Hanover, HCLP or any of its subsidiaries.

General

   Pursuant to the indenture and the participation agreement, the Issuer issued the notes in a single series on August 30, 2001 (the "closing date"). On the closing date, the equity certificate holder of the Trust made its Certificate Holder Contribution in the aggregate amount of approximately $7.8 million and the Issuer issued and sold the 8.75% Senior Secured Notes due 2011 in an aggregate principal amount equal to $250 million. On the closing date, the Issuer purchased all right, title and interest in the Equipment identified by HCLP for purchase and immediately thereafter leased all of its right, title and interest in the Equipment to the HCLP by entering into the Lease. As of the date of this prospectus, there are no Subsidiary Guarantors with respect to the notes.

The Notes.

   The notes:

    .  are senior secured obligations of the Issuer;

    .  are limited to an aggregate principal amount of $250 million;

    .  mature on September 1, 2011;

    .  are issued in denominations of $1,000 and integral multiples of $1,000;

    . are represented by one or more registered notes in global form, but in certain circumstances may be represented by notes in definitive form. See "Book-Entry; Delivery and Form";

    . are Guaranteed by the Hanover Guarantors on a senior subordinated basis upon the occurrence of an event of default under the Lease. See "--Ranking and Priority--The Leases and the Hanover Guarantee"; and

    .  are expected to be eligible for trading in the PORTAL market.

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Interest. Interest on the notes compounds semi-annually and:

    .  accrues at the rate of 8.75% per annum;

    . accrues from the date of issuance of the old notes or the most recent interest payment date;

    . is payable in cash semi-annually in arrears on March 1 and September 1, commencing on March 1, 2002;

    . is payable to the holders of record on the February 15 and August 15 immediately preceding the related interest payment dates; and

    . is computed on the basis of a 360-day year comprised of twelve 30-day months.

Payments on the Notes; Paying Agent and Registrar

   We will pay principal of, premium, if any, and interest on the notes at the office or agency designated by the Issuer in Wilmington, Delaware, except that we may, at our option, pay interest on the notes by check mailed to holders of the notes at their registered address as it appears in the Registrar's books. We have initially designated the corporate trust office of the Trustee in Wilmington, Delaware to act as our Paying Agent and Registrar. We may, however, change the Paying Agent or Registrar without prior notice to the holders of the notes, and the Issuer may act as Paying Agent or Registrar.

   We will pay principal of, premium, if any, and interest on, notes in global form registered in the name of or held by the Depository Trust Company or its nominee in immediately available funds to the Depository Trust Company or its nominee, as the case may be, as the registered holder of such global note.

Transfer and Exchange

   A holder of notes may transfer or exchange notes at the office of the Registrar in accordance with the indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Issuer, the Trustee or the Registrar for any registration of transfer or exchange of notes, but the Issuer may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. The Issuer is not required to transfer or exchange any note selected for redemption. Also, the Issuer is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

   The registered holder of a note will be treated as the owner of it for all purposes.

Optional Redemption

   Except as described in the subsequent paragraphs, the notes are not redeemable until September 1, 2006. On and after September 1, 2006, the Issuer may redeem all or, from time to time, a part of the notes upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as a percentage of principal amount) plus accrued and unpaid interest on the notes, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period beginning on September 1 of the years indicated below:

                                Year         Percentage
                                ----         ----------
                         2006...............  104.375%
                         2007...............  102.917%
                         2008...............  101.458%
                         2009 and thereafter  100.000%

provided, however, that the Issuer shall only have the option to redeem a part of the notes so long as no default or event of default under the Lease has occurred and is continuing unless the redemption is made with proceeds from a purchase of Equipment that cures a default or event of default under the Lease; provided, further, that

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

during the 12-month period prior to the Stated Maturity of the notes, the Issuer can optionally redeem only a part of the notes with the proceeds of a purchase of Equipment by Hanover or any of its subsidiaries only if (i) HCLP has exercised its Maturity Date Purchase Option under the Lease or (ii) such purchase cures a default or event of default under the Lease.

   Prior to September 1, 2004, to the extent that Hanover raises Net Cash Proceeds from one or more Public Equity Offerings and such Net Cash Proceeds are contributed toward an Equipment Purchase (as defined below), the Issuer may on any one or more occasions redeem up to 35% of the original principal amount of the notes with the proceeds from an Equipment Purchase at a redemption price of 108.75% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that

    . at least 65% of the original principal amount of the notes remains outstanding after each such redemption; and

    . the redemption occurs within 60 days after the closing of such Public Equity Offering.

   If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the note is registered at the close of business on such record date, and no additional interest will be payable to holders whose notes will be subject to redemption by the Issuer.

   In each case, the Issuer will redeem the notes with proceeds from HCLP's purchase of the Equipment (the "Equipment Purchase"). Pursuant to the Lease, HCLP will purchase the amount of Equipment, at such Equipment's Termination Value, necessary to generate sufficient proceeds for the Issuer to redeem the notes and a proportionate amount of the equity certificates. Concurrently, the Issuer will pay any accrued and unpaid interest on the notes to be redeemed and yield on the equity certificates to be prepaid, as well as any applicable redemption premium, using proceeds of supplemental rent payments equal to such amounts, which will be required by the Lease to be paid by HCLP to the Issuer.

   In the case of any partial redemption, the Trustee will select the notes for redemption in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not listed, then on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion will deem to be fair and appropriate, although no note of $1,000 in original principal amount or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to that note will state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note.

Ranking And Priority

The Notes

   The payment of the principal of, premium, if any, and interest on the notes and any other payment obligations in respect of the notes (including any obligation to repurchase the notes or the equity certificates) are senior secured obligations of the Issuer. The Issuer's ability to make timely payments under the notes, however, will depend entirely on timely receipt of payments from HCLP under the Lease or from the Hanover Guarantors under the Hanover Guarantee. See "--Ranking and Priority--The Leases and the Hanover Guarantee."

   All payments that are received by the Issuer under the Lease or Hanover Guarantee will be applied first to the notes. The payment of principal, premium (if any) and interest on the notes will be senior in right of payment to the payment in full of the equity certificates.

The Lease and the Hanover Guarantee

   HCLP's obligations under the Lease and the Hanover Guarantors' obligations under the Hanover Guarantee are subordinated to the prior payment in full in cash or Cash Equivalents when due of all Senior Indebtedness or

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Guarantor Senior Indebtedness, as the case may be. HCLP's obligations under the
Lease and the Hanover Guarantors' obligations under the Hanover Guarantee are also structurally subordinated to all Indebtedness and other liabilities of their respective non-guarantor subsidiaries. HCLP's obligations under the Lease and the Hanover Guarantors' obligations under the Hanover Guarantee ranks pari passu with their respective obligations under the 2008 Lease and the 2008 Guarantee.

   Pursuant to the Hanover Guarantee, the Hanover Guarantors guarantee, jointly and severally, unconditionally and on a senior subordinated basis, to the Issuer, the noteholders and their successor and assigns the prompt and complete payment of the unpaid principal of, and interest on, the notes and all other payment obligations of the Issuer to the Trustee and the noteholders, provided, that such unconditional guarantee is limited at all times to 70.0% of the aggregate principal balance of notes outstanding, which is equal to the final rent payment under the Lease. Upon the occurrence of and during a Lease Event of Default, the Hanover Guarantors guarantee, jointly and severally, on a senior subordinated basis, to the Issuer, the noteholders and their successor and assigns the prompt and complete payment of the entire unpaid principal of, and interest on, the notes and all other payment obligations of the Issuer to the Trustee and the noteholders. The Hanover Guarantee is a guarantee of payment, and not a guarantee of collection or performance.

   The Lease, in respect of HCLP, and the Hanover Guarantee, in respect of each Hanover Guarantor, is subordinated to the prior payment in full of all Senior Indebtedness or Guarantor Senior Indebtedness, as applicable, and ranks equally with any Senior Subordinated Indebtedness and Guarantor Senior Subordinated Indebtedness, as applicable. Only Indebtedness of HCLP or the Hanover Guarantors that is Senior Indebtedness or Guarantor Senior Indebtedness, as the case may be, ranks senior to the Lease and the Hanover Guarantee, as applicable, in accordance with the provisions of the participation agreement. As described in "Certain Covenants under the Participation Agreement--Limitation on Layering," no Hanover Guarantor may incur any indebtedness that is senior in right of payment to its Guarantee of the notes, but junior in right of payment to Senior Indebtedness or Guarantor Senior Indebtedness, as the case may be. Unsecured Indebtedness of a Hanover Guarantor is not deemed to be subordinate or junior to secured Indebtedness merely because it is unsecured.

   As a result of the subordination provisions described below, holders of the notes may recover less under the Hanover Guarantee than creditors of the Hanover Guarantors who are holders of Senior Indebtedness or Guarantor Senior Indebtedness, as the case may be, would recover in the event of an insolvency, bankruptcy, reorganization, receivership or similar proceedings relating to the Hanover Guarantors. At September 30, 2001:

    .  the Issuer had no Indebtedness other than the notes;

    .  outstanding Senior Indebtedness of Hanover was $192 million;

    . Hanover had no Senior Subordinated Indebtedness other than pursuant to the Hanover Guarantee and the 2011 Guarantee;

    .  outstanding Guarantor Senior Indebtedness of HCLP was $881 million;

    . HCLP had no Guarantor Senior Subordinated Indebtedness other than pursuant to the Hanover Guarantee and the 2011 Guarantee; and

    . no Guarantor Senior Indebtedness, excluding Guarantor Senior Indebtedness of HCLP, was outstanding.

   As of the date hereof, there are no Subsidiary Guarantors other than HCLP. Although the participation agreement limits the amount of Indebtedness that the Hanover Guarantors may incur, such Indebtedness may be substantial and all of it may be Senior Indebtedness or Guarantor Senior Indebtedness, as the case may be.


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

   Neither HCLP in respect of the Lease nor the Hanover Guarantors in respect of the Hanover Guarantee may make payments under the Lease or the Hanover Guarantee, as the case may be, if:

      (1) any Senior Indebtedness or Guarantor Senior Indebtedness, as applicable, is not paid when due; or

      (2) any other default on Senior Indebtedness or Guarantor Senior Indebtedness, as applicable, occurs and the maturity of such Senior Indebtedness or Guarantor Senior Indebtedness, as the case may be, is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Senior Indebtedness or Guarantor Senior Indebtedness, as applicable, has been paid in full.

As a result, in either such case, the Issuer will have insufficient funds to pay the principal of, premium, if any, or interest on, or other payment obligations in respect of, the notes or make any deposit pursuant to the provisions described under "Defeasance" below and may not otherwise purchase, redeem or retire any of the notes (collectively, "pay the notes"). However, HCLP may continue to make payments under the Lease, and the Issuer may thus pay the notes to the extent funds are available from such Lease payments, if HCLP, the Issuer and the Trustee receive written notice approving such payment from the Representative of any such Senior Indebtedness or Guarantor Senior Indebtedness, as applicable, with respect to which either of the events set forth in clause (1) or (2) of this paragraph has occurred and is continuing.

   Each of HCLP and the Hanover Guarantors, as the case may be, also will not be permitted to make payments under the Lease or the Hanover Guarantee, as the case may be, for a Payment Blockage Period (as defined below) during the continuance of any default, on any Designated Senior Indebtedness that permits the holders of the Designated Senior Indebtedness to accelerate its maturity immediately without either further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods.

   A "Payment Blockage Period" commences on the receipt by Hanover and HCLP (with a copy to the Trustee and the Issuer) of written notice (a "Blockage Notice") of a default of the kind described in the immediately preceding paragraph from the Representative of the holders of such Designated Senior Indebtedness, specifying an election to effect a Payment Blockage Period and ends 179 days after receipt of the notice. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

      (1) by written notice to Hanover and HCLP from the Person or Persons who gave such Blockage Notice;

      (2) because the default giving rise to such Blockage Notice is no longer continuing; or

      (3) because such Designated Senior Indebtedness has been repaid in full.

   During a Payment Blockage Period, HCLP will be unable to make a rental payment under the Lease, and the Hanover Guarantors will be unable to make payments under the Hanover Guarantee, as applicable. As a result, the Issuer will have insufficient funds to pay the notes. Any interest on such deferred payment (a "Supplemental Rental Payment") must be paid during the rental period immediately following the Payment Blockage Period. Failure to make the Supplemental Rental Payment will constitute a Lease Event of Default with respect to the Lease. During a Payment Blockage Period, the Trustee in its capacity as collateral agent shall not be permitted to exercise any rights and powers or pursue any remedies against the Collateral securing the notes. See "--Security."

   After the end of the Payment Blockage Period, HCLP may resume payments under the Lease and the Issuer may resume payments on the notes, unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness or any Senior Indebtedness or Guarantor Senior Indebtedness is not paid when due. Not more than one Blockage Notice may be given in any consecutive 360 day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period.


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

   With respect to any obligations under the Lease or the Hanover Guarantee, in the event of:

      (1) a total or partial liquidation or a dissolution of HCLP or any Hanover Guarantor;

      (2) a reorganization, bankruptcy, insolvency, receivership of or similar proceeding relating to HCLP, a Hanover Guarantor or its respective property; or

      (3) an assignment for the benefit of creditors or marshaling of HCLP's or a Hanover Guarantor's assets and liabilities, then the holders of Senior Indebtedness or Guarantor Senior Indebtedness, as applicable, will be entitled to receive payment in full in cash or Cash Equivalents in respect of such Senior Indebtedness or Guarantor Senior Indebtedness, as applicable (including interest accruing after, or which would accrue but for, the commencement of any proceeding at the rate specified in the applicable Senior Indebtedness or Guarantor Senior Indebtedness, whether or not a claim for such interest would be allowed), before the Issuer or the holders of the notes will be entitled to receive any payment or distribution under the Lease or the Hanover Guarantee, in the event of any payment or distribution of the assets or securities of HCLP or such Hanover Guarantor. In addition, until the Senior Indebtedness or Guarantor Senior Indebtedness, as applicable, is paid in full in cash or Cash Equivalents, any payment or distribution to which the Issuer or the holders of the notes would be entitled under the Lease and the Hanover Guarantee but for these subordination provisions will be made to holders of Senior Indebtedness or Guarantor Senior Indebtedness, as applicable, as their interests may appear. If a payment or distribution under the Lease or the Hanover Guarantee is made to the Issuer, the Trustee or the holders of the notes that, due to the subordination provisions, should not have been made to them, such Persons are required to hold it in trust for the holders of Senior Indebtedness or Guarantor Senior Indebtedness, as applicable, and pay the payment or distribution over to holders of Senior Indebtedness or Guarantor Senior Indebtedness, as applicable, as their interests may appear.

   The obligations of each Hanover Guarantor under the Hanover Guarantee are limited as necessary to prevent the Hanover Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

   In the event a Subsidiary Guarantor other than HCLP is sold or disposed of (whether by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets (other than by lease)) and whether or not the Subsidiary Guarantor is the surviving corporation in such transaction to a Person which is not Hanover or a Restricted Subsidiary of Hanover (other than a Receivables Entity), such Subsidiary Guarantor will be released from its obligations under the Hanover Guarantee and the other Operative Agreements if:

      (1) the sale or other disposition is in compliance with the participation agreement, including the covenants therein. See "Certain Covenants under the Participation Agreements--Limitation on Sales of Assets and Subsidiary Stock" and "--Limitation on Sales of Capital Stock of Restricted Subsidiaries"; and

      (2) all the obligations of such Subsidiary Guarantor under the Senior Credit Agreement and related documentation and any other agreements relating to any other indebtedness of Hanover or its Restricted Subsidiaries terminate.

   In addition, a Subsidiary Guarantor will be released from its obligations under the Hanover Guarantee and the other Operative Agreements if Hanover designates such Subsidiary as an Unrestricted Subsidiary and such designation complies with the other applicable provisions of the Operative Agreements.

Security

   Under the Operative Agreements, the Issuer, together with HCLP, has granted to the Trustee, in its capacity as collateral agent, for the ratable benefit of itself and the noteholders, a first lien on and security interest in all right, title and interest of the Issuer now held or hereafter acquired in and to the following, except for certain excepted payments with respect thereto: (i) the Equipment, (ii) all rents and supplemental rent payable under the

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Lease, together with certain related rights of the Issuer, and (iii) the
Hanover Guarantee (collectively, the "Collateral"). The equity certificate holder has a subordinated right to receive proceeds from the Collateral. Unless an Event of Default shall have occurred and be continuing, the Issuer has the right to retain title to the Equipment securing the notes and to lease such Equipment to HCLP. The rents under the Lease are to be paid directly to the Trustee pursuant to an assignment of rents consented to by HCLP in order to make payments on the notes therewith in accordance with "Certain Covenants under the Indentures." Upon the occurrence of an Event of Default under the indenture, the Trustee in its capacity as collateral agent shall be entitled to exercise its customary rights and powers and pursue remedies against the Collateral, except during a Payment Blockage Period.

   All payments received and all amounts held or realized by the Trustee in its capacity as collateral agent (including amounts realized by the Trustee in such capacity from the exercise of any remedies) after the occurrence and during the continuance of an Event of Default, and all payments or amounts then held or thereafter received by the Trustee in its capacity as collateral agent under the Lease or under the participation agreement, shall, so long as such Event of Default continues and shall not have been waived in writing by the Trustee, be applied on the date first received with respect to the notes as follows: first, so much of such payments or amounts held or realized by the Trustee in its capacity as collateral agent as shall be required to reimburse the Trustee, in its own capacity and in its capacity as collateral agent, for any expenses not reimbursed by the Issuer in connection with the collection or distribution of such amounts held or realized by it and in connection with the expenses incurred in enforcing its remedies and preserving the Collateral; second, to the Trustee for the benefit of the noteholders for all principal, interest, and all other amounts, if any, due each such Person under the Operative Agreements, in each case on a pari passu basis; third, to each Person indemnified by the Issuer other than the equity certificate holder on a pari passu basis; fourth, to the Issuer for all amounts then due the Issuer under Section 13 of the participation agreement; fifth, to the Issuer for the benefit of the equity certificate holder for all amounts due and payable to such holder; and sixth, the balance, if any, of such payment remaining thereafter shall be distributed to HCLP.

Certain Bankruptcy Limitations

   The right of the Trustee in its capacity as collateral agent to repossess and dispose of the Collateral upon the occurrence of an Event of Default would be significantly impaired by applicable bankruptcy law in the event that a bankruptcy case were to be commenced by or against the Issuer, HCLP, or any of the Hanover Guarantors prior to the Trustee in its capacity as collateral agent having repossessed and disposed of the Collateral. Upon the commencement of a case for relief under Title 11 of the United States Code, as amended (the "Bankruptcy Code"), a secured creditor such as the Trustee is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from the debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor to continue to retain and use collateral even though the debtor is in default under the applicable debt instruments provided that the secured creditor is given adequate protection. The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay or repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. A bankruptcy court may determine that a secured creditor may not require compensation for a diminution in the value of the collateral if the value of the collateral exceeds the debt it secures.

   In view of the broad equitable powers of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the Trustee in its capacity as collateral agent could repossess or dispose of the Collateral, the value of such Collateral at the time of the bankruptcy petition or whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the Collateral through the requirement of "adequate protection." Any disposition of the Collateral during a bankruptcy case would also require permission from the bankruptcy court.

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Furthermore, in the event a bankruptcy court determines the value of the
Collateral is not sufficient to repay all amounts due on the notes, the holders of the notes would hold secured claims to the extent of the value of the respective Collateral to which the holders of the notes are entitled, and unsecured claims with respect to such shortfall. The Bankruptcy Code only permits the payment and/or accrual of post-petition interest, costs and attorney's fees to a secured creditor during a debtor's bankruptcy case to the extent the value of the Collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the notes.

Change of Control

   If a Change of Control with respect to Hanover occurs, each registered holder of notes will have the right to require the Issuer to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's notes, at a purchase price in cash equal to 101% of the principal amount of such notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). Pursuant to the Lease, HCLP will purchase the amount of Equipment, at such Equipment's Termination Value, necessary to generate sufficient proceeds for the Issuer to purchase the notes and prepay a proportionate amount of the equity certificates. Concurrently, the Issuer will pay any accrued and unpaid interest on the notes to be purchased and yield on the equity certificates to be prepaid, as well as any redemption premium, using proceeds of supplemental rent payments equal to such amounts, which will be required by the Lease to be paid by HCLP to the Issuer.

   Within 30 days following any Change of Control, the Issuer, at the direction of Hanover or HCLP, will mail a notice (the "Change of Control Offer") to each registered holder of the notes with a copy to the Trustee stating:

      (1) that a Change of Control has occurred and that such holder has the right to require such Issuer to purchase such holder's notes at a purchase price in cash equal to 101% of the principal amount of such notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date) (the "Change of Control Payment");

      (2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Change of Control Payment Date"); and

      (3) the procedures determined by the Issuer, consistent with the indenture, that a holder must follow in order to have the notes repurchased.

   On the Change of Control Payment Date, the Issuer will, to the extent lawful:

      (1) accept for payment all notes or portions of notes (in integral multiples of $1,000) properly tendered under the Change of Control Offer;

      (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes so tendered; and

      (3) deliver or cause to be delivered to the Trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Issuer.

   The paying agent will promptly mail to each holder of notes so tendered the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

   If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid to the Person in whose name a note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender pursuant to the Change of Control Offer.


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   The Change of Control provisions described above will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders to require that the Issuer repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

   The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuer and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

   The Issuer will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the indenture by virtue of the conflict.

   If a Change of Control Offer is made, there can be no assurance that HCLP will have available funds to purchase a sufficient amount of Equipment to enable the Issuer to make the Change of Control Payment for all the notes that might be delivered by the noteholders seeking to accept the Change of Control Offer. The Issuer has no source of revenues other than payments received from HCLP under the Lease or from the Hanover Guarantors under the Hanover Guarantee. The failure of the Issuer to make or consummate the Change of Control Offer or make the applicable Change of Control Payment when due would give the Trustee and the noteholders the rights described under "Events of Default." Hanover and its subsidiaries have other Indebtedness and operating leases that contain provisions designating a change of control as an event of default which would obligate them to repay amounts outstanding thereunder.

   The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving HCLP or Hanover by increasing the capital required to effectuate such transactions.

   The definition of "Change of Control" includes a disposition of all or substantially all of the property and assets of Hanover and its subsidiaries taken as a whole to any Person. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a Person. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of notes may require the Issuer to make an offer to repurchase the notes as described above.

   The definition of "Change of Control" is limited in scope. The provisions of the indenture and the participation agreement may not afford the noteholders the right to require the Issuer to repurchase the notes in the event of a highly leveraged transaction or certain transactions with Hanover's management or its affiliates, including a reorganization, restructuring, merger or similar transaction involving Hanover (including, in certain circumstances, an acquisition of Hanover by management or its affiliates) that may adversely affect noteholders, if such transaction is not a transaction defined as a "Change of Control." A transaction involving Hanover's management or its affiliates, or a transaction involving a recapitalization of Hanover, would result in a Change of Control if it were the type of transaction specified in such definition.

CERTAIN COVENANTS UNDER THE INDENTURE

Application of Proceeds

   There will be no cash proceeds from the issuance of the new notes under this exchange offer. The proceeds of the sale of the old notes and equity certificates were used solely to finance the Issuer's acquisition of items of Equipment in accordance with the terms of the participation agreement and for costs related to such transactions.


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Compliance with Laws

   The Issuer has covenanted to comply with all applicable statutes, rules, regulations, orders and restrictions of the United States of America, all states and municipalities thereof and of any governmental department, commission, board, regulatory authority, bureau, agency and instrumentality of the foregoing, in respect of the conduct of its business and the ownership of its property. The Issuer shall promptly take, and maintain the effectiveness of, all action to effectuate the participation agreement, indenture or Lease, as applicable, or otherwise that may, from time to time, be necessary or appropriate under applicable law in connection with the performance by the Issuer of its obligations under the participation agreement, indenture or Lease, as applicable, or the taking of any action hereby or thereby contemplated, or necessary for the legality, validity, binding effect or enforceability of the participation agreement, indenture or Lease, as applicable, or for the making of any payment or transfer or remittance of any funds by the Issuer under the participation agreement, indenture or Lease, as applicable.

Limitation on Liens

   The Issuer will not, directly or indirectly, create, incur or suffer to exist any Lien (other than Permitted Liens) on any of its property or assets. The Issuer shall duly pay and discharge (i) immediately upon the attachment thereof, all Liens (other than Permitted Liens) on any Collateral, (ii) as and when due, all of its Indebtedness and other obligations before the time that any Lien attaches unless and only to the extent that any such amounts are not yet due and payable or the validity thereof is being contested in good faith by appropriate proceedings so long as such proceedings do not involve any danger of the sale, forfeiture or loss of the items of Equipment or any interest therein and the Issuer maintains or causes Hanover and HCLP to maintain appropriate reserves with respect thereto or has made adequate provision for the payment thereof, in accordance with GAAP and approved by the Trustee and
(iii) all taxes imposed upon or against it or its property or assets, or upon any property leased by it, prior to the date on which penalties attach thereto.

Limitation on Lines of Business

   The Issuer will not (i) enter into any business other than the maintenance of its corporate existence, the acquisition, leasing, financing and sale of the Equipment and the taking of such actions as are required to comply with the other covenants of the Issuer under the indenture, purchase agreement and registration rights agreement, (ii) create, incur, assume or permit to exist any Indebtedness, except for the notes, amounts payable under the participation agreement and ordinary course trade payables which are incidental to the purposes permitted under the trust agreement, (iii) enter into, or be a party to, any transaction with any Person, except the transactions set forth in the participation agreement, indenture or Lease, as applicable, and as expressly permitted thereby, or
(iv) make any investment in, Guarantee the obligations of, or make or advance money to any Person, through the direct or indirect lending of money, holding of securities or otherwise except the transactions set forth in the participation agreement, indenture or Lease, as applicable, and as expressly permitted thereby.

Limitation on Liquidation

   The Issuer shall not wind up, liquidate or dissolve its affairs or enter into any merger or consolidation, or convey, sell, lease (substantially as a whole) or otherwise dispose of (whether in one or in a series of transactions) its assets, except as expressly permitted by the Lease or the participation agreement.

CERTAIN COVENANTS UNDER THE PARTICIPATION AGREEMENT

   In addition to the covenants under the indenture, the participation agreement contains, among others, the following covenants with respect to Hanover and HCLP, which may not be amended or waived without the prior written consent of the holders of a majority of the principal amount of the notes and the consent of the equity certificate holder to the extent such amendment or waiver would adversely affect their interests. A default under these covenants will constitute a default under the Lease and, therefore, a default under the indenture.

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Limitation on Indebtedness

   Hanover will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness; provided, however, that Hanover and its Restricted Subsidiaries may Incur Indebtedness if on the date thereof:

      (1) the Consolidated Coverage Ratio for Hanover and its Restricted Subsidiaries is at least 2.25 to 1.00; and

      (2) no Default or Event of Default will have occurred or be continuing or would occur as a consequence of Incurring the Indebtedness.

   The first paragraph of this covenant will not prohibit the incurrence of the following Indebtedness:

      (1) Indebtedness of Hanover and its Subsidiaries Incurred pursuant to the Senior Credit Agreement together with the principal component of amounts outstanding under Qualified Receivables Transactions in an aggregate amount not to exceed $400.0 million at any time outstanding, less the aggregate principal amount of repayments with the proceeds from Asset Dispositions pursuant to the provisions of the participation agreement described under "--Limitations on Sales of Assets and Subsidiary Stock", and Guarantees of Restricted Subsidiaries in respect of the Indebtedness Incurred pursuant to the Senior Credit Agreement;

      (2) the Lease, the Hanover Guarantee, the 2008 Lease and 2008 Guarantee;

      (3) Indebtedness of Hanover owing to and held by any Wholly-Owned Subsidiary (other than a Receivables Entity) or Indebtedness of a Restricted Subsidiary owing to and held by Hanover or any Wholly-Owned Subsidiary (other than a Receivables Entity); provided, however,

          (a) if Hanover is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Lease and the Hanover Guarantee; and

          (b) (i) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than Hanover or a Wholly-Owned Subsidiary (other than a Receivables Entity) of Hanover; and

             (ii) any sale or other transfer of any such Indebtedness to a Person other than Hanover or a Wholly-Owned Subsidiary (other than a Receivables Entity) of Hanover, shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by Hanover or such Subsidiary, as the case may be;

      (4) Indebtedness represented by (a) the notes, (b) any Indebtedness (other than the Indebtedness described in clauses (1), (2), (3), (6) (8),
   (9) and (10)) outstanding on the Issue Date, (c) any Indebtedness of Production Operators Corporation or any of its subsidiaries in existence as of the Issue Date and (d) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (4) or clause (5) or Incurred pursuant to the first paragraph of this covenant;

      (5) Indebtedness of a Restricted Subsidiary Incurred and outstanding on the date on which such Restricted Subsidiary was acquired by Hanover (other than Indebtedness Incurred (a) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by Hanover or (b) otherwise in connection with, or in contemplation of, such acquisition); provided, however, that at the time such Restricted Subsidiary is acquired by Hanover, Hanover would have been able to Incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant after giving effect to the Incurrence of such Indebtedness pursuant to this clause (5);


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      (6) Indebtedness under Currency Agreements and Interest Rate Agreements;
   provided that in the case of Currency Agreements and Interest Rate Agreements, such Currency Agreements and Interest Rate Agreements are entered into for bona fide hedging purposes of Hanover or its Restricted Subsidiaries (as determined in good faith by the Board of Directors or senior management of Hanover) and substantially correspond in terms of notional amount, duration, currencies and interest rates, as applicable, to Indebtedness of Hanover or its Restricted Subsidiaries on customary terms entered into in the ordinary course of business and Incurred without violation of the terms of the participation agreement;

      (7) the Incurrence by Hanover or any of its Restricted Subsidiaries of Indebtedness represented by Capitalized Lease Obligations, mortgage financings or purchase money obligations with respect to assets other than Capital Stock or other Investments, in each case Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvements of property used in the business of Hanover or such Restricted Subsidiary, in an aggregate principal amount not to exceed $75.0 million at any time outstanding (it being understood that any Indebtedness Incurred pursuant to this clause (7) shall cease to be deemed to be Incurred or outstanding for purposes hereof but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which Hanover or its Restricted Subsidiaries could have Incurred such Indebtedness under the first paragraph of this covenant without reliance on this clause
   (7));

      (8) Indebtedness Incurred in respect of workers' compensation claims, self-insurance obligations, performance, surety and similar bonds and completion guarantees provided by Hanover or a Restricted Subsidiary in the ordinary course of business;

      (9) Indebtedness arising from agreements of Hanover or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Restricted Subsidiary;

      (10) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five business days of Incurrence; and

      (11) in addition to the items referred to in clauses (1) through (10) above, Indebtedness of Hanover and its Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause
   (11) and then outstanding, will not exceed $75.0 million (it being understood that any Indebtedness Incurred pursuant to this clause (11) shall cease to be deemed to be Incurred or outstanding for purposes hereof but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which Hanover or its Restricted Subsidiaries could have Incurred such Indebtedness under the first paragraph of this covenant without reliance on this clause (11)).

   For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to, and in compliance with, this covenant:

      (1) (A) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness and (B) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in the first and second paragraphs of this covenant, Hanover, in its sole discretion, will classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses; and

      (2) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.


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   Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value of the Indebtedness in the case of any Indebtedness issued with original issue discount and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

   In addition, Hanover will not permit any of its Unrestricted Subsidiaries to Incur any Indebtedness or issue any shares of Disqualified Stock, other than Non-Recourse Debt. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary of Hanover as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this "Limitation on Indebtedness" covenant, Hanover shall be in Default of this covenant).

   For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Hanover may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on Layering

   Hanover will not Incur any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is contractually subordinated in right of payment to Senior Subordinated Indebtedness. Neither HCLP nor any Subsidiary Guarantor will Incur any Indebtedness if such Indebtedness is contractually subordinate or junior in ranking in any respect to any Guarantor Senior Indebtedness of such Subsidiary Guarantor unless such Indebtedness is Guarantor Senior Subordinated Indebtedness of such Subsidiary Guarantor or is contractually subordinated in right of payment to Guarantor Senior Subordinated Indebtedness of such Subsidiary Guarantor.

Limitation on Restricted Payments

   Hanover will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

      (1) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving Hanover or any of its Restricted Subsidiaries) except:

          (a) dividends or distributions payable in Capital Stock of Hanover (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock; and

          (b) dividends or distributions payable to Hanover or a Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly-Owned Subsidiary, to its other holders of common Capital Stock on a pro rata basis);


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      (2) purchase, redeem, retire or otherwise acquire for value any Capital
   Stock of Hanover or any direct or indirect parent of Hanover held by Persons other than Hanover or a Restricted Subsidiary of Hanover (other than in exchange for Capital Stock of Hanover (other than Disqualified Stock));

      (3) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations or Guarantor Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations or Guarantor Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition); or

      (4) make any Restricted Investment in any Person;

      (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) shall be referred to herein as a "Restricted Payment"), if at the time Hanover or such Restricted Subsidiary makes such Restricted Payment:

          (a) a Default shall have occurred and be continuing (or would result therefrom); or

          (b) Hanover is not able to Incur an additional $1.00 of Indebtedness pursuant to the first paragraph under the "Limitation on Indebtedness" covenant after giving effect, on a pro forma basis, to such Restricted Payment; or

          (c) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date would exceed the sum of

             (i) 50% of Consolidated Net Income for the period (treated as one accounting period) from the Issue Date to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are in existence (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit);

             (ii) the aggregate Net Cash Proceeds received by Hanover from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Issue Date (other than Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of Hanover or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or guaranteed by Hanover or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination);

             (iii) the amount by which Indebtedness of Hanover is reduced on Hanover's balance sheet upon the conversion or exchange (other than by a Subsidiary of Hanover) subsequent to the Issue Date of any Indebtedness of Hanover convertible or exchangeable for Capital Stock (other than Disqualified Stock) of Hanover (less the amount of any cash, or other property, distributed by Hanover upon such conversion or exchange);

             (iv) the amount equal to the net reduction in Restricted Investments made by Hanover or any of its Restricted Subsidiaries in any Person resulting from

                 (A) repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment to an unaffiliated purchaser, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to Hanover or any Restricted Subsidiary of Hanover; or

                 (B) the redesignation of Unrestricted Subsidiaries as
              Restricted Subsidiaries (valued in each case as provided in the definition of "Investment") not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by Hanover or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this

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              clause (iv) was included in the calculation of the amount of
              Restricted Payments; provided, however, that no amount will be included under this clause (iv) to the extent it is already included in Consolidated Net Income; and

             (v) $75.0 million.

The provisions of the preceding paragraph will not prohibit:

      (1) any purchase or redemption of Capital Stock or Subordinated Obligations of Hanover made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of Hanover (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by Hanover or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that such purchase or redemption will be excluded in subsequent calculations of the amount of Restricted Payments;

      (2) any purchase or redemption of Subordinated Obligations of Hanover made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of Hanover that qualifies as Refinancing Indebtedness; provided, however, that such purchase or redemption will be excluded in subsequent calculations of the amount of Restricted Payments;

      (3) so long as no Default or Event of Default has occurred and is continuing, any purchase or redemption of Subordinated Obligations from Net Available Cash to the extent permitted under
"--Limitation on Sales of Assets and Subsidiary Stock" below; provided, however, that such purchase or redemption will be excluded in subsequent calculations of the amount of Restricted Payments;

      (4) dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision; provided, however, that such dividends will be included in subsequent calculations of the amount of Restricted Payments;

      (5) so long as no Default or Event of Default has occurred and is continuing,

          (a) the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock of Hanover or any Restricted Subsidiary of Hanover or any parent of Hanover held by any existing or former directors, employees or management of Hanover or any Subsidiary of Hanover or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee or director stock option or stock purchase agreements or other agreements to compensate management employees or directors; provided that such redemptions or repurchases pursuant to this clause will not exceed $25.0 million in the aggregate during any calendar year; provided, however, that the amount of any such repurchase or redemption will be included in subsequent calculations of the amount of Restricted Payments; and

          (b) loans or advances to employees or directors of Hanover or any Subsidiary of Hanover the proceeds of which are used to purchase Capital Stock of Hanover, in an aggregate amount not in excess of $25.0 million at any one time outstanding; provided, however, that the amount of such loans and advances will be included in subsequent calculations of the amount of Restricted Payments;

      (6) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof; provided, however, that such repurchases will be excluded from subsequent calculations of the amount of Restricted Payments; and

      (7) payments under the Subordinated Acquisition Note permitted by the subordination provisions contained therein, which permit repayment only upon an issuance of equity by Hanover or upon a change of control at Hanover.

   The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the assets or securities proposed to be paid, transferred or issued by Hanover or such

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Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment.
The fair market value of any cash Restricted Payment shall be its face amount and any non-cash Restricted Payment shall be determined conclusively by the Board of Directors of Hanover acting in good faith whose resolution with respect thereto shall be delivered to the Trustee (with a copy to the Issuer), such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value is estimated to exceed $10.0 million. Not later than the date of making any Restricted Payment, Hanover shall deliver to the Trustee (with a copy to the Issuer) an Officer's Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, together with a copy of any fairness opinion or appraisal required by the participation agreement.

Limitation on Liens

   Hanover will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur or suffer to exist any Lien (other than Permitted Liens) upon any of its, or any such Restricted Subsidiary's, property or assets (including Capital Stock), whether owned on the date of the participation agreement or acquired after that date, securing any Senior Subordinated Indebtedness, Subordinated Obligations, Guarantor Senior Subordinated Indebtedness or Guarantor Subordinated Obligations, unless contemporaneously with the Incurrence of the Liens effective provision is made to secure the Hanover Guarantee equally and ratably with (or prior to in the case of Liens with respect to Subordinated Obligations or Guarantor Subordinated Obligations, as the case may be) the Indebtedness secured by such Lien for so long as such Indebtedness is so secured.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

   Hanover will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

      (1) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to Hanover or any Restricted Subsidiary;

      (2) make any loans or advances to Hanover or any Restricted Subsidiary; or

      (3) transfer any of its property or assets to Hanover or any Restricted Subsidiary.

      The preceding provisions will not prohibit:

          (i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the date of the participation agreement, including, without limitation, the participation agreement, the participation agreement with respect to the 2008 Lease, and the Senior Credit Agreement in effect on such date;

          (ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by a Restricted Subsidiary on or before the date on which such Restricted Subsidiary was acquired by Hanover (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by Hanover or in contemplation of the transaction) and outstanding on such date;

          (iii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement effecting a refunding, replacement or refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) of this paragraph or this clause (iii) or contained in any amendment to an agreement referred to in clause (i) or (ii) of this paragraph or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary

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       contained in any such agreement are no less favorable in any material respect to the holders of the notes than the encumbrances and restrictions contained in such agreements referred to in clauses (i) or
       (ii) of this paragraph on the Issue Date or the date such Restricted Subsidiary became a Restricted Subsidiary, whichever is applicable;

          (iv) in the case of clause (3) of the first paragraph of this covenant, any encumbrance or restriction:

             (a) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other contract;

             (b) contained in mortgages, pledges or other security agreements permitted under the participation agreement securing Indebtedness of Hanover or a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements; or

             (c) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of Hanover or any Restricted Subsidiary;

          (v) purchase money obligations for property acquired in the ordinary course of business that impose encumbrances or restrictions of the nature described in clause (3) of the first paragraph of this covenant on the property so acquired;

          (vi) any Purchase Money Note or other Indebtedness or contractual requirements incurred with respect to a Qualified Receivables Transaction relating exclusively to a Receivables Entity that, in the good faith determination of the Board of Directors, are necessary to effect such Qualified Receivables Transaction;

          (vii) any restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition; and

          (viii) encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order.

Limitation on Sales of Assets and Subsidiary Stock

   Hanover will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

      (1) Hanover or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Disposition at least equal to the fair market value, as determined in good faith by the Board of Directors (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition;

      (2) at least 80% of the consideration from such Asset Disposition received by Hanover or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

      (3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by Hanover or such Restricted Subsidiary, as the case may be:

          (a) first, to the extent Hanover or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Senior Indebtedness) to prepay, repay or purchase Senior Indebtedness or Indebtedness (other than any Preferred Stock or Guarantor Subordinated Obligation) of a Restricted Subsidiary that is a Hanover Guarantor (in each case other than Indebtedness owed to Hanover or an

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       Affiliate of Hanover); provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (a), Hanover or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; and

          (b) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (a), to the extent Hanover or such Restricted Subsidiary elects to invest in Additional Assets within 360 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash.

   Any Net Available Cash from Asset Dispositions that is not applied or invested as provided in the preceding paragraph will be deemed to constitute "Excess Proceeds." On the 361st day after an Asset Disposition, if the aggregate amount of Excess Proceeds exceeds $25.0 million, Hanover will notify the Issuer that it will, upon notice by the Trustee, cause HCLP to purchase Equipment having a Termination Value equal to or less than the amount by which such excess amount exceeds the portion made available for an "Asset Disposition Offer" pursuant to the 2008 Indenture. Hanover has the option to apply such excess amount under the indenture or the 2008 Indenture. Concurrently with the repurchase of the notes described below, (a) HCLP will purchase the amount of Equipment, at such Equipment's Termination Value, necessary to generate sufficient proceeds for the Issuer to prepay a proportionate amount of equity certificates, and (b) HCLP will make a payment of supplemental rent to the Issuer sufficient for the Issuer to pay any accrued and unpaid interest on the notes being repurchased and yield on the equity certificates being prepaid, as well as any applicable redemption premium.

   The Issuer shall promptly make an offer ("Asset Disposition Offer") to all holders of the notes to purchase the maximum principal amount of notes that may be purchased out of the Excess Proceeds that have been applied to the purchase of the Equipment for purposes of such corresponding repurchase of the notes described in the preceding paragraph, taking into account the proportionate amount of equity certificates to be repaid, at an offer price in cash in an amount equal to 100% of the principal amount of the notes, plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in the indenture, in each case in multiples of $1,000. To the extent that the aggregate amount of notes so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer and the proportionate amount of equity certificates to be repaid is less than the Excess Proceeds, Hanover may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in the indenture and the participation agreement. If the aggregate principal amount of notes surrendered by holders thereof and the proportionate amount of equity certificates to be repaid exceeds the amount of Excess Proceeds, the notes and the corresponding amount of equity certificates shall be purchased and repaid, as applicable, on a pro rata basis. Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

   The Asset Disposition Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the "Asset Disposition Offer Period"). No later than five Business Days after the termination of the Asset Disposition Offer Period (the "Asset Disposition Purchase Date"), the Issuer will purchase the principal amount of notes required to be purchased pursuant to this covenant (the "Asset Disposition Offer Amount") or, if less than the Asset Disposition Offer Amount has been so validly tendered, all notes validly tendered in response to the Asset Disposition Offer.

   If the Asset Disposition Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a note is registered at the close of business on such record date, and no additional interest will be payable to holders of the notes who tender notes pursuant to the Asset Disposition Offer.

   On or before the Asset Disposition Purchase Date, the Issuer will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of notes or portions of notes so validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset

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Disposition Offer Amount has been validly tendered and not properly withdrawn, all notes so validly tendered and not properly withdrawn, in each case in integral multiples of $1,000. The Issuer will deliver to the Trustee an Officer's Certificate stating that such notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this covenant. The Issuer or the Paying Agent, as the case may be, will promptly (but in any case not later than five Business Days after termination of the Asset Disposition Offer Period) mail or deliver to each tendering holder of notes an amount equal to the purchase price of the notes so validly tendered and not properly withdrawn by such holder and accepted by the Issuer for purchase, and the Issuer will promptly issue a new note, and the Trustee, upon delivery of an Officer's Certificate from the Issuer will authenticate and mail or deliver such new note to such holder, in a principal amount equal to any unpurchased portion of the note surrendered; provided that each such new note will be in a principal amount of $1,000 or an integral multiple of $1,000. Any note not so accepted will be promptly mailed or delivered by the Issuer to the holder thereof. The Issuer will publicly announce the results of the Asset Disposition Offer on the Asset Disposition Purchase Date.

   For the purposes of this covenant, the following will be deemed to be cash:

      (1) the assumption by the transferee of Senior Indebtedness of Hanover or Indebtedness (other than Guarantor Senior Subordinated Indebtedness, Guarantor Subordinated Obligations or Preferred Stock) of any Restricted Subsidiary of Hanover and the release of Hanover or such Restricted Subsidiary from all liability on such Senior Indebtedness or Indebtedness in connection with such Asset Disposition (in which case Hanover will, without further action, be deemed to have applied such deemed cash to Indebtedness in accordance with clause (a) above); and

      (2) securities, notes or other obligations received by Hanover or any Restricted Subsidiary of Hanover from the transferee that are promptly converted by Hanover or such Restricted Subsidiary into cash.

Limitation on Affiliate Transactions

   Hanover will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Hanover (an "Affiliate Transaction") unless:

      (1) the terms of such Affiliate Transaction are no less favorable to Hanover or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate;

      (2) in the event such Affiliate Transaction involves an aggregate amount in excess of $10.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of Hanover and by a majority of the members of such Board having no personal stake in such transaction, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criterion in clause
   (1) above); and

      (3) in the event such Affiliate Transaction involves an aggregate amount in excess of $25.0 million, Hanover has received a written opinion from an independent investment banking firm of nationally recognized standing that such Affiliate Transaction is not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arms-length basis from a Person that is not an Affiliate.

   The preceding paragraph will not apply to:

      (1) transactions among Hanover, HCLP, the Issuer and the Hanover Guarantors under the Operative Agreements;

      (2) any Restricted Payment (other than a Restricted Investment) permitted to be made pursuant to the covenant described under "Limitation on Restricted Payments";

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      (3) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans and other reasonable fees, compensation, benefits and indemnities paid or entered into by Hanover or its Restricted Subsidiaries in the ordinary course of business to or with officers, directors or employees of Hanover and its Restricted Subsidiaries;

      (4) loans or advances to employees and consultants in the ordinary course of business of Hanover or any of its Restricted Subsidiaries in an amount not to exceed $5.0 million in the aggregate during any calendar year;

      (5) any transaction between Hanover and a Restricted Subsidiary (other than a Receivables Entity) or between Restricted Subsidiaries (other than a Receivables Entity);

      (6) the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, officers, directors or employees of Hanover or any Restricted Subsidiary of Hanover;

      (7) the performance of obligations of Hanover or any of its Restricted Subsidiaries under the terms of any agreement to which Hanover or any of its Restricted Subsidiaries is a party on the Issue Date and identified on a schedule to the participation agreement, as these agreements may be amended, modified or supplemented from time to time; provided, however, that any future amendment, modification or supplement entered into after the Issue Date will be permitted to the extent that its terms are not more disadvantageous to the holders of the notes in its entirety than the terms of the agreements in effect on the Issue Date;

      (8) sales or other transfers or dispositions of accounts receivable and other related assets customarily transferred in an asset securitization transaction involving accounts receivable to a Receivables Entity in a Qualified Receivables Transaction, and acquisitions of Permitted Investments in connection with a Qualified Receivables Transaction; and

      (9) transactions with joint venture partners in an amount not to exceed $10.0 million in the aggregate during any calendar year.

Limitation on Sale of Capital Stock of Restricted Subsidiaries

   Hanover will not, and will not permit any of its Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Voting Stock of any Restricted Subsidiary or to issue any of the Voting Stock of a Restricted Subsidiary (other than, if necessary, shares of its Voting Stock constituting directors' qualifying shares) to any Person except:

      (1) to Hanover or a Wholly-Owned Subsidiary other than a Receivables Entity; or

      (2) in compliance with the covenant described under "--Limitation on Sales of Assets and Subsidiary Stock" and, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would continue to be a Restricted Subsidiary.

   Notwithstanding the preceding paragraph, Hanover may sell all the Voting Stock of a Restricted Subsidiary as long as Hanover complies with the terms of the covenant described under "--Limitation on Sales of Assets and Subsidiary Stock."

SEC Reports

   Notwithstanding that Hanover or the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, to the extent permitted by the Exchange Act, Hanover and the Issuer will file with the Commission, and provide the Trustee with, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act within the time periods specified

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therein. In the event that Hanover or the Issuer is not permitted to file such reports, documents and information with the Commission pursuant to the Exchange Act, Hanover or the Issuer, as applicable, will nevertheless provide such Exchange Act information to the Trustee as if Hanover or the Issuer, as the case may be, were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods specified therein.

Merger and Consolidation

   Hanover will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

      (1) the resulting, surviving or transferee Person (the "Successor Company") will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not Hanover) will expressly assume, by an assumption agreement supplemental to the participation agreement, executed by the Successor Company and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of Hanover under the Hanover Guarantee and the participation agreement;

      (2) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

      (3) immediately after giving effect to such transaction, the Successor Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to the first paragraph of the "Limitation on Indebtedness" covenant; and

      (4) Hanover shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such assumption agreement (if any) comply with the participation agreement.

   For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of Hanover, which properties and assets, if held by Hanover instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of Hanover on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of Hanover; provided, however, that a Sale/Leaseback Transaction involving all or substantially all of the properties and assets of Hanover or of one or more Subsidiaries of Hanover, which properties and assets, if held by Hanover instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of Hanover on a consolidated basis, shall not be deemed to be the transfer of all or substantially all of the properties and assets of Hanover, and provided, further, that such Sale/Leaseback Transaction shall be subject to the covenants under "--Limitation on Indebtedness" and "--Limitation on Sales of Assets and Subsidiary Stock".

   The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, Hanover under the participation agreement, but, in the case of a lease of all or substantially all its assets, Hanover will not be released from the obligation to pay the principal of and interest on the notes pursuant to the Hanover Guarantee.

   Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve "all or substantially all" of the property or assets of a Person.

   Notwithstanding the preceding clause (3), (x) any Restricted Subsidiary of Hanover may consolidate with, merge into or transfer all or part of its properties and assets to Hanover and (y) Hanover may merge with an Affiliate incorporated solely for the purpose of reincorporating Hanover in another jurisdiction to realize tax or other benefits.

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Future Subsidiary Guarantors

   As of the date of this prospectus, there are no Subsidiary Guarantors other than HCLP with respect to the notes. After the Issue Date, Hanover will cause each Restricted Subsidiary (other than a Foreign Subsidiary or a Receivables Entity) that (i) becomes, or upon its creation or acquisition by Hanover or one or more of its Restricted Subsidiaries is, a Material Subsidiary and (ii) becomes a guarantor under the Senior Credit Agreement, to execute and deliver to the Trustee, promptly after becoming a guarantor under the Senior Credit Agreement, a Guarantee pursuant to which such Restricted Subsidiary will become a Subsidiary Guarantor with respect to the Hanover Guarantee.

Events of Default

   Each of the following is an Event of Default under the indenture:

      (1) default in any payment of interest or additional interest (as required by the Registration Rights Agreement) on any note when due, continued for 30 days;

      (2) default in the payment of principal of or premium, if any, on any note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

      (3) failure by Hanover, HCLP or any other Hanover Guarantor to comply with its obligations under "Certain Covenants under the Participation Agreement--Merger and Consolidation";

      (4) failure by the Issuer to comply for 30 days after notice with any of its obligations under the covenants described under "Certain Covenants under the Indenture" above (other than a failure to purchase notes, which will constitute an Event of Default under clause (2) above);

      (5) failure by the Issuer to comply for 60 days after notice with its other agreements contained in the indenture or any covenant, representation or warranty under any of the other Operative Agreements;

      (6) the occurrence and continuation of a Lease Event of Default (see "Summary of Principal Operative Agreements--The Lease--Events of Default");

      (7) the Operative Agreements no longer create a first priority lien on all the Collateral for the benefit of the Trustee in its capacity as collateral agent (subject to Permitted Liens);

      (8) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Hanover or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by Hanover or any of its Restricted Subsidiaries), other than Indebtedness owed to Hanover or a Restricted Subsidiary, whether such Indebtedness or Guarantee now exists, or is created after the date of the participation agreement, which default:

          (a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness ("payment default"); or

          (b) results in the acceleration of such Indebtedness prior to its maturity (the "cross acceleration provision");

   and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

      (9) certain events of bankruptcy, insolvency or reorganization of the Issuer, Hanover, any Significant Subsidiary or a group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for Hanover and its Restricted Subsidiaries), would constitute a Significant Subsidiary (collectively, the "bankruptcy provisions");

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      (10) failure by the Issuer, Hanover or any of its Restricted Subsidiaries
   to pay final judgments aggregating in excess of $20.0 million (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days (the "judgment default provision"); or

      (11) the Hanover Guarantee ceases to be in full force and effect (except as contemplated by the terms of the indenture and the participation agreement) or is declared null and void in a judicial proceeding with respect to any of the Hanover Guarantors, or any of the Hanover Guarantors denies or disaffirms its obligations under the participation agreement or the Hanover Guarantee.

However, a default under clauses (4) and (5) of this paragraph will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding notes notify the Issuer of the default and the Issuer does not cure such default within the time specified in clauses (4) and (5) of this paragraph after receipt of such notice.

   If an Event of Default (other than an Event of Default described in clause
(9) above) occurs and is continuing, the Trustee by notice to the Issuer, or the holders of at least 25% in principal amount of such outstanding notes by notice to the Issuer and the Trustee, may, and the Trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the notes to be due and payable; provided, however, that so long as any Bank Indebtedness remains outstanding, no such acceleration shall be effective until the earlier of (i) two business days after delivery of written notice to Hanover, HCLP and the Representative under such Bank Indebtedness and (ii) the day on which any Bank Indebtedness is accelerated. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. In the event of a declaration of acceleration of the notes because an Event of Default described in clause (8) under "Events of Default" has occurred and is continuing, the declaration of acceleration of the notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to clause (8) shall be remedied or cured by Hanover or a Restricted Subsidiary of Hanover or waived by the holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the notes that became due solely because of the acceleration of the notes, have been cured or waived. If an Event of Default described in clause (9) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

   Subject to the provisions of the indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the respective holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

      (1) such holder has previously given the Trustee notice that an Event of Default is continuing;

      (2) holders of at least 25% in principal amount of the outstanding notes have requested that the Trustee pursue the remedy;

      (3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

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      (4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

      (5) the holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

   Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The indenture provides that in the event an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

   The indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any note, the Trustee may withhold notice if and so long as a committee of trust officers of the Trustee in good faith determines that withholding notice is in the interests of the holders. In addition, the Issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain Defaults, their status and what action the Issuer is taking or proposes to take in respect thereof.

Amendments and Waivers

   Subject to certain exceptions, each indenture may be amended with the consent of the holders of a majority in principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

      (1) reduce the amount of notes whose holders must consent to an amendment;

      (2) reduce the stated rate of or extend the stated time for payment of interest on any note;

      (3) reduce the principal of or extend the Stated Maturity of any note;

      (4) reduce the premium payable upon the redemption or repurchase of any note or change the time at which any note may be redeemed or repurchased as described above under "Optional Redemption," "Change of Control," or any similar provision, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

      (5) make any note payable in money other than that stated in the note;

      (6) impair the right of any holder to receive payment of, premium, if any, principal of and interest on such holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's notes; or

      (7) make any change in the amendment provisions which require each holder's consent or in the waiver provisions.

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   Without the consent of any holder, the Issuer and the Trustee may amend the indenture to:

      (1) cure any ambiguity, omission, defect or inconsistency that does not materially adversely affect the rights of any holder of the notes;

      (2) provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f) (2) (B) of the Code);

      (3) add Guarantees with respect to the notes or release a Subsidiary Guarantor upon its designation as an Unrestricted Subsidiary; provided, however, that the designation is in accord with the applicable provisions of the indenture;

      (4) further secure the notes;

      (5) add to the covenants of the Issuer for the benefit of the holders or surrender any right or power conferred upon the Issuer;

      (6) make any change that does not adversely affect the rights of any holder; or

      (7) comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act.

   The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, the Issuer is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

   Pursuant to the participation agreement, the material terms of the participation agreement, the Lease, the Hanover Guarantee and the assignment of the Lease may not be amended, supplemented, waived or modified without the written agreement and consent of, among others, the Trustee acting on behalf of the holders of a majority of the then outstanding notes; provided, however, that, without the consent of the Trustee acting on behalf of the holders of a majority of the then outstanding notes, the applicable Issuer, HCLP and Hanover, the Trustee may amend, supplement, waive or modify provisions of the Lease which relate to, among other items, the return and redelivery of the Equipment at the expiration of the Lease term, use of the Equipment and subleasing of the Equipment. Notwithstanding the foregoing, such parties may not, without the consent of each holder affected thereby, amend, change or modify in any material respect the obligations of HCLP and/or Hanover (or any of the material provisions or definitions with respect thereto) to (a) make payments of rent under the Lease or (b) purchase Equipment yielding proceeds sufficient to enable the Issuer to make and consummate a Change of Control Offer. Certain provisions of the Lease, the participation agreement, the indenture and the other Operative Agreements which are material to the equity certificate holder of the Issuer may not be amended, supplemented, waived or modified without the equity certificate holder's consent if such amendment, waiver, supplement or modification would materially adversely affect such equity certificate holder. No amendment may be made to the subordination provisions of the Lease or Hanover Guarantee that adversely affects the rights of any holder of Senior Indebtedness or Guarantor Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness or Guarantor Senior Indebtedness, as applicable (or their Representative), consent to such change.

Defeasance

   The Issuer at any time may terminate all its obligations under the notes and the indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. If the Issuer exercises its legal defeasance option, the Hanover Guarantee in effect at such time will terminate.

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   The Issuer at any time may terminate its obligations under covenants described under "Certain Covenants under the Indenture", the operation of the cross-default upon a payment default, cross acceleration provisions, the judgment default provision and the Guarantee provision described under "Events of Default" above ("covenant defeasance").

   The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect to the notes. If the Issuer exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6), (7), (9) or (10) under "Events of Default" above.

   In order to exercise either defeasance option, the Issuer must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel (subject to customary exceptions and exclusions) to the effect that holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law.

No Personal Liability of Directors, Officers, Employees and Stockholders

   No director, officer, employee, incorporator or stockholder of the Issuer, as such, shall have any liability for any obligations of the Issuer under the notes, indenture or Hanover Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Concerning the Trustee

   Wilmington Trust FSB is the Trustee under the indenture and has been appointed by the Issuer as Registrar and Paying Agent with regard to its respective notes.

Governing Law

   The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

   The following terms shall have the meanings set forth below in respect of the indenture and the participation agreement related to the issuance of the notes.

   "2008 Indenture" means the indenture, with terms substantially similar to the indenture with respect the notes, with respect to Hanover Equipment Trust 2001A's 8.50% Senior Secured Notes due 2008.

   "2008 Lease" means the seven-year operating lease, with terms substantially similar to the Lease, entered into by HCLP with Hanover Equipment Trust 2001A as of August 31, 2001.

   "2008 Guarantee" means the Guarantee, with terms substantially similar to the Hanover Guarantee, by the Hanover Guarantors with respect to Hanover Equipment Trust 2001A's 8.50% Senior Secured Notes due 2008 and the 2008 Lease entered into in connection therewith.

   "Additional Assets" means

      (1) any property or assets (other than Indebtedness and Capital Stock) to be used by Hanover or a Restricted Subsidiary in a Related Business;

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      (2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by Hanover or a Restricted Subsidiary of Hanover; or

      (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary of Hanover;

provided, however, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in a Related Business.

   "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

   "Asset Disposition" means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by Hanover or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

   Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

      (1) a disposition by a Restricted Subsidiary to Hanover or by Hanover or a Restricted Subsidiary to a Restricted Subsidiary in which Hanover will hold, directly or indirectly, at least the same ownership percentage as it did prior to such disposition;

      (2) the sale of Cash Equivalents in the ordinary course of business;

      (3) a disposition of inventory in the ordinary course of business;

      (4) a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of Hanover and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;

      (5) transactions described under "Certain Covenants under the Participation Agreements--Merger and Consolidation" (other than with respect to any Sale/Leaseback Transaction involving all or substantially all of the properties and assets of Hanover or of one or more Subsidiaries of Hanover, which properties and assets, if held by Hanover instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of Hanover on a consolidated basis);

      (6) an issuance of Capital Stock by a Restricted Subsidiary of Hanover to Hanover or to a Wholly-Owned Subsidiary (other than a Receivables Entity);

      (7) for purposes of "Certain Covenants under the Participation Agreements--Limitation on Sales of Assets and Subsidiary Stock" only, the making of a Permitted Investment or a disposition subject to "Certain Covenants under the Participation Agreements--Limitation on Restricted Payments";

      (8) sales of accounts receivable and related assets or an interest therein of the type specified in the definition of "Qualified Receivables Transaction" to a Receivables Entity;

      (9) dispositions of assets selected by the Board of Directors as not constituting an Asset Disposition with an aggregate fair market value since the Issue Date of less than $10.0 million;

      (10) dispositions in connection with Permitted Liens;

      (11) sales of Equipment pursuant to Sale/Leaseback Transactions;


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      (12) the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of Hanover and its Restricted Subsidiaries; and

      (13) foreclosure on assets.

   "Attributable Indebtedness" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the notes, compounded semi-annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

   "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

   "Bank Indebtedness" means any and all amounts, whether outstanding on the Issue Date or Incurred after the Issue Date, payable by Hanover and/or HCLP or any Subsidiary of Hanover under or in respect of the Senior Credit Agreement and any related notes, collateral documents, letters of credit and Guarantees and any Interest Rate Agreement entered into in connection with the Senior Credit Agreement, including principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Hanover and/or HCLP at the rate specified therein whether or not a claim for post filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees and all other amounts payable thereunder or in respect thereof.

   "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

   "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

   "Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

   "Cash Equivalents" means:

      (1) securities issued or directly and fully Guaranteed or insured by the United States Government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

      (2) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition of the United States (provided that the full faith and credit of the United States is pledged in support thereof) and, at the time of acquisition, having a credit rating of "A" or better from either Standard & Poor's Ratings Services or Moody's Investors Service, Inc.;

      (3) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers' acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least "A" or the equivalent thereof by Standard & Poor's Ratings Services, or "A" or the equivalent thereof by Moody's Investors Service, Inc., and having combined capital and surplus in excess of $500.0 million;

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      (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1), (2) and (3) entered into with any bank meeting the qualifications specified in clause
   (3) above;

      (5) commercial paper rated at the time of acquisition thereof at least "A2" or the equivalent thereof by Standard & Poor's Ratings Services or "P-2" or the equivalent thereof by Moody's Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; and

      (6) interests in any investment company or money market fund which invests solely in instruments of the type specified in clauses (1) through
   (5) above.

   "Certificate Holder Contribution" means the investments of funds in the Issuer made by the equity certificate holder pursuant to the participation agreement and the trust agreement.

      "Change of Control" means:

      (1) any "person" or "group" of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have "beneficial ownership" of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 51% of the total voting power of the Voting Stock of Hanover (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause, such person or group shall be deemed to beneficially own any Voting Stock of Hanover held by an entity, if such person or group "beneficially owns" (as defined above), directly or indirectly, more than 51% of the voting power of the Voting Stock of such parent entity);

      (2) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Hanover (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of Hanover was approved by a vote of at least a majority of the directors of Hanover then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Hanover then in office;

      (3) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Hanover and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act); or

      (4) the adoption by the stockholders of Hanover of a plan or proposal for the liquidation or dissolution of Hanover.

   "Code" means the Internal Revenue Code of 1986, as amended.

   "Common Stock" means with respect to any Person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person's common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

   "Consolidated Coverage Ratio" means as of any date of determination, with respect to any Person, the ratio of (x) the aggregate amount of Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are in existence to (y) Consolidated Fixed Charges for such four fiscal quarters, provided, however, that:

      (1) if Hanover or any Restricted Subsidiary:

          (a) has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Fixed Charges for such period will be calculated after giving effect on a pro forma basis to such

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       Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be computed based on (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

          (b) has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Consolidated EBITDA and Consolidated Fixed Charges for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

      (2) if since the beginning of such period Hanover or any Restricted Subsidiary will have made any Asset Disposition or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Asset
   Disposition:

          (a) the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

          (b) Consolidated Fixed Charges for such period will be reduced by an amount equal to the Consolidated Fixed Charges directly attributable to any Indebtedness of Hanover or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to Hanover and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Fixed Charges for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent Hanover and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

      (3) if since the beginning of such period Hanover or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into Hanover) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit, division or line of business, Consolidated EBITDA and Consolidated Fixed Charges for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

      (4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into Hanover or any Restricted Subsidiary since the beginning of such period) will have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by Hanover or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Fixed Charges for such period will be calculated after giving pro forma effect thereto as if such Asset Disposition or Investment or acquisition of assets occurred on the first day of such period.

   For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of Hanover (including pro forma expense and cost reductions calculated on a basis consistent with

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Regulation S-X under the Securities Act). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

   "Consolidated EBITDA" for any period means, without duplication, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

      (1) Consolidated Interest Expense;

      (2) Consolidated Income Taxes;

      (3) consolidated depreciation expense;

      (4) consolidated amortization of intangibles;

      (5) other non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation); and

      (6) Consolidated Rental Expense.

   Notwithstanding the preceding sentence, clauses (2) through (6) relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clause (1) and clauses (3) through (6) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be paid as a dividend to Hanover by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

   "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of Consolidated Interest Expense and Consolidated Rental Expense.

   "Consolidated Income Taxes" means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are calculated by reference to the income or profits of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), regardless of whether such taxes or payments are required to be remitted to any governmental authority.

   "Consolidated Interest Expense" means, for any period, the total interest expense of Hanover and its consolidated Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense:

      (1) interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto to the extent not already included in Consolidated Rental Expense, determined as if such lease were a capitalized lease in accordance with GAAP and the interest component of any deferred payment obligations;

      (2) amortization of debt discount and debt issuance cost;

      (3) non-cash interest expense;

      (4) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

      (5) interest actually paid by Hanover or any Restricted Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person;

      (6) net costs associated with Hedging Obligations (including amortization of fees);

      (7) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

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      (8) the product of (a) all dividends paid or payable in cash, Cash
   Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of such Person or on Preferred Stock of its Restricted Subsidiaries payable to a party other than Hanover or a Wholly-Owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; and

      (9) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than Hanover) in connection with Indebtedness Incurred by such plan or trust; provided, however, that there will be excluded therefrom any such interest expense of any Unrestricted Subsidiary to the extent the related Indebtedness is not Guaranteed or paid by Hanover or any Restricted Subsidiary.

   For purposes of the foregoing, total interest expense will be determined after giving effect to any net payments made or received by Hanover and its Subsidiaries with respect to Interest Rate Agreements.

   "Consolidated Net Income" means, for any period, the net income (loss) of Hanover and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income:

      (1) any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that:

          (a) subject to the limitations contained in clauses (4), (5) and (6) below, Hanover's equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by any Person during such period to Hanover or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

          (b) Hanover's equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from Hanover or a Restricted Subsidiary;

      (2) any net income (loss) of any Person acquired by Hanover or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

      (3) any net income (but not loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to Hanover, except that:

          (a) subject to the limitations contained in clauses (4), (5) and (6) below, Hanover's equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to Hanover or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

          (b) Hanover's equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

      (4) any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of Hanover or its consolidated Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person;

      (5) any extraordinary gain or loss; and

      (6) the cumulative effect of a change in accounting principles.

   "Consolidated Rental Expense" means, for any period, the aggregate of the rental expense of Hanover and its Restricted Subsidiaries related to Operating Lease Facilities of Hanover and its Restricted Subsidiaries for such period, determined on a consolidated basis.

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   "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party or a beneficiary.

   "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

   "Designated Senior Indebtedness" means (1) the Bank Indebtedness (to the extent such Bank Indebtedness constitutes Senior Indebtedness) and the Synthetic Guarantees and (2) any other Senior Indebtedness or Guarantor Senior Indebtedness, as applicable, which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25.0 million and is specifically designated in the instrument evidencing or governing such Senior Indebtedness or Guarantor Senior Indebtedness, as applicable, as "Designated Senior Indebtedness" for purposes of the participation agreement.

   "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

      (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

      (2) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of Hanover or a Restricted Subsidiary); or

      (3) is redeemable at the option of the holder of the Capital Stock thereof, in whole or in part,

in each case on or prior to the date that is 91 days after the date (a) on which the notes mature or (b) on which there are no notes outstanding, provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Hanover to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially identical manner to the corresponding definitions in the participation agreement) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that Hanover may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by Hanover with the provisions of the participation agreement described under the caption "Certain Covenants under the Participation Agreements--Limitation on Sales of Assets and Subsidiary Stock" and such repurchase or redemption complies with "Certain Covenants under the Participation Agreements--Restricted Payments."

   "Equipment" means the collective reference to all Units that are then owned by the Issuer and leased to HCLP including all Units that are subsequently conveyed to the Issuer in substitution of existing Units.

   "Foreign Subsidiary" means any Restricted Subsidiary that is not organized under the laws of the United States of America or any state thereof or the District of Columbia.

   "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the date of the participation agreement, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the participation agreement will be computed in conformity with GAAP.

   "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly Guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

      (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

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      (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" will not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

   "Guarantor Senior Indebtedness" means, with respect to a Subsidiary Guarantor, the following obligations, whether outstanding on the Issue Date or thereafter issued, created, Incurred or assumed, without duplication:

      (1) the Bank Indebtedness, the Synthetic Guarantees and all Guarantees, as applicable, by such Subsidiary Guarantor of Senior Indebtedness of Hanover or Guarantor Senior Indebtedness of any other Subsidiary Guarantor; and

      (2) all obligations consisting of principal of and premium, if any, accrued and unpaid interest on, and fees and other amounts relating to, all other Indebtedness of the Subsidiary Guarantor. Guarantor Senior Indebtedness includes interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Subsidiary Guarantor regardless of whether postfiling interest is allowed in such proceeding.

   Notwithstanding anything to the contrary in the preceding paragraph, Guarantor Senior Indebtedness will not include:

      (1) any Indebtedness in which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that the obligations in respect of such Indebtedness are not superior in right of, or are subordinate to, payment of the notes and the Hanover Guarantee;

      (2) any obligations of such Subsidiary Guarantor to another Subsidiary or Hanover;

      (3) any liability for Federal, state, local, foreign or other taxes owed or owing by such Subsidiary Guarantor;

      (4) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

      (5) any Indebtedness, Guarantee or obligation of such Subsidiary Guarantor that is expressly subordinate or junior in right of payment to any other Indebtedness, Guarantee or obligation of such Subsidiary Guarantor, including, without limitation, any Guarantor Senior Subordinated Indebtedness and Guarantor Subordinated Obligations of such Guarantor; or

      (6) any Capital Stock.

   "Guarantor Senior Subordinated Indebtedness" means, with respect to a Subsidiary Guarantor, the obligations of such Subsidiary Guarantor under the Hanover Guarantee and any other Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that specifically provides that such Indebtedness is to rank equally in right of payment with the obligations of such Subsidiary Guarantor under the Hanover Guarantee and is not expressly subordinated by its terms in right of payment to any Indebtedness of such Subsidiary Guarantor which is not Guarantor Senior Indebtedness of such Subsidiary Guarantor.

   "Guarantor Subordinated Obligation" means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinate in right of payment to the obligations of such Subsidiary Guarantor under the Hanover Guarantee pursuant to a written agreement.

   "Hanover" means Hanover Compressor Company, a Delaware corporation.

   "Hanover Guarantee" means the Guarantee of payment of the Lease and the notes by Hanover and the Subsidiary Guarantors pursuant to the terms of the indenture and any supplemental indenture thereto or the terms of the participation agreement and any assumption agreement supplemental thereto. The Hanover Guarantee is in the form prescribed by the indenture and the participation agreement.

   "Hanover Guarantor" means each of Hanover, HCLP and the Subsidiary
Guarantors.

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   "HCLP" means Hanover Compression Limited Partnership, a Delaware limited partnership.

   "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

   "Incur" means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms "Incurred" and "Incurrence" have meanings correlative to the foregoing.

   "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

      (1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

      (2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

      (3) the principal component of all obligations of such Person in respect of letters of credit, bankers' acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of Incurrence);

      (4) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto;

      (5) Capitalized Lease Obligations and all Attributable Indebtedness of such Person;

      (6) the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

      (7) the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

      (8) the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person;

      (9) to the extent not otherwise included in this definition, net obligations of such Person under Currency Agreements and Interest Rate Agreements (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time); and

      (10) the obligation to pay the principal and premium (if any) in respect of any Operating Lease Facility, in an amount, as determined on the date of incurrence of such obligation, equal to the purchase price of the related property or assets.

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

   In addition, "Indebtedness" of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

      (1) such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a "Joint Venture");

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      (2) such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a "General Partner"); and

      (3) there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

          (a) the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

          (b) if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount and the related interest expense shall be included in Consolidated Interest Expense to the extent actually paid by Hanover or its Restricted Subsidiaries.

   "Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

   "Investment" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances to customers in the ordinary course of business) or other extension of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

      (1) Hedging Obligations entered into in the ordinary course of business and in compliance with the participation agreement;

      (2) endorsements of negotiable instruments and documents in the ordinary course of business; and

      (3) an acquisition of assets, Capital Stock or other securities by Hanover or a Subsidiary for consideration to the extent such consideration consists exclusively of common equity securities of Hanover.

   For purposes of "Certain Covenants under the Participation
Agreements--Limitation on Restricted Payments",

      (1) "Investment" will include the portion (proportionate to Hanover's equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of Hanover at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Hanover will be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (a) Hanover's "Investment" in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to Hanover's equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of Hanover in good faith) of such Subsidiary at the time that such Subsidiary is so redesignated a Restricted Subsidiary; and

      (2) any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of Hanover.

   "Issue Date" means August 30, 2001.

   "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

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   "Material Subsidiary" means any Restricted Subsidiary of Hanover for which the aggregate fair market value of all assets owned by such Restricted Subsidiary is greater than $20.0 million as of the date of determination.

   "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

      (1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

      (2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

      (3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

      (4) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by Hanover or any Restricted Subsidiary after such Asset Disposition.

   "Net Cash Proceeds", with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

   "Non-Recourse Debt" means Indebtedness:

      (1) as to which neither Hanover nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);

      (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of Hanover or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

      (3) the explicit terms of which provide there is no recourse against any of the assets of Hanover or its Restricted Subsidiaries.

   "Officer" means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of Hanover or the trustee of the Issuer, as applicable.

   "Officer's Certificate" means a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of Hanover or the trustee of the Issuer, as applicable.

   "Operating Lease Facility" means any operating lease transaction entered into by Hanover or any of its Restricted Subsidiaries (including the 2008 Lease) resulting in the off-balance sheet financing of any of Hanover's or such Restricted Subsidiary's property or assets, including its gas compression equipment.

   "Operative Agreements" means, collectively, the indenture, the notes, the Lease, the participation agreement, the Hanover Guarantee, the assignment of the Lease, the security agreement, the UCC financing

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statements, the trust agreement, the consent to assignment, the equity certificates, the Requisition, the bills of sale with respect to the Equipment and any amendments, supplements or modifications from time to time of any of the above.

   "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer, the Trustee or Hanover.

   "Permitted Investment" means an Investment by Hanover or any Restricted Subsidiary in:

      (1) Hanover, a Restricted Subsidiary (other than a Receivables Entity) or a Person which will, upon the making of such Investment, become a Restricted Subsidiary (other than a Receivables Entity); provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

      (2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, Hanover or a Restricted Subsidiary (other than a Receivables Entity); provided, however, that such Person's primary business is a Related Business;

      (3) cash and Cash Equivalents;

      (4) receivables owing to Hanover or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as Hanover or any such Restricted Subsidiary deems reasonable under the circumstances;

      (5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

      (6) loans or advances to employees made in the ordinary course of business consistent with past practices of Hanover or such Restricted Subsidiary;

      (7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to Hanover or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

      (8) Investments made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with "Certain Covenants under the Participation Agreements--Limitation on Sales of Assets and Subsidiary Stock";

      (9) Investments in existence on the Issue Date including those made through the acquisition of Production Operators Corporation and related assets from Schlumberger Technology Corporation on the Issue Date;

      (10) Currency Agreements, Interest Rate Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with "Certain Covenants under the Participation Agreements--Limitation on Indebtedness";

      (11) Investments by Hanover or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (11), in an aggregate amount at the time of such Investment not to exceed
$25.0 million outstanding at any one time;

      (12) Investments made in connection with the performance of obligations of Hanover or any of its Restricted Subsidiaries under the terms of any joint venture agreement to which Hanover or any of its Restricted Subsidiaries is a party on the Issue Date and identified on a schedule to the participation agreement on the Issue Date, as these agreements may be amended, modified or supplemented from time to time;

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   provided, however, that no future amendment, modification or supplement will increase the amount of the Investment in a joint venture that is a Permitted Investment pursuant to this clause (12) beyond the amount that would have been a Permitted Investment pursuant to this clause (12) under terms of the agreements in effect on the Issue Date, and provided, further, that no such Investments shall exceed $30.0 million in the aggregate;

      (13) Guarantees issued in accordance with "Certain Covenants under the Participation Agreements--Limitations on Indebtedness"; and

      (14) Investments by Hanover or a Restricted Subsidiary in a Receivables Entity or any Investment by a Receivables Entity in any other Person, in each case, in connection with a Qualified Receivables Transaction, provided, however, that any Investment in any such Person is in the form of a Purchase Money Note, or any equity interest or interests in accounts receivable and related assets generated by Hanover or a Restricted Subsidiary and transferred to any Person in connection with a Qualified Receivables Transaction or any such Person owning such accounts receivable.

   "Permitted Liens" means, with respect to any Person:

      (1) Liens securing Indebtedness and other obligations of Hanover and/or HCLP under the Senior Credit Agreement and related Interest Rate Agreements and other Senior Indebtedness and liens on assets of Restricted Subsidiaries securing Guarantees of Indebtedness and other obligations of Hanover and/or HCLP under the Senior Credit Agreement and other Guarantor Senior Indebtedness permitted to be incurred under the participation agreement;

      (2) pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits or cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

      (3) Liens imposed by law, including carriers', warehousemen's and mechanics', Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

      (4) Liens for taxes, assessments or other governmental charges not yet subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

      (5) Liens in favor of Issuers of surety or performance bonds or letters of credit or bankers' acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

      (6) encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

      (7) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the indenture or the participation agreement, as applicable, secured by a Lien on the same property securing such Hedging Obligation;

      (8) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of Hanover or any of its Restricted Subsidiaries;

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      (9) judgment Liens not giving rise to an Event of Default so long as such
   Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

      (10) Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations with respect to, assets or property acquired or constructed in the ordinary course of business, provided that:

          (a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under the indenture or the participation agreement, as applicable, and does not exceed the cost of the assets or property so acquired or constructed; and

          (b) such Liens are created within 180 days of construction or acquisition of such assets or property and do not encumber any other assets or property of Hanover or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

      (11) Liens arising solely by virtue of any statutory or common law provisions relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

          (a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by Hanover or HCLP in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

          (b) such deposit account is not intended by Hanover or any Restricted Subsidiary to provide collateral to the depository institution;

      (12) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by Hanover and its Restricted Subsidiaries in the ordinary course of business;

      (13) Liens existing on the Issue Date;

      (14) Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by Hanover or any Restricted Subsidiary;

      (15) Liens on property at the time Hanover or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into Hanover or any Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by Hanover or any Restricted Subsidiary;

      (16) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to Hanover or a Wholly-Owned Subsidiary (other than a Receivables Entity);

      (17) Liens securing the notes and the Hanover Guarantee;

      (18) Liens securing Refinancing Indebtedness incurred to refinance Indebtedness that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

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      (19) Liens on assets transferred to a Receivables Entity or on assets of a Receivables Entity, in either case incurred in connection with a Qualified Receivables Transaction;

      (20) Liens securing Operating Lease Facilities Incurred in compliance with "Certain Covenants Under the Participation Agreements--Limitation on Indebtedness";

      (21) the rights of any sublessee or assignee under a sublease or an assignment or a compressor management agreement expressly permitted by the terms of the Lease; and

      (22) Liens caused by any act or omission of the Issuer, the trustee of the Issuer, the Trustee, any of the equity certificate holder or any of their affiliates.

   "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision hereof or any other entity.

   "Preferred Stock", as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

   "Public Equity Offering" means an offering for cash by Hanover of its common stock, or options, warrants or rights with respect to its common stock pursuant to a registration statement that has been declared effective by the Securities and Exchange Commission (other than on Form S-4 or S-8).

   "Purchase Money Note" means a promissory note of a Receivables Entity evidencing a line of credit, which may be irrevocable, from Hanover or any Restricted Subsidiary of Hanover in connection with a Qualified Receivables Transaction to a Receivables Entity, which note is repayable from cash available to the Receivables Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts owing to such investors and amounts paid in connection with the purchase of newly generated accounts receivable.

   "Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by Hanover or any of its Restricted Subsidiaries pursuant to which Hanover or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (1) a Receivables Entity (in the case of a transfer by Hanover or any of its Restricted Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of Hanover or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, the proceeds of such receivables and other assets which are customarily transferred, or in respect of which security interests are customarily granted in connection with asset securitization involving accounts receivable.

   "Receivables Entity" means a Wholly-Owned Subsidiary of Hanover (or another Person in which Hanover or any Restricted Subsidiary of Hanover makes an Investment and to which Hanover or any Restricted Subsidiary of Hanover transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of Hanover (as provided below) as a Receivables Entity:

      (1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

          (a) is guaranteed by Hanover or any Restricted Subsidiary of Hanover (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

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          (b) is recourse to or obligates Hanover or any Restricted Subsidiary of Hanover in any way other than pursuant to Standard Securitization Undertakings; or

          (c) subjects any property or asset of Hanover or any Restricted Subsidiary of Hanover, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

      (2) with which neither Hanover nor any Restricted Subsidiary of Hanover has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to Hanover or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Hanover, other than fees payable in the ordinary course of business in connection with servicing accounts receivable; and

      (3) to which neither Hanover nor any Restricted Subsidiary of Hanover has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results.

   Any such designation by the Board of Directors of Hanover shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of Hanover giving effect to such designation and an Officer's Certificate certifying that such designation complied with the foregoing conditions.

   "Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, "refinance," "refinances," and "refinanced" shall have a correlative meaning) any Indebtedness existing on the date of the participation agreement or Incurred in compliance with the participation agreement (including Indebtedness of Hanover that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, provided, however, that:

      (1) (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the notes;

      (2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

      (3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and fees incurred in connection therewith); and

      (4) if the Indebtedness being refinanced is subordinated in right of payment to the notes or the Hanover Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the notes or the Hanover Guarantee on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

   "Related Business" means any business which is the same as or related, ancillary or complementary to any of the businesses of Hanover and its Restricted Subsidiaries on the date of the participation agreement.

   "Representative" means any trustee, agent or representative (if any) of an issue of Senior Indebtedness or Guarantor Senior Indebtedness, as the case may be; provided that when used in connection with the Senior Credit Agreement, the term "Representative" shall refer to the administrative agent under the Senior Credit Agreement.

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   "Requisition" shall have the meaning set forth in the participation agreement.

   "Restricted Investment" means any Investment other than a Permitted
Investment.

   "Restricted Subsidiary" means any Subsidiary of Hanover other than an Unrestricted Subsidiary.

   "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby Hanover or a Restricted Subsidiary transfers such property to a Person and Hanover or a Restricted Subsidiary leases it from such Person.

   "Senior Credit Agreement" means, with respect to Hanover and/or HCLP, one or more debt facilities (including, without limitation, the Amended and Restated Senior Credit Agreement, dated March 13, 2000, among Hanover, HCLP, The Chase Manhattan Bank, as administrative agent, and the lenders parties thereto, as the same may be, and may have been, amended, supplemented or otherwise modified from time to time) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the original Senior Credit Agreement or any other credit or other agreement or indenture).

   "Senior Indebtedness" means, whether outstanding on the Issue Date or thereafter issued, created, Incurred or assumed, the Bank Indebtedness, the Synthetic Guarantees, Indebtedness relating to Hanover's $192 million aggregate principal amount 4.75% Convertible Senior Notes due March 15, 2008 and all other Indebtedness of Hanover, including accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Hanover at the rate specified in the documentation with respect thereto whether or not a claim for post filing interest is allowed in such proceeding) and fees and other amounts relating thereto; provided, however, that Senior Indebtedness will not include:

      (1) any Indebtedness in which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that the obligations in respect of such Indebtedness are not superior in right of, or are subordinate to, payment of the notes and the Hanover Guarantee;

      (2) any obligation of Hanover to any Subsidiary;

      (3) any liability for Federal, state, foreign, local or other taxes owed or owing by Hanover;

      (4) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

      (5) any Indebtedness, Guarantee or obligation of Hanover that is expressly subordinate or junior in right of payment to any other Indebtedness, Guarantee or obligation of Hanover, including, without limitation, any Senior Subordinated Indebtedness and any Subordinated Obligations; or

      (6) any Capital Stock.

   "Senior Subordinated Indebtedness" means the obligations of Hanover under the Hanover Guarantee and any other Indebtedness of Hanover that specifically provides that such Indebtedness is to rank equally in right of payment with the obligations of Hanover under the Hanover Guarantee and is not expressly subordinated by its terms in right of payment to any Indebtedness or other obligation of Hanover which is not Senior Indebtedness.

   "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of Hanover within the meaning of Rule 102 under Regulation S-X promulgated by the SEC.

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   "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by Hanover or any Restricted Subsidiary of Hanover which are reasonably customary in securitization of accounts receivable transactions.

   "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

   "Subordinated Acquisition Note" means the $150.0 million subordinated promissory note between Hanover and Camco International, Inc., maturing on December 15, 2005.

   "Subordinated Obligation" means any Indebtedness of Hanover (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the notes pursuant to a written agreement.

   "Subsidiary" of any Person means any corporation, association, partnership, joint venture, limited liability company or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership and joint venture interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of Hanover, including without limitation, HCLP.

   "Subsidiary Guarantor" means each Restricted Subsidiary (other than a Foreign Subsidiary or a Receivables Entity) that (A) becomes, or upon its creation or acquisition by Hanover or one or more of its Restricted Subsidiaries is, a Material Subsidiary and (B) becomes a guarantor under the Senior Credit Agreement.

   "Synthetic Guarantees" means, collectively, (i) the Guarantee, dated as of October 27, 2000 (as the same may be, and may have been amended, supplemented or otherwise modified from time to time), among the Lessee, Hanover Equipment Trust 2000B, Bank Hapoalim B.M. and FBTC Leasing Corp., as investors, the lenders parties thereto and The Chase Manhattan Bank, as administrative agent;
(ii) the Guarantee, dated as of March 13, 2000 (as the same may be, and may have been amended, supplemented or otherwise modified from time to time), among the Lessee, Hanover Equipment Trust 2000A, First Union National Bank and Scotiabanc Inc., as investors, the lenders parties thereto and The Chase Manhattan Bank, as administrative agent; and
(iii) the Guarantee, dated as of June 15, 1999 (as the same may be, and may have been amended, supplemented or otherwise modified from time to time), among the Lessee, Hanover Equipment Trust 1999A, Societe Generale Financial Corporation and FBTC Leasing Corp., as investors, the lenders parties thereto and The Chase Manhattan Bank, as administrative agent.

   "Termination Value" means, with respect to all of the Equipment, as of any determination date, an amount equal to the sum of (i) the aggregate outstanding principal amount of the notes, accrued and unpaid interest thereon and any other amounts due under the indenture, plus (ii) the aggregate outstanding amount of the Certificate Holder Contribution and all unpaid yield thereon plus
(iii) all other amounts due and owing to the equity certificate holder, the Trustee or the noteholders under any Operative Agreements, including applicable premiums, if any. Termination Value will only include amounts in excess of the aggregate outstanding principal amount of the notes and the aggregate outstanding amount of the Certificate Holder Contribution if such amounts have not been paid as supplemental rent as required by the Lease (after giving effect to any concurrent payment of supplemental rent). If it is necessary to calculate Termination Value for a particular Unit of Equipment, the total Termination Value will be allocated among the Equipment based upon the relative cost of each Unit.

   "Unit" means each piece of Equipment as specifically scheduled and described in the Lease.

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   "Unrestricted Subsidiary" means:

      (1) any Subsidiary of Hanover that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of Hanover in the manner provided below; and

      (2) any Subsidiary of an Unrestricted Subsidiary.

   The Board of Directors of Hanover may designate any Subsidiary of Hanover (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

      (1) such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of Hanover which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

      (2) all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt;

      (3) such designation and the Investment of Hanover in such Subsidiary complies with "Certain Covenants under the Participation
   Agreements--Limitation on Restricted Payments";

      (4) such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of Hanover and its Subsidiaries;

      (5) such Subsidiary is a Person with respect to which neither Hanover nor any of its Restricted Subsidiaries has any direct or indirect obligation:

          (a) to subscribe for additional Capital Stock of such Person; or

          (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

      (6) on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with Hanover or any Restricted Subsidiary with terms substantially less favorable to Hanover than those that might have been obtained from Persons who are not Affiliates of Hanover.

   Any such designation by the Board of Directors of Hanover shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of Hanover giving effect to such designation and an Officer's Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the participation agreement and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

   The Board of Directors of Hanover may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and Hanover could incur at least $1.00 of additional Indebtedness under the first paragraph of "Certain Covenants under the Participation Agreements--Limitation on Indebtedness" on a pro forma basis taking into account such designation.

   "U.S. Government Obligations" means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the Issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act of 1933, as amended), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal

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or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

   "Voting Stock" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

   "Wholly-Owned Subsidiary" means a Restricted Subsidiary of Hanover, all of the Capital Stock of which (other than director's qualifying shares) is owned by Hanover or another Wholly-Owned Subsidiary.

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                   SUMMARY OF PRINCIPAL OPERATIVE AGREEMENTS

   The following is a summary of certain other principal operative agreements (together with any ancillary documents, the "Operative Agreements") related to the financing of the Equipment and should not be considered to be a full statement of the terms and provisions thereof. Accordingly, the following summaries are qualified by reference to each agreement and are subject to the full text of each agreement, a copy of which we have filed as an exhibit to the registration statement of which this prospectus forms a part.

The Lease

Parties

   The Issuer, as Lessor, and HCLP, as Lessee.

Lease Term

   The Lease Term commenced on August 31, 2001, and, unless sooner terminated pursuant to its terms, shall end on the Stated Maturity.

Basic Rent

   HCLP will make a payment of Basic Rent to the Issuer each March 1, June 1, September 1 and December 1, beginning December 1, 2001, in an amount equal to the interest accrued on the notes that is payable semi-annually and the yield due on the Certificate Holder Contribution that is payable quarterly.

Supplemental Rent

   HCLP will also pay Supplemental Rent in respect of all amounts which HCLP is obligated to pay, other than Basic Rent, under the Lease and participation agreement, including, but not limited to, costs, taxes and indemnities.

Equipment Purchases Prior to Stated Maturity

   Prior to the Stated Maturity, upon the occurrence of an Optional Redemption of notes, HCLP shall purchase, and upon the occurrence of a Change of Control of Hanover or certain Asset Dispositions resulting in Excess Proceeds, HCLP shall purchase, the Equipment and terminate the Lease with respect to such purchased Equipment upon payment of an amount equal to the Termination Value with respect to such Equipment and the related Supplemental Rents. With respect to the Lease, the purchase by HCLP during the Lease Term of Equipment having an aggregate Termination Value equal to or greater than 25% of the highest Termination Value of all Equipment held by the Issuer at any one time during the period starting on the first anniversary of the commencement of the Lease and ending 12 months prior to the Stated Maturity shall be deemed an exercise of the Maturity Date Purchase Option with respect to all the Equipment. See "--Purchase Option at Maturity."

  Purchase upon Optional Redemption of the Notes

      The Lease permits HCLP, at its option upon not less than 30 nor more than 60 days' notice to the Issuer, on or after September 1, 2006, to purchase all the Equipment thereunder or, if no default or event of default under the Lease has occurred and is continuing, less than all of the Equipment upon payment of an amount equal to the Termination Value with respect to such Equipment and the related Supplemental Rent, provided, however, that during the 12-month period prior to the Stated Maturity of the notes, HCLP can purchase less than all of the Equipment only if (i) HCLP has exercised its Maturity Date Purchase Option under the Lease or (ii) such purchase cures a default or event of default under the Lease. Any applicable premiums with respect to such purchase shall be payable by HCLP as Supplemental Rent.


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      To the extent that Hanover raises Net Cash Proceeds from one or more
   Public Equity Offerings, the Lease permits HCLP, at its option upon not less than 30 nor more than 60 days' notice to the Issuer, prior to September 1, 2004, to purchase one or more Units of Equipment thereunder, if no default or event of default under the Lease has occurred and is continuing, upon payment of an amount equal to the Termination Value for such Units and the related Supplemental Rent; provided, however, the aggregate amount of Equipment purchased with such Net Cash Proceeds by Hanover with respect to Lease shall not exceed 35% of the aggregate Termination Value of all the Equipment thereunder.

  Purchase upon Change of Control

      In the event the Issuer is required to repurchase notes tendered by the noteholders pursuant to a Change of Control Offer upon the occurrence of a Change of Control with respect to Hanover, the Lease requires HCLP, upon not less than 30 nor more than 60 days' notice to the Issuer, to purchase one or more Units of the Equipment upon payment of an amount equal to the Termination Value of such Units; provided that in no event shall HCLP be permitted to purchase Equipment having an aggregate Termination Value in excess of the sum of the principal amount of notes tendered by the noteholders and the equity certificates to be repaid under the Lease. A premium of 1.0% with respect to such note repurchase shall be payable by HCLP as Supplemental Rent.

  Purchase upon an Asset Disposition

      In the event the Issuer is required to repurchase notes tendered by the noteholders pursuant to an Asset Disposition Offer to the extent Excess Proceeds are available from Asset Dispositions, the Lease requires HCLP, upon not less than 30 nor more than 60 days' notice to the Issuer, to purchase one or more Units of the Equipment upon payment of an amount equal to the Termination Value of such Units; provided that in no event shall HCLP be permitted to purchase Equipment having an aggregate Termination Value in excess of the sum of the principal amount of notes tendered by the noteholders and the equity certificates to be repaid under the Lease.

  Options at Stated Maturity

   Twelve months prior to the Stated Maturity of each issuance of notes, HCLP is required under the Lease either to (i) exercise its Maturity Date Purchase Option (as defined below) or (ii) exercise its Remarketing Option (as defined below).

  Purchase Option at Maturity

      By giving written notice to the Issuer at least 12 months prior to the Stated Maturity of the notes, HCLP may purchase, or designate another Person to purchase, on the Stated Maturity of the notes all, but not less than all, the Equipment then subject to the Lease in an amount equal to the Termination Value of the Equipment thereunder ("Maturity Date Purchase Option"). If 12 months prior to the Stated Maturity of the notes, the aggregate Termination Value of all Equipment then held by the Issuer is less than 75% of the highest Termination Value of all Equipment held by the Issuer at any one time during the period starting on the first anniversary of the Issue Date and ending 12 months prior to the Stated Maturity, then HCLP will be required to purchase, or cause its designee to purchase, all remaining Equipment on such Stated Maturity.

  Final Rent Payment and Remarketing Option

      In the event that HCLP does not exercise its Maturity Date Purchase Option, then (i) HCLP will be required to pay (in addition to Basic Rent and as Supplemental Rent) an amount equal to the maximum amount permitted under SFAS No. 13 which permits HCLP to account for the Lease as an operating lease (the "Final Rent Payment"), which Final Rent Payment will be used only to repay a portion of the notes and

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   (ii) beginning not later than 12 months prior to the applicable Stated
   Maturity, HCLP will be required to use its best efforts to sell (the "Remarketing Option") the Equipment subject to the Lease on Issuer's behalf and consummate a sale of all of such Equipment on or prior to the Stated Maturity. The proceeds from the sale of such Equipment, together with the Final Rent Payment, will be applied to repay the notes. Any excess proceeds will be used to repay the unrecovered amount of the equity certificates. Any remaining proceeds will be returned to HCLP. If the sale proceeds from such Equipment, together with the Final Rent Payment, are less than the sum of the amount necessary to pay the notes, then HCLP shall be liable for an assessment of additional rent with respect to actual excess wear and tear of such Equipment, as determined by an appraisal procedure; provided, however, that such assessment shall under no circumstances prevent HCLP from accounting for such Lease as an operating lease under SFAS No. 13.

      If HCLP is unable to sell such Equipment on or prior to the Stated Maturity, then HCLP shall pay the Final Rent Payment and shall surrender possession of such Equipment to the Issuer on the Stated Maturity.

      So long as HCLP performs its obligations under the Lease by either exercising the Maturity Date Purchase Option or making the Final Rent Payment and exercising the Remarketing Option, no Lease Event of Default will have occurred and the Hanover Guarantee will, by its terms, require no further payment. If the proceeds from the Remarketing Option are insufficient to pay the remainder of the notes and the outstanding equity certificates, the holders of the notes and the equity certificates will incur a loss and no Hanover Guarantor will be required to compensate for any such shortfall.

  Net Lease

   The Lease is a triple net lease and HCLP's obligations to pay all lease payments are absolute and unconditional.

  Event of Loss

   An Event of Loss means any of the following events: (i) any damage or taking of all or any Unit of Equipment as a result of fire, casualty or condemnation that in the good faith reasonable judgment of HCLP either renders such Equipment unsuitable for the continued use for its intended purpose immediately prior to such fire, casualty or condemnation or is such that the restoration of such Equipment to its condition substantially as it existed immediately prior to such fire, casualty or condemnation would be impractical or impossible or
(ii) an environmental violation is discovered and HCLP in its good faith reasonable judgment determines that the cost to remediate will exceed ten percent of the cost of the Equipment. Upon the occurrence of an Event of Loss, HCLP shall, unless HCLP exercises its Purchase Option, substitute, replace, rebuild or restore the affected Equipment with Equipment having a value, utility and remaining economic life at least equal to that of the Equipment being replaced, in which case the Lease will continue and the rent payable under the Lease will not be reduced.

  Assignment and Subletting

   The Lease permits HCLP to sublease the Equipment but prohibits assignment, except as permitted by the Operative Agreements. Notwithstanding any sublease, HCLP remains primarily liable for the performance of all of its obligations under the Lease.

  Quiet Enjoyment

   HCLP has the right to peaceably and quietly hold, possess and use the Equipment during the Lease Term prior to the Stated Maturity so long as no Event of Default shall have occurred and be continuing under the Lease.

  Maintenance

   HCLP will cause the Equipment to be kept in good and safe order and condition, normal wear and tear excepted. The Equipment will be maintained in all material respects at all times in accordance with applicable law, including without limitation all environmental laws, and in accordance with all insurance requirements.

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  Insurance

   HCLP will keep each Unit of Equipment insured against loss or damage by fire and other risks on terms and in amounts that are no less favorable than insurance maintained by owners of similar equipment, that are in accordance with normal industry practice, are in amounts equal to the greater of (i) Termination Value and (ii) the actual replacement cost of the Equipment.

  Modifications and Substitutions

   HCLP has the right to make modifications, alterations or renovations to the Equipment (the "Modifications") so long as such Modifications do not impair the value, utility or the useful life of the Equipment.

   HCLP has the right to substitute one or more Units of Equipment under the Lease (i) in the ordinary course of its business, (ii) due to an Event of Loss and (iii) pursuant to purchases by sublessees of the Equipment in accordance with the terms of their respective subleases with the Lessee; provided, however, that, with respect to the Lease, the aggregate fair market value of all Equipment substitutions shall not exceed 25% of the Termination Value of all the Equipment thereunder. Any replacement Equipment shall be free and clear of all Liens (other than Permitted Liens) and have a value, utility and remaining economic useful life at least equal to the Equipment being replaced as of the date of the replacement.

   On or prior to any date of Equipment replacement permitted under a Lease, HCLP shall provide, upon the written request of the Trustee or holders of a majority of aggregate outstanding amount of the related notes, an appraisal with respect to such replaced Equipment, provided that HCLP shall not be required to provide more than one appraisal in any 12-month period. If the aggregate value of such Equipment being replaced from time to time is equal to or greater than 10% of the aggregate value of the Equipment under the Lease, then HCLP shall be required to deliver an appraisal of such replaced Equipment to the Trustee and the equity certificate holder. In the event that the appraisers determine that replacement Equipment has a lesser value than the original Equipment, a Lease Event of Default could be declared under the Lease.

  Use

   HCLP agreed that each item of Equipment will be used in accordance with its intended purpose and in accordance with its specifications.

  Intent

   The Issuer and HCLP intend that, (i) for financial accounting purposes with respect to HCLP, (A) the Lease shall be treated as an "operating lease" pursuant to Statement of Financial Accounting Standards No. 13, as amended, (B) the Issuer will be treated as the owner and lessor of the Equipment and (C) HCLP will be treated as the lessee of the Equipment, but (ii) for federal, state and local income tax and state law purposes, (A) the Lease will be treated as a financing arrangement, (B) the noteholders will be treated as senior lenders making loans to HCLP in an amount equal to the principal amount of the notes, which notes will be secured by the Equipment, (C) the equity certificate holder will be treated as a subordinated lender making loans to HCLP in an aggregate amount equal to the Certificate Holder Contribution, which loans are secured by the Equipment and (D) HCLP shall be treated as the owner of the Equipment and will be entitled to all tax benefits ordinarily available to an owner of property similar to the Equipment for such tax purposes.

  Liens

   HCLP will keep the Equipment free and clear of all liens except the following permitted liens and liens caused by the Issuer. Such permitted liens include, without limitation, (1) the respective rights and interests of the

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parties under the Lease and participation agreement (including any lien created pursuant to or expressly permitted by the terms of such participation agreement), (2) liens for taxes that either are not yet due and payable or are being contested in good faith, (3) any permitted sublease, (4) liens arising by operation of law, materialmen's, mechanics', workers', repairmen's, employees', carriers', warehousemen's and other like liens in connection with any alterations, modifications or replacements to the extent permitted by the Lease for amounts that are not more than 30 days past due or are being diligently contested in good faith by appropriate proceedings, so long as such proceedings satisfy customary conditions for contest proceedings, or that have been bonded,
(5) liens arising out of judgments or awards with respect to which appeals or other proceedings for review are being prosecuted in good faith and for the payment of which adequate reserves have been provided as required by GAAP or other appropriate provisions have been made, and (6) certain other permitted matters of title and liens resulting from the acts of the Issuer.

  Events of Default

   The following events (each, a "Lease Event of Default") are events of default under the Lease:

      (a) HCLP shall fail to make payment of (i) any Basic Rent within 30 days after the same has become due and payable under the Lease or (ii) any Final Rent Payment, purchase price payable as described under "--The
   Lease--Equipment Purchases Prior to Stated Maturity" or Termination Value after the same has become due and payable under the Lease;

      (b) HCLP shall fail to make payment of any Supplemental Rent due and payable under the Lease to a holder of notes, an equity certificate holder, the Issuer, the Trustee or the trustee of the Issuer within 30 days after receipt of notice thereof;

      (c) HCLP shall fail to maintain insurance as required by the Lease; or

      (d) HCLP or any Hanover Guarantor shall default in the observance or performance of any term, covenant or condition of HCLP or of such Hanover Guarantor, respectively, under the Lease, the participation agreement, the Hanover Guarantee or any other Operative Agreement to which it is a party (other than those set forth in (a), (b) or (c) above) and such default shall continue unremedied for a period of 30 days after receipt of notice thereof or any representation or warranty by HCLP or any Hanover Guarantor, respectively, set forth in the Lease, the participation agreement, the Hanover Guarantee or any other Operative Agreement or in any document entered into in connection therewith or in any documents, certificate or financial or other statement delivered in connection therewith shall be false or inaccurate in any material respect; or

      (e) an event of default under the indenture that is caused by, or results from, any action or inaction of HCLP or any other Hanover Guarantors or relates to HCLP or any other Hanover Guarantor shall have occurred and be continuing.

   If, as of the Stated Maturity, any Lease Event of Default under the Lease has occurred and is continuing, then HCLP shall be deemed to have exercised the Maturity Date Purchase Option.

   To comply with certain accounting limitations, the amount realizable on certain nonmonetary, nonperformance events of default may be limited.

Participation Agreement

  Parties

   HCLP, Hanover and certain of its subsidiaries, the Issuer, the equity certificate holder, the Trustee, in its individual capacity, as collateral agent and as Trustee under the indenture, and the trustee of the Issuer, in its individual capacity.

  General

   The participation agreement sets forth customary representations, warranties and covenants of the parties and conditions precedent to the entering into of the Lease and funding of the notes and the equity certificates. Certain significant provisions of the participation agreement are summarized below.

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  General Indemnity

   HCLP will indemnify (the "General Indemnity"), on an after-tax basis, the Issuer, the trustee of the Issuer, the holder of the equity certificates, the noteholders and the Trustee and any of such parties' assignees, affiliates and their officers (the "Indemnified Persons") from and against liabilities, losses or expenses which may be asserted against any such Person arising out of (i) the ownership, leasing, maintenance, use or possession of the Equipment; and
(ii) the transactions in connection with the Lease and the notes. The General Indemnity will exclude claims that (i) are attributable to gross negligence or willful misconduct of the indemnified party or its affiliates, representatives or agents, (ii) arise out of events occurring after the discharge of the HCLP's obligations or (iii) relate to taxes. There will be no structural indemnity with respect to the tax characterization or accounting treatment of the Lease.

  General Tax Indemnity

   HCLP will indemnify, on an after-tax basis, the Indemnified Persons against and will agree to pay any and all taxes payable as a result of ownership, rental, operation, use, maintenance or sale of the Equipment, including, but not limited to, rental, withholding, sales, use, gross receipts, personal equipment, franchise, excise, value added or other taxes, but excluding, subject to certain exceptions, (i) federal net income taxes and (ii) state and local net income taxes except taxes imposed by the state where the Equipment is located (unless such Indemnified Persons were subject to taxes in such jurisdiction without regard to the transactions contemplated herein).

  Security

   The provisions of the participation agreement relating to the Collateral securing the notes are described under "Description of the Notes--Ranking and Priority."

Hanover Guarantee

   The Hanover Guarantee represents both a Guarantee of HCLP's payment obligations under the Lease and a Guarantee of the Issuer's payment obligations under the notes. With respect to HCLP's obligations under the Lease, the Hanover Guarantors guarantee, jointly and severally, fully and unconditionally and on a senior subordinated basis, all obligations of HCLP under the Lease, including all rent payments. With respect to the issuer's obligations under the notes, independent of HCLP's obligations under the Lease, the Hanover Guarantors guarantee, jointly and severally, unconditionally and on a senior subordinated basis, the payment when due of all amounts required to be paid by the Issuer under the notes; provided that such unconditional guarantee is limited at all times to 70.0% of the aggregate principal balance of notes outstanding, which is equal to the final rent payment under the Lease. Upon the occurrence of and during a Lease Event of Default, the Hanover Guarantors guarantee, jointly and severally, on a senior subordinated basis, the payment when due of the entire unpaid principal of, and interest on, the notes and all other payment obligations of the Issuer to the Trustee and the noteholders. The Hanover Guarantee is in favor of the Trustee for the benefit of the noteholders and the equity certificate holder. The Hanover Guarantee is subordinated to any Senior Indebtedness or Guarantor Senior Indebtedness, as applicable, and ranks equally with any Senior Subordinated Indebtedness and Guarantor Senior Subordinated Indebtedness, as applicable. The Hanover Guarantee and the 2008 Guarantee rank equally in right of payment to each other.

Assignment of Lease, Rents and Guarantee

   The Issuer assigned the Lease and Hanover Guarantee to the Trustee for the benefit of the noteholders and the equity certificate holder.

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                                 THE EQUIPMENT

   The Equipment subject to the Lease is a representative sample of HCLP's natural gas compression equipment fleet. The Equipment had an appraised value as of the commencement date of the Lease and an anticipated residual value as of the Stated Maturity, of no less than $258 million, as determined by American Appraisal Associates ("AAA"). We selected AAA on the basis of its expertise in equipment valuations in leasing transactions. AAA is a large independent valuation firm that has been in business for over 100 years. To our knowledge, except for appraisal engagements entered into the ordinary course of business in exchange for customary fees and expenses, there are no material relationships between AAA, its affiliates and/or unaffiliated representatives and the registrants or their affiliates. We have paid AAA a fee of $41,000 plus expenses of $900 for the appraisal of the Equipment. None of the registrants placed any limitations on the scope of analysis, procedures or methodologies employed by AAA in the preparation of its appraisal report.

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                      DESCRIPTION OF CERTAIN INDEBTEDNESS

$350 Million Bank Credit Agreement

   We have a bank credit agreement which provides for a revolving credit facility in an aggregate principal amount of $350 million, including a commitment to issue letters of credit of up to $75 million by JPMorgan Chase Bank as agent for several banks and other financial institutions. At December 3, 2001, we had approximately $149 million of outstanding borrowings and $26.5 million of outstanding letters of credit under the bank credit agreement. Amounts outstanding under our bank credit agreement bear interest at either the Eurodollar rate plus the spread, the ABR rate plus the spread (each as defined in the bank credit agreement) or a combination of both. Revolving loans may be borrowed, repaid and reborrowed from time to time.

   Our bank credit agreement also contains various covenants which require, among other things, that we meet specified quarterly financial ratios, including cash flow and net worth measurements, and restricts our ability to incur additional indebtedness.

   The revolving loans mature in November 2004. No assurances can be made that we will be able to refinance the bank credit agreement on commercially reasonable terms, if at all.

Convertible Senior Notes

   In March 2001, Hanover issued $192 million aggregate principal amount of 4.75% Convertible Senior Notes due March 15, 2008. The convertible senior notes are convertible at the option of the holder into shares of our common stock at a conversion rate of 22.7596 shares of common stock per $1,000 principal amount of convertible senior notes. The conversion rate is subject to anti-dilution adjustment in certain events.

   On or after March 15, 2004, we have the right at any time to redeem some or all of the convertible senior notes. If we experience a specified change in control, a holder of convertible senior notes may require us to repurchase, with cash or common stock, some or all of the convertible senior notes at a price equal to 100% of the principal amount plus accrued and unpaid interest to the repurchase date.

   The convertible senior notes are general unsecured obligations and rank equally in right of payment with all of our other unsecured senior debt. The convertible senior notes are effectively subordinated to all existing and future liabilities of our subsidiaries (including HCLP).

Convertible Preferred Securities

   In December 1999, Hanover issued $86,250,000 of unsecured 7 1/4% Mandatorily Redeemable Convertible Preferred Securities through our subsidiary, Hanover Compressor Capital Trust, a Delaware business trust and subsidiary of Hanover (the "Business Trust"). Under a guarantee agreement, we guarantee, on a subordinated basis, any payments required to be made by the Business Trust to the extent the Business Trust has funds available to make the payments.

   The convertible preferred securities are convertible at the option of the holder into shares of our common stock and have a liquidation amount of $50 per security and mature in 30 years, but we may redeem them, in whole or in part, at any time on or after December 20, 2002. We are required to pay annual cash distributions at the rate of 7 1/4%, payable quarterly in arrears. However, such payments may be deferred for up to 20 consecutive quarters subject to certain restrictions. During any periods in which payments are deferred, in general, we cannot pay any dividend or distribution on our capital stock or redeem, purchase, acquire or make any liquidation on any of our capital stock.

   With the proceeds from the offering of the convertible preferred securities, the Business Trust purchased $86,250,000 of our 7 1/4% unsecured subordinated debentures. When the debentures are repaid in full, either at maturity or through optional redemption, the proceeds from the repayment will be applied to redeem, on a pro rata basis, an equivalent liquidation amount of convertible preferred securities.

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   The debentures are subordinated to all of our existing and future senior debt, and are effectively subordinated to all existing and future liabilities of our subsidiaries (including HCLP).

Operating Leases

   Concurrently with our consummation of the Lease, in August 2001, we entered into a separate $309 million sale and lease back of certain compression equipment. This operating lease has a seven-year term and is substantially similar to the Lease.

   In October 2000, we completed a $173 million sale and lease back of certain compression equipment. In March 2000, we entered into a separate $200 million sale and lease back of certain compression equipment. Under the March 2000 agreement, we received $100 million in proceeds from the sale of compression equipment at closing and, in August 2000, we completed the second half of the equipment lease and received an additional $100 million for the sale of additional compression equipment. In June 1999, we completed a separate $200 million sale and lease back of certain compression equipment.

   The 2000 and 1999 transactions are recorded as a sale and lease back of the equipment and are recorded as operating leases. Under these lease agreements, the equipment was sold and leased back by us for a 5 year period and we will continue to deploy the equipment under our normal operating procedures. At any time, we have options to repurchase the equipment at fair market value. We have substantial guarantees under the lease agreements that are due upon termination of the leases and which may be satisfied by a cash payment or the exercise of our purchase options. Any gains on the sale of the equipment are deferred until the end of the respective lease terms. Should we choose not to exercise our purchase options under the lease agreements, the deferred gains will be recognized to the extent they exceed any residual value guarantee payments and any other items required under the lease agreements.

   The lease agreements call for variable quarterly rental payments that vary with the London Interbank Offering Rate. The future minimum lease payments under the leasing agreements exclusive of any guarantee payments are between $21 million and $86 million for the years 2001 to 2005.

Subordinated Acquisition Note

   In connection with our acquisition of the gas compression business of Schlumberger, we issued a $150 million subordinated acquisition note to Schlumberger, which matures December 15, 2005.

   Interest on the subordinated acquisition note accrues and is payable-in-kind at the rate of 8.5% annually for the first six months after issuance and periodically increases in increments of 1% to 2% per annum to a maximum interest rate 42 months after issuance of 15.5%. In the event of an event of default under the subordinated acquisition note, interest will accrue at a rate of 2% above the applicable rate.

   The subordinated acquisition note is subordinated to all of our indebtedness other than indebtedness to fund future acquisitions. In the event that we complete an offering of equity securities, we are required to apply the proceeds of the offering to repay amounts outstanding under the subordinated acquisition note as long as no default exists or would exist under our other indebtedness as a result of such payment.

Equity Investment in the Issuer

   In connection with the Issuer's acquisition of the Equipment and its execution of the Operative Agreements, an investor contributed an aggregate amount of $7.8 million in cash to the Issuer. As described in the "Description of Notes," such equity certificate holders may receive payments upon certain repurchases or redemptions of the notes.

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                         BOOK-ENTRY; DELIVERY AND FORM

   The certificates representing the new notes will be issued in fully registered form without interest coupons. Except as described in "--Certificated Notes" below, the new notes will be represented by one or more permanent global certificates in definitive, fully registered form without interest coupons (the "global notes"). The global notes will be deposited with the Trustee as custodian for The Depository Trust Company ("DTC") and registered in the name of a nominee of such depositary.

The Global Notes

   The Issuer expects that pursuant to procedures established by DTC (1) upon the issuance of the global notes, DTC or its custodian will credit, on its internal system, the principal amount of the individual beneficial interests represented by such global notes to the respective accounts of persons who have accounts with such depositary and (2) ownership of beneficial interests in the global notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the global notes will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants.

   So long as DTC, or its nominee, is the registered owner or holder of the new notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the new notes represented by such global notes for all purposes under the indenture. No beneficial owner of an interest in the global notes will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the indenture.

   Payments of the principal of, premium, if any, or interest (including additional interest) on, the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.


   The Issuer expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest (including additional interest) on the global notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of DTC or its nominee. The Issuer also expects that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Those payments will be the responsibility of those participants.


   The Issuer expects that transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a certificated security for any reason, including to sell new notes to persons in states which require physical delivery of the new notes, or to pledge such securities, such holder must transfer its interest in a global note, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture.

   DTC has advised the Issuer that it will take any action permitted to be taken by a holder of new notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of new notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture, DTC will exchange the global notes for certificated securities, which it will distribute to its participants.

   DTC has advised us that it is:

    . a limited purpose trust company organized under the laws of the State of New York;

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    .  a "banking organization" within the meaning of the New York Banking Law;

    .  a member of the Federal Reserve System;

    . a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended; and

    . a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934.

   Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among participants of DTC, DTC is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

   Except as described below, owners of beneficial interests in the global notes will not be permitted to take physical delivery of certificated notes. If:

    . DTC notifies the Issuer that it is at any time unwilling or unable to continue as a depositary or DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 90 days of such notice or cessation;

    . the Issuer, at its option, notifies the trustee in writing that it elects to cause the issuance of its notes in definitive form under its indenture; or

    .  upon the occurrence of some other events as provided in such indenture;

then, upon surrender by DTC of the applicable global notes, certificated notes will be issued to each person that DTC identifies as the beneficial owner of the notes represented by the applicable global notes. Upon the issuance of certificated notes, the trustee is required to register the certificated notes in the name of that person or persons, or their nominee, and cause the certificated notes to be delivered thereto.

   Neither the Issuer nor the trustee will be liable for any delay by DTC or any participant or indirect participant in DTC in identifying the beneficial owners of the related notes and each of those persons may conclusively rely on, and will be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the respective notes to be issued.

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                         MATERIAL ERISA CONSIDERATIONS

Certain ERISA Considerations

   The following is a summary of certain considerations associated with the acquisition and holding of the notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, "Similar Laws"), and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements (each, a "Plan").

General Fiduciary Matters

   ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code and prohibit certain transactions involving the assets of a Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a Plan or the management or disposition of the assets of such a Plan, or who renders investment advice for a fee or other compensation to such a Plan, is generally considered to be a fiduciary of the Plan.

   In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

   Any insurance company proposing to invest assets of its general account in the notes should consider the extent that such investment would be subject to the requirements of ERISA in light of the U.S. Supreme Court's decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank and under any subsequent legislation or other guidance that has or may become available relating to that decision, including the enactment of Section 401(c) of ERISA by the Small Business Job Protection Act of 1996 and the regulations promulgated thereunder.

Prohibited Transaction Issues

   Section 406 of ERISA and Section 4975 of the Code prohibit Plans, subject to Title I of ERISA or Section 4975 of the Code from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by a Plan with respect to which the Issuer is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the "DOL") has issued prohibited transaction class exemptions, or "PTCEs," that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment trust Partnerships, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

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   Because of the foregoing, the notes should not be purchased or held by any person investing "plan assets" of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representations

   Accordingly, by acceptance of an old note and exchange of such old note for a new note, you and your successors and assigns will be deemed to have represented and warranted that either (i) no portion of the assets used by you to acquire the notes constitutes assets of any Plan or (ii) the purchase and holding of the notes by you will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

   The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

   This section discusses the material U.S. federal income tax considerations relating to the exchange of old notes for new notes and the purchase, ownership and disposition of the new notes. This summary is based on the following materials, all as of the date of this prospectus:

    .  the Internal Revenue Code of 1986, as amended (the "Code"),

    . current, temporary and proposed Treasury Regulations promulgated under the Code,

    . current administrative interpretations of the Internal Revenue Service (the "IRS"), and

    .  court decisions.

   Legislation, judicial decisions or administrative changes may be forthcoming that could affect the accuracy of the statements included in this summary, possibly on a retroactive basis. There can be no assurance that the IRS will not challenge one or more of the tax results described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal tax consequences described below.

   This discussion assumes the new notes and the old notes are held as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment). For purposes of this discussion, "U.S. Holders" are beneficial owners of the notes that include the following:

    .  citizens or residents of the United States,

    .  corporations organized under the laws of the United States or any state,

    . estates the income of which is subject to U.S. federal income taxation regardless of its source, and

    . trusts if the administration of the trust is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all substantial decisions of the trust.

A "Non-U.S. Holder" is a beneficial owner of the notes other than a "U.S.
Holder."

   If a partnership holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your own tax advisors as to the tax consequences of the partnership's purchase, ownership or disposition of the notes.

   This discussion does not purport to address all tax considerations that may be important to a particular holder in light of the holder's circumstances. For example, special rules not discussed here may apply to a holder who is:

    .  a broker-dealer, a dealer in securities or a financial institution;

    .  an insurance company;

    .  a tax-exempt organization;

    .  subject to the alternative minimum tax provisions of the Code;

    . holding the notes as part of a hedge, conversion or constructive sale transaction, straddle or other risk reduction transaction;

    .  a person with a "functional currency" other than the U.S. dollar; or

    . a person who has ceased to be a U.S. citizen or ceased to be taxed as a resident alien.

Finally, this discussion does not describe any tax considerations arising under the laws of any applicable foreign, state, or local jurisdiction.

   Investors should consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the consequences of U.S. federal estate or gift tax laws, foreign, state or local laws, and tax treaties.

Obligor on the Notes

   We intend to treat the notes as obligations of HCLP for federal income tax purposes, and the following discussion assumes that the notes will be so treated. If the IRS were to contend successfully that the notes are not obligations of HCLP, it could contend that the notes are obligations of the Issuer. Such alternative characterization should not have any material adverse federal income tax consequences to holders of the notes. Holders of the notes should consult their own tax advisors as to the tax consequences to them of such alternative characterization.

Tax Consequences of Exchange of Old Notes for New Notes

   The exchange of old notes for new notes pursuant to the exchange offer will not be treated as a taxable exchange because the new notes do not differ materially in kind or extent from the old notes. Accordingly:

   (1) holders will not recognize taxable gain or loss as a result of exchanging such holder's old notes for new notes,

   (2) the holding period for a new note received will include the holding period of the old note exchanged therefor, and

   (3) the adjusted tax basis of a new note received will be the same as the adjusted tax basis of the old note exchanged therefor immediately before such exchange.

U.S. Holders

  Interest on Notes

   U.S. Holders will be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with their regular method of accounting for federal income tax purposes.

  Market Discount

   The market discount rules discussed below apply to any note purchased after original issue at a price less than its stated redemption price at maturity.

   If a U.S. Holder purchases a note at a market discount, such holder generally will be required to treat any principal payments on, or any gain on the disposition of, such note as ordinary income to the extent of the accrued market discount (not previously included in income) at the time of such payment or disposition. In general, subject to a de minimis exception, market discount is the amount by which the note's stated redemption price at maturity exceeds the holder's basis in the note immediately after the note is acquired. A note is not treated as purchased at a market discount, however, if the market discount is less than 0.25 percent of the stated redemption price at maturity of the note multiplied by the number of complete years to maturity from the date when a holder acquired the note. Market discount on a note will accrue on a straight-line basis, unless a holder elects to accrue such discount on a constant yield to maturity basis. This election is irrevocable. A U.S. Holder may also elect to include market discount in income currently as it accrues. This election, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If a U.S. Holder acquires a note at a market discount and disposes of such note in any non-taxable transaction (other than a nonrecognition transaction defined in section 1276(c) of the Code), accrued market discount will be includable as ordinary income to such holder as if such holder had sold the note at its fair market value. A U.S. Holder may be required to defer until the maturity of the note or, in certain circumstances, its earlier disposition, the deduction of all or a portion of the interest expense attributable to debt incurred or continued to purchase or carry a note with market discount, unless an election is made to include the market discount in income on a current basis.

  Amortizable Bond Premium

   If a U.S. Holder purchases a note for an amount in excess of its stated redemption price at maturity, such holder will generally be considered to have purchased the note with "amortizable bond premium." The amount of amortizable bond premium is computed based on the redemption price on an earlier call date if such computation results in a smaller amortizable bond premium attributable to the period of such earlier call date. A U.S. Holder generally may elect to amortize such premium using the constant yield to maturity method. The amount amortized in any year will generally be treated as a reduction of a holder's interest income on the note. If the amortizable bond premium allocable to a year exceeds the amount of interest allocable to that year, the excess would be allowed as a deduction for that year but only to the extent that a holder's prior interest inclusions exceed bond premium deductions on the note. The election to amortize the premium on a constant yield to maturity method, once made, generally applies to all bonds held or subsequently acquired by a U.S. Holder on or after the first day of the first taxable year to which the election applies. A U.S. Holder may not revoke this election without the consent of the IRS.

  Sale or Other Taxable Disposition of Notes

   A U.S. Holder will generally recognize capital gain or loss on the sale, redemption, exchange, retirement or other taxable disposition of a note. The holder's gain or loss will equal the difference between the holder's adjusted tax basis in the note and the proceeds received by the holder, excluding any proceeds attributable to accrued interest which will be recognized as ordinary interest income to the extent that the holder has not previously included the accrued interest in income. The proceeds received by the holder will include the amount of any cash and the fair market value of any other property received for the note. The holder's tax basis in the note will generally equal the amount the holder paid for the note, plus any market discount previously included in income, less any previous deductions of bond premium. The gain or loss will be long-term capital gain or loss if the holder held the note for more than one year. The deductibility of capital losses may be subject to limitation.

  Information Reporting and Backup Withholding

   Information reporting and backup withholding may apply to payments of principal and interest on a note or the proceeds from the sale or other disposition of a note with respect to certain noncorporate U.S. Holders. Such U.S. Holders generally will be subject to backup withholding unless the U.S. Holder provides to the payor a correct taxpayer identification number and certain other information, certified under penalties of perjury, or otherwise establishes an exemption. Any amount withheld under the backup withholding rules may be credited against the U.S. Holder's federal income tax liability and any excess may be refundable if the proper information is provided to the IRS.

Non-U.S. Holders

  Interest on Notes

   Payments of interest on the notes to Non-U.S. Holders will generally qualify as "portfolio interest" and thus will be exempt from the withholding of U.S. federal income tax if the Non-U.S. Holder properly certifies as to its foreign status as described below. The portfolio interest exception will not apply to payments of interest to a Non-U.S. Holder that:

    . owns, directly or indirectly, at least 10% of our voting stock (or the equity of the Issuer or its owners, in the event that the notes are characterized as obligations of the Issuer), or

    . is a "controlled foreign corporation" that is related to us (or to the Issuer or its owners, in the event that the notes are characterized as obligations of the Issuer).

If the portfolio interest exception does not apply, then payments of interest to a Non-U.S. Holder will generally be subject to U.S. federal income tax withholding at a rate of 30%, unless reduced by an applicable tax treaty.

   The portfolio interest exception and several of the special rules for Non-U.S. Holders described below generally apply only if the Non-U.S. Holder appropriately certifies as to its foreign status. A Non-U.S. Holder can generally meet this certification requirement by providing a properly executed Form W-8BEN or appropriate substitute form to us or our paying agent. If the holder holds the note through a financial institution or other agent acting on the holder's behalf, the holder may be required to provide appropriate certifications to the agent. The holder's agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided to us or our paying agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS, and such intermediaries generally are not required to forward any certification forms received from Non-U.S. Holders.

  Sale or Other Taxable Disposition of Notes

   A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized on the sale, redemption, exchange, retirement or other taxable disposition of a note. This general rule, however, is subject to several exceptions. For example, the gain will be subject to U.S. federal income tax if

    . the gain is effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business,

    . the Non-U.S. Holder is an individual that has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met, or

    . the Non-U.S. Holder was a citizen or resident of the United States and is subject to special rules that apply to certain expatriates.

  Income or Gain Effectively Connected With a U.S. Trade or Business

   The preceding discussion of the tax consequences of the purchase, ownership and disposition of notes by a Non-U.S. Holder generally assumes that the holder is not engaged in a U.S. trade or business. If any interest on the notes or gain from the sale, exchange or other taxable disposition of the notes is effectively connected with a U.S. trade or business conducted by the Non-U.S. Holder, then the income or gain will be subject to U.S. federal income tax at regular graduated income tax rates, but will not be subject to withholding tax if certain certification requirements are satisfied. If the Non-U.S. Holder is eligible for the benefits of a tax treaty between the United States and the holder's country of residence, any "effectively connected" income or gain will generally be subject to U.S. federal income tax only if it is also attributable to a permanent establishment maintained by the holder in the United States. If the Non-U.S. Holder is a corporation, that portion of its earnings and profits that is effectively connected with its U.S. trade or business will generally be subject to a "branch profits tax" at a 30% rate, although an applicable tax treaty may provide for a lower rate.

  U.S. Federal Estate Tax

   If a Non-U.S. Holder qualifies for the portfolio interest exemption under the rules described above when he or she dies, the notes will not be included in his or her estate for U.S. federal estate tax purposes, unless the income on the notes is effectively connected with his or her conduct of a trade or business in the United States.

  Information Reporting and Backup Withholding

   In general, backup withholding will apply with respect to payments on the notes made by us or our paying agent unless the Non-U.S. Holder appropriately certifies as to its foreign status or otherwise establishes an exemption. Information reporting on IRS Form 1042-S may apply to payments even if the certification is provided.

   Information reporting requirements and backup withholding tax generally will not apply to any payment of the proceeds of the sale of a note effected outside the United States by a foreign office of a foreign "broker" (as defined in applicable Treasury regulations). However, unless the foreign office of a broker has documentary evidence in its records that the beneficial owner is a Non-U.S. Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption, information reporting (but not backup withholding) will apply to any payment of the proceeds of the sale of a note effected outside the United States by such a broker if it

    .  is a U.S. person

    . is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States,

    . is a controlled foreign corporation for U.S. federal income tax purposes, or

    . is a foreign partnership that, at any time during its taxable year, has 50% or more of its income or capital interests owned by U.S. persons or is engaged in the conduct of a U.S. trade or business.

   Payment of the proceeds of a sale of a note effected by the U.S. office of a broker will be subject to information reporting requirements and backup withholding tax unless the Non-U.S. Holder properly certifies under penalties of perjury as to its foreign status and certain other conditions are met or it otherwise establishes an exemption. The Treasury regulations governing withholding and backup withholding provide certain rules on the reliance standard, under which a certification may not be relied upon if the person relying on such certification has actual knowledge (or reason to know) that the certification is false.

   Any amount withheld under the backup withholding rules may be credited against the Non-U.S. Holder's U.S. federal income tax liability and any excess may be refundable if the proper information is provided to the IRS.

   The preceding discussion of certain U.S. federal income tax considerations is for general information only and is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state, local, and foreign tax consequences of purchasing, holding, and disposing of the notes, including the consequences of any proposed change in applicable laws.

                             PLAN OF DISTRIBUTION

   We are not using any underwriters for this exchange offer. We are bearing all expenses of this exchange offer.

   Each broker-dealer that receives new notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the Expiration Date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In
addition, until    , 2002, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

   We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to this exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to this exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

   For a period of 180 days after the Expiration Date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to this exchange offer (including the expenses of one counsel for the holders of the old notes) other than commissions or concessions of any broker-dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                          VALIDITY OF THE SECURITIES

   The validity of the new notes, the lease obligations and the guarantee obligations will be passed upon by Latham & Watkins, Chicago, Illinois. Richard
S. Meller, a partner at Latham & Watkins, is Secretary of Hanover Compressor Company and Hanover Compression Limited Partnership and owns 30,304 shares of Hanover Compressor Company's common stock. In addition, other partners of Latham & Watkins own or have an interest in additional shares of Hanover Compressor Company's common stock.

                                    EXPERTS

   The audited financial statements of Hanover Equipment Trust 2001B as of September 30, 2001 and for the period from August 16, 2001 (inception) to September 30, 2001, included in this prospectus, have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The audited consolidated financial statements of Hanover Compressor Company as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000, incorporated in this prospectus by reference to Hanover Compressor Company's Annual Report on Form 10-K, for the year ended December 31, 2000, and of the Gas Compression Business of Schlumberger as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000, incorporated in this prospectus by reference to Item 7(a) of Hanover Compressor Company's Current Report on Form 8-K/A filed on November 9, 2001, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The audited consolidated financial statements of Hanover Compression Limited Partnership as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 included in this prospectus, have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                 Pages
                                                                                                 -----
I. Hanover Equipment Trust 2001B
       Report of Independent Accountants........................................................  F-2
       Balance Sheet as of September 30, 2001...................................................  F-3
       Statement of Operations..................................................................  F-4
       Statement of Cash Flows..................................................................  F-5
       Statement of Certificate Holder's Equity.................................................  F-6
       Notes to Financial Statements............................................................  F-7

II. Hanover Compressor Company
       (incorporated by reference)

III. Pro Forma Combined Condensed Statements of Operations of Hanover Compressor
    Company and Hanover Compression Limited Partnership (unaudited)............................. F-12
       Pro Forma Combined Condensed Statement of Operations for the Nine Months Ended
         September 30, 2001..................................................................... F-13
       Pro Forma Combined Condensed Statement of Operations for the Year Ended December 31,
         2000................................................................................... F-14
       Notes to Pro Forma Combined Condensed Statements of Operations........................... F-15

IV. Hanover Compression Limited Partnership
       December 31, 2000, 1999 and 1998
          Report of Independent Accountants..................................................... F-18
          Consolidated Balance Sheet............................................................ F-19
          Consolidated Statement of Income and Comprehensive Income............................. F-20
          Consolidated Statement of Cash Flows.................................................. F-21
          Consolidated Statement of Partners' Equity............................................ F-23
          Notes to Consolidated Financial Statements............................................ F-24
       Nine months ended September 30, 2001 and 2000
          Condensed Consolidated Balance Sheet.................................................. F-42
          Condensed Consolidated Statement of Income and Comprehensive Income................... F-43
          Condensed Consolidated Statement of Cash Flows........................................ F-44
          Notes to Condensed Consolidated Financial Statements.................................. F-45
       Selected quarterly unaudited financial data.............................................. F-53

                       Report of Independent Accountants

To Management and the Equity Certificate Holder of
Hanover Equipment Trust 2001B:

   In our opinion, the accompanying balance sheet and the related statements of operations, of certificate holder's equity and of cash flows present fairly, in all material respects, the financial position of Hanover Equipment Trust 2001B at September 30, 2001 and the results of its operations and its cash flows for the period from August 16, 2001 (inception) to September 30, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Trust's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/S/PRICEWATERHOUSECOOPERS LLP

Houston, Texas
December 20, 2001

                         HANOVER EQUIPMENT TRUST 2001B

                                 BALANCE SHEET
                           AS OF SEPTEMBER 30, 2001
                           (in thousands of dollars)

                            ASSETS
Current assets:
   Cash and cash equivalents............................................... $
   Accounts receivable -- rentals..........................................    2,027
                                                                            --------
              Total current assets.........................................    2,027
   Rental equipment........................................................  257,750
   Less accumulated depreciation...........................................     (689)
                                                                            --------

   Rental equipment, net...................................................  257,061
                                                                            --------
              Total assets................................................. $259,088
                                                                            ========

          LIABILITIES AND CERTIFICATE HOLDER'S EQUITY
Current liabilities:
   Accrued liabilities..................................................... $      6
   Interest payable........................................................    1,945
   Equity certificate yield payable........................................       76
                                                                            --------
              Total current liabilities....................................    2,027

Notes payable..............................................................  250,000
                                                                            --------
              Total liabilities............................................  252,027

Commitments and contingencies (Note 5)
Certificate holder's equity:
   Equity certificates.....................................................    7,750
   Trust deficit...........................................................     (689)
                                                                            --------
     Certificate holder's equity...........................................    7,061
                                                                            --------
              Total liabilities and certificate holder's equity............ $259,088
                                                                            ========





  The accompanying notes are an integral part of these financial statements.

                         HANOVER EQUIPMENT TRUST 2001B

                            STATEMENT OF OPERATIONS
     FOR THE PERIOD FROM AUGUST 16, 2001 (INCEPTION) TO SEPTEMBER 30, 2001
                           (in thousands of dollars)

Rental revenue..................................................... $2,027
Interest expense on rental equipment...............................  1,945
                                                                    ------
   Excess rental revenue over interest expense on rental equipment.     82
Operating expense..................................................      6
                                                                    ------
Income before depreciation.........................................     76
Depreciation expense...............................................    689
                                                                    ------
Net loss........................................................... $ (613)
                                                                    ======





  The accompanying notes are an integral part of these financial statements.

                         HANOVER EQUIPMENT TRUST 2001B

                            STATEMENT OF CASH FLOWS
     FOR THE PERIOD FROM AUGUST 16, 2001 (INCEPTION) TO SEPTEMBER 30, 2001
                           (in thousands of dollars)

Cash flows from operating activities:
   Net loss.................................................................. $    (613)
       Adjustments:                                                                 689
          Depreciation.......................................................
       Changes in assets and liabilities:
          Accounts receivable -- rents.......................................    (2,027)
          Interest payable...................................................     1,945
          Accrued liabilities................................................         6
                                                                              ---------
              Net cash provided by (used in) operating activities............
                                                                              ---------
Cash flows from investing activities:
   Purchase of rental equipment..............................................  (257,750)
                                                                              ---------
              Net cash used in investing activities..........................  (257,750)
                                                                              ---------
Cash flows from financing activities:
   Issuance of senior secured notes..........................................   250,000
   Issuance of equity certificates...........................................     7,750
                                                                              ---------
              Net cash provided by financing activities......................   257,750
                                                                              ---------
Net increase (decrease) in cash and cash equivalents.........................
Cash and cash equivalents at inception.......................................
                                                                              ---------
Cash and cash equivalents at end of period................................... $
                                                                              =========
Supplemental disclosure of cash flow information:
       Interest paid......................................................... $
       Income taxes paid.....................................................




  The accompanying notes are an integral part of these financial statements.

                         HANOVER EQUIPMENT TRUST 2001B

                   STATEMENT OF CERTIFICATE HOLDER'S EQUITY
     FOR THE PERIOD FROM AUGUST 16, 2001 (INCEPTION) TO SEPTEMBER 30, 2001
                           (in thousands of dollars)

Equity Certificates
Issuance of equity certificates $7,750
                                ------
Balance at September 30, 2001.. $7,750
                                ======
Trust Deficit
Balance at inception........... $
Net loss.......................   (613)
Equity yield payable...........    (76)
                                ------
Balance at September 30, 2001.. $ (689)
                                ======






  The accompanying notes are an integral part of these financial statements.

                         HANOVER EQUIPMENT TRUST 2001B

                         NOTES TO FINANCIAL STATEMENTS

                              SEPTEMBER 30, 2001


1. The Trust, Business and Significant Accounting Policies

   Hanover Equipment Trust 2001B (the "Trust") is a Delaware special purpose business trust which was formed in August 2001. The Trust was formed solely to:
1) issue the 2011 senior secured notes ("Notes") (see Note 2), 2) execute, deliver and perform the operating agreements to which it is a party, and 3) use the proceeds of the Notes and the related equity certificates to purchase approximately $258 million of gas compression equipment from Hanover Compression Limited Partnership ("HCLP") and certain of its subsidiaries. The equity funding, Notes issuance and equipment purchase occurred on August 30, 2001. The Trust leased its gas compression equipment back to HCLP under a ten-year operating lease (see Note 4). In addition to rental payments, HCLP is obligated to pay supplemental rent, costs, taxes, indemnities, and other amounts owing under the operating lease. In addition, HCLP paid the underwriting, legal, accounting and other costs of the transactions for the Trust.

Use of Estimates in the Financial Statements

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets, liabilities, revenues and expenses, as well as the disclosures of contingent assets and liabilities. Because of the inherent uncertainties in this process, actual future results could differ from those expected at the reporting date. Management believes that the estimates are reasonable.

Cash and Cash Equivalents

   The Trust considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Revenue Recognition

   Revenue from compression equipment rentals is recorded when earned over the period of the ten-year operating lease which began on August 30, 2001. Rental revenues are based on the current rental rates and estimated supplemental rent payable by HCLP under the operating lease (see Note 4).

Concentrations of Credit Risk

   Financial instruments that potentially subject the Trust to concentrations of credit risk consist of cash, cash equivalents and accounts receivable. The Trust's management believes that the credit risk in temporary cash investments that it has with financial institutions is minimal. Trade accounts receivable are due from HCLP and are due on a short-term basis. The Trust does not obtain collateral for receivables. The recorded assets, obligations and operations of the Trust could be adversely affected if the Trust's relationship with and/or the financial position of HCLP is adversely affected.

Rental Equipment

   Rental equipment consists of domestic gas compression equipment and is recorded at cost. The equipment is being depreciated by the Trust over the term of the lease using the straight-line method and assuming a salvage value equal to the final rent payment required under the lease (see Note 4).

                         HANOVER EQUIPMENT TRUST 2001B

Long-Lived Assets

   The Trust reviews for the impairment of long-lived assets, including rental equipment, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss exists when estimated undiscounted cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. The impairment loss recognized represents the excess of the asset's carrying value as compared to its estimated fair market value.

Income Taxes

   No provision has been made for federal or state income taxes because the parties will treat the Trust as a financing vehicle for income tax purposes. The Trust is not a business trust for tax purposes. To the extent the Trust is not considered a mere financing vehicle, then solely for income and franchise tax purposes, the Trust would be treated as a grantor trust. Each certificate holder will include in its gross income such certificate holder's share of the Trust's net income.

2. Notes Payable

   Notes payable at September 30, 2001 consisted of the following (in thousands):

Senior Secured Notes--fixed rate of 8.75% due September 1, 2011, interest payable semi-
  annually on March 1 and September 1.................................................. $250,000

   The Notes are obligations of the Trust and are collateralized by all of the equipment, rents and supplemental rents covered by the operating lease agreement (see Note 4). In addition, the Trust's obligations under the Notes are jointly and severally guaranteed, unconditionally and on a senior subordinated basis, by Hanover Compressor Company ("Hanover"), the ultimate parent company of HCLP, HCLP and certain domestic subsidiaries of HCLP for an amount up to 70.0% of the aggregate principal balance of Notes outstanding, which is equal to the final rent payment under the Lease. If there is an event of default under the operating lease, Hanover, HCLP and certain domestic subsidiaries of HCLP guarantee, jointly and severally, on a senior subordinated basis, all of the Trust's obligations under the Notes. All of HCLP's obligations under the operating lease are unconditionally guaranteed, on a senior subordinated basis, by Hanover and certain domestic subsidiaries of HCLP. The obligations of HCLP under the lease are subordinated in right of payment to all existing and future senior indebtedness of HCLP. The obligations of Hanover, HCLP and certain domestic subsidiaries of HCLP under the guarantee are subordinated in right of payment to all existing and future senior indebtedness of such guarantor. The guarantee ranks equally in right of payment with all senior subordinated debt and senior to all subordinated debt of such guarantor.

   All payments that are received by the Trust under the operating lease or guarantee will be applied first to the Notes. The payment of principal, premium (if any) and interest on the Notes will be senior in right of payment to the payment in full of the equity certificates.

   Prior to September 1, 2004, if Hanover raises proceeds from one or more bona fide underwritten sales to the public of Hanover's common stock and Hanover causes HCLP to repurchase equipment from the Trust, the Trust is required to apply the proceeds it receives to redeem up to 35% of the Notes at a redemption price of 108.75% of the principal amount thereof. Otherwise, the Trust does not have the right to redeem the Notes until

                         HANOVER EQUIPMENT TRUST 2001B

September 1, 2006. After September 1, 2006, the Trust may redeem the notes, in whole or in part, if the Trust pays the redemption prices indicated below:

                   Percentage
                   ----------
After Sept 1, 2006  104.375%
After Sept 1, 2007  102.917%
After Sept 1, 2008  101.458%
After Sept 1, 2009  100.000%

   The Trust is not affiliated with Hanover or HCLP. The indenture and participation agreement governing the Notes contains covenants that restrict the Trust's ability to, among other things: incur liens, incur additional indebtedness, enter any other transactions, make investments, liquidate, and engage in non-related lines of business. In addition, the indenture and participation agreement governing the Notes contains covenants that limit Hanover, HCLP and certain subsidiaries to engage in certain activities and transactions.

   The Notes have not been registered under the Securities Act of 1933 or any state securities laws. The Notes are subject to restrictions on transferability and resale. However, the Trust has agreed to use its reasonable best efforts to register notes with the Securities and Exchange Commission that have substantially identical terms as the Notes issued by the Trust in August 2001 and to offer to exchange the registered freely exchangeable notes for the Notes (see Note 7).

3. Equity Certificates

   The Trust raised approximately $7.8 million from equity certificates issued during the period from August 16, 2001 (inception) through September 30, 2001. The Trust's equity certificates were issued to General Electric Capital Corporation ("GE"). The original certificate holder assigned its interest to GE and was repaid its capital contribution of $1 in August 2001. Equity certificate holders may receive return of capital payments for their equity investment in the Trust, after full payment of the Notes. The Trust will make a quarterly payment (on the first day of March, June, September, and December) to equity certificate holders equal to the certificate holder yield rate (10.55% as of September 30, 2001) multiplied by the aggregate outstanding certificate holder contributions. As of September 30, 2001, approximately $76 thousand was payable to the certificate holder. Equity certificate capital repayment may be made from the proceeds from sale of equipment to HCLP or, on the expiration date or earlier termination of the lease, from the proceeds from the final rent payment and the sale of equipment (see Note 4).

4. Lease Transaction

   The Trust's equipment is rented to HCLP under a ten-year operating lease (the "Lease"). The basic rent payments equal the interest payable on the Notes and the yield payable to the equity certificate holder. In addition, HCLP will also pay supplemental rent in respect of all amounts which HCLP is obligated to pay, other than basic rent, under the Lease and participation agreement, including, but not limited to, operating costs of the trust such as audit fees, legal fees, general administrative fees, certain taxes and indemnities.

                         HANOVER EQUIPMENT TRUST 2001B

   The future minimum rental payments to be received by the Trust under the Lease are estimated using interest rates and rental equipment balances applicable as of September 30, 2001, as follows (in thousands):

Period ending December 31:
2001 (3 months)........... $  5,673
2002......................   22,693
2003......................   22,693
2004......................   22,693
2005......................   22,693
2006......................   22,693
Thereafter................  105,897
                           --------
                           $225,035
                           ========

   Prior to the stated maturity, HCLP may be required to purchase or shall have the option to purchase the equipment and terminate the Lease under certain conditions and after making the required payments as detailed in the Lease. Twelve months prior to the end of the lease term, HCLP may (a) elect to purchase all of the equipment on the maturity date of the Notes, for an amount sufficient to repay the Notes, equity certificates and any other amounts owed under the Lease in full or (b) begin selling the equipment on behalf of the Trust. Upon the expiration of the lease term, if HCLP has elected to sell the equipment on behalf of the Trust, HCLP is required to pay the Trust a final rent payment (the "Final Rent Payment") of approximately $175 million as determined by and subject to limitations and adjustments as detailed in the Lease. The proceeds from the sale of equipment together with the Final Rent Payment will be applied to repay all amounts payable under the Notes. Any remaining proceeds will first be used to repay the unrecovered amount of the equity certificates and any excess will then be returned to HCLP. If the sale proceeds from the equipment together with the Final Rent Payment are less than the amount necessary to repay the Notes, HCLP will be liable for an assessment of additional rent with respect to excess wear and tear of such equipment as determined by an independent appraisal process and subject to limitations detailed in the Lease. The future minimum rental schedule above includes the future amounts HCLP is required to pay under the Lease exclusive of any Final Rent Payment or purchase option payment.

5. Commitments and Contingencies

   In the ordinary course of business the Trust may be involved in various pending or threatened legal actions. The Trust has no commitments or contingent liabilities which, in the judgment of the trustee of the Trust, would result in losses that would materially affect the Trust's financial position, operating results or cash flows.

6. New Accounting Standards

   In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS 143, Accounting for Obligations Associated with the Retirement of Long-Lived Assets. SFAS 143 establishes the accounting standards for the recognition and measurement of an asset retirement obligation and its associated asset retirement cost. This statement is effective for the Trust beginning January 1, 2003. The Trust does not believe the adoption of SFAS 143 will have a material effect on its financial statements.

   In October 2001, the FASB issued SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS 144 addresses significant issues relating to the implementation of SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and to develop a single accounting model, based on the framework established in SFAS 121, for long-lived assets to be disposed of by

                         HANOVER EQUIPMENT TRUST 2001B
sale, whether previously held and used or newly acquired. This statement is effective for the Trust beginning January 1, 2002. The Trust does not believe that the adoption of SFAS 144 will have a material effect on its financial statements.

7. Subsequent Event

   In December 2001, HCLP and its subsidiaries completed various internal restructuring transactions pursuant to which all of the domestic subsidiaries of HCLP that were guarantors of the Notes have been merged, directly or indirectly, with and into HCLP.

   In December 2001, the Trust filed a registration statement on Form S-4 offering to exchange its registered 8.75% senior secured notes due 2011 for all of its outstanding Notes. The terms of the new notes are identical to the terms of the Notes except that the new notes are freely transferable under the Securities Act and do not have any exchange or registration rights.

           PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS OF
                        HANOVER COMPRESSOR COMPANY AND
                    HANOVER COMPRESSION LIMITED PARTNERSHIP

                                  (unaudited)

   Hanover Compression Limited Partnership ("HCLP") is an indirect wholly-owned subsidiary of Hanover Compressor Company ("Hanover" or "Ultimate Parent"). Substantially all of Hanover's assets and operations are owned or conducted by HCLP and its subsidiaries.

   On August 31, 2001, HCLP acquired the Production Operators Corporation natural gas compression business, ownership interests in certain joint venture projects in South America, and related assets (collectively, "POI" and formerly "The Gas Compression Business of Schlumberger") from Schlumberger for $761 million in cash, Hanover common stock and indebtedness, subject to certain post-closing adjustments pursuant to the purchase agreement (the "POI Acquisition") which to date have resulted in an increase in the purchase price to approximately $768 million due to an increase in the assets acquired. The POI Acquisition was accounted for as a purchase and is included in HCLP's financial statements commencing on September 1, 2001.

   In September 2000, HCLP acquired the compression services division of Dresser-Rand Company ("CSD-DR") from Ingersoll-Rand Company for approximately $177 million of the Hanover's common stock and cash, subject to certain post-closing adjustments pursuant to the acquisition agreement which to date have resulted in an increase in the purchase price to approximately $197 million due to the increase in net assets acquired ("the DR Acquisition"). The DR Acquisition was accounted for as a purchase and the results of operations for the acquired business have been included in HCLP's historical financial statements commencing September 1, 2000. The pro forma financial data is not adjusted to reflect the pro forma effect of HCLP's acquisitions of Applied Process Solutions, Inc., completed in June 2000, PAMCO Services International, completed in July 2000, or OEC Compression Corporation, completed in March 2001, none of which are significant, either individually or in the aggregate.

   In addition, on August 31, 2001, HCLP completed two sale-leaseback transactions totaling $567 million (the "Sale-leaseback Transactions"). Under the terms of the transactions, Hanover Equipment Trust 2001A and Hanover Equipment Trust 2001B (the "Trusts") purchased equipment from HCLP that was then leased back to HCLP pursuant to two operating leases for a seven-year period and a ten-year period, respectively. The equipment will continue to be deployed in HCLP's normal operations. HCLP used approximately $321 million of the proceeds of the sale to fund the cash portion of the POI Acquisition including the post closing adjustment related to the increase in assets and to pay expenses of the acquisition and the Sale-leaseback Transactions and used $200 million to exercise its equipment purchase option under an existing operating lease entered into in 1998. HCLP intends to use the remaining $46 million of the proceeds for general corporate purposes.

   The accompanying unaudited pro forma combined condensed statements of operations for the nine months ending September 30, 2001 and for the year ended December 31, 2000 have been prepared as if the POI Acquisition, the sale of equipment and exercise of HCLP's equipment purchase option under the existing operating lease (collectively, the "Transactions") had occurred on January 1, 2000. The accompanying unaudited pro forma combined condensed statement of operations for the year ended December 31, 2000 present the pro forma results of operations of Hanover as if the DR Acquisition had also occurred on January 1, 2000.

   The accompanying unaudited pro forma combined condensed statements of operations should be read in conjunction with Hanover's consolidated financial statements and related notes thereto for the year ended December 31, 2000 included in the Hanover's Annual Report on Form 10-K and Hanover's Quarterly Report on Form 10-Q for the nine months ended September 30, 2001; HCLP's financial statements for the year ended December 31, 2000 and for the nine months ended September 30, 2001 attached herewith; POI's combined financial statements for the year ended December 31, 2000 and the six months ended June 30, 2001 included in Hanover's Current Report on Form 8-K/A dated November 9, 2001; and CSD-DR's combined financial statements for the year ended December 31, 1999 and the six months ended June 30, 2000, included in Hanover's Current Report on Form 8-K/A dated November 13, 2000.

        Unaudited Pro Forma Combined Condensed Statement of Operations
                     Nine Months Ended September 30, 2001

                   (in thousands, except per share amounts)

                                         Historical                        Pro Forma
                                     -----------------  -----------------------------------------------
                                                        POI & Sale-
                                                         leaseback    Hanover       HCLP         HCLP
                                     Hanover   POI(a)   Adjustments   Combined Adjustments(a)  Combined
                                     -------- --------  -----------   -------- --------------  --------
Revenues and other.................. $781,641 $105,653                $887,294                 $887,294
Expenses:
   Operating........................  475,981   59,357   $ (3,337)(d)  532,001                  532,001
   Selling, general and
     administrative.................   66,341    8,724                  75,065                   75,065
   Depreciation and amortization....   60,926   12,324    (12,324)(e)   68,385        (472)(p)   67,913
                                                            4,222 (f)
                                                            3,781 (g)
                                                             (544)(o)
   Leasing expense..................   47,541              18,545 (i)   70,959                   70,959
                                                           15,567 (i)
                                                          (10,694)(j)
   Interest expense.................   10,318      (25)     8,525 (k)   18,818      (4,813)(p)   14,005
   Distributions on mandatorily
     redeemable convertible
     preferred securities...........    4,780                            4,780      (4,780)(q)
   Other............................   11,473                           11,473                   11,473
                                     -------- --------   --------     --------    --------     --------
                                      677,360   80,380     23,741      781,481     (10,065)     771,416
                                     -------- --------   --------     --------    --------     --------
Income before income taxes..........  104,281   25,273    (23,741)     105,813      10,065      115,878
Provision (benefit) for income taxes   39,620    7,886     (7,304)(1)   40,202       3,825 (1)   44,027
                                     -------- --------   --------     --------    --------     --------
Income before cumulative effect of
  accounting change................. $ 64,661 $ 17,387   $(16,437)    $ 65,611    $  6,240     $ 71,851
                                     ======== ========   ========     ========    ========     ========
Weighted average common and
  common equivalent shares
  outstanding:......................
   Basic............................   70,098               7,982 (m)   78,080
   Diluted..........................   78,997               7,982 (m)   86,979

Earnings per common share:(r).......
   Basic............................ $   0.92                         $   0.84
   Diluted.......................... $   0.86                         $   0.79



   The accompanying notes are an integral part of these unaudited pro forma combined condensed
                           statement of operations.

        Unaudited Pro Forma Combined Condensed Statement of Operations
                         Year Ended December 31, 2000

                   (in thousands, except per share amounts)


                                       Historical                                        Pro Forma
                               -------------------------  -----------------------------------------------------------------------
                                                            POI & Sale-
                                                             leaseback           CSD-DR         Hanover       HCLP        HCLP
                               Hanover   POI(a)   CSD-DR    Adjustments      Adjustments(a)    Combined  Adjustments(a) Combined
                               -------- -------- -------  ------------     ---------------     --------- -------------- ---------
Revenues and other............ $603,829 $147,364 $61,056                       $(4,592)(b)     $ 807,657                $ 807,657
Expenses:
 Operating....................  342,545   78,129  52,263    $(4,698)(d)        (5,368)(b)        458,325                  458,325
                                                                               (3,418)(c)
                                                                               (1,128)(d)
 Selling, general and
   administrative.............   54,606   13,445   7,578                        (957)(c)          74,672                   74,672
 Depreciation and
   amortization...............   52,882   18,555            (18,555)(e)         4,375 (c)         71,525                   71,525
                                                             7,129 (f)         (4,375)(e)
                                                             5,672 (g)          4,302 (f)
                                                                                1,540 (h)
 Leasing expense..............   45,484                      27,817 (i)                           81,359                   81,359
                                                             23,352 (i)
                                                            (15,294)(j)
 Interest expense.............    8,473            1,774     12,750 (k)        (1,774)(e)         26,953                   26,953
                                                                                5,730 (k)
 Distributions on mandatorily
   redeemable convertible
   preferred securities.......    6,369                                                            6,369    (6,369)(q)
                               -------- -------- -------  ------------     ---------------     --------- ----------     ---------
                                510,359  110,129  61,615       38,173            (1,073)         719,203    (6,369)       712,834
                               -------- -------- -------  ------------     ---------------     --------- ----------     ---------
Income (loss) before income
  taxes.......................   93,470   37,235    (559)     (38,173)           (3,519)          88,454     6,369         94,823
Provision (benefit) for income
  taxes.......................   34,771   14,166     200    (14,515)(1)        (1,717)(1)         32,905   2,369 (1)       35,274
                               -------- -------- -------  ------------     ---------------     --------- ----------     ---------
Net income (loss)............. $ 58,699 $ 23,069 $  (759) $    (23,658)    $        (1,802)    $  55,549     $4,000     $  59,549
                               ======== ======== =======  ============     ===============     ========= ==========     =========
Weighted average common
  and common equivalent
  shares outstanding:
     Basic....................   61,831                          8,708 (m)           1,947 (m)    72,486
     Diluted..................   71,192                          8,708 (m)           1,947 (m)    81,847
Earnings per common share(r)
     Basic.................... $   0.95                                                        $    0.77
     Diluted.................. $   0.88                                                        $    0.73

   The accompanying notes are an integral part of these unaudited pro forma combined condensed statement of operations.

  NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS OF
    HANOVER COMPRESSOR COMPANY AND HANOVER COMPRESSION LIMITED PARTNERSHIP

   The accompanying unaudited pro forma combined condensed statements of operations for Hanover and HCLP have been prepared based upon certain pro forma adjustments to the historical consolidated financial statements of Hanover and HCLP for the year ended December 31, 2000 and the historical unaudited condensed consolidated financial statements for the nine months ended September 30, 2001. The historical information for POI has been obtained from the historical combined financial statements of POI for the year ended December 31, 2000 included in Hanover's Current Report on Form 8-K/A dated November 9, 2001 and the historical unaudited combined financial statements of POI for the eight months ended August 31, 2001. The historical information for CSD-DR is for the eight months ended August 31, 2000. Historical financial statements for CSD-DR as of June 30, 2000 and December 31, 1999 have been included in Hanover's Current Report on Form 8-K/A dated November 13, 2000.

   The POI purchase price allocation is based on preliminary assumptions and estimates which will change as more information becomes available following the completion of third party valuations of the acquired assets. Therefore, the pro forma statements of operations are based on certain assumptions and preliminary estimates that are subject to change. The pro forma statements of operations do not purport to be indicative of the results which would actually have been obtained had the acquisitions been completed on the date indicated or which may be obtained in the future.

   In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) 142, Goodwill and Other Intangible Assets. Under SFAS 142, amortization of goodwill to earnings will be discontinued. However, goodwill will be reviewed for impairment annually or whenever events indicate impairment may have occurred. SFAS 142 is effective for Hanover and HCLP on January 1, 2002. However, under the transition provisions of SFAS 142, goodwill acquired in a business combination for which the acquisition date is after June 30, 2001, will not be amortized. Since the acquisition of POI was consummated after June 30, 2001, the estimated goodwill of $40 million related to the POI acquisition has not been amortized in the pro forma combined condensed statements of operations. The goodwill related to business combinations completed before June 30, 2001 continues to be amortized in the pro forma combined condensed statements of operations since Hanover and HCLP have not adopted SFAS 142.

   The pro forma adjustments to the accompanying unaudited Pro Forma Combined Condensed Statements of Operations are described below:

   a) The historical results of operations of POI have been reclassified to conform with Hanover and HCLP's presentation. These reclassifications had no impact on net income. The column labeled HCLP adjustments when combined with the historical results of Hanover would reflect the historical results of HCLP.

   b) Reflects the adjustment to CSD-DR's historical revenue and operating expenses to conform to Hanover and HCLP's accounting policy to recognize revenue from compressor and equipment fabrication utilizing the percentage-of-completion method. CSD-DR recognized revenue from compressor and equipment fabrication on the completed contract method.

   c) Reflects the reclassification of CSD-DR's depreciation expense to conform to Hanover and HCLP's financial statement presentation.

   d) Reflects the reversal of certain POI and CSD-DR historical operating expenses to conform to Hanover and HCLP's accounting policies for capitalization of fixed assets.

   e) Reflects the elimination of POI and CSD-DR historical depreciation and amortization expense and interest expense.

  NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS OF
          HANOVER COMPRESSOR COMPANY AND HANOVER COMPRESSION LIMITED
                           PARTNERSHIP--(Continued)

   f) Reflects the depreciation expense on the fair value of POI and CSD-DR's property, plant and equipment. The preliminary estimate of the fair value of POI's property, plant and equipment is $493 million which could change following the completion of third party valuations of the acquired assets. The depreciation for POI was based on the estimated value of property, plant and equipment acquired, net of the sale of $367 million of compression equipment to the Trusts. The recorded fair value of CSD-DR's property, plant and equipment was $121 million. For the purposes of this adjustment, Hanover and HCLP utilized a fifteen-year average depreciable life through June 30, 2001, a thirty-year average depreciable life after June 30, 2001, and a twenty-percent salvage value for compression equipment. There estimates are consistent with Hanover and HCLP's estimate for similar equipment and facilities for the periods included in these pro forma combined condensed financial statements.
   g) Reflects the amortization of $8.8 million of identifiable intangibles over the estimated lives of these intangible assets which ranges from eighteen months to five years. The estimated value of and the estimated life of the intangible assets could change upon completion of third party valuations of the acquired assets. In addition, this adjustment reflects the amortization of the excess of the estimated fair value of the joint venture investments acquired from Schlumberger over HCLP's share of the underlying net assets, which is currently estimated to be approximately $8 million. This balance will be amortized over a period of 15 years, which reflects the estimated lives of the joint venture agreements.

   h) Reflects the amortization of approximately $46 million of goodwill recorded from the acquisition of CSD-DR. The goodwill is being amortized over a 20-year period on a straight-line basis.

   i) Reflects the operating lease expenses related to the sale and lease back of equipment from the Trusts, including the amortization of estimated deferred lease transaction costs of $10.7 million over the seven year lease term and $8.0 million over the ten year lease term with interest rates of 8 1/2% and 8 3/4% on the 2008 and 2011 notes, respectively.

   j) Reflects the reversal of the historical leasing expense related to the 1998 operating lease, including the amortization of the related deferred lease transaction costs.

   k) Reflects the interest expense resulting from the $150 million subordinated acquisition note issued to Schlumberger and approximately $112 million of borrowings on HCLP's credit facility in connection with the acquisition of CSD-DR. The interest rate on the subordinated acquisition note is initially set at 8.5%. The interest rate on HCLP's credit facility at the date of the CSD-DR acquisition was approximately 7.5%.

   l) Reflects the adjustment to the pro forma combined provision for income taxes related to the foregoing adjustments based on the statutory rate.

   m) Reflects the additional weighted average common and common equivalent shares outstanding as if the common stock issued for the acquisition of POI and the common stock issued for the acquisition of CSD-DR occurred on January 1, 2000. The total number of shares of Hanover common stock that were issued for the POI acquisition was 8.7 million shares.

   n) For the purposes of calculating diluted net income per share, the distributions on mandatorily redeemable convertible preferred securities have been added back to net income. The after tax impact of this adjustment was $3.1 million and $4.1 million for the nine months ended September 30, 2001 and the year ended December 31, 2000, respectively.

   o) Reflects the write off of unamortized deferred lease transaction costs of $544,000, relating to the 1998 operating lease.

  NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS OF
          HANOVER COMPRESSOR COMPANY AND HANOVER COMPRESSION LIMITED
                           PARTNERSHIP--(Continued)

   (p) Reflects the removal of interest expense and amortization of deferred issuance costs on the 4.75% convertible senior notes since issuance in March 2001 which are obligations of the Ultimate Parent of HCLP.

   (q) Reflects the removal of distributions on mandatorily redeemable convertible securities held by the Ultimate Parent of HCLP.

   (r) Earnings per share data are applicable to Hanover only as HCLP is a limited partnership.

                       Report of Independent Accountants

To the Managers of the General Partner of Hanover Compression Limited Partnership:

   In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income and comprehensive income, of cash flows and of partners' equity present fairly, in all material respects, the financial position of Hanover Compression Limited Partnership and its subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/S/PRICEWATERHOUSECOOPERS LLP

Houston, Texas
December 20, 2001

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

                          CONSOLIDATED BALANCE SHEET

                                                                                      December 31,
                                                                                ------------------------
                                                                                    2000         1999
                                                                                 ----------    --------
                                                                                (in thousands of dollars
                                    ASSETS
Current assets:
   Cash and cash equivalents................................................... $   45,484    $  5,756
   Accounts receivable, net....................................................    242,526      93,715
   Inventory...................................................................    139,248      66,562
   Costs and estimated earnings in excess of billings on uncompleted contracts.     38,665       4,782
   Prepaid taxes...............................................................     19,948      16,430
   Other current assets........................................................     12,384       5,287
                                                                                 ----------    --------
       Total current assets....................................................    498,255     192,532
Property, plant and equipment, net.............................................    583,586     497,465
Goodwill, net..................................................................    141,973      29,791
Intangible and other assets....................................................     62,268      33,411
                                                                                 ----------    --------
          Total assets......................................................... $1,286,082    $753,199
                                                                                 ==========    ========
                       LIABILITIES AND PARTNERS' EQUITY
Current liabilities:
   Current maturities of long-term debt........................................ $    2,423    $ 15,967
   Short-term notes payable....................................................     10,073
   Accounts payable, trade.....................................................     88,651      32,308
   Accrued liabilities.........................................................     49,024      21,787
   Advance billings............................................................     32,292      13,328
   Billings on uncompleted contracts in excess of costs and estimated earnings.      5,669         898
                                                                                 ----------    --------
       Total current liabilities...............................................    188,132      84,288
Long-term debt.................................................................    110,935      69,681
Other liabilities..............................................................    158,661      82,566
Deferred income taxes..........................................................    107,840      65,634
                                                                                 ----------    --------
       Total liabilities.......................................................    565,568     302,169
                                                                                 ----------    --------
Commitments and contingencies (Note 15)
Partners' equity:
   Partners' capital...........................................................    720,971     451,341
   Accumulated other comprehensive income......................................       (457)       (311)
                                                                                 ----------    --------
       Total partners' equity..................................................    720,514     451,030
                                                                                 ----------    --------
          Total liabilities and partners' equity............................... $1,286,082    $753,199
                                                                                 ==========    ========


  The accompanying notes are an integral part of these financial statements.

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

           CONSOLIDATED STATEMENT OF INCOME AND COMPREHENSIVE INCOME

                                                               Years Ended December 31,
                                                             ----------------------------
                                                               2000      1999      1998
                                                             --------  --------  --------
                                                              (in thousands of dollars)
Revenues and other:
   Rentals.................................................. $254,515  $192,655  $147,609
   Parts, service and used equipment........................  151,707    42,518    29,538
   Compressor fabrication...................................   96,838    52,531    67,453
   Production and processing equipment fabrication..........   88,572    28,037    37,466
   Gain on sale of other assets.............................    4,113     4,062     1,278
   Equity in income of non-consolidated affiliates..........    3,518     1,188     1,369
   Gain on change in interest in non-consolidated affiliate.      864
   Other....................................................    3,702     2,229     1,638
                                                             --------  --------  --------
                                                              603,829   323,220   286,351
                                                             --------  --------  --------
Expenses:
   Rentals..................................................   87,992    64,949    49,386
   Parts, service and used equipment........................  103,276    27,916    21,735
   Compressor fabrication...................................   81,996    43,663    58,144
   Production and processing equipment fabrication..........   69,281    20,833    25,781
   Selling, general and administrative......................   54,606    33,782    26,626
   Depreciation and amortization............................   52,882    37,337    37,154
   Leasing expense..........................................   45,484    22,090     6,173
   Interest expense.........................................    8,473     8,786    11,716
                                                             --------  --------  --------
                                                              503,990   259,356   236,715
                                                             --------  --------  --------
Income before income taxes..................................   99,839    63,864    49,636
Provision for income taxes..................................   37,140    23,247    19,259
                                                             --------  --------  --------
Net income..................................................   62,699    40,617    30,377
                                                             --------  --------  --------
Other comprehensive (loss) income, net of tax:
   Foreign currency translation adjustment..................     (146)     (463)      152
                                                             --------  --------  --------
Comprehensive income........................................ $ 62,553  $ 40,154  $ 30,529
                                                             ========  ========  ========


  The accompanying notes are an integral part of these financial statements.

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

                     CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                  Years Ended December 31,
                                                                              -------------------------------
                                                                                2000       1999       1998
                                                                              ---------  ---------  ---------
                                                                                 (in thousands of dollars)
Cash flows from operating activities:
   Net income................................................................ $  62,699  $  40,618  $  30,377
   Adjustments:
       Depreciation and amortization.........................................    52,882     37,337     37,154
       Amortization of debt issuance costs and debt discount.................       550        884        852
       Bad debt expense......................................................     3,198      1,475        349
       Gain on sale of property, plant and equipment.........................   (16,696)    (5,927)    (2,552)
       Equity in income of nonconsolidated affiliates........................    (3,518)    (1,188)    (1,369)
       Gain on change in interest in non-consolidated affiliate..............      (864)
       Deferred income taxes.................................................    33,176     11,497     12,358
       Changes in assets and liabilities, excluding business
         combinations:
          Accounts receivable................................................  (109,653)   (23,974)   (28,337)
          Inventory..........................................................   (32,580)    (1,918)   (24,169)
          Costs and estimated earnings versus billings on
            uncompleted contracts............................................   (21,653)     3,293     (3,000)
          Accounts payable and other liabilities.............................    48,290     11,691     14,358
          Advance billings...................................................    (4,031)     3,634      2,942
          Other..............................................................     1,973     (9,144)    (7,656)
                                                                              ---------  ---------  ---------
              Net cash provided by operating activities......................    13,773     68,278     31,307
                                                                              ---------  ---------  ---------
Cash flows from investing activities:
   Capital expenditures......................................................  (268,103)  (282,940)  (169,498)
   Proceeds from sale of property, plant and equipment.......................   425,144    223,037    208,644
   Cash used for business acquisitions, net..................................  (196,562)   (35,311)   (42,581)
   Cash returned from unconsolidated subsidiary..............................                8,000
   Cash used to acquire investments in unconsolidated subsidiaries...........    (5,347)    (4,900)   (11,264)
                                                                              ---------  ---------  ---------
              Net cash used in investing activities..........................   (44,868)   (92,114)   (14,699)
                                                                              ---------  ---------  ---------
Cash flows from financing activities:
   Net borrowings (repayments) on revolving credit facility..................    40,400    (64,400)    (4,700)
   Proceeds from issuance of long-term debt..................................                           2,825
   Partners' contribution (distribution), net................................    58,244     90,919     (5,387)
   Repayment of long-term debt and short-term notes..........................   (27,695)    (8,357)    (2,226)
                                                                              ---------  ---------  ---------
              Net cash provided by (used in) financing activities............    70,949     18,162     (9,488)
                                                                              ---------  ---------  ---------
Effect of exchange rate changes on cash and equivalents......................      (126)       (73)      (178)
                                                                              ---------  ---------  ---------
Net increase (decrease) in cash and cash equivalents.........................    39,728     (5,747)     6,942
Cash and cash equivalents at beginning of year...............................     5,756     11,503      4,561
                                                                              ---------  ---------  ---------
Cash and cash equivalents at end of year..................................... $  45,484  $   5,756  $  11,503
                                                                              =========  =========  =========


  The accompanying notes are an integral part of these financial statements.

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

                     CONSOLIDATED STATEMENT OF CASH FLOWS

                                                    Years Ended December 31,
                                                  ----------------------------
                                                    2000      1999      1998
                                                  ---------  -------  --------
                                                    (in thousands of dollars)
Supplemental disclosure of cash flow information:
   Interest paid, net of capitalized amounts..... $   8,874  $ 7,897  $ 10,992
                                                  ---------  -------  --------
   Income taxes paid............................. $   1,639  $12,065  $  2,249
                                                  ---------  -------  --------
Supplemental disclosure of noncash transactions:
   Debt issued for property, plant and equipment. $  12,922
                                                  ---------
   Assets sold in exchange for note receivable... $   2,783  $ 3,538  $  1,500
                                                  ---------  -------  --------
Acquisitions of businesses:
   Property, plant and equipment acquired........ $ 202,893  $39,105  $ 31,015
                                                  ---------  -------  --------
   Other assets acquired, net of cash acquired... $  89,989  $ 2,784  $  4,320
                                                  ---------  -------  --------
   Goodwill...................................... $ 117,262  $ 6,927  $ 20,680
                                                  ---------  -------  --------
   Liabilities assumed........................... $ (64,679) $(1,567) $ (1,261)
                                                  ---------  -------  --------
   Deferred taxes................................ $  (9,029) $(8,627) $(12,174)
                                                  ---------  -------  --------
   Partners' noncash capital contributions....... $(139,874) $(3,311) $ (3,300)
                                                  ---------  -------  --------



  The accompanying notes are an integral part of these financial statements.

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

                  CONSOLIDATED STATEMENT OF PARTNERS' EQUITY

                 Years Ended December 31, 2000, 1999 and 1998
                           (in thousands of dollars)

                                                            Accumulated
                                                               other
                                                 Partners' comprehensive
                                                  capital  income (loss)
                                                 --------- -------------
Balance at January 1, 1998...................... $287,028
Partners' distributions, net....................   (2,087)
Other comprehensive income......................               $ 152
Net income......................................   30,377
                                                 --------      -----
Balance at December 31, 1998.................... $315,318      $ 152
Partners' contributions, net....................   94,230
Other comprehensive loss........................                (463)
Income tax benefit from stock options exercised.    1,176
Net income......................................   40,617
                                                 --------      -----
Balance at December 31, 1999.................... $451,341      $(311)
Partners' contributions, net....................  198,118
Other comprehensive loss........................                (146)
Income tax benefit from stock options exercised.    8,813
Net income......................................   62,699
                                                 --------      -----
Balance at December 31, 2000.................... $720,971      $(457)
                                                 ========      =====




  The accompanying notes are an integral part of these financial statements.

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       December 31, 2000, 1999 and 1998

1. The Company, Business and Significant Accounting Policies

   Hanover Compression Limited Partnership ("HCLP" or the "Company") is a Delaware limited partnership and an indirect wholly-owned subsidiary of Hanover Compressor Company ("Hanover"). HCLP was formed on December 7, 2000 by the filing of a certificate of limited partnership with the Secretary of State of the State of Delaware. HCLP operates under a limited partnership agreement between Hanover Compression General Holdings, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Hanover, as general partner (the "general partner"), and Hanover Compression Limited Holdings, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Hanover, as limited partner (the "limited partner"). The general partner has exclusive control over the business of HCLP and holds 1% of HCLP's partnership interests. The limited partner has no right to participate in or vote on the business of HCLP and holds 99% of HCLP's partnership interests. Prior to December 7, 2000, the Company operated under various legal forms. These financial statements reflect HCLP's historical operations in its current legal form.

   HCLP and its subsidiaries are a leading provider of a broad array of natural gas compression, gas handling and related services in the United States and international markets. HCLP provides compressor fabrication and oil and gas production equipment fabrication operations in addition to gas processing, gas treatment, gas measurement and power generation services to complement its compression services.

  Principles of Consolidation

   The accompanying consolidated financial statements include HCLP and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Investments in affiliated entities in which the Company owns more than a 20% interest and does not have a controlling interest are accounted for using the equity method.

  Use of Estimates in the Financial Statements

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets, liabilities, revenues and expenses, as well as the disclosures of contingent assets and liabilities. Because of the inherent uncertainties in this process, actual future results could differ from those expected at the reporting date. Management believes that the estimates are reasonable.

  Cash and Cash Equivalents

   The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  Revenue Recognition

   Revenue from equipment rentals is recorded when earned over the period of rental and maintenance contracts which generally range from one month to five years. Parts, service and used equipment revenue is recorded as products are delivered or services are performed for the customer.

   Compressor, production and processing equipment fabrication revenue is recognized using the percentage-of-completion method. The Company estimates percentage-of-completion for compressor and processing equipment fabrication on a direct labor hour-to-total labor hour basis. Production equipment fabrication percentage-of-completion is estimated using the cost-to-total cost basis.

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

                       December 31, 2000, 1999 and 1998


  Concentrations of Credit Risk

   Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents, accounts receivable and notes receivable. The Company believes that the credit risk in temporary cash investments that the Company has with financial institutions is minimal. Trade accounts receivable are due from companies of varying size engaged principally in oil and gas activities throughout the world. The Company reviews the financial condition of customers prior to extending credit and generally does not obtain collateral for receivables. Payment terms are on a short-term basis and in accordance with industry standards. The Company considers this credit risk to be limited due to these companies' financial resources. Trade accounts receivable is recorded net of estimated doubtful accounts of $3,265,000 and $1,730,000 at December 31, 2000 and 1999, respectively.

  Inventory

   Inventory consists of parts used for fabrication or maintenance of natural gas compression equipment and facilities, processing and production equipment, and also includes compression units and production equipment that are held for sale. Inventory is stated at the lower of cost or market using the average-cost method.

  Property, Plant and Equipment

   Property, plant and equipment are recorded at cost and are depreciated using the straight-line method over their estimated useful lives as follows:

Compression equipment and facilities.... 4 to 25 years
Buildings...............................      30 years
Transportation, shop equipment and other 3 to 12 years


   Major improvements that extend the useful life of an asset are capitalized. Repairs and maintenance are expensed as incurred. When property, plant and equipment is sold, retired or otherwise disposed of, the cost, net of accumulated depreciation is recorded in parts, service and used equipment expenses. Sales proceeds are recorded in parts, service and used equipment revenues. Interest is capitalized in connection with the compression equipment and facilities that are constructed for the Company's use in its rental operations. The capitalized interest is recorded as part of the assets to which it relates and is amortized over the asset's estimated useful life.

  Long-Lived Assets

   The Company reviews for the impairment of long-lived assets, including property, plant and equipment, and goodwill whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss exists when estimated undiscounted cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. The impairment loss recognized represents the excess of the assets carrying value as compared to its estimated fair market value.

  Goodwill

   The excess of cost over net assets of acquired businesses is recorded as goodwill and amortized on a straight-line basis over 15 or 20 years commencing on the dates of the respective acquisitions. Accumulated amortization was $8,902,000 and $3,822,000 at December 31, 2000 and 1999, respectively.
Amortization of goodwill totaled $5,080,000, $2,048,000 and $981,000 in 2000, 1999 and 1998, respectively.

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

                       December 31, 2000, 1999 and 1998


  Stock-Based Compensation

   In accordance with Statement of Financial Accounting Standards No. 123 (FAS
123) ''Accounting for Stock-Based Compensation,'' the Company measures compensation expense for its stock-based employee compensation plans using the intrinsic value method prescribed in APB Opinion No. 25 (APB 25), ''Accounting for Stock Issued to Employees,'' and has provided in Note 13, pro forma disclosures of the effect on net income and earnings per share as if the fair value-based method prescribed by FAS 123 had been applied in measuring compensation expense.

  Income Taxes

   The Company's operating results historically have been included in Hanover's consolidated US and state income tax returns. The provision for income taxes reflected in the Company's consolidated financial statements has been determined on a separate return basis. The Company accounts for income taxes using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, all expected future events are considered other than enactments that would change the tax law or rates. A valuation allowance is recognized for deferred tax assets if it is more likely than not that some portion or all of the deferred tax asset will not be realized.

  Foreign Currency Translation

   The financial statements of subsidiaries outside the U.S., except those located in highly inflationary economies, are measured using the local currency as the functional currency. Assets, including goodwill, and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet date. Income and expense items are translated at average monthly rates of exchange. The resulting gains and losses from the translation of accounts are included in accumulated other comprehensive income. For subsidiaries located in highly inflationary economies, translation gains and losses are included in net income.

  Comprehensive Income

   Components of comprehensive income are net income and all changes in equity during a period except those resulting from transactions with owners. Accumulated other comprehensive income consists of the foreign currency translation adjustment.

  Financial Instruments

   The Company utilizes off-balance sheet derivative financial instruments with the principal objective being to minimize the risks and/or costs associated with financial and global operating activities by managing its exposure to interest rate fluctuation on a portion of its variable rate debt and leasing obligations. The Company does not utilize derivative financial instruments for trading or other speculative purposes.

   The Company designates and assigns the financial instruments as hedges of specific assets, liabilities or anticipated transactions. The cash flow from hedges is classified in the Consolidated Statements of Cash Flows under the same category as the cash flows from the underlying assets, liabilities or anticipated transactions. The cash flow from hedges is classified in the Consolidated Statements of Cash Flows under the same category as the cash flows from the underlying assets, liabilities or anticipated transactions. The carrying amounts reported in the balance sheet for all financial instruments approximate fair value. See Notes 8 and 9.

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

                       December 31, 2000, 1999 and 1998


  Accounting for Derivatives

   In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities(''SFAS 133''). SFAS 133, as amended by SFAS 137 and SFAS 138, requires that, upon adoption, all derivative instruments (including certain derivative instruments embedded in other contracts) be recognized in the balance sheet at fair value, and that changes in such fair values be recognized in earnings unless specific hedging criteria are met. Changes in the values of derivatives that meet these hedging criteria will ultimately offset related earnings effects of the hedged item pending recognition in earnings. The Company adopted SFAS 133 beginning January 1, 2001, and the initial adoption of SFAS 133 did not have a material effect on the Company's results of operations, cash flows or financial position. However, the impact on our results of operations in the first quarter of 2001 and subsequent periods could be material due to fluctuations in the fair value of an option held by the counterparty to our interest rate swaps which will be recorded in our results of operations until this option is exercised or expires in July 2001.

  Reclassifications

   Certain amounts in the prior years' financial statements have been reclassified to conform to the 2000 financial statement classification. These reclassifications have no impact on net income.

2. Business Combinations

   Acquisitions were accounted for under the purchase method of accounting. Results of operations of companies acquired are included from the dates of such acquisitions. The Company allocates the cost of the acquired business to the assets acquired and the liabilities assumed based upon fair value estimates thereof. These estimates are revised during the allocation period as necessary when information regarding contingencies becomes available to define and quantify assets acquired and liabilities assumed. The allocation period varies for each acquisition but does not exceed one year. To the extent contingencies are resolved or settled during the allocation period, such items are included in the revised purchase price allocation. After the allocation period, the effect of changes in such contingencies is included in results of operations in the periods the adjustments are determined. The Company's management does not believe potential deviations between its estimates and actual values to be material.

  Year Ended December 31, 2000

   In November 2000, the Company purchased the common stock of Servicios TIPSA S.A. for approximately $7,175,000 in cash and a $7,750,000 note payable. The note payable was repaid in January 2001.

   In September 2000, the Company purchased the Dresser-Rand Company's compression services (''DR'') division for $177,000,000 including approximately $1,200,000 of acquisition costs. Under the terms of the agreement, $95,000,000 of the purchase price was paid in cash with the balance being paid through the issuance to Ingersoll-Rand of 2,919,681 shares of Hanover's newly issued restricted common stock.

   The estimated value of the stock issued was approximately $80,539,000, based upon quoted market price for the Hanover's common stock reduced by a discount due to the restriction on the stock's marketability based upon a third party appraisal. The purchase price is subject to certain post-closing adjustments pursuant to the acquisition agreement which to date have resulted in approximately $20 million increase in the purchase price due to increases in the net assets acquired. The final purchase price is still subject to adjustments which the

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

                       December 31, 2000, 1999 and 1998

Company expects will not exceed approximately $2,000,000. In connection with the acquisition, the Company has agreed to purchase under normal business terms $25,000,000 worth of products, goods and services from Dresser-Rand Company over a three-year period beginning December 2001.

   In September 2000, the Company acquired the common stock of Gulf Coast Dismantling, Inc. for approximately $2,947,000 in cash and 9,512 shares of Hanover's treasury stock valued at $300,000.

   In July 2000, the Company completed its acquisition of PAMCO Services International's natural gas compressor assets for approximately $45,210,000 in cash and a $12,922,000 note payable due on April 10, 2001. The note is payable periodically as idle horsepower is contracted. Approximately $10,599,000 of the note payable was repaid in 2000. In connection with the acquisition, the Company agreed to purchase under normal business terms specified levels of equipment over a three-year period beginning October 2000.

   In June 2000, the Company purchased common stock of Applied Process Solutions, Inc. (''APSI'') for 2,303,294 shares of Hanover's common stock and assumption of $16,030,000 of APSI's outstanding debt. The estimated value of the stock issued was approximately $54,816,000, based upon quoted market price for Hanover's common stock reduced by a discount due to the restriction on the stock's marketability based upon a third party appraisal. The assumed debt has been repaid.

   In June 2000, the Company purchased the assets of Rino Equipment, Inc. and K&K Compression, Ltd. for approximately $15,679,000 in cash and 54,810 shares of Hanover's treasury stock valued at $2,000,000.

   In June 2000, the Company purchased the common stock of Compression Components Corporation for approximately $7,972,000 in cash and 27,405 shares of Hanover's treasury stock valued at $1,000,000.

   In March 2000, the Company purchased the common stock of Southern Maintenance Services, Inc. (''SMS'') for approximately $1,500,000 in cash, 46,512 shares of Hanover's common stock valued at $1,000,000 and $1,000,000 in notes payable that mature on March 1, 2003.

  Year Ended December 31, 1999

   In July 1999, the Company purchased preferred stock and a purchase option for the common stock of CDI Holdings, Inc. and its subsidiary Compressor Dynamics, Inc. (''CDI''). In August 1999, the Company exercised its option to purchase CDI. The total cost for CDI was approximately $18,525,000 in cash.

   In August 1999, the Company purchased the stock of Victoria Compression Services, Inc., Contract Engineering and Operating, Inc. and Unit Partners,
Inc. for approximately $16,786,000 in cash, 183,700 shares of Hanover's treasury stock valued at $3,300,000 and notes payable of approximately $452,000.

  Year Ended December 31, 1998

   In June 1998, the Company purchased the stock of Arkoma Compression Services, Inc. for approximately $17,245,000 in cash. In October 1998, the Company purchased the stock of Eureka Energy Systems, Inc. for approximately $25,335,000 in cash.

  Pro Forma Information

   The pro forma information set forth below assumes the acquisitions of APSI and DR in 2000 and the 1999 acquisitions are accounted for had the purchases occurred at the beginning of 1999. The remaining acquisitions

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

                       December 31, 2000, 1999 and 1998

were not considered material for pro forma purposes. The pro forma information is presented for informational purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had the acquisitions been consummated at that time (in thousands):

                 Years Ended
                December 31,
           -----------------------
              2000        1999
           ----------- -----------
           (unaudited) (unaudited)
Revenue...  $699,260    $562,184
Net income    61,481      47,615

3. Inventory

   Inventory consisted of the following amounts (in thousands):

                     December 31,
                   ----------------
                     2000    1999
                   -------- -------
Parts and supplies $ 87,114 $44,058
Work in progress..   47,193  18,677
Finished goods....    4,941   3,827
                   -------- -------
                   $139,248 $66,562
                   ======== =======

4. Compressor and Production Equipment Fabrication Contracts

   Costs, estimated earnings and billings on uncompleted contracts are as follows (in thousands):

                                           December 31,
                                        -----------------
                                          2000     1999
                                        --------  -------
Costs incurred on uncompleted contracts $ 72,811  $11,041
Estimated earnings.....................   12,594    2,150
                                        --------  -------
                                          85,405   13,191
Less--billings to date.................  (52,409)  (9,307)
                                        --------  -------
                                        $ 32,996  $ 3,884
                                        ========  =======

   Presented in the accompanying financial statements as follows (in thousands):

                                                                              December 31,
                                                                            ---------------
                                                                             2000     1999
                                                                            -------  ------
Costs and estimated earnings in excess of billings on uncompleted contracts $38,665  $4,782
Billings on uncompleted contracts in excess of costs and estimated earnings  (5,669)   (898)
                                                                            -------  ------
                                                                            $32,996  $3,884
                                                                            =======  ======

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

                       December 31, 2000, 1999 and 1998


5. Property, plant and equipment

   Property, plant and equipment consisted of the following (in thousands):

                                        December 31,
                                     ------------------
                                       2000      1999
                                     --------  --------
Compression equipment and facilities $587,387  $520,403
Land and buildings..................   35,233    19,000
Transportation and shop equipment...   44,202    27,616
Other...............................   15,279    10,029
                                     --------  --------
                                      682,101   577,048
Accumulated depreciation............  (98,515)  (79,583)
                                     --------  --------
                                     $583,586  $497,465
                                     ========  ========

   Depreciation expense was $46,211,000, $34,696,000 and $35,768,000 in 2000,
1999 and 1998, respectively. Assets under construction of $24,777,000 and $18,937,000 are included in compression equipment at December 31, 2000 and 1999, respectively. In 2000 and 1999, $1,535,000 and $1,533,000 of interest cost was capitalized. No interest was capitalized for 1998.

6. Intangible and Other Assets

   Intangible and other assets consisted of the following (in thousands):

                                                      December 31,
                                                    ----------------
                                                     2000     1999
                                                    -------  -------
Investments in unconsolidated subsidiaries......... $27,728  $18,892
Deferred debt issuance and other transactions costs  12,152    7,006
Notes receivable...................................  14,975    9,214
Other..............................................  12,828    1,862
                                                    -------  -------
                                                     67,683   36,974
Accumulated amortization...........................  (5,415)  (3,563)
                                                    -------  -------
                                                    $62,268  $33,411
                                                    =======  =======

   Amortization of intangible and other assets totaled $1,591,000, $593,000 and $405,000 in 2000, 1999 and 1998, respectively, exclusive of amortization of debt issuance costs.

   The Company holds a non-controlling 60% interest in the Hanover/Enron Joint Venture. In September 2000, the Company acquired a 25% interest in the Hampton Roads Joint Venture for the purpose of owning and operating a gas processing facility in Nigeria for $1,250,000. In June 2000, the Company sold 50% of the common stock of its wholly-owned Venezuelan subsidiary, Servicompressores, to Gaspetrol International S.A., an affiliate of Cosacol, for $3,133,000. The sale price was comprised of $350,000 in cash and a note receivable of $2,783,000 that is payable over 5 years at the greater of $300,000 per year or 50% of the profits of Servicompressores. The balance is due in June 2005. The transaction resulted in a gain of $2,133,000. In June 2000, the Company sold a 25% undivided interest in a power generation plant for $5,000,000 resulting in a gain on disposition of approximately $1,300,000.

   In May 2000, the Company acquired 10% of the common stock of Aurion Technologies, Inc. (''Aurion'') for $2,511,000 in cash. Aurion sells and services remote monitoring equipment and software. The investment is accounted for using the cost method.

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

                       December 31, 2000, 1999 and 1998


   In September 1999, the Company acquired a 20% interest in Meter Acquisition Company LP, LLLP for approximately $2,200,000 and a non-controlling 52.5% interest in Hanover Measurement Services Company, LP for approximately $2,700,000.

   In December 1998, the Company restructured its relationship in the Consortium Cosacol/Hanover (the ''Corsortium''), a joint venture in which the Company owned a 35% interest. The Company purchased all of the capitalized construction from the Consortium for 300,000 shares of Hanover common stock valued at $3,300,000. The capitalized construction was transferred to property, plant and equipment in 1999. In addition, the Company acquired a 10% interest in Cosacol for $2,000,000 in cash. During 2000, the Company acquired the remaining 65% interest in the Consortium for $600,000.

   In November 1997, Hanover acquired 35% of the common stock of Collicutt Mechanical Services, Ltd. (''CMS'') for approximately $5,608,000 in cash. The investment is accounted for using the equity method of accounting. The excess of the Company's investment over the underlying net equity of $703,000 is being amortized on a straight-line basis over ten years and is included in other assets at December 31, 2000 and 1999. During 2000, CMS sold additional shares that reduced the Company's ownership percentage to approximately 24%, accordingly, a change in interest gain of $864,000 was recorded in the statement of income.

   The notes receivable result primarily from customers for sales of equipment or advances to other parties in the ordinary course of business. The notes vary in length, bear interest at rates ranging from prime to 15% and are collateralized by equipment.

7. Accrued Liabilities

   Accrued liabilities are comprised of the following (in thousands):

                                                       December 31,
                                                      ---------------
                                                       2000    1999
                                                      ------- -------
Accrued salaries, bonuses and other employee benefits $ 5,039 $ 1,893
Accrued income and other taxes.......................   1,400   8,033
Accrued leasing expense..............................   3,389   3,496
Accrued warranty.....................................   1,607     758
Additional purchase price for DR (Note 2)............  16,562
Accrued other........................................  21,027   7,607
                                                      ------- -------
                                                      $49,024 $21,787
                                                      ======= =======

8. Long-Term Debt

   Long-term debt consisted of the following (in thousands):

                                                                                          December 31,
                                                                                       ------------------
                                                                                         2000      1999
                                                                                       --------  --------
Revolving credit facility............................................................. $102,500  $ 62,100
Subordinated promissory notes, net of unamortized discount of $0 and $289.............             15,364
Real estate mortgage, interest at 7.5%, collateralized by certain land and buildings,
  payable through 2002................................................................    4,000     4,250
Other, interest at various rates, collateralized by equipment and other assets, net of
  unamortized discount................................................................    6,858     3,934
                                                                                       --------  --------
                                                                                        113,358    85,648
Less--current maturities..............................................................   (2,423)  (15,967)
                                                                                       --------  --------
                                                                                       $110,935  $ 69,681
                                                                                       ========  ========

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

                       December 31, 2000, 1999 and 1998


   The Company's primary credit agreement provides for a $200,000,000 revolving credit facility that matures on December 17, 2002. Advances bear interest at the bank's prime or a negotiated rate (7.5% and 7.7% at December 31, 2000 and 1999, respectively). A commitment fee of 0.35% per annum on the average available commitment is payable quarterly. The credit agreement contains certain financial covenants and limitations on, among other things, indebtedness, liens, leases and sales of assets. The credit agreement also limits the payment of cash dividends on the Company's common stock to 25% of net income for the respective period.

   The subordinated promissory notes matured and were repaid on December 31, 2000. Approximately $11,191,000 of the subordinated promissory notes were owed to related parties and the Company incurred interest to these parties of $784,000 during 2000, 1999 and 1998.

   Maturities of long-term debt at December 31, 2000 are (in thousands of dollars): 2001--$2,423; 2002--$107,456; 2003--$670; 2004--$600; 2005--$435 and
$1,774 thereafter.

9. Leasing Transactions

   In October 2000, the Company completed a $172,589,000 sale and lease back of certain compression equipment. In March 2000, the Company entered into a separate $200,000,000 sale and lease back of certain compression equipment. Under the March agreement, the Company received $100,000,000 proceeds from the sale of compression equipment at closing and in August 2000, the Company completed the second half of the equipment lease and received an additional $100,000,000 for the sale of additional compression equipment. In June 1999 and in July 1998 the Company completed two other separate $200,000,000 sale and lease back transactions of certain compression equipment. All transactions are recorded as a sale and lease back of the equipment and are recorded as operating leases. Under all the lease agreements, the equipment was sold and leased back by the Company for a 5 year period and will continue to be deployed by the Company under its normal operating procedures. At any time, the Company has options to repurchase the equipment at fair market value. The Company has substantial residual value guarantees under the lease agreements that are due upon termination of the leases and which may be satisfied by a cash payment or the exercise of the Company's purchase options. Any gains on the sale of the equipment are deferred until the end of the respective lease terms. Should the Company not exercise its purchase options under the lease agreements, the deferred gains will be recognized to the extent they exceed any residual value guarantee payments and any other items required under the lease agreements. The Company incurred transaction costs of approximately $4,532,000, $1,799,000 and $1,423,000 for the 2000, 1999 and 1998 transactions, respectively. These costs are included in intangible and other assets and are being amortized over the respective lease terms. The following table summarizes the proceeds, net book value of equipment sold, deferred gain on equipment sale and the residual value guarantee for each equipment lease (in thousands of dollars):

                                                 Residual
                        Sale   Net Book Deferred   Value
Lease                 Proceeds  Value     Gain   Guarantee
-----                 -------- -------- -------- ---------
July 1998............ $200,000 $158,007 $41,993  $167,000
June 1999............  200,000  162,014  37,986   166,000
March and August 2000  200,000  162,522  37,478   166,000
October 2000.........  172,589  134,918  37,671   142,299


   The lease agreements call for variable quarterly rental payments that vary with the London Interbank Offering Rate. The future minimum lease payments under the leasing agreements exclusive of any residual value guarantee payments (in thousands of dollars): 2001--$59,100; 2002--$60,100; 2003--$52,000;
2004--$36,600; 2005--$15,400.

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

                       December 31, 2000, 1999 and 1998

   In July 1998 and in connection with the 1998 lease agreement, the Company entered into two swap transactions to manage lease rental exposure with notional amounts of $75,000,000 and $125,000,000 and strike rates of 5.51% and 5.56%, respectively. The differential paid or received on the swap transactions is recognized as an adjustment to leasing expense. These swap transactions expire in July 2001 unless they are extended for an additional two year term at the option of the counterparty. The counterparty to this contractual arrangement is a major financial institution with which the Company also has other financial relationships. The Company is exposed to credit loss in the event of nonperformance by this counterparty. The fair value of these interest rate swaps and the options to extend their maturity is approximately $241,000 at December 31, 2000.

10. Income Taxes

   The components of income before income taxes were as follows (in thousands):

         Year ended December 31,
         -----------------------
          2000    1999    1998
         ------- ------- -------
Domestic $79,575 $48,019 $39,160
Foreign.  20,264  15,845  10,476
         ------- ------- -------
         $99,839 $63,864 $49,636
         ======= ======= =======

   The provision for income taxes consisted of the following (in thousands):

                               Year ended December 31,
                               ------------------------
                                2000     1999    1998
                               -------  ------- -------
Current tax expense (benefit):
Federal....................... $ 6,026  $ 6,958 $ 3,421
State.........................     499    1,412   1,741
Foreign.......................  (2,561)   3,379   1,739
                               -------  ------- -------
Total current.................   3,964   11,749   6,901
                               -------  ------- -------
Deferred tax expense:
Federal.......................  21,578   10,772  10,312
State.........................              151      85
Foreign.......................  11,598      575   1,961
                               -------  ------- -------
Total deferred................  33,176   11,498  12,358
                               -------  ------- -------
Total provision............... $37,140  $23,247 $19,259
                               =======  ======= =======

   The income tax expense for 2000, 1999 and 1998 resulted in effective tax rates of 37.2%, 36.4% and 38.8%, respectively. The reasons for the differences between these effective tax rates and the U.S. statutory rate of 35% are as follows (in thousands):

                                                      Year ended December 31,
                                                      ------------------------
                                                       2000    1999     1998
                                                      ------- -------  -------
Federal income tax at statutory rates................ $34,944 $22,352  $17,373
State income taxes, net of federal income tax benefit     324   1,016    1,187
Foreign income taxes.................................   1,241     211       33
Other, net...........................................     631    (332)     666
                                                      ------- -------  -------
                                                      $37,140 $23,247  $19,259
                                                      ======= =======  =======

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

                       December 31, 2000, 1999 and 1998


   Deferred tax assets (liabilities) are comprised of the following (in thousands):

                                             December 31,
                                         -------------------
                                           2000       1999
                                         ---------  --------
Deferred tax assets:
   Net operating losses................. $  23,567  $  7,393
   Alternative minimum tax carryforward.    17,123    19,005
   Other................................     3,120     2,342
                                         ---------  --------
Gross deferred tax assets...............    43,810    28,740
Deferred tax liabilities:
   Property, plant and equipment........  (145,892)  (82,764)
   Other................................    (5,758)  (11,610)
                                         ---------  --------
Gross deferred tax liabilities..........  (151,650)  (94,374)
                                         ---------  --------
                                         $(107,840) $(65,634)
                                         =========  ========

   The Company has net operating loss carryforwards at December 31, 2000 of $67,000,000 expiring in 2006 to 2020. In addition, the Company has an alternative minimum tax credit carryforward of $17,123,000 that does not expire.

   In 2000, the Company recorded approximately $9,029,000 of additional deferred income tax liabilities resulting from the 2000 acquisition transactions. In 1999, the company recorded approximately $8,627,000 additional deferred income tax liability resulting from the 1999 acquisitions. See Note 2 for a description of the transactions.

   The Company has not recorded a deferred income tax liability for additional income taxes that would result from the distribution of earnings of its foreign subsidiaries if they were actually repatriated. The Company intends to indefinitely reinvest the undistributed earnings of its foreign subsidiaries.

11. Partners' Capital

   Partners' capital consists of capital contributions from partners and undistributed partnership income.

12. Stock Options

   Certain Company employees participate in stock option plans that provide for the granting of options to purchase Hanover common shares. The options are generally issued with an exercise price equal to the fair market value on the date of grant and are exercisable over a ten-year period. Vesting of stock options issued prior to June 1997 was accelerated as a result of completion of the initial public offering. No compensation expense related to stock options was recorded in 2000, 1999 and 1998.

   Of the options granted in 1999 and 1998, 700,000 vest 100% on July 1, 2001 and 320,000 vested immediately. The remaining options granted vest over the following schedule, which may accelerate upon a change in the Hanover's controlling ownership.

Year 1 10%
Year 2 30%
Year 3 60%
Year 4 100%

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

                       December 31, 2000, 1999 and 1998


   In June 2000, the Company purchased APSI that had existing stock option programs in place. The Company converted the outstanding APSI stock options into the Hanover's stock options as of the purchase date at a conversion ratio equal to the exchange ratio under the merger agreement. As a result, 127,813 options were converted at a weighted-average per share exercise price of approximately $12.88. Approximately 60,307 of the options vested at acquisition with the remaining options vesting at varying dates through 2003.

   The following is a summary of stock option activity for the years ended December 31, 2000, 1999 and 1998:

                                                  Weighted Average
                                        Shares    price per share
                                       ---------  ----------------
Options outstanding, December 31, 1997 6,828,718        4.70
 Options granted...................... 2,095,366       10.13
 Options canceled.....................   (84,008)      10.61
 Options exercised....................   (49,646)       2.40
                                       ---------
Options outstanding, December 31, 1998 8,790,430        5.95
                                       ---------
 Options granted......................   272,156       13.79
 Options canceled.....................   (68,230)       9.72
 Options exercised....................  (197,352)       2.76
                                       ---------
Options outstanding, December 31, 1999 8,797,004        6.24
                                       ---------
 Options granted......................
 APSI acquisition.....................   127,813       12.88
 Options canceled.....................   (11,562)       9.78
 Options exercised....................  (994,572)       3.68
                                       ---------
Options outstanding, December 31, 2000 7,918,683        6.63
                                       =========

  Options Outstanding at December 31, 2000

   The following table summarizes significant ranges of outstanding and exercisable options at December 31, 2000:

                               Options outstanding        Options exercisable
                         -------------------------------- -------------------
                                     Weighted    Weighted            Weighted
                                      average    average             average
                                     remaining   exercise            exercise
Range of exercise prices   Share   life in years  price     Shares    price
------------------------ --------- ------------- -------- ---------  --------
     $0.01..............    76,886      1.4       $ 0.01     76,886   $ 0.01
     $2.30--$3.48....... 3,378,062      0.7         2.37  3,378,062     2.37
     $4.57--$6.96.......   297,989      3.6         5.26    285,956     5.29
     $9.57--$14.50...... 4,117,146      7.2        10.19  1,703,507     9.93
     $20.09.............    48,600      9.3        20.09      8,598    20.09
                         ---------                        ---------
                         7,918,683                        5,453,009
                         =========                        =========

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

                       December 31, 2000, 1999 and 1998


   The weighted-average fair value at date of grant for options where the exercise price equals the market price of Hanover's stock on the grant date was $6.10 and $4.16 per option during 1999 and 1998, respectively. The Company did not grant any stock options in 2000. The fair value of options at date of grant was estimated using the Black-Scholes model with the following weighted average assumptions:

               2000  1999    1998
               ---- ------- -------
Expected life. N/A  6 years 6 years
Interest rate. N/A     6.0%    4.8%
Volatility.... N/A    29.4%   32.6%
Dividend yield N/A       0%      0%


   Stock-based compensation costs computed in accordance with FAS 123, would have reduced net income by $4,598,000, $2,194,000 and $825,000 in 2000, 1999 and 1998, respectively. The pro forma effect on net income for 2000, 1999 and 1998 is not representative of the pro forma effect on net income in future years because it does not take into consideration pro forma compensation expense related to grants made prior to 1995.

13. Benefit Plans

   The Company's domestic employees participate in a 401(k) retirement plan which provides for optional employee contributions up to the IRS limitation and discretionary employer matching contributions. The Company made matching contributions of $594,000, $399,000 and $273,000 during the years ended December 31, 2000, 1999 and 1998, respectively.

14. Related Party Transactions

   HCLP and GKH Partners, L.P. (''GKH''), a major stockholder of Hanover, entered into an agreement whereby in exchange for investment banking and financial advisory services rendered by the major stockholder, the Company agreed to pay a fee to GKH. Approximately $2,048,000 of the fees payable to GKH is included in accrued liabilities at December 31, 2000 and 1999. This liability was paid in 2001 and the agreement is no longer in effect.

   The Company has advanced cash to certain management employees in return for notes. The notes receivable totaled $1,589,000, bear interest at the prime rate, mature in June 2004 and are collateralized by Hanover common stock owned by the employees with full recourse. The notes and related interest will be forgiven over a four-year period should the employee continue their employment with the Company. The forgiveness will accelerate upon a change in control of Hanover. During 2000, the Company recognized compensation expense related to the forgiveness of these notes receivable that totaled $105,000.

   In connection with stock offerings of Hanover common stock to management, the Company has received notes from employees for shares purchased. The total amounts owed to the Company at December 31, 2000 and 1999 are $1,531,000 and $3,387,000, respectively. Total interest accrued on the loans is $106,000 and $203,000 as of December 31, 2000 and 1999, respectively.

   The Company also leases compressors to affiliates of Enron Capital and Trade Resources Corp. (''Enron''), an affiliate of a major stockholder of Hanover. Rentals of $18,586,000, $8,776,000 and $6,801,000 were paid by affiliates of Enron in 2000, 1999 and 1998, respectively. The Company sold equipment of approximately

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

                       December 31, 2000, 1999 and 1998

$17,293,000 to affiliates of Enron in 2000. Compression fabrication of $6,320,000 was purchased by affiliates of Enron in 1999. An affiliate of Enron also owns interest in Meter Acquisition Company LP, LLLP and Hanover Measurement Services Company, L.P. (''HMS''). The Company charged HMS $312,000 for general and administrative services during 2000.

   In July 2000, the Company entered into a definitive merger agreement to purchase the outstanding stock of OEC Compression Corporation. In the third quarter of 2000, the Company and OEC entered into a management agreement under which OEC engaged HCLP to provide day to day management services for OEC's field and shop operations. In connection with the management agreement, the Company billed and collected management fees that totaled $2,700,000 that are included in parts and service revenue. See footnote 16 for subsequent events.

   The Company leases compressors to other companies owned or controlled by or affiliated with related parties. Rental and maintenance revenues billed to these related parties totaled $936,000, $902,000 and $859,000 during 2000, 1999 and 1998, respectively.

   See Note 6 for related party investments.

   HCLP is dependent on its Ultimate Parent for funding capital contributions, which have in the past included proceeds from its ultimate parent's debt and equity offerings. Furthermore, HCLP may in the future be required to make distributions to its Ultimate Parent for repayment of its Ultimate Parent's debt or other commitments.

15. Commitments and Contingencies

   Rent expense, excluding lease payments for the leasing transactions described in Note 9 for 2000, 1999 and 1998 was approximately $2,159,000, $1,320,000 and $455,000, respectively. Commitments for future minimum rental payments exclusive of those disclosed in Note 9 under noncancelable operating leases with terms in excess of one year at December 31, 2000 are (in thousands of dollars): 2001--$2,951; 2002--$2,362; 2003--$2,156; 2004--$1,949;
2005--$1,574.

   In the ordinary course of business the Company is involved in various pending or threatened legal actions, including environmental matters. While management is unable to predict the ultimate outcome of these actions, it believes that any ultimate liability arising from these actions will not have a material adverse effect on the Company's consolidated financial position, operating results or cash flows.

   The Company has no commitments or contingent liabilities which, in the judgment of management, would result in losses that would materially affect the Company's consolidated financial position, operating results or cash flows.

16. Subsequent Events

   In March 2001, the Company completed its purchase of OEC Compression Corporation for approximately 1.1 million shares of common stock and assumption of approximately $62 million in debt.

   In August 2001, the Company acquired the gas compression business of Schlumberger for approximately $761 million in cash, indebtedness, and common stock, subject to certain post-closing adjustments pursuant to the acquisition agreement which to date have resulted in an increase in the purchase price to approximately $779 million (the "POI Acquisition").

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

                       December 31, 2000, 1999 and 1998


   In addition, on August 30, 2001, HCLP completed two sale-leaseback transactions totaling $567 million (the "Sale-leaseback Transactions"). Under the terms of the transactions, Hanover Equipment Trust 2001A and Hanover Equipment Trust 2001B purchased equipment from the Company that was then leased back to the Company pursuant to two operating leases for a 7-year period and a 10-year period, respectively. The equipment will continue to be deployed in the Company's normal operations. The Company used approximately $305 million of the proceeds of the sale to fund the cash portion of the POI Acquisition from Schlumberger and to pay expenses of the acquisition and the sale-leaseback transaction and $200 million of the proceeds to exercise its equipment purchase option under an existing operating lease entered into in 1998. Hanover intends to use the remaining $62 million of the proceeds for general corporate purposes.

   Prior to July 1, 2001, the Company's compression equipment in the rental fleet was depreciated using the straight-line method over an estimated useful life that ranged from 4 to 25 years. Effective July 1, 2001, the Company changed its estimate of the useful life of certain compression equipment from 15 to 30 years. The Company anticipates this change in estimated useful life will reduce future depreciation expense, based on the Company's current depreciable assets, by approximately $12 million on an annual basis.

   In December 2001, the Company amended its credit agreement to extend the maturity date until November 30, 2004, and to increase the credit facility from $200 million to $350 million.

   In December 2001, HCLP and its subsidiaries completed various internal restructuring transactions pursuant to which certain of the domestic subsidiaries of HCLP were merged, directly or indirectly, with and into HCLP.

17. Accounting Standards

   In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") 141, Business Combinations. The Statement is effective for all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later. All business combinations in the scope of this statement are to be accounted for using one method, the purchase method.

   In June 2001, the FASB issued SFAS 142, Goodwill and Other Intangible Assets. Under SFAS 142, amortization of goodwill to earnings will be discontinued. However, goodwill will be reviewed for impairment annually or whenever events indicate impairment may have occurred. SFAS 142 is effective for HCLP on January 1, 2002. However, under the transition provisions of SFAS 142, goodwill acquired in a business combination for which the acquisition date is after June 30, 2001, shall not be amortized. Since the POI Acquisition was consummated after June 30, 2001, the goodwill related to the POI Acquisition will not be amortized. The goodwill related to business combinations completed before June 30, 2001 continues to be amortized since HCLP has not adopted SFAS 142.

   At September 30, 2001, HCLP has recorded approximately $222.3 million of goodwill, of which $181.3 million is required to be amortized, at an annual rate of approximately $9.6 million, under generally accepted accounting principles. The Company is currently evaluating the effect the implementation of SFAS 142 will have on its financial statements.

   In June 2001, the FASB issued SFAS 143, Accounting for Obligations Associated with the Retirement of Long-Lived Assets. SFAS 143 establishes the accounting standards for the recognition and measurement of an asset retirement obligation and its associated asset retirement cost. This statement is effective for HCLP effective January 1, 2003. The Company is presently evaluating the impact that the implementation of SFAS 143 will have on its financial statements.

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

                       December 31, 2000, 1999 and 1998


   In October 2001, the Financial Accounting Standards Board issued SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS 144 addresses significant issues relating to the implementation of SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and to develop a single accounting model, based on the framework established in SFAS 121, for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired. This statement is effective for HCLP effective January 1, 2002. The Company is presently evaluating the impact that the implementation of SFAS 144 will have on its financial statements.

18. Industry Segments and Geographic Information

   The Company manages its business segments primarily on the type of product or service provided. The Company has five principal industry segments:
Rentals--Domestic, Rentals--International, Parts, Service and Used Equipment, Compressor Fabrication and Production and Processing Equipment Fabrication. The Rentals segments provide natural gas compression rental and maintenance services to meet specific customer requirements. The Compressor Fabrication Segment involves the design, fabrication and sale of natural gas compression units to meet unique customer specifications. The Production and Processing Equipment Fabrication Segment designs, fabricates and sells equipment utilized in the production of crude oil and natural gas. Prior periods have been restated to reflect the expansion in 2000 of the Parts, Service and Used Equipment segment.

   The Company evaluates the performance of its segments based on segment gross profit. Segment gross profit for each segment includes direct operating expenses. Costs excluded from segment gross profit include selling, general and administrative, depreciation and amortization, leasing, interest, distributions on mandatorily redeemable convertible preferred securities and income taxes. Amounts defined as ''Other'' include equity in income of nonconsolidated affiliates, results of other insignificant operations and corporate related items primarily related to cash management activities. Revenues include sales to external customers and intersegment sales. Intersegment sales are accounted for at cost and are eliminated in consolidation. Identifiable assets are tangible and intangible assets that are identified with the operations of a particular segment or geographic region, or which are allocated when used jointly. Capital expenditures include fixed asset purchases.

   No single customer accounts for 10% or more of the Company's revenues for all periods presented. One vendor accounted for approximately $41,200,000 and $32,300,000 of the Company's purchases in 2000 and 1998, respectively.

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

                       December 31, 2000, 1999 and 1998

The following tables present sales and other financial information by industry segment and geographic region for the years ended December 31, 2000, 1999 and 1998.

                                                   Parts,
                                                   service              Production
                           Domestic International and used  Compressor   equipment
                           rentals     rentals    equipment fabrication fabrication  Other  Eliminations Consolidated
    Industry Segments      -------- ------------- --------- ----------- ----------- ------- ------------ ------------
                                                           (in thousands of dollars)
2000:
   Revenues from external
     customers............ $173,195   $ 81,320    $151,707   $ 96,838    $ 88,572   $12,197               $  603,829
   Intersegment sales.....               1,200      31,086     83,395       3,653     7,413  $(126,747)
                           --------   --------    --------   --------    --------   -------  ---------    ----------
       Total revenues.....  173,195     82,520     182,793    180,233      92,225    19,610   (126,747)      603,829
   Gross profit...........  112,859     53,664      48,431     14,842      19,291    12,197                  261,284
   Identifiable assets....  521,195    270,334      34,937    312,894     104,676    42,046                1,286,082
   Capital expenditures...  207,705     58,801                    874         723                            268,103
   Depreciation and
     amortization.........   30,102     15,117         160      4,381       3,122                             52,882
1999:
   Revenues from external
     customers............ $136,430   $ 56,225    $ 42,518   $ 52,531    $ 28,037   $ 7,479               $  323,220
   Intersegment sales.....               1,200      38,656     75,139       4,821            $(119,816)
                           --------   --------    --------   --------    --------   -------  ---------    ----------
       Total revenues.....  136,430     57,425      81,174    127,670      32,858     7,479   (119,816)      323,220
   Gross profit...........   90,246     37,460      14,602      8,868       7,204     7,479                  165,859
   Identifiable assets....  529,667    149,968                 47,608      23,511     2,445                  753,199
   Capital expenditures...  180,593     99,535                  1,469       1,343                            282,940
   Depreciation and
     amortization.........   24,448     11,158                    702       1,029                             37,337
1998:
   Revenues from external
     customers............ $107,420   $ 40,189    $ 29,538   $ 67,453    $ 37,466   $ 4,285               $  286,351
   Intersegment sales.....               1,200       7,792     54,369       2,902            $ (66,263)
                           --------   --------    --------   --------    --------   -------  ---------    ----------
       Total revenues.....  107,420     41,389      37,330    121,822      40,368     4,285    (66,263)      286,351
   Gross profit...........   70,850     27,374       7,803      9,309      11,685     4,284                  131,305
   Identifiable assets....  422,026    129,628                 33,578      17,855    11,503                  614,590
   Capital expenditures...  111,289     54,830                  2,524         855                            169,498
   Depreciation and
     amortization.........   28,383      7,128                    701         942                             37,154

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

                       December 31, 2000, 1999 and 1998

                                          United
                                          States  International Consolidated
              Geographic Data            -------- ------------- ------------
                                              (in thousands of dollars)
    2000:
       Revenues from external customers. $472,391   $131,438     $  603,829
       Identifiable assets.............. $974,952   $311,130     $1,286,082
    1999:
       Revenues from external customers. $263,082   $ 60,138     $  323,220
       Identifiable assets.............. $600,057   $153,142     $  753,199
    1998:
       Revenues from external customers. $234,999   $ 51,352     $  286,351
       Identifiable assets.............. $484,269   $130,321     $  614,590

                    HANOVER COMPRESSION LIMITED PARTNERSHIP
                     CONDENSED CONSOLIDATED BALANCE SHEET
                                  (unaudited)
                           (in thousands of dollars)

                                                                                September 30, December 31,
                                                                                    2001          2000
                                                                                ------------- ------------
                                     ASSETS
Current assets:
   Cash and cash equivalents...................................................  $    22,306   $   45,484
   Accounts receivable trade, net..............................................      345,563      242,526
   Inventory...................................................................      214,925      139,248
   Costs and estimated earnings in excess of billings on uncompleted contracts.       77,343       38,665
   Prepaid taxes...............................................................       32,066       19,948
   Other current assets........................................................       27,356       12,384
                                                                                 -----------   ----------
       Total current assets....................................................      719,559      498,255
   Property, plant and equipment, net..........................................    1,022,490      583,586
   Goodwill, net...............................................................      200,292      141,973
   Intangible and other assets.................................................       54,652       34,540
   Investment in nonconsolidated affiliates....................................      183,174       27,728
                                                                                 -----------   ----------
       Total assets............................................................  $ 2,180,167   $1,286,082
                                                                                 ===========   ==========
                       LIABILITIES AND PARTNERS' EQUITY
Current liabilities:
   Current maturities of long-term debt........................................  $     5,607   $    2,423
   Short-term notes payable....................................................                    10,073
   Accounts payable, trade.....................................................      108,717       88,651
   Accrued liabilities.........................................................       97,207       49,024
   Advance billings............................................................       48,386       32,292
   Billings on uncompleted contracts in excess of costs and estimated earnings.       11,805        5,669
                                                                                 -----------   ----------
       Total current liabilities...............................................      271,722      188,132
   Long-term debt..............................................................      242,709      110,935
   Other liabilities...........................................................      225,856      158,661
   Deferred income taxes.......................................................      139,025      107,840
                                                                                 -----------   ----------
       Total liabilities.......................................................      879,312      565,568
Commitments and contingencies
Partners' equity:
   Partners' capital...........................................................    1,309,248      720,971
   Accumulated other comprehensive loss........................................       (8,393)        (457)
                                                                                 -----------   ----------
       Total partners' equity..................................................    1,300,855      720,514
                                                                                 -----------   ----------
       Total liabilities and partners' equity..................................  $ 2,180,167   $1,286,082
                                                                                 ===========   ==========

  The accompanying notes are an integral part of these financial statements.

                    HANOVER COMPRESSION LIMITED PARTNERSHIP
      CONDENSED CONSOLIDATED STATEMENT OF INCOME AND COMPREHENSIVE INCOME
                                  (unaudited)
                           (in thousands of dollars)

                                                                                      Nine months ended
                                                                                        September 30,
                                                                                     ------------------
                                                                                       2001      2000
                                                                                     --------  --------
Revenues and other:
   Rentals.......................................................................... $275,120  $180,210
   Parts, service and used equipment................................................  189,063    64,293
   Compressor fabrication...........................................................  168,168    60,146
   Production and processing equipment fabrication..................................  139,296    53,870
   Equity in income of non-consolidated affiliates..................................    3,751     1,953
   Other............................................................................    6,243     9,750
                                                                                     --------  --------
                                                                                      781,641   370,222
                                                                                     --------  --------
Expenses:
   Rentals..........................................................................   92,663    62,104
   Parts, service and used equipment................................................  132,126    42,202
   Compressor fabrication...........................................................  140,915    50,082
   Production and processing equipment fabrication..................................  110,277    41,938
   Selling, general and administrative..............................................   66,341    34,481
   Depreciation and amortization....................................................   60,454    36,830
   Leasing expense..................................................................   47,541    29,596
   Interest expense.................................................................    5,505     5,560
   Other............................................................................   11,473
                                                                                     --------  --------
                                                                                      667,295   302,793
                                                                                     --------  --------
Income before income taxes..........................................................  114,346    67,429
Provision for income taxes..........................................................   43,444    25,083
                                                                                     --------  --------
Net income before cumulative effect of accounting change............................   70,902    42,346
   Cumulative effect of accounting change for derivative instruments, net of income
     tax............................................................................     (164)
                                                                                     --------  --------
Net income..........................................................................   70,738    42,346
                                                                                     --------  --------
Other comprehensive income (loss), net of tax:
   Adjustment to record changes in fair value of derivative financial instruments...   (7,914)
   Foreign currency translation adjustment..........................................      (22)     (154)
                                                                                     --------  --------
Comprehensive income................................................................ $ 62,802  $ 42,192
                                                                                     ========  ========

  The accompanying notes are an integral part of these financial statements.

                    HANOVER COMPRESSION LIMITED PARTNERSHIP
                CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                  (unaudited)
                           (in thousands of dollars)


                                                                                      Nine Months Ended
                                                                                        September 30,
                                                                                    --------------------
                                                                                      2001       2000
                                                                                    ---------  ---------
Cash flows from operating activities:
   Net income...................................................................... $  70,738  $  42,346
   Adjustments:
       Depreciation and amortization...............................................    60,454     36,830
       Amortization of debt issuance costs and debt discount.......................       975        479
       Bad debt expense............................................................     1,608        840
       Gain on sale of property, plant and equipment...............................      (107)   (10,657)
       Equity in income of nonconsolidated affiliates..............................    (3,751)    (1,953)
       Loss on derivative instruments..............................................     8,976
       Deferred income taxes.......................................................    28,804      9,560
       Changes in assets and liabilities, excluding impact of business combinations:
          Accounts receivable......................................................   (57,708)   (28,014)
          Inventory................................................................   (49,581)   (34,814)
          Costs and estimated earnings in excess of billings on uncompleted
            contracts..............................................................   (32,541)   (23,169)
          Accounts payable and other liabilities...................................     7,573     25,219
          Advance billings.........................................................    16,094      2,749
          Other....................................................................    (5,138)    (4,409)
                                                                                    ---------  ---------
Net cash provided by operating activities..........................................    46,396     15,007
                                                                                    ---------  ---------
Cash flows from investing activities:
   Capital expenditures............................................................  (479,696)  (199,676)
   Deferred leasing transaction costs..............................................   (17,738)    (2,660)
   Proceeds from sale of property, plant and equipment.............................   582,497    220,609
   Cash used for business combinations, net of cash acquired.......................  (377,537)  (174,827)
   Cash used to acquire investments in nonconsolidated affiliates..................    (6,777)    (8,720)
                                                                                    ---------  ---------
Net cash used in investing activities..............................................  (299,251)  (165,274)
                                                                                    ---------  ---------
Cash flows from financing activities:
   Net borrowing (repayment) on revolving credit facility..........................   (17,500)   102,900
   Repayment of long-term debt and short-term notes................................   (14,920)    (4,290)
   Partners' contribution (net)....................................................   262,133     58,987
                                                                                    ---------  ---------
Net cash provided by financing activities..........................................   229,713    157,597
                                                                                    ---------  ---------
Effect of exchange rate changes on cash and cash equivalents.......................       (36)       (44)
                                                                                    ---------  ---------
Net increase (decrease) in cash and cash equivalents...............................   (23,178)     7,286
Cash and cash equivalents at beginning of period...................................    45,484      5,756
                                                                                    ---------  ---------
Cash and cash equivalents at end of period......................................... $  22,306  $  13,042
                                                                                    =========  =========
Acquisitions of businesses:
   Property, plant and equipment acquired.......................................... $ 605,581  $ 190,521
   Other assets acquired, net of cash acquired.....................................   247,510     92,905
   Goodwill........................................................................    64,742    106,777
   Liabilities.....................................................................   (64,264)   (60,343)
   Debt issued.....................................................................  (215,305)
   Deferred taxes..................................................................    (6,802)   (15,167)
   Partners' noncash capital contributions.........................................  (253,925)  (139,866)

  The accompanying notes are an integral part of these financial statements.

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

             Notes to Condensed Consolidated Financial Statements

1.  BASIS OF PRESENTATION

   The accompanying unaudited condensed consolidated financial statements of Hanover Compression Limited Partnership ("HCLP" of the "Company"), a indirectly wholly owned subsidiary of Hanover Compressor Company ("Hanover"), included herein have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. It is the opinion of management that the information furnished includes all adjustments, consisting only of normal recurring adjustments, which are necessary to present fairly the financial position, results of operations, and cash flows of the Company for the periods indicated. The financial statement information included herein should be read in conjunction with the consolidated financial statements and notes thereto for the year ended December 31, 2000. These interim results are not necessarily indicative of results for a full year.

  Property, Plant and Equipment

   Property, plant and equipment are recorded at cost and are depreciated using the straight-line method over their estimated useful lives as follows:

             Compression equipment and facilities.... 4 to 30 years
             Buildings...............................      30 years
             Transportation, shop equipment and other 3 to 12 years

   Major improvements that extend the useful life of an asset are capitalized. Repairs and maintenance are expensed as incurred. When property, plant and equipment is sold, retired or otherwise disposed of, the cost, net of accumulated depreciation is recorded in parts, service and used equipment expenses. Sales proceeds are recorded in parts, service and used equipment revenues. Interest is capitalized in connection with the compression equipment and facilities that are constructed for the Company's use in its rental operations. The capitalized interest is recorded as part of the assets to which it relates and is amortized over the asset's estimated useful life.

   Prior to July 1, 2001, compression equipment in the rental fleet was depreciated using the straight-line method over an estimated useful life that ranged from 4 to 25 years. Effective July 1, 2001, the Company changed its estimate of the useful life of certain compression equipment from 15 to 30 years. The effect of this change in estimate on the quarter ended September 30, 2001 was a decrease in depreciation expense of approximately $1.5 million and an increase in net income of approximately $0.9 million. The Company anticipates this change in estimated useful life will reduce future depreciation expense, based on the Company's current depreciable assets, by approximately $3 million per quarter.

  Reclassifications

   Certain amounts in the prior years' financial statements have been reclassified to conform to the 2001 financial statement classification. These reclassifications have no impact on net income.

2.  BUSINESS COMBINATIONS

   In March 2001, the Company purchased OEC Compression Corporation ("OEC") in an all-stock transaction for approximately $100.7 million, including the payment of approximately $63.0 million of OEC indebtedness. The Company paid an aggregate of approximately 1,145,000 shares of Hanover common stock to stockholders of OEC. The acquisition was accounted for under the purchase method of accounting and is included in HCLP's financial statements commencing in April 2001.

   In August 2001, the Company acquired 100% of the issued and outstanding shares of the Production Operators Corporation natural gas compression business, ownership interests in certain joint venture projects in South America, and related assets ("POI") from Schlumberger for $761 million in cash, Hanover common stock and indebtedness, subject to certain post-closing adjustments pursuant to the purchase agreement (the "POI Acquisition") that to date have resulted in an increase in the purchase price to approximately $779 million due to an increase in net assets acquired. Under the terms of the definitive agreement, Schlumberger received approximately $270 million in cash (excluding the amounts paid for the increase in net assets), $150 million in a long-term subordinated note and approximately 8,708,000 Hanover common shares, or approximately 11% of the outstanding shares, of Hanover common stock which are required to be held by Schlumberger for at least three years following the closing date. The ultimate number of shares issued under the purchase agreement was determined based on the nominal value of $283 million divided by the 30 day average closing price of Hanover common stock as defined under the agreement and subject to a collar of $41.50 and $32.50. The estimated fair value of the stock issued was $212.5 million, based on the market value of the shares at the time the number of shares issued was determined reduced by an estimated 20% discount due to the restrictions on the stock's marketability. Additionally, under the terms of the agreement, the Company is required to pay $58 million upon the occurrence of certain events (see Note 12) relating to one of the joint ventures acquired by HCLP in the transaction. The purchase price was a negotiated amount between the Company and Schlumberger and the Company expects the acquisition to be accretive to earnings in future periods. The Company believes the purchase price represents the fair value of the POI business acquired based upon its assets, customer base, reputation, market position (domestic and international) and potential for long-term growth. The POI Acquisition was accounted for as a purchase and is included in HCLP's financial statements commencing on September 1, 2001.

   As of September 30, 2001 the Company has recorded approximately $36 million in goodwill related to the acquisition which will not be amortized in accordance with the transition provisions of SFAS 142 (See Note 10). In addition, as of September 30, 2001, the Company recorded $18.3 million in estimated value of identifiable intangible assets. The purchase price is subject to certain post-closing adjustments and a contingent payment by HCLP to Schlumberger based on the realization of certain tax benefits by HCLP over the next 15 years. This final amount of goodwill and identifiable intangible assets could differ from the amount recorded upon completion of third party valuations of the acquired assets and any required purchase price adjustment under the agreement.

   The pro forma information set forth below assumes the acquisitions of OEC and POI completed in 2001, and the acquisitions of the Dresser-Rand Company's compression services division and Applied Process Solutions, Inc. ("APSI") completed in 2000 are accounted for as if the purchases had occurred at the beginning of 2000. The pro forma information is presented for informational purposed only and is not necessarily indicative of the results of operations that would have been achieved had the acquisitions been consummated at that time (in thousands):

                                                           Three Months Ended    Nine Months Ended
                                                             September 30,         September 30,
                                                           ------------------    -----------------
                                                             2001       2000       2001       2000
                                                           --------   --------   --------   --------
Revenue................................................... $324,996   $217,495   $891,054   $594,919
Net income before cumulative effect of accounting change * $ 22,879   $ 16,123   $ 68,814   $ 39,749

* Net income includes other expense of $2.8 million for the three and nine months ended September 30, 2001, respectively (see note 6).

3. INVENTORIES

   Inventory consisted of the following amounts (in thousands):

                   Sepember 30, December 31,
                       2001         2000
                   ------------ ------------
Parts and supplies   $153,713     $ 87,114
 Work in progress.       54,356       47,193
 Finished goods...        6,856        4,941
                       --------     --------
                       $214,925     $139,248
                       ========     ========

4.  PROPERTY, PLANT AND EQUIPMENT

   Property, plant and equipment consisted of the following (in thousands):

                                      September 30,  December 31,
                                          2001           2000
                                      -------------  ------------
Compression equipment and facilities.  $1,028,544      $587,387.
  Land and buildings.................        50,367        35,233
  Transportation and shop equipment..        60,114        44,202
  Other..............................        21,138        15,279
                                         ----------      --------
                                          1,160,163       682,101
  Accumulated depreciation...........      (137,673)      (98,515)
                                         ----------      --------
                                         $1,022,490      $583,586
                                         ==========      ========

   In August 2001, the Company exercised its purchase option under the 1998 operating lease for $200 million. The depreciable basis of the compressors purchased has been reduced by the deferred gain of approximately $42 million which was recorded at inception of the lease and previously included as an other liability on the Company's balance sheet (see note 8).

5.  INVESTMENTS IN NONCONSOLIDATED AFFILIATES

   In connection with the POI Acquisition in August 2001, the Company acquired ownership interests in certain joint venture projects in South America. The investments in joint ventures are accounted for using the equity method of accounting as the Company has ability to exercise significant influence over each joint venture. The Company's preliminary estimate of the fair value of these long-term investments totals $147 million but could change subject to completion of the third party appraisal of the joint ventures. The Company's ownership interest and the location of each joint venture is as follows:

                                       Ownership
                                       Interest  Location
                                       --------- ---------
                    Wilpro-Pigap II...   30.0%   Venezuela
                    Wilpro-El Furrial.   33.3%   Venezuela
                    Simco.............   35.5%   Venezuela


6.  LONG-TERM DEBT

   Long-term debt consisted of the following (in thousands):


                                                                                       Septmber 30,  December 31,
                                                                                           2001          2000
                                                                                       ------------  ------------
Revolving credit facility.............................................................     $ 85,000    $102,500
Schlumberger note, interest at 8.5%...................................................      150,000
Real estate mortgage, interest at 7.5%, collateralized by certain land and buildings,
  payable through 2002................................................................        3,667       4,000
Other, interest at various rates, collateralized by equipment and other assets, net of
  unamortized discount................................................................        9,649       6,858
                                                                                           --------    --------
                                                                                            248,316     113,358
Less--current maturities..............................................................       (5,607)     (2,423)
                                                                                           --------    --------
                                                                                           $242,709    $110,935
                                                                                           ========    ========

   The Company's credit agreement provides for a $200 million revolving credit facility that matures on December 17, 2002. Advances bear interest at the bank's prime or a negotiated rate (4.60% and 7.5% at September 30, 2001 and December 31, 2000, respectively). A commitment fee of 0.35% per annum on the average available commitment is payable quarterly. The credit agreement contains certain financial covenants and limitations on, among other things, indebtedness, liens, leases and sales of assets. The credit agreement also limits the payment of cash dividends on the Company's common stock to 25% of net income for the respective period (See Note 13).

   In connection with the POI Acquisition on August 31, 2001, the Company issued a $150 million subordinated acquisition note to Schlumberger, which matures December 15, 2005. Interest on the subordinated acquisition note accrues and is payable-in-kind at the rate of 8.5% annually for the first six months after issuance and periodically increases in increments of 1% to 2% per annum to a maximum interest rate 42 months after issuance of 15.5%. In the event of an event of default under the subordinated acquisition note, interest will accrue at a rate of 2% above the then applicable rate. The subordinated acquisition note is subordinated to all of the Company's indebtedness other than indebtedness to fund future acquisitions. In the event that the Company completes an offering of equity securities, the Company is required to apply the proceeds of the offering to repay amounts outstanding under the subordinated acquisition note as long as no default exists or would exist under our other indebtedness as a result of such payment. In August of 2001, the Company recorded in other expense a $2.8 million charge related to a bridge loan commitment fee associated with HCLP's recent acquisition of POI.

   Maturities of long-term debt at September 30, 2001 are (in thousands of dollars): 2001--$613; 2002--$90,423; 2003--1,364; 2004--$1,053; 2005--$150,871;
2006--$546 and $195,446 thereafter.

7.  LEASING TRANSACTION

   In August 2001 and in connection with the POI Acquisition, the Company completed two sale and lease back transactions involving certain compression equipment. Concurrent with the transactions, the Company exercised its purchase option under its 1998 operating lease for $200,000,000. Under one transaction, the Company received $309,300,000 proceeds from the sale of compression equipment. Under the second transaction, the Company received $257,750,000 for the sale of additional compression equipment. Both transactions are recorded as a sale and lease back of the equipment and are recorded as operating leases. Under the $309,300,000 transaction, the equipment was sold and leased back by the Company for a 7 year period and will continue to be deployed by the Company under its normal operating procedures. The agreement calls for semi-annual rental payments of approximately $12,750,000 in addition to quarterly rental payments of approximately $268,000. Under the $257,750,000 transaction, the equipment was sold and leased back by the Company for a 10 year period and will continue to be deployed by the Company under its normal operating procedures. The agreement calls for semi-annual rental payments of approximately $10,938,000 in addition to quarterly rental payments of approximately $232,000. The Company has options to repurchase the equipment under certain conditions as defined by the lease agreement. The Company incurred transaction costs of approximately $17,700,000 related to the transactions. These costs are included in intangible and other assets and are being amortized over the respective lease terms.

   In October 2000, the Company completed a $172,589,000 sale and lease back of certain compression equipment. In March 2000, the Company entered into a separate $200,000,000 sale and lease back of certain compression equipment. Under the March agreement, the Company received $100,000,000 proceeds from the sale of compression equipment at closing and in August 2000, the Company completed the second half of the equipment lease and received an additional $100,000,000 for the sale of additional compression equipment. In June 1999 and in July 1998 the Company completed two other separate $200,000,000 sale and lease back transactions of certain compression equipment. Under the 2000 and 1999 lease agreements, the equipment was sold and leased back by the Company for a 5 year period and will continue to be deployed by the Company under its normal operating procedures. At any time, the Company has options to repurchase the equipment under the 2000 and 1999 leases at fair market value. The 2000 and 1999 lease agreements call for variable quarterly payments that fluctuate with the London Interbank Offering Rate.

   The following table summarizes the proceeds, net book value of equipment sold, deferred gain on equipment sale and the final rent payment for each equipment lease (in thousands of dollars):

                                                              RESIDUAL
                                SALE     NET BOOK   DEFERRED    VALUE
                              PROCEEDS    VALUE       GAIN    GUARANTEE
               LEASES         --------   --------   --------  ---------
       June 1999............. $200,000  $162,014   $37,986   $166,000
       March and August 2000.  200,000    162,522     37,478    166,000
       October 2000..........  172,589    134,918     37,671    142,299
       August 2001...........  567,050    540,342     26,708    407,000

   All transactions are recorded as a sale and lease back of the equipment and the leases are treated as operating leases. The Company has substantial guarantees under the lease agreements that are due upon termination of the leases and which may be satisfied by a cash payment or the exercise of the Company's purchase options under the terms of the lease agreements. Any gains on the sale of the equipment are deferred until the end of the respective lease terms. Should the Company not exercise its purchase options under the lease agreements, the deferred gains will be recognized to the extent they exceed any final rent payments and any other payments required under the lease agreements. Upon exercise of the purchase option under the 1998 operating lease, the Company reduced its depreciable basis by the gain of approximately $42 million previously deferred. The following future minimum lease payments are due under the leasing arrangements exclusive of any final rent payments or purchase option payments (in thousands): 2001 --$21,458; 2002 -- $85,833; 2003 --
$85,833; 2004 -- $80,248; 2005 -- $63,474; 2006 --$49,375.

8.  ACCOUNTING FOR DERIVATIVES

   The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"), as amended by SFAS 137 and SFAS 138, effective January 1, 2001. SFAS 133 requires that all derivative instruments (including certain derivative instruments embedded in other contracts) be recognized in the balance sheet at fair value, and that changes in such fair values be recognized in earnings unless specific hedging criteria are met. Changes in the values of derivatives that meet these hedging criteria will ultimately offset related earnings effects of the hedged item pending recognition in earnings. Prior to 2001, the Company entered into two interest rate swaps which are outstanding at September 30, 2001 with notional amounts of $75,000,000 and $125,000,000 and strike rates of 5.51% and 5.56%, respectively. The difference paid or received on the swap transactions is recognized in leasing expense. The interest rate swaps expire in July 2003. On January 1, 2001, in accordance with the transition provisions of SFAS 133, the Company recorded an unrealized loss resulting from the cumulative effect of an accounting change in the statement of income of approximately $164,000 ($.00 per share), net of tax benefit of $89,000. During the three and nine months ended September 30, 2001, the Company recognized additional unrealized loss of $5.7 million and $8.7 million, respectively, related to the change in the fair value of these interest rate swaps in other expense in the statement of income. The fair value of these interest rate swaps will fluctuate with changes in interest rates over their remaining terms and these changes in fair value will be recorded in the statement of income.

   During the second quarter of 2001, the Company entered in three additional interest rate swaps to convert variable lease payments under certain operating lease arrangements to fixed payments as follows:

              Maturity  Strike    Notional
                Date     Rate      Amount
   Lease     ---------- ------- ------------
March 2000..  3/11/2005 5.2550% $100,000,000
August 2000.  3/11/2005 5.2725% $100,000,000
October 2000 10/26/2005 5.3975% $100,000,000

   These three swaps meet the specific hedge criteria and any changes in their fair values have been recognized in other comprehensive income. During the three months and nine months ended September 30, 2001, the Company recorded a $8.7 million and $7.9 million loss, net of tax in other comprehensive income. At September 30, 2001 the Company has approximately $22 million recorded in other liabilities related to interest rate swaps.

9.  ACCOUNTING STANDARDS

   In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards("SFAS") 141, Business Combinations. The Statement is effective for all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later. All business combinations in the scope of this statement are to be accounted for using one method, the purchase method.

   In June 2001, the FASB issued SFAS 142, Goodwill and Other Intangible Assets. Under SFAS 142, amortization of goodwill to earnings will be discontinued. However, goodwill will be reviewed for impairment annually or whenever events indicate impairment may have occurred. SFAS 142 is effective for HCLP on January 1, 2002. However, under the transition provisions of SFAS 142, goodwill acquired in a business combination for which the acquisition date is after June 30, 2001, shall not be amortized. Since the POI Acquisition was consummated after June 30, 2001, the goodwill related to the POI Acquisition will not be amortized. The goodwill related to business combinations completed before June 30, 2001 continues to be amortized since HCLP has not adopted SFAS 142.

   At September 30, 2001, HCLP has recorded approximately $222.3 million of goodwill, of which $181.3 million is required to be amortized, at an annual rate of approximately $9.6 million, under generally accepted accounting principles. The Company is currently evaluating the effect the implementation of SFAS 142 will have on its financial statements.

   In June 2001, the FASB issued SFAS 143, Accounting for Obligations Associated with the Retirement of Long-Lived Assets. SFAS 143 establishes the accounting standards for the recognition and measurement of an asset retirement obligation and its associated asset retirement cost. This statement is effective for HCLP effective January 1, 2003. The Company is presently evaluating the impact that the implementation of SFAS 143 will have on its financial statements.

   In October 2001, the Financial Accounting Standards Board issued SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS 144 addresses significant issues relating to the implementation of SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and to develop a single accounting model, based on the framework established in SFAS 121, for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired. This statement is effective for HCLP effective January 1, 2002. The Company is presently evaluating the impact that the implementation of SFAS 144 will have on its financial statements.

10.  RELATED PARTY TRANSACTIONS

   During the quarter ended June 30, 2001, the Company sold a turbine for approximately $16.1 million to an entity controlled by the father of an operational vice president of the Company which resulted in a gain of approximately $1.5 million. Approximately $14.5 million is included in accounts receivable-trade at September 30, 2001 related to this transaction. In August 2001, the Company paid $4.7 million to GKH Partners, L.P., a major stockholder of the Company, as payment for services rendered in connection with the POI Acquisition.

   HCLP is dependent on its Ultimate Parent in funding capital contributions, which have in the past included proceeds from its Ultimate Parent's debt and equity offerings. Furthermore, HCLP may in the future be required to make distributions to its Ultimate Parent for repayment of its Ultimate Parent's debt or other commitments.

11.  COMMITMENTS AND CONTINGENCIES

   As part of the POI Acquisition, the Company is required to make a payment of $58 million due upon the completion of a refinancing of a South American joint venture acquired by HCLP. If the joint venture fails to execute the refinancing on or before December 31, 2002, HCLP will be obligated to either put its interest in such joint venture back to Schlumberger or make the joint venture payment using other funds. This obligation is recorded in other liabilities in the accompanying balance sheet. The purchase price is also subject to certain post-closing adjustments and a contingent payment by HCLP to Schlumberger based on the realization of certain tax benefits by HCLP over the next 15 years.

   In January 2001, the Company entered into a facilitation agreement with Bellili Energy SRL ("Bellili"), a fabrication company based in Italy. In connection with the agreement, the Company agreed to provide Bellili with project financing including necessary guarantees, bonding capacity and other collateral on an individual project basis. Under the agreement, Bellili must present each project to the Company which must be approved at the Company's sole discretion. At September 30, 2001, no amounts were outstanding under the facilitation agreement.

   Under a separate agreement with Bellili, the Company has guaranteed performance bonds on Bellili's behalf totaling approximately $9.3 million at September 30, 2001.

   In the ordinary course of business the Company is involved in various pending or threatened legal actions, including environmental matters. While management is unable to predict the ultimate outcome of these actions, it believes that any ultimate liability arising from these actions will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

12.  REPORTABLE SEGMENTS

   The Company manages its business segments primarily on the type of product or service provided. The Company has five principal industry segments:
Rentals-- Domestic; Rentals--International; Parts, Service and Used Equipment; Compressor Fabrication and Production and Processing Equipment Fabrication. The Rentals segments provide natural gas compression rental and maintenance services to meet specific customer requirements. Parts, Service and Used Equipment segment provides used equipment, both new and used parts directly to customers, as well as complete maintenance services for customer owned packages. The Compressor Fabrication Segment involves the design, fabrication and sale of natural gas compression units to meet unique customer specifications. The Production and Processing Equipment Fabrication Segment designs, fabricates and sells equipment utilized in the production of crude oil and natural gas. Prior periods have been restated to reflect the expansion in 2000 of the Parts, Service and Used Equipment segment.

   The Company evaluates the performance of its segments based on segment gross profit. Segment gross profit for each segment includes direct operating expenses. Costs excluded from segment gross profit include selling, general and administrative, depreciation and amortization, leasing, interest, distributions on mandatorily redeemable convertible preferred securities and income taxes. Amounts defined as "Other" include equity in income of non-consolidated affiliates, results of other insignificant operations and corporate related items primarily related to cash management activities. Revenues include sales to external customers and inter-segment sales. Inter-segment sales are accounted for at cost and are eliminated in consolidation. Identifiable assets are tangible and intangible assets that are identified with the operations of a particular segment or geographic region, or which are allocated when used jointly. Capital expenditures include fixed asset purchases.

   The following table presents sales and other financial information by industry segment for the three and nine months ended September 30, 2001 and 2000 (in thousands):

                                        Three Months Ended               Three Months Ended
                                        September 30, 2001               September 30, 2000
                                 -------------------------------  --------------------------------
                                 Sales to                         Sales to
                                 External  Intersegment  Total    External  Intersegment  Total
        Business Segment         Customers    Total     Revenues  Customers    Sales     Revenues
                                 -------------------------------  --------------------------------
Domestic rentals................ $ 72,033               $ 72,033  $ 45,533               $  45,533
International rentals...........   32,962    $    711     33,673    20,776    $    300      21,076
Parts, service & used equipment.   84,608      13,460     98,068    28,743       2,452      31,195
Compressor fabrication..........   55,678      12,884     68,562    30,975      16,640      47,615
Production equipment fabrication   50,363       2,531     52,894    32,759                  32,759
Other...........................    3,155       1,261      4,416     3,795         884       4,679
Eliminations....................              (30,847)   (30,847)              (20,276)   (20,276)
                                 --------    --------   --------  --------    --------   ---------
Total consolidated revenues..... $298,799               $298,799  $162,581               $ 162,581
                                 ========    ========   ========  ========    ========   =========

                                          Nine Months Ended                    Nine Months Ended
                                          September 30, 2001                   September 30, 2000
                                 -----------------------------------  -----------------------------------
        Business Segment          Sales to                             Sales to
                                  External   Intersegment    Total     External   Intersegment    Total
                                 Customers      Sales       Revenues  Customers      Sales       Revenues
                                 -----------------------------------  -----------------------------------
Domestic rentals................ $  185,822                $ 185,822  $  122,761                $ 122,761
International rentals...........     89,298 $       2,845     92,143      57,449 $         900     58,349
Parts, service & used equipment.    189,063        37,428    226,491      64,293        22,155     86,448
Compressor fabrication..........    168,168        49,606    217,774      60,146        68,943    129,089
Production equipment fabrication    139,296         4,763    144,059      53,870         1,747     55,617
Other...........................      9,994         3,507     13,501      11,703         2,477     14,180
Eliminations....................                  (98,149)   (98,149)                  (96,222)   (96,222)
                                 ---------- -------------  ---------  ---------- -------------  ---------
Total consolidated revenues..... $  781,641                $ 781,641  $  370,222                $ 370,222
                                 ========== =============  =========  ========== =============  =========

                                            Gross Profit
                       -------------------------------------------------------
                           Three Months Ended           Nine Months Ended          Identifiable Assets
                       --------------------------- --------------------------- ---------------------------
                       September 30, September 30, September 30, September 30, September 30, September 30,
   Business Segment        2001          2000          2001          2000          2001          2000
                       --------------------------- --------------------------- ---------------------------
Domestic rentals......   $ 46,144       $29,550      $122,485      $ 80,592     $1,240,582    $  688,010
International rentals.     23,461        13,496        59,972        37,514        462,075       164,021
Parts, service & used
  equipment...........     22,892        10,792        56,937        22,091         82,992        24,037
Compressor fabrication      9,781         4,767        27,253        10,064        255,859       279,084
Production equipment
  fabrication.........     10,532         7,239        29,019        11,932        125,927       103,274
Other.................      3,155         3,795         9,994        11,703         12,732         9,598
                         --------       -------      --------      --------     ----------    ----------
Total.................   $115,965       $69,639      $305,660      $173,896     $2,180,167    $1,268,024
                         ========       =======      ========      ========     ==========    ==========

13.  SUBSEQUENT EVENT

   In December 2001, the Company amended its credit agreement to extend the maturity date until November 30, 2004, and to increase the credit facility from $200 million to $350 million.

   In December 2001, HCLP and its subsidiaries completed various internal restructuring transactions pursuant to which certain of the domestic subsidiaries of HCLP were merged, directly or indirectly, with and into HCLP.

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

                  SELECTED QUARTERLY UNAUDITED FINANCIAL DATA

   The table below sets forth selected unaudited financial information for each quarter for the nine months ended September 30, 2001 and for the years ended December 31, 2000 and 1999:

                                                               1st      2nd      3rd      4th
                                                             quarter  quarter  quarter  quarter
                                                             -------- -------- -------- --------
                                                                  (in thousands of dollars)
2001:
   Revenue.................................................. $219,764 $263,078 $298,799
   Gross profit.............................................   89,733   99,962  115,965
   Net income before cumulative effect of accounting change.   19,936   25,818   25,149
2000:
   Revenue.................................................. $ 90,557 $117,084 $162,581 $233,607
   Gross profit.............................................   48,326   55,931   69,639   87,388
   Net income...............................................   12,165   13,773   16,410   20,351
1999:
   Revenue.................................................. $ 66,694 $ 73,875 $ 87,269 $ 95,382
   Gross profit.............................................   36,947   38,681   43,373   46,858
   Net income...............................................    8,639    8,482   10,388   13,109

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $250,000,00

                      8.75% Senior Secured Notes Due 2011
          that have been registered under the Securities Act of 1933 for

       All outstanding unregistered 8.75% Senior Secured Notes Due 2011
                  ($250,000,000 principal amount outstanding)
                                      of

                         Hanover Equipment Trust 2001B
                       payable from lease obligations of
                               and guaranteed by

                    Hanover Compression Limited Partnership
              which lease obligations and notes are guaranteed by

                          Hanover Compressor Company

                               -----------------
                                  PROSPECTUS

                                    , 2002
                               -----------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

  Hanover Equipment Trust 2001B

   Hanover Equipment Trust 2001B is a Delaware business trust. Section 3817 of the Delaware Business Trust Act permits a business trust to indemnify and hold harmless any trustee or beneficial owner or other person from and against any and all claims and demands whatsoever.

   Section 4.3 of the Issuer's trust agreement provides that the trustee need not take any action under the trust agreement unless the trustee has been indemnified by HCLP, or if the trustee believes that such indemnity is inadequate, by the Issuer's equity certificate holder against any liability, fee, cost or expense (including reasonable attorneys' fees) that may be incurred or charged in connection with such action, except for liability resulting from the willful misconduct or gross negligence of the Issuer or the trustee or from the failure of the Issuer or the trustee to use ordinary care in the receiving, handling and disbursement of funds received by it in accordance with the terms of the trust agreement.

  Hanover Compressor Company

   Hanover Compressor Company is a Delaware corporation. It is empowered by
Section 145 of the Delaware General Corporation Law (the "DGCL"), subject to the procedures and limitations stated therein, to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the company, or is or was serving at the request of the company as a director, officer, employee or agent of another corporation or other enterprise, against reasonable expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually incurred by him in connection with such action, suit or proceeding, if such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Hanover is required by
Section 145 to indemnify any person against reasonable expenses (including attorneys' fees) actually incurred by him in connection with an action, suit or proceeding in which he is a party because he is or was a director, officer, employee or agent of the company or is or was serving at the request of the company as a director, officer, employee or agent of another corporation or other enterprise, if he has been successful, on the merits or otherwise, in the defense of the action, suit or proceeding. Section 145 also allows a corporation to purchase and maintain insurance on behalf of any such person against any liability asserted against him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of Section 145. In addition, Section 145 provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise.

   Article Eight of Hanover's charter provides that it shall indemnify and hold harmless all of its officers and directors and advance expenses reasonably incurred by such officers and directors in defending any civil, criminal, administrative or investigative action, suit or proceeding, in accordance with and to the fullest extent permitted by Section 145 of the DGCL. Hanover maintains directors and officers insurance covering them for certain liabilities, including liabilities under the securities laws.

  Hanover Compression Limited Partnership

   Hanover Compression Limited Partnership is a Delaware limited partnership.
Section 17-108 of the Delaware Revised Uniform Limited Partnership Act (the "DRUPLA") permits a limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever.

   Article VII of HCLP's limited partnership agreement provides that HCLP shall indemnify and hold harmless each general partner and limited partner and its respective equity holders, members, directors, officers, employees, agents and affiliates (each a "Covered Person") against claims or liabilities, including legal fees and other expenses reasonably incurred, arising out of the activities of HCLP or any action taken by the Covered Person on behalf of HCLP pursuant to authority granted by HCLP's limited partnership agreement. This indemnification does not cover claims or liabilities (i) incurred as a result of the gross negligence, willful misconduct or bad faith of a Covered Person, or a knowing and material violation of the provisions of HCLP's limited partnership agreement, (ii) as to which indemnification is barred under federal securities law, the DRULPA or other applicable law, or (iii) as to a Covered Person's share as partner in any losses or expenses of HCLP.

Item 21. Exhibits and Financial Statement Schedules

   (a) Exhibits

Exhibit
No.                                             Description of Exhibit
---                                             ----------------------

  3.1   Certificate of Trust of Hanover Equipment Trust 2001B *

  3.2   Amended and Restated Trust Agreement of Hanover Equipment Trust 2001B, dated as of August 30,
          2001, between General Electric Capital Corporation, as Certificate Holder, and Wilmington Trust
          Company, as Trustee *

  3.3   Certificate of Limited Partnership of Hanover Compression Limited Partnership *

  3.4   Certificate of Amendment to Certificate of Limited Partnership of Hanover Compression Limited
          Partnership, dated as of January 2, 2001 *

  3.5   Certificate of Amendment to Certificate of Limited Partnership of Hanover Compression Limited
          Partnership, dated as of August 20, 2001 *

  3.6   Limited Partnership Agreement of Hanover Compression Limited Partnership *

  3.7   Amendment to Limited Partnership Agreement of Hanover Compression Limited Partnership *

  4.1   Indenture, dated as of August 30, 2001, between Hanover Equipment Trust 2001B, the Hanover
          Guarantors parties thereto, and Wilmington Trust FSB, as Trustee and Collateral Agent, with respect to the 8.75% Senior Secured Notes due 2011 (1) [10.69]

  4.2   Exchange and Registration Rights Agreement with respect to the 8.75% Senior Secured Notes due
          2011, dated as of August 30, 2001, among Hanover Equipment Trust 2001B, Hanover Compressor
          Company, certain Guarantors party thereto, Goldman, Sachs & Co., J.P. Morgan Securities, Inc.,
          Salomon Smith Barney, Inc. and Credit Suisse First Boston Corporation *

  4.3   Participation Agreement, dated as of August 30, 2001, among Hanover Compression Limited
          Partnership, as Lessee, Hanover Equipment Trust 2001B, as Lessor, General Electric Capital
          Corporation, as Certificate Holders, certain Guarantors party thereto, Wilmington Trust FSB, as
          Indenture Trustee, Collateral Agent under the Indenture, and in its individual capacity, only to the extent expressly set forth therein, and Wilmington Trust Company, in its individual capacity, only to the extent expressly set forth therein (1) [10.66]

  4.4   Annex A to Participation Agreement and other Operative Agreements, containing certain Rules of
          Usage and Definitions *

  4.5   Lease, dated as of August 31, 2001, between Hanover Equipment Trust 2001B, as Lessor, and
          Hanover Compression Limited Partnership, as Lessee (1) [10.64]

  4.6   Guarantee, dated as of August 31, 2001, made by Hanover Compression Limited Partnership,
          Hanover Compressor Company, certain Guarantors party thereto, and certain Beneficiaries party thereto (1) [10.65]

  4.7   Security Agreement, dated as of August 31, 2001, made by Hanover Equipment Trust 2001B in favor of Wilmington Trust FSB, as Collateral Agent (1) [10.67]

Exhibit
No.                                         Description of Exhibit
---                                         ----------------------
  4.8   Assignment of Lease, Rents and Guarantee, dated as of August 31, 2001, from Hanover Equipment
          Trust 2001B to Wilmington Trust FSB, as Collateral Agent (1) [10.68]
  5.1   Opinion of Latham & Watkins **
 12.1   Computation of Ratio of Earnings to Fixed Charges for Hanover Compressor Company *
 12.2   Computation of Ratio of Earnings to Fixed Charges for Hanover Equipment Trust 2001B *
 12.3   Computation of Ratio of Earnings to Fixed Charges for Hanover Compression Limited Partnership *
 21.1   List of Subsidiaries of Hanover Compressor Company *
 23.1   Consent of Latham & Watkins (included as part of its opinion filed as Exhibit 5.1) **
 23.2   Consent of PricewaterhouseCoopers LLP *
 23.3   Consent of PricewaterhouseCoopers LLP *
 23.4.. Consent of PricewaterhouseCoopers LLP *
 23.5.. Consent of PricewaterhouseCoopers LLP *
 23.6.. Consent of American Appraisal Associates, Inc. *
 24.1.. Powers of Attorney (included on the signature page of this Registration Statement)
 25.1.. Statement of Eligibility of Trustee on Form T-1 *
 99.1.. Form of Letter of Transmittal for 8.75% Senior Secured Notes due 2011 *
 99.2.. Form of Notice of Guaranteed Delivery of 8.75% Senior Secured Notes due 2011 *
 99.3.. Form of Letter to DTC Participants *
 99.4.. Form of Letter to Beneficial Owners *
 99.5.. Guidelines for Certification of Taxpayer Identification Number on Form W-9 *
 99.6.. Form of Exchange Agent Agreement *

--------
(1) Such exhibit previously filed as an exhibit to Hanover's Quarterly Report on Form 10-Q for the period ended September 30, 2001, under the exhibit number indicated in brackets [ ], and is incorporated by reference.

*  Filed herewith.
** To be filed by amendment.

   (b) Financial Statement Schedules

   All schedules are omitted because the required information is inapplicable or is presented in the consolidated financial statements or related notes.

Item 22. Undertakings.

   The undersigned registrants hereby undertake:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof; and

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrants' annual reports pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, 13, or 19(c) of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

                   Signatures of Hanover Compressor Company

   Pursuant to the requirements of the Securities Act of 1933, as amended, Hanover Compressor Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on December 21, 2001.

                                          Hanover Compressor Company

                                          By:       /s/ Michael J. McGhan
                                            -----------------------------------
                                Michael J. McGhan
                      President and Chief Executive Officer

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael J. McGhan and William S. Goldberg or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on the 21st day of December, 2001.

       Signature                                  Title
       ---------                                  -----

 /s/ Michael J. McGhan  President and Chief Executive Officer and Director
-----------------------   (Principal Executive Officer)
   Michael J. McGhan

/s/ William S. Goldberg Chief Financial Officer and Director (Principal Financial
-----------------------   and Accounting Officer)
  William S. Goldberg

 /s/ Ted Collins, Jr.   Director
-----------------------
   Ted Collins, Jr.

/s/ Michael A. O'Connor Director
-----------------------
  Michael A. O'Connor

  /s/ Melvyn N. Klein   Director
-----------------------
    Melvyn N. Klein

/s/ Alvin V. Shoemaker  Director
-----------------------
  Alvin V. Shoemaker

/s/ Robert R. Furgason  Director
-----------------------
  Robert R. Furgason

   /s/ Rene J. Huck     Director
-----------------------
     Rene J. Huck

             Signatures of Hanover Compression Limited Partnership

   Pursuant to the requirements of the Securities Act of 1933, as amended, Hanover Compression Limited Partnership has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on December 21, 2001.

                                          HANOVER COMPRESSION LIMITED
                                            PARTNERSHIP

                                                   /S/ MICHAEL J. MCGHAN
                                          By:__________________________________
                                                     Michael J. McGhan
                                             President and Chief Executive
                                                          Officer

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael J. McGhan and William S. Goldberg or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on the 21st day of December 2001.

       Signature                                  Title
       ---------                                  -----

 /S/ MICHAEL J. MCGHAN
----------------------- President and Chief Executive Officer (Principal Executive
   Michael J. McGhan      Officer) and Manager of the General Partner
/S/ WILLIAM S. GOLDBERG Executive Vice President and Treasurer and Manager of the
-----------------------   General Partner (Principal Financial and Accounting
  William S. Goldberg     Officer)
 /S/ CHARLES D. ERWIN   Manager of the General Partner
-----------------------
   Charles D. Erwin

                  Signatures of Hanover Equipment Trust 2001B

   Pursuant to the requirements of the Securities Act of 1933, as amended, Hanover Equipment Trust 2001B has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on December 21, 2001.

                                          HANOVER EQUIPMENT TRUST 2001B

                                          By: Wilmington Trust Company, not in
                                            its individual capacity but solely
                                            as Trustee

                                          By:    /S/ DAVID A. VANASKEY, JR.
                                              ----------------------------------
                                                  David A. Vanaskey, Jr.,
                                                       Vice President

                                 EXHIBIT INDEX

 3.1   Certificate of Trust of Hanover Equipment Trust 2001B *
 3.2   Amended and Restated Trust Agreement of Hanover Equipment Trust 2001B, dated as of August 30,
       2001, between General Electric Capital Corporation, as Certificate Holder, and Wilmington Trust
       Company, as Trustee *
 3.3   Certificate of Limited Partnership of Hanover Compression Limited Partnership *
 3.4   Certificate of Amendment to Certificate of Limited Partnership of Hanover Compression Limited
       Partnership, dated as of January 2, 2001 *
 3.5   Certificate of Amendment to Certificate of Limited Partnership of Hanover Compression Limited
       Partnership, dated as of August 20, 2001 *
 3.6   Limited Partnership Agreement of Hanover Compression Limited Partnership *
 3.7   Amendment to Limited Partnership Agreement of Hanover Compression Limited Partnership *
 4.1   Indenture, dated as of August 30, 2001, between Hanover Equipment Trust 2001B, the Hanover
       Guarantors parties thereto, and Wilmington Trust FSB, as Trustee and Collateral Agent, with respect to the 8.75% Senior Secured Notes due 2011 (1) [10.69]
 4.2   Exchange and Registration Rights Agreement with respect to the 8.75% Senior Secured Notes due 2011, dated as of August 30, 2001, among Hanover Equipment Trust 2001B, Hanover Compressor
       Company, certain Guarantors party thereto, Goldman, Sachs & Co., J.P. Morgan Securities Inc.,
       Salomon Smith Barney, Inc. and Credit Suisse First Boston Corporation *
 4.3   Participation Agreement, dated as of August 30, 2001, among Hanover Compression Limited
       Partnership, as Lessee, Hanover Equipment Trust 2001B, as Lessor, General Electric Capital
       Corporation, as Certificate Holders, certain Guarantors party thereto, Wilmington Trust FSB, as
       Indenture Trustee, Collateral Agent under the Indenture, and in its individual capacity, only to the extent expressly set forth therein, and Wilmington Trust Company, in its individual capacity, only to the extent expressly set forth therein (1) [10.66]
 4.4   Annex A to Participation Agreement and other Operative Agreements, containing certain Rules of
       Usage and Definitions *
 4.5   Lease, dated as of August 31, 2001, between Hanover Equipment Trust 2001B, as Lessor, and Hanover
       Compression Limited Partnership, as Lessee (1) [10.64]
 4.6   Guarantee, dated as of August 31, 2001, made by Hanover Compression Limited Partnership, Hanover
       Compressor Company, certain Guarantors party thereto, and certain Beneficiaries party thereto (1) [10.65]
 4.7   Security Agreement, dated as of August 31, 2001, made by Hanover Equipment Trust 2001B in favor of
       Wilmington Trust FSB, as Collateral Agent (1) [10.67]
 4.8   Assignment of Lease, Rents and Guarantee, dated as of August 31, 2001, from Hanover Equipment
       Trust 2001B to Wilmington Trust FSB, as Collateral Agent (1) [10.68]
 5.1   Opinion of Latham & Watkins **
12.1   Computation of Ratio of Earnings to Fixed Charges for Hanover Compressor Company *
12.2   Computation of Ratio of Earnings to Fixed Charges for Hanover Equipment Trust 2001B *
12.3   Computation of Ratio of Earnings to Fixed Charges for Hanover Compression Limited Partnership *
21.1   List of Subsidiaries of Hanover Compressor Company *
23.1   Consent of Latham & Watkins (included as part of its opinion filed as Exhibit 5.1) **
23.2   Consent of PricewaterhouseCoopers LLP *
23.3   Consent of PricewaterhouseCoopers LLP *
23.4   Consent of PricewaterhouseCoopers LLP *
23.5   Consent of PricewaterhouseCoopers LLP *
23.6   Consent of American Appraisal Associates, Inc. *
24.1   Powers of Attorney (included on the signature page of this Registration Statement)
25.1   Statement of Eligibility of Trustee on Form T-1 *
99.1   Form of Letter of Transmittal for 8.75% Senior Secured Notes due 2011 *
99.2   Form of Notice of Guaranteed Delivery of 8.75% Senior Secured Notes due 2011 *
99.3   Form of Letter to DTC Participants *
99.4   Form of Letter to Beneficial Owners *
99.5   Guidelines for Certification of Taxpayer Identification Number on Form W-9 *
99.6   Form of Exchange Agent Agreement *

--------
(1) Such exhibit previously filed as an exhibit to Hanover's Quarterly Report on Form 10-Q for the period ended September 30, 2001, under the exhibit number indicated in brackets [ ], and is incorporated by reference.
*  Filed herewith.
** To be filed by amendment.